As filed with the Securities and Exchange Commission on August __, 2015 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act Of 1933
HEARTLAND FINANCIAL USA, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
6022
(Primary Standard Industrial Classification Number
42-1405748
(I.R.S. Employer Identification No.)

1398 Central Avenue Dubuque, Iowa 52001 (563) 589-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan R. McKeag Executive Vice President and Chief Financial Officer Heartland Financial USA, Inc. 1398 Central Avenue Dubuque, Iowa 52001 (563) 589-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas Martin, Esq.	Joshua Dean, Esq.
Dorsey & Whitney LLP	Sheppard, Mullin, Richter & Hampton LLP
50 South Sixth Street	650 Town Center, Fourth Floor
Minneapolis, MN 55402	Costa Mesa, CA 92626
(612) 340-2600	(714) 428-5991
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer ☐ Accelerated filer ☒     Non-accelerated filer ☐     Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	2,284,071(1)	N/A	$66,535,000(2)	$7,732

(1)
Represents the estimated maximum number of shares to be issued pursuant to the merger agreement dated as of May 28, 2015, among Heartland Financial USA, Inc., a Delaware corporation, and Premier Valley Bank., a California corporation authorized to conduct a banking business, computed by dividing 70% of the aggregate merger consideration without giving effect to reduction, if any, for a tangible equity adjustment, by the proposed minimum market price of Heartland common stock under such agreement ($29.13 per share).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (f)(3) of Regulation C under the Securities Act of 1933, as amended.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED August [ ], 2015
PREMIER VALLEY BANK
PROPOSED MERGER-YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
We are pleased to report that the Board of Directors of Premier Valley Bank has unanimously approved the acquisition of Premier Valley Bank by Heartland Financial USA, Inc. through a merger of Premier Valley Bank with and into PV Acquisition Bank, a newly formed subsidiary bank of Heartland. Before we can complete the merger, we must obtain the approval of the merger agreement and the merger by the shareholders of Premier Valley Bank. We are sending you this document to ask you to vote in favor of approval and adoption of the merger agreement and the merger. The Premier Valley Bank Board of Directors Unanimously Recommends That You Vote “FOR” Approval and Adoption of the Merger Agreement and the Merger.
In the merger, Premier Valley Bank will merge with and into PV Acquisition Bank, and you will receive, as a shareholder of Premier Valley Bank, consideration that we estimate at approximately $7.725 per share of Premier Valley Bank common stock, that is payable in shares of Heartland common stock or cash, or a combination of shares of common stock and cash, as described in more detail in the accompanying proxy statement/ prospectus. To complete the merger we must receive regulatory approvals and the holders of Premier Valley Bank common stock must approve and adopt the merger agreement. Premier Valley Bank will hold a special meeting of shareholders to vote on this merger proposal. Your vote is important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions for your shares of Premier Valley Bank common stock in accordance with the instructions contained in this document. If you do not vote your shares of Premier Valley Bank common stock, it will have the same effect as voting against the merger.
For a description of the significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page [ ].
We encourage you to read this entire document carefully. This proxy statement/prospectus gives you detailed information about the merger, and it includes a copy of the merger agreement as Appendix A.

Sincerely,

J. Mike McGowan, President and Chief
Executive Officer of Premier Valley Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is August [ ], 2015.

PREMIER VALLEY BANK
255 East River Park Circle, Suite 180
Fresno, CA 93720
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER [ ], 2015

Premier Valley Bank will hold a special meeting of its shareholders [in the first floor Conference Room located at 265 East River Park Circle, Suite 160 (across from Premier Valley Bank’s headquarters located at 255 East River Park Circle, Suite 180), Fresno, California 93720], at [ ] local time, on September [ ], 2015 to consider and vote upon the following matters:

•
a proposal to approve and adopt the Merger Agreement between Heartland Financial USA, Inc. and Premier Valley Bank dated as of May 28, 2015, as it may be amended from time to time, pursuant to which Premier Valley Bank will merge with and into a newly formed subsidiary of Heartland Financial USA, Inc.; and

•	a proposal to approve the adjournment of the Premier Valley Bank special meeting, if necessary or appropriate, to solicit additional proxies.
Upon completion of the merger, each share of Premier Valley Bank common stock will be converted into the right to receive, at the election of the holder but subject to proration procedures, shares of Heartland common stock, cash or a combination of cash and Heartland common stock. Your attention is directed to the proxy statement/prospectus accompanying this notice for a complete discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.
The Board of Directors has fixed the close of business on August [ ], 2015 as the record date for the Premier Valley Bank special meeting. Holders of record of Premier Valley Bank common stock at such time are entitled to notice of, and to vote at, the Premier Valley Bank special meeting or any adjournment or postponement of the special meeting.
The Premier Valley Bank Board of Directors has unanimously approved the merger agreement and unanimously recommends that holders of Premier Valley Bank common stock vote “for” approval and adoption of the merger agreement.
Premier Valley Bank shareholders who do not vote in favor of the merger agreement and who strictly comply with Chapter 13 of the California General Corporation Law have the right to assert dissenters’ rights under that statute. For a description of the procedures that must be followed to make written demand for dissenters’ rights, see the copy of the statute which is attached as Appendix B. In addition, a summary of the procedures to be followed in order to obtain payment for dissenting shares is set forth under the caption “The Merger-Notice of Dissenters’ Rights” in the attached proxy statement/prospectus.
Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions for your shares of Premier Valley Bank common stock. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy form in the enclosed self-addressed, stamped envelope. Any holder of Premier Valley Bank common stock present at the special meeting may vote in person instead of by proxy and a proxy may be revoked in writing at any time before the special meeting. The presence of a shareholder at the special meeting will not automatically revoke that shareholder’s proxy. A shareholder may revoke a proxy at any time prior to the voting of such proxy on any matter (without, however, affecting any vote taken prior to such revocation) by (i) filing with the Secretary of Premier Valley Bank a written notice of revocation, (ii) delivering to Premier Valley Bank a duly executed proxy bearing a later date, or (iii) attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point the shareholder may vote in person).

The enclosed proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read carefully and in its entirety the proxy statement/prospectus of which this notice forms a part, including any documents incorporated by reference, and the Appendices. If you have any questions concerning the merger, the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Premier Valley Bank common stock, please contact Premier Valley Bank’s proxy solicitor:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Banks, Brokers and Shareholders
Call Toll-Free (800) 279-6913

By Order of the Board of Directors,

J. Mike McGowan, President and Chief Executive Officer, of Premier Valley Bank

Your vote is important. Please complete, sign, date and return your proxy form, whether or not you plan to attend the special meeting.

REFERENCES TO ADDITIONAL INFORMATION
This document incorporates important business and financial information about Heartland from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document and other filings of Heartland by requesting them in writing or by telephone from Heartland or from Premier Valley Bank's solicitation agent, at the following addresses and telephone numbers:

Heartland Financial USA, Inc. 1398 Central Avenue P.O. Box 778 Dubuque, Iowa 52004-0778 Attention: Michael J. Coyle, Secretary (Telephone (563) 589-2100)	Georgeson Inc. 480 Washington Blvd.,26th Floor Jersey City, NJ 07310 Banks, Brokers and Shareholders Call Toll-Free (800) 279-6913
You will not be charged for any of these documents that you request. Premier Valley Bank shareholders requesting documents should do so by [ ] in order to receive them before the special meeting.
See “Where You Can Find More Information” on page [__].
You should rely only on the information contained or incorporated by reference into this document to vote on the merger agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated August [ ], 2015. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to Premier Valley Bank shareholders nor the issuance by Heartland of common stock in connection with the merger will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What Am I Being Asked To Vote On?

A:
Holders of Premier Valley Bank common stock are being asked to approve and adopt a merger agreement entered into between Heartland and Premier Valley Bank. In the merger, Premier Valley Bank will be merged with and into PV Acquisition Bank, a newly formed subsidiary of Heartland. PV Acquisition Bank, which will have no operations prior to the merger, will change its name to Premier Valley Bank simultaneous with the merger and the operations of Premier Valley Bank will continue without interruption, and it will become a wholly owned subsidiary of Heartland. The holders of Premier Valley Bank common stock will receive, at their election but subject to proration as described below, Heartland common stock, cash or a combination of cash and Heartland common stock, in exchange for their shares of Premier Valley Bank common stock.

Q:	Why Is The Premier Valley Bank Board of Directors Recommending The Merger?

A:
The Premier Valley Bank Board believes that the merger is advisable, fair to and in the best interest of Premier Valley Bank and its shareholders. As a result of the merger, Premier Valley Bank will become part of a larger banking organization, improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share.

Q:	Why Is My Vote Important?

A:
The affirmative vote of the holders of at least a majority of the outstanding shares of Premier Valley Bank common stock is required to approve and adopt the merger agreement. Accordingly, if a holder of Premier Valley Bank common stock fails to vote or abstains from voting, this will have the same effect as a vote against approval and adoption of the merger agreement.

Q:	What Will I Receive For My Premier Valley Bank Stock If The Merger Is Completed?

A:
You will receive, at your election but subject to proration as described below, shares of Heartland common stock, cash or a combination of cash and shares of Heartland common stock for your shares of Premier Valley Bank common stock. Premier Valley Bank shareholders will receive total consideration of $95,050,000 in the merger, but this amount will be reduced, dollar for dollar, if the tangible equity of Premier Valley Bank as of the month-end immediately prior to completion of the merger is less than $58,812,000. Assuming there is no reduction, and that only the 12,304,025 shares of Premier Valley Bank common stock that are currently outstanding remain outstanding when the merger is completed, holders of Premier Valley Bank common stock would be entitled to merger consideration, payable in cash or in shares of Heartland common stock, or both, of $7.725 per share. The number of shares of Heartland common stock that will be issued per share of Premier Valley Bank common stock will be determined by dividing this per share consideration by the volume weighted average closing price of Heartland common stock on the Nasdaq for the 20 trading days ending five days prior to completion of the merger, provided this weighted average price will be fixed at $29.13 if it is less than $29.13 and at $39.41 if it is more than $39.41. If this calculation were performed based on the 20 trading days ending five days prior to the date of this proxy statement/prospectus, the volume weighted average closing price would have been [ ], and assuming no reduction in the aggregate merger consideration or increase in Premier Valley Bank shares outstanding, a Premier Valley Bank shareholder would be entitled to [ ] shares of Heartland common stock for each share of Premier Valley Bank common stock.

Q:	What Are The Details Of The Consideration Election?

A.
Although you will be entitled to elect to receive cash, shares of Heartland common stock, or a combination of cash and Heartland common stock, for your shares of Premier Valley Bank common stock, you are not being asked to make an election at this time. By returning the proxy that is enclosed with this proxy statement/prospectus, you will not be making a consideration election. Premier Valley Bank’s transfer agent, Computershare, will send you election materials by separate mailing. We describe the procedures necessary to make an election in the section of this proxy statement/prospectus entitled “The Merger Agreement-Election Procedures; Surrender of Stock Certificates.”

The merger agreement provides that 30% of the aggregate merger consideration will be paid in cash and 70% by delivering Heartland common stock. If the total amount of cash that Premier Valley Bank shareholders elect to receive is less than 30% of the total consideration, or the amount of Heartland common stock they elect to receive is less than 70% of the total consideration, the shareholders who fail to elect will be allocated cash or shares, pro rata in accordance with the shares of Premier Valley Bank that they hold, until the consideration is 30% cash and 70% Heartland common stock. If Premier Valley Bank shareholders elect to receive more than 30% of the total consideration in cash, or more than 70% of the total consideration in Heartland Common Stock, then the amount of cash that each electing shareholder receives, or the amount of Heartland common stock that each electing shareholder receives, will be reduced, pro rata among the electing shareholders, and the non-electing shareholders will receive solely Heartland common stock, or solely cash.

Q:	When Do You Expect To Complete The Merger?

A:
We are working to complete the merger as quickly as possible. We cannot complete the merger until a number of conditions are satisfied, including approval of the merger by the Premier Valley Bank shareholders, by the Federal Reserve Board, by the Federal Deposit Insurance Corporation and by the Division of Financial Institutions of the California Department of Business Oversight. We expect to complete the merger in the fourth quarter of 2015, assuming these and other approvals are received.

Q:	Do I Have Dissenters’ Rights?

A:
Yes. Under California law, Premier Valley Bank’s state of incorporation, holders of Premier Valley Bank common stock have the right to assert dissenters’ rights and, rather than the merger consideration, demand the “fair value” of their shares. To do so, you must not vote in favor of the merger and must instead follow the procedures set forth below under “The Merger--Notice of Dissenters’ Rights.” A copy of the California statute governing dissenters’ rights is included as Appendix B. The “fair value” of the shares may be determined in a court-supervised proceeding and the court may conclude that fair value is greater than, equal to or less than the merger consideration.

One condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares of Premier Valley Bank common stock cannot be more than 7.0% of the number of outstanding shares of Premier Valley Bank common stock.
We encourage you to read the statutes governing dissenters’ rights carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Q:	How Do I Vote?

A:	If you are a shareholder of record of Premier Valley Bank as of August [ ], 2015 you may submit your proxy before the special meeting in one of the following ways:

•	use the toll-free number shown on the proxy card;

•	visit the website shown on the proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
Your vote by signing the enclosed proxy will not entitle you to receive Heartland common stock rather than cash in the merger. You will receive a separate mailing through which you may make this election.

Q:	If My Shares Are Held In Street Name By My Broker, Will My Broker Automatically Vote My Shares For Me?

A:
No. Without instructions from you, your broker will not be able to vote your shares of Premier Valley Bank common stock. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Q:	Can I Change My Vote?

A:	Yes. There are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the Secretary of Premier Valley Bank, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Your latest vote actually received by Premier Valley Bank before the special meeting will be counted, and any earlier votes will be revoked.

•
Third, you may attend the Premier Valley Bank special meeting and vote in person. Your presence at the meeting will not automatically revoke your proxy. You may revoke your proxy at any time prior to the

•	voting of the proxy by attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point you may vote in person).
If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	How Do I Make An Election To Receive Cash Or Heartland Common Stock?

A.:	We will send you a letter of transmittal and election instructions by separate mailing. You will not be making an election by submitting a proxy or voting at the meeting.

Q:	Should I Send In My Share Certificates Now?

A:
No. Please do NOT send in your share certificates at this time. You will be provided with an election form and letter of transmittal by separate mailing that explains what you must do to exchange your Premier Valley Bank share certificates for merger consideration.

Q:	Whom Should I Call With Questions?

A:
If you have questions about the merger or the special meeting or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy form, you should contact:

Georgeson Inc. 480 Washington Blvd., 26th Floor Jersey City, NJ 07310 Banks, Brokers and Shareholders Call Toll-Free (800) 279-6913
Premier Valley Bank
255 East River Park Circle, Suite 180
Fresno, CA 93720
Attention: Michael W. Martinez
Executive Vice President, Chief Operating
Officer and Chief Financial Officer
Telephone: (559) 256-6408

Q:	Where Can I Find More Information About The Companies?

A:
You can find more information about Heartland from the various sources described under “Where You Can Find More Information.” You can find more information about Premier Valley Bank under “Information about Premier Valley Bank.”

SUMMARY
This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to understand fully the merger and the related transactions. In addition, we incorporate by reference into this document important business and financial information about Heartland. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page [ ]. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
Our Companies (Pages [ ] and [ ])
Premier Valley Bank
Premier Valley Bank is a California state-chartered banking corporation headquartered in Fresno, California. Premier Valley Bank received its California bank charter and commenced banking operations in June 2001. It maintains its headquarters in Fresno, California, and operates four branches in Fresno, Groveland, Mariposa, and Oakhurst, California, and one loan production office in San Luis Obispo, California. At June 30, 2015, Premier Valley Bank had assets of approximately $655 million, deposits of approximately $573 million and shareholders’ equity of approximately $72 million.
Premier Valley Bank’s principal offices are located at 255 East River Park Circle, Suite 180, Fresno, California 93720, and its telephone number is (559) 438-2002.
Heartland
Heartland is a publicly-held, multi-bank, bank holding company headquartered in Dubuque, Iowa with nine bank subsidiaries in the States of Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Missouri and Kansas. Together, Heartland’s banking subsidiaries operate a total of 86 banking locations. Heartland also has an active consumer finance subsidiary with offices in Iowa, Illinois and Wisconsin.
Heartland was formed as an Iowa corporation in 1981, and reincorporated in Delaware in 1993. At June 30, 2015, Heartland had total assets of $6.7 billion, total loans of $4.4 billion, total deposits of $5.3 billion and common stockholders’ equity of $498 million.
In addition to the merger described in this proxy statement/prospectus, Heartland executed a merger agreement on April 15, 2015 to acquire Community Bancorporation of New Mexico, Inc. and to merge its wholly owned subsidiary, Community Bank, Santa Fe, New Mexico, into Heartland’s New Mexico Bank & Trust subsidiary. Heartland anticipates that this acquisition, which is expected to close in the third quarter of 2015, will add three banking offices and approximately $175 million of assets to its operations.
Heartland also executed an agreement on May 14, 2015 to acquire First Scottsdale Bank, National Association, and to merge it into Heartland’s Arizona Bank & Trust subsidiary. Heartland anticipates that this acquisition, which is expected to close in the third quarter of 2015, will add one banking office and approximately $107 million of assets to its operations.
Heartland’s principal offices are located at 1398 Central Avenue, Dubuque, Iowa 52001, and its telephone number is (563) 589-2000.
Premier Valley Bank Will be Merged into a Newly-Formed Subsidiary of Heartland (Page [ ])
We encourage you to read the merger agreement, which is attached as Appendix A to this document. The merger agreement provides that Premier Valley Bank will be merged with and into PV Acquisition Bank, a newly formed subsidiary of Heartland that will have no operations until the merger. Although this new subsidiary will survive the merger, the subsidiary will immediately change its name to “Premier Valley Bank” and will continue the operations of Premier Valley Bank without interruption.
What You Will Receive in the Merger (Page [ ])
Upon completion of the merger, as a Premier Valley Bank shareholder you will receive cash, Heartland common stock, or a combination of cash and Heartland common stock, for your shares of Premier Valley Bank common stock. You will be able to make an election to receive all cash, all Heartland common stock, or a combination of cash and Heartland common stock, but your election will be changed if shareholders elect to receive more than 30% of the aggregate merger consideration in cash or more than 70% of the aggregate merger consideration in the form of Heartland common stock.
Premier Valley Bank shareholders will receive total consideration of $95,050,000 in the merger, reduced, dollar for dollar, if the tangible equity of Premier Valley Bank as of the month-end immediately prior to completion of the merger is less than $58,812,000. Assuming there is no reduction, and that only the 12,304,025 shares of Premier Valley Bank common stock that are currently outstanding remain outstanding when the merger is completed, holders of Premier Valley Bank common stock will be entitled to merger consideration, payable in cash or in shares of Heartland common stock, or both, of $7.725 per share. The number of shares of Heartland common stock that will be issued per share of Premier Valley Bank common stock will be determined by dividing this per share consideration by the volume weighted average closing price of Heartland common stock on the Nasdaq for the twenty trading days ending five days prior to completion of the merger, but the weighted average price will be fixed at $29.13 if it is less than $29.13 and at $39.41 if it is more than $39.41. If this calculation were performed based on the twenty trading days ending five days prior to the date of this proxy statement/prospectus, the volume weighted average closing price would have been [ ], and assuming no reduction in the aggregate merger consideration or increase in Premier Valley Bank shares outstanding, a Premier Valley Bank shareholder would be entitled to [ ] shares of Heartland common stock for each share of Premier Valley Bank common stock. The market price for Heartland common stock will fluctuate prior to the merger. Accordingly, the actual number of shares of Heartland common stock you will receive per share of Premier Valley Bank common stock will be different from these amounts.
To the extent that Premier Valley Bank shareholders elect to receive cash representing less than 30% of the total consideration, or Heartland common stock representing less than 70% of the total consideration, those Premier Valley Bank shareholders who fail to make an election will be allocated cash or stock, pro rata based upon the number of Premier Valley Bank shares they hold, until these thresholds are achieved and the balance of the shares of these non-electing shareholders will be exchanged for 30% cash and 70% Heartland common stock. To the extent that allocating all cash, or all Heartland common stock, to the non-electing shareholders does not achieve this balance because too many Premier Valley Bank shareholders have elected Heartland common stock, or cash, then the consideration for which an excess election has been made shall be changed, pro rata among such electing shareholders, until the correct ratio is achieved.
The Premier Valley Bank Board of Directors Unanimously Recommends that You Vote “FOR” the Approval and Adoption of the Merger Agreement (Page [ ])
The Board of Directors of Premier Valley Bank believes that the merger is in the best interests of Premier Valley Bank and its shareholders and has unanimously approved the merger agreement. For the factors considered by the Premier Valley Bank Board of Directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger--Premier Valley Bank’s Reasons for the Merger.”
Premier Valley Bank’s Financial Advisor Has Provided an Opinion to the Premier Valley Bank Board of Directors as to the Fairness of the Merger Consideration, from a Financial Point of View, to Premier Valley Bank Shareholders (Page [ ])

In deciding to approve the merger, the Board of Directors of Premier Valley Bank considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), which was given to the Board of Directors of Premier Valley Bank on May 28, 2015, that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations described in the opinion, the consideration to be paid pursuant to the merger agreement was fair from a financial point of view to the holders of Premier Valley Bank common stock. A copy of this opinion is attached to this document as Appendix C. Premier Valley Bank shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Sandler O’Neill in providing its opinion.
Certain Officers of Premier Valley Bank Have Financial Interests in the Merger (Page [ ])
Some members of management of Premier Valley Bank have interests in the merger that are in addition to or different from their interests as Premier Valley Bank shareholders. These interests exist because of rights they have under existing employment agreements with Premier Valley Bank. The Premier Valley Bank Board of Directors was aware of these interests and considered them in approving the merger agreement and the merger.
Regulatory Approvals We Must Obtain for the Merger (Page [ ])
In the merger, Premier Valley Bank will merge with and into a newly formed subsidiary of Heartland and this new subsidiary will technically be the “survivor” of the merger, although it will immediately change its name to “Premier Valley Bank” and will continue the operations of Premier Valley Bank without interruption. We cannot complete the merger until we file applications with, and obtain approval from, the Board of Governors of the Federal Reserve System for Heartland to acquire Premier Valley Bank, the Federal Deposit Insurance Corporation to merge Premier Valley Bank into this newly formed subsidiary, and the Division of Financial Institutions of the California Department of Business Oversight to form the subsidiary as an entity authorized to conduct a banking business and to complete this merger. Once the FDIC approves the bank merger, we have to wait anywhere from 15 to 30 days before we can complete the bank merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds. We will not be able to complete the merger until we receive regulatory approvals for the acquisition, for the formation of the subsidiary and for the merger and these time periods have expired.
Although we currently believe we should be able to obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger.
Completion of the Merger is Subject to Satisfying Several Conditions (Page [ ])
The obligations of Premier Valley Bank and Heartland to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval and adoption of the merger agreement by holders of a majority of the common shares of Premier Valley Bank;

•	the receipt of governmental and regulatory approvals;

•	the receipt of certain consents and waivers from third parties;

•	the absence of any injunction or order, or any law or regulation, that would impair the merger;

•	the effectiveness of the registration statement pursuant to which the Heartland common stock will be registered;

•	the truth and correctness of the other party’s representations and warranties, subject to the standard of materiality in the merger agreement; and

•	the other party’s performance in all material respects of all the obligations required to be performed by it under the merger agreement.
An additional condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares of Premier Valley Bank common stock cannot be more than 7.0% of the number of outstanding shares of Premier Valley Bank common stock.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
When We Can Terminate the Merger Agreement (Page [ ])
Premier Valley Bank and Heartland may agree in writing to terminate the merger agreement before completing the merger, even after approval and adoption of the merger agreement by Premier Valley Bank shareholders, if a majority of the members of the Board of Directors of each of Premier Valley Bank and Heartland votes to do so.
In addition, either Heartland or Premier Valley Bank may decide to terminate the merger agreement in various circumstances, including the following:

•	if there is a law or governmental order that prohibits the merger;

•	if holders of shares representing a majority of the common stock of Premier Valley Bank fail to approve the merger at the special meeting;

•	if any regulatory authority disapproves the merger;

•	if the merger has not been completed by March 31, 2016, unless the failure to complete the merger is due to the party seeking to terminate the agreement; or

•	if the other party has or will have breached any representation, warranty or agreement in any material respect or if satisfaction of any closing condition by the other party is or becomes impossible.
Premier Valley Bank may terminate the merger agreement if, prior to the adoption of the agreement by the Premier Valley Bank shareholders, the Premier Valley Bank Board of Directors determines to enter into an agreement providing for a superior proposal after complying with applicable provisions of the merger agreement (including providing Heartland with five business days’ written notice and paying Heartland a $3 million termination fee). Heartland also may terminate the merger agreement if Premier Valley Bank changes its recommendation to the Premier Valley Bank shareholders to approve the merger agreement, fails to hold a meeting of shareholders to consider the merger agreement after this proxy statement/prospectus has been available for 20 days, or intentionally and materially breaches the prohibition on solicitation. If Heartland terminates in these instances, Premier Valley Bank would be obligated to pay Heartland a $3 million termination fee.
You have Dissenter’s Rights under the California General Corporation Law (Page [ ])
Under Chapter 13 of the California General Corporation Law (“CGCL”), holders of Premier Valley Bank common stock who determine to dissent from, and do not vote in favor of, the merger may elect to have the “fair value” of their shares of Premier Valley Bank common stock individually appraised and paid to them if the merger is completed and if they comply with the requirements of Chapter 13 of the CGCL, a copy of which is attached hereto as Appendix B. See “The Merger--Notice of Dissenters’ Rights.”
Premier Valley Bank Special Meeting (Page [ ])
The Premier Valley Bank special meeting will be held [in the first floor Conference Room located at 265 East River Park Circle, Suite 160 (across from the Bank’s headquarters located at 255 East River Park Circle, Suite 180), Fresno, California 93720] at [ ] local time, on September [ ], 2015. At the Premier Valley Bank special meeting, holders of Premier Valley Bank common stock will be asked:

•	to approve and adopt the merger agreement; and

•	to approve the adjournment of the Premier Valley Bank special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date. Premier Valley Bank shareholders may cast one vote at the Premier Valley Bank special meeting for each share of Premier Valley Bank common stock owned at the close of business on August [ ], 2015. At that date, there were 12,304,025 shares of Premier Valley Bank common stock entitled to be voted at the special meeting.
As of the record date for the Premier Valley Bank special meeting, directors, executive officers and certain other officers of Premier Valley Bank and their affiliates had the right to vote 4,135,527 shares of Premier Valley Bank common stock, or 33.6% of the outstanding Premier Valley Bank common stock entitled to be voted at the special meeting.
Required Vote. To approve and adopt the merger agreement, the holders of a majority of the outstanding shares of Premier Valley Bank common stock entitled to vote must vote in favor of the approval and adoption of the merger agreement. A Premier Valley Bank shareholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the approval and adoption of the merger agreement.
The Merger is Intended to be Generally Tax-Free With Respect to the Shares of Heartland Common Stock (Page [ ])
The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and assuming the merger will so qualify, holders of Premier Valley Bank common stock who elect to receive in the merger, or receive because of the allocation provisions in the merger agreement, shares of Heartland common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Premier Valley Bank stock for Heartland common stock. Gain or loss will result from the receipt by Premier Valley Bank shareholders of cash in the merger, including cash issued for fractional shares of Heartland common stock.
To review the tax consequences to Premier Valley Bank shareholders in greater detail, see “The Merger--Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ].

HEARTLAND SELECTED CONSOLIDATED FINANCIAL DATA
The following table sets forth selected consolidated financial data of Heartland for the periods or as of the dates presented and should be read with the consolidated financial statements and related notes contained in reports previously filed by Heartland with the SEC

(Dollars in thousands, except per share data)	For the Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
STATEMENT OF INCOME DATA
Interest income	$128,543	$116,537	$237,042	$199,511	$189,338	$191,737	$198,932
Interest expense	16,969	17,126	33,969	35,683	39,182	46,343	55,880
Net interest income	111,574	99,411	203,073	163,828	150,156	145,394	143,052
Provision for loan and lease losses	7,345	9,082	14,501	9,697	8,202	29,365	32,508
Net interest income after provision for loan and lease losses	104,229	90,329	188,572	154,131	141,954	116,029	110,544
Noninterest income	61,324	40,385	82,224	89,618	108,662	59,577	52,329
Noninterest expenses	123,096	107,197	215,800	196,561	183,381	137,296	129,239
Income taxes	11,588	5,853	13,096	10,335	17,384	10,302	9,846
Net income	30,869	17,664	41,900	36,853	49,851	28,008	23,788
Net (income) loss available to noncontrolling interest, net of tax	-	-	-	(64)	(59)	36	115
Net income attributable to Heartland	30,869	17,644	41,900	36,789	49,792	28,044	23,903
Preferred dividends and discount	(408)	(408)	(817)	(1,093)	(3,400)	(7,640)	(5,344)
Net income available to common stockholders	$30,461	$17,256	$41,083	$35,696	$46,392	$20,404	$18,559

PER COMMON SHARE DATA
Net income - diluted	$1.47	$0.92	$2.19	$2.04	$2.77	$1.23	$1.13
Cash dividends	0.20	0.20	0.40	0.40	0.50	0.40	0.40
Dividend payout ratio(1)	13.61%	21.74%	18.26%	19.61%	18.05%	32.52%	35.40%
Book value	$24.13	$21.16	$22.40	$19.44	$19.02	$16.29	$15.26
Tangible book value per share(2)	20.84	18.69	19.99	16.90	17.03	14.62	13.54

(1) Dividends paid divided by net income.
(2) Tangible book value is common equity excluding goodwill and other intangible assets.
(continued on following page)

(Dollars in thousands, except per share data)	At and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
BALANCE SHEET DATA
Investments	$1,619,412	$1,690,958	$1,706,953	$1,895,044	$1,561,957	$1,326,592	$1,264,564
Loans held for sale	105,898	87,173	70,514	46,665	96,165	53,528	23,904
Total loans and leases receivable(1)	4,449,823	3,694,734	3,878,003	3,502,701	2,828,802	2,494,631	2,364,787
Allowance for loan and lease losses	45,614	40,892	41,449	41,685	38,715	36,808	42,693
Total Assets	6,717,007	5,913,710	6,051,812	5,923,716	4,990,553	4,305,058	3,999,455
Total deposits	5,317,269	4,641,482	4,768,022	4,666,499	3,845,660	3,210,113	3,034,048
Long-term obligations	296,594	329,507	396,255	350,109	389,025	372,820	362,527
Preferred equity	81,698	81,698	81,698	81,698	81,698	81,698	78,483
Common stockholders' equity	497,508	390,723	414,619	357,762	320,107	268,520	250,608

EARNINGS PERFORMANCE DATA
Annualized return on average total assets	0.94%	0.60%	0.70%	0.70%	1.04%	0.50%	0.46%
Annualized return on average common equity	12.90	9.32	10.62	10.87	15.78	7.77	7.51
Annualized net interest margin ratio(2)	3.93	3.98	3.96	3.78	3.98	4.16	4.12

ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.66%	0.90%	0.74%	1.23%	1.59%	2.39%	3.07%
Nonperforming loans and leases to total loans and leases	0.60	0.79	0.65	1.21	1.53	2.31	3.87
Net loan and lease charge-offs to average loans and leases (annualized)	0.15	0.55	0.39	0.22	0.23	1.46	1.31
Allowance for loan and lease losses to total loans and leases	1.03	1.11	1.07	1.19	1.37	1.48	1.82
Allowance for loan and lease losses to nonperforming loans and leases	170.78	140.64	165.33	98.27	89.71	64.09	47.12

CONSOLIDATED CAPITAL RATIOS
Average equity to average assets	8.53%	7.86%	8.00%	8.09%	8.47%	8.47%	8.13%
Average common equity to average assets	7.28	6.45	6.60	6.46	6.58	6.45	6.13
Total capital to risk-adjusted assets	13.86	14.29	15.73	14.69	15.35	15.87	16.23
Tier 1 capital to risk adjusted assets	11.56	12.97	12.95	13.19	13.36	14.08	14.06
Leverage ratio	9.60	9.64	9.75	9.67	9.84	10.24	9.92

(1) Excludes loans held for sale.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis, assuming a tax rate of 35%.

PREMIER VALLEY BANK SELECTED CONSOLIDATED FINANCIAL DATA
The following table sets forth selected consolidated financial data of Premier Valley Bank for the periods or as of the dates presented and should be read with the consolidated financial statements previously published by Premier Valley Bank.

(Dollars in thousands, except per share data)	For the Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
STATEMENT OF INCOME DATA
Interest income	$11,128	$10,167	$20,528	$19,519	$20,310	$21,512	$22,966
Interest expense	340	332	647	672	690	1,670	2,759
Net interest income	10,787	9,836	19,881	18,847	19,620	19,842	20,207
Provision for (renewal of) loan and lease losses	—	—	(500)	(500)	1,596	450	3,420
Net interest income after provision for loan and lease losses	10,787	9,836	20,381	19,347	18,024	19,392	16,787
Noninterest income	2,305	2,355	4,149	4,007	4,571	3,579	3,147
Noninterest expenses	6,416	6,670	13,283	13,841	13,667	15,198	16,489
Income taxes	2,384	1,925	4,059	2,972	2,823	1,860	41
Net income available to common stockholders	4,292	3,595	7,188	6,541	6,105	5,913	3,404

PER COMMON SHARE DATA
Net income - diluted	$0.35	$0.28	$0.58	$0.51	$0.47	$0.45	$0.26
Cash dividends	0.16	0.14	0.29	0.28	0.25	0.19	0.08
Dividend payout ratio(1)	45.85%	49.56%	50.60%	55.01%	27.44%	41.94%	30.96%
Book value	$5.83	$5.46	$5.65	$5.23	$5.35	$16.29	$4.82
Tangible book value per share(2)	4.68	4.31	4.51	4.13	4.25	14.62	3.71

(1) Dividends paid divided by net income.
(2) Tangible book value is common equity excluding goodwill and other intangible assets.
(continued on following page)

(Dollars in thousands, except per share data)	At and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
BALANCE SHEET DATA
Investments	$177,622	$179,434	$212,758	$160,136	$165,861	$112,819	$66,768
Total loans and leases receivable	413,292	353,663	387,117	353,959	337,690	347,813	357,016
Allowance for loan and lease losses	(4,234)	(4,713)	(4,194)	(4,595)	(5,277)	(6,940)	(9,273)
Total Assets	655,374	594,373	650,281	576,331	554,425	522,238	472,064
Total deposits	573,145	515,781	537,226	493,408	471,099	445,968	399,556
Short-term obligations	—	—	27,920	2,610	—	—	—
Common stockholders' equity	71,691	67,850	69,498	67,606	68,778	65,352	62,827

EARNINGS PERFORMANCE DATA
Annualized return on average total assets	1.34%	1.25%	1.20%	1.17%	1.14%	1.19%	0.70%
Annualized return on average tangible common equity	15.05	13.41	13.19	12.56	12.34	12.78	8.14
Annualized net interest margin ratio(1)	3.70	3.68	3.68	3.76	4.07	4.46	4.65

ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.52%	1.42%	1.29%	1.59%	2.34%	2.77%	4.80%
Nonperforming loans and leases to total loans and leases	2.42	2.39	2.17	2.44	2.95	2.86	3.24
Net loan and lease (recoveries)/charge-offs to average loans and leases (annualized)	(0.02)	(0.07)	(0.03)	0.05	0.95	0.80	0.30
Allowance for loan and lease losses to total loans and leases	1.02	1.33	1.08	1.30	1.56	2.00	2.60
Allowance for loan and lease losses to nonperforming loans and leases	41.32	55.84	52.01	53.06	54.41	69.67	80.25

CONSOLIDATED CAPITAL RATIOS
Equity to assets	10.94%	11.42%	10.68%	11.73%	12.41%	12.51%	13.31%
Total capital to risk-adjusted assets	12.82	14.36	13.38	14.52	15.26	15.03	13.86
Tier 1 capital to risk adjusted assets	11.92	13.18	12.40	13.37	14.01	13.78	12.61
Leverage ratio	9.04	9.44	8.95	9.90	9.73	9.96	10.24

(1) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis, assuming a tax rate of 35%.

PRO FORMA CAPITALIZATION

The following table sets forth the actual capitalization of Heartland and Premier Valley Bank at June 30, 2015 and the pro forma capitalization of Heartland, on a consolidated basis, reflecting the consummation of the merger:

	June 30, 2015
	Heartland	Premier Valley	Pro Forma Heartland

	(Dollars in thousands except stock data)
Shareholders’ Equity:
Preferred Stock	$81,698	$—	$81,698
Common Stock	20,616	50,963	22,557
Capital Surplus	148,789	—	213,384
Retained Earnings	325,106	20,782	321,692
Accumulated Other Comprehensive Income	3,059	(54)	3,059
Treasury Stock at Cost	(62)	—	(62)
Total Shareholders’ Equity	$579,206	$71,691	$642,328

Preferred Stock Data:
Authorized	81,698	10,000,000	81,698
Outstanding	81,698	—	81,698
Common Stock Data:
Authorized	30,000,000	30,000,000	30,000,000
Outstanding (Net of Treasury)	20,614,325	12,304,025	22,557,562

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma combined consolidated financial statements, financial information and explanatory notes illustrate the effect of the merger on Heartland’s financial position and results of operations based upon Heartland’s respective historical financial positions and results of operations under the acquisition method of accounting with Heartland treated as the acquirer. The unaudited pro forma combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of Heartland that are incorporated by reference, and of Premier Valley Bank that are included elsewhere, in this proxy statement/prospectus.
In accordance with U.S. generally accepted accounting principles, or GAAP, the assets and liabilities of Premier Valley Bank will be recorded by Heartland at their estimated fair values as of the date the merger is completed. The unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2015 is based on the unaudited financial statements of Heartland that are incorporated by reference, and of Premier Valley Bank that are included, in this proxy statement/prospectus. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2014 is based on the audited financial statements of Heartland incorporated by reference, and Premier Valley Bank included, in this proxy statement/prospectus. The unaudited pro forma combined consolidated balance sheet as of June 30, 2015 assumes the merger took place on that date. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2015 and for the year ended December 31, 2014 assumes the merger took place on January 1, 2014.
The pro forma financial information includes Heartland’s estimated adjustments to record assets and liabilities of Premier Valley Bank at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amounts will be determined after the merger is completed and after completion of further analyses to determine the fair value of Premier Valley Bank’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined consolidated financial information may change the amount of goodwill resulting from the merger and other assets and liabilities may impact Heartland’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Premier Valley Bank’s results of operations from June 30, 2015, including shareholders’ equity, through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
Heartland anticipates that the merger with Premier Valley Bank will provide the combined institution with financial benefits that include reduced combined operating expenses. However, these unaudited pro forma consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined bank under one set of assumptions, does not reflect any of the potential benefits of and expected cost savings or opportunities to earn additional revenues or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined bank would have been had both banks been combined during the periods shown.
The unaudited pro forma shareholders’ equity and net income should not be considered indicative of the market value of Heartland common stock or the actual or future results of operations of Heartland for any period. Actual results may be materially different than the pro forma consolidated financial statements and information presented.

Combined Pro Forma Financial Information (unaudited) Consolidated Balance Sheet as of June 30, 2015 (Dollars in thousands, except per share data)
	Historical
	Heartland	Premier Valley	Pro Forma Before Adjustments	Pro Forma Adjustments		Heartland Pro Forma Combined
ASSETS
Cash and due from banks	$111,909	$10,707	$122,616	$(31,928)	(A)	$90,688
Federal funds sold and other short-term investments	7,813	16,091	23,903	—		23,903
Cash and cash equivalents	119,722	26,798	146,519	(31,928)		114,591
Time deposits in other financial institutions	2,355	—	2,355	—		2,355
Securities:			—	—		—
Available for sale, at fair value	1,315,699	177,622	1,493,321	—		1,493,321
Held to maturity, at cost	283,258	—	283,258	—		283,258
Other investments, at cost	20,455	—	20,455	—		20,455
Loans held for sale	105,898	—	105,898	—		105,898
Loans and leases:
Held to maturity	4,449,823	413,291	4,863,115	(15,498)	(B)	4,847,617
Allowance for loan and lease losses	(45,614)	(4,234)	(49,848)	4,234	(C)	(45,614)
Loans and leases, net	4,404,209	409,057	4,813,267	(11,264)		4,802,003
Premises, furniture and equipment, net	143,423	3,193	146,616	—		146,616
Other real estate, net	16,983	—	16,983	—		16,983
Goodwill, net	54,162	13,339	67,501	26,432	(E)	93,933
Other intangible assets, net	45,226	714	45,940	4,463	(F)	50,403
Cash surrender value on life insurance	96,693	10,059	106,752	—		106,752
Other assets	108,924	14,592	123,516	4,225	(D)	127,741
TOTAL ASSETS	$6,717,007	$655,374	$7,372,381	$(8,072)		$7,364,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Demand	$1,536,355	$210,799	$1,747,154	$—		$1,747,154
Savings	2,816,666	235,518	3,052,184	—		3,052,184
Time	964,248	126,828	1,091,076	634	(G)	1,091,710
Total deposits	5,317,269	573,145	5,890,414	634		5,891,048
Short-term borrowings	477,918	—	477,918	—		477,918
Other borrowings	296,594	—	296,594	—		296,594
Accrued expenses and other liabilities	46,020	10,538	56,558	(137)	(C)	56,421
TOTAL LIABILITIES	6,137,801	583,683	6,721,484	497		6,721,981
EQUITY:
Series C Fixed Rate Non-Cumulative Perpetual preferred stock	81,698	—	81,698	—		81,698
Common stock	20,616	50,963	71,579	(49,022)	(H)	22,557
Capital surplus	148,789	—	148,789	64,595	(H)	213,384
Retained earnings	325,106	20,782	345,888	(24,196)	(H)	321,692
Accumulated other comprehensive income (loss)	3,059	(54)	3,005	54		3,059
Treasury stock at cost	(62)	—	(62)	—		(62)
TOTAL STOCKHOLDERS’ EQUITY	579,206	71,691	650,897	(8,569)		642,328
TOTAL LIABILITIES AND EQUITY	$6,717,007	$655,374	$7,372,381	$(8,072)		$7,364,309

Combined Pro Forma Financial Information (unaudited) Consolidated Statement of Income For the Six Months Ended June 30, 2015 (Dollars in thousands, except per share data)	Historical
	Heartland	Premier Valley	Pro Forma Before Adjustments	Pro Forma Adjustments		Heartland Pro Forma Combined
INTEREST INCOME:
Interest and fees on loans and leases	$108,873	$9,027	$117,900	$172	(I)	$118,072
Interest on securities and other:
Taxable	13,871	367	14,238	—		14,238
Nontaxable	5,790	1,711	7,501	—		7,501
Interest on federal funds sold and other short-term investments	2	—	2	—		2
Interest on interest bearing deposits in other financial institutions	7	22	29	—		29
TOTAL INTEREST INCOME	128,543	11,127	139,670	172		139,842
INTEREST EXPENSE:
Interest on deposits	7,991	330	8,321	(106)	(G)	8,215
Interest on short-term borrowings	410	10	420	—		420
Interest on other borrowings	8,568	—	8,568	—		8,568
TOTAL INTEREST EXPENSE	16,969	340	17,309	(106)		17,203
NET INTEREST INCOME	111,574	10,787	122,361	278		122,639
Provision for loan and lease losses	7,345	—	7,345	—		7,345
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	104,229	10,787	115,016	278		115,294
NONINTEREST INCOME:
Service charges and fees	11,304	670	11,974	—		11,974
Loan servicing income	2,204	192	2,396	—		2,396
Trust fees	7,544	—	7,544	—		7,544
Brokerage and insurance commissions	2,003	—	2,003	—		2,003
Securities gains, net	7,463	651	8,114	—		8,114
Gains on sale of loans	28,341	267	28,608	—		28,608
Income on bank owned life insurance	983	168	1,151	—		1,151
Other noninterest income	1,482	357	1,839	—		1,839
TOTAL NONINTEREST INCOME	61,324	2,305	63,629	—		63,629
NONINTEREST EXPENSES
Salaries and employee benefits	73,489	3,791	77,280	—		77,280
Occupancy	8,287	583	8,870	—		8,870
Furniture and equipment	4,282	138	4,420	—		4,420
Professional fees	11,293	165	11,458	—		11,458
FDIC assessments	1,855	192	2,047	—		2,047
Merger related expenses	—	27	27	(27)	(J)	—
Advertising	2,514	170	2,684	—		2,684
Intangible assets amortization	1,346	—	1,346	319	(F)	1,665
Other real estate and loan collection expenses	1,218	19	1,237	—		1,237
Loss on sales/valuations of assets, net	1,862	—	1,862	—		1,862
Other noninterest expenses	16,950	1,331	18,281	—		18,281
TOTAL NONINTEREST EXPENSES	123,096	6,416	129,512	292		129,804
INCOME BEFORE INCOME TAXES	42,457	6,676	49,133	(14)		49,119
Income taxes	11,588	2,384	13,972	6	(D)	13,966
NET INCOME	$30,869	$4,292	$35,161	$(8)		$35,153
Preferred dividends and discount	$(408)	$—	$(408)	$—		$(408)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$30,461	$4,292	$34,753	$(8)		$34,745

EARNINGS PER COMMON SHARE - BASIC	1.49	0.35				1.55
EARNINGS PER COMMON SHARE - DILUTED	1.47	0.35				1.54
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	20,407,725	12,206,182		1,941,494	(K)	22,349,219
WEIGHTED AVERAGE DILUTIVE SHARES OUTSTANDING	20,681,800	12,207,889		1,941,494	(K)	22,623,294

Combined Pro Forma Financial Information (unaudited) Consolidated Statement of Income For the Twelve Months Ended December 31, 2014 (Dollars in thousands, except per share data)	Historical
	Heartland	Premier Valley	Pro Forma Before Adjustments	Pro Forma Adjustments		Heartland Pro Forma Combined
INTEREST INCOME:
Interest and fees on loans and leases	$194,022	$16,161	$210,183	$344	(I)	$210,527
Interest on securities and other:
Taxable	29,727	2,907	32,634	—		32,634
Nontaxable	13,269	1,194	14,463	—		14,463
Interest on federal funds sold and other short-term investments	1	257	258	—		258
Interest on interest bearing deposits in other financial institutions	23	9	32	—		32
TOTAL INTEREST INCOME	237,042	20,528	257,570	344		257,914
INTEREST EXPENSE:
Interest on deposits	18,154	641	18,795	(212)	(G)	18,583
Interest on short-term borrowings	877	6	883	—		883
Interest on other borrowings	14,938	—	14,938	—		14,938
TOTAL INTEREST EXPENSE	33,969	647	34,616	(212)		34,404
NET INTEREST INCOME	203,073	19,881	222,954	556		223,510
Provision for loan and lease losses	14,501	(500)	14,001	—		14,001
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	188,572	20,381	208,953	403		209,356
NONINTEREST INCOME:
Service charges and fees	20,085	1,307	21,392	—		21,392
Loan servicing income	5,583	364	5,947	—		5,947
Trust fees	13,097	—	13,097	—		13,097
Brokerage and insurance commissions	4,440	—	4,440	—		4,440
Securities gains, net	3,668	741	4,409	—		4,409
Gains (loss) on trading account securities	(38)	—	(38)	—		(38)
Gains on sale of loans	31,337	681	32,018	—		32,018
Income on bank owned life insurance	1,472	338	1,810	—		1,810
Other noninterest income	2,580	718	3,298	—		3,298
TOTAL NONINTEREST INCOME	82,224	4,149	86,373	—		86,373
NONINTEREST EXPENSES
Salaries and employee benefits	129,843	7,733	137,576	—		137,576
Occupancy	15,746	1,161	16,907	—		16,907
Furniture and equipment	8,105	275	8,380	—		8,380
Professional fees	18,241	389	18,630	—		18,630
FDIC assessments	3,808	408	4,216	—		4,216
Merger related expenses	—	50	50	(50)	(J)	—
Advertising	5,524	316	5,840	—		5,840
Intangible assets amortization	2,223	—	2,223	638	(F)	2,861
Other real estate and loan collection expenses	2,309	35	2,344	—		2,344
Loss on sales/valuations of assets, net	2,105	19	2,124	—		2,124
Other noninterest expenses	27,896	2,897	30,793	—		30,793
TOTAL NONINTEREST EXPENSES	215,800	13,283	229,083	588		229,671
INCOME BEFORE INCOME TAXES	54,996	11,247	66,243	(32)		66,211
Income taxes	13,096	4,059	17,155	(13)	(D)	17,142
NET INCOME	$41,900	$7,188	$49,088	$(19)		$49,069
Preferred dividends and discount	$(817)	$—	$(817)	$—		$(817)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$41,083	$7,188	$48,271	$(19)		$48,252

EARNINGS PER COMMON SHARE - BASIC	2.23	0.58				2.36
EARNINGS PER COMMON SHARE - DILUTED	2.19	0.58				2.33
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	18,462,232	12,413,384		1,941,494	(K)	20,403,726
WEIGHTED AVERAGE DILUTIVE SHARES OUTSTANDING	18,741,921	12,460,182		1,941,494	(K)	20,638,415

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements
1. Basis of Pro Forma Presentation
The unaudited pro forma combined consolidated financial information related to the merger includes the unaudited pro forma combined consolidated balance sheet as of June 30, 2015, which assumes that the merger was completed on June 30, 2015. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2015 and for the year ended December 31, 2014 were prepared assuming that the merger was completed on January 1, 2014. For the purpose of the pro forma combined consolidated financial statements, the total consideration to common shareholders is $95.1 million. The pro forma adjustments included herein reflect the conversion of Premier Valley Bank’s common stock into 70% Heartland common stock and 30% cash. At June 30, 2015, Premier Valley Bank had 12,304,025 common shares outstanding.
The merger will be accounted for as an acquisition of Premier Valley Bank by Heartland in accordance with the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired, and the liabilities assumed, based on their fair values as of the date of merger. Goodwill, if any, will be recognized as of the merger date, in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on Heartland’s preliminary purchase price allocation, goodwill of approximately $39.8 million is estimated by Heartland.
As the merger is recorded using the acquisition method of accounting, all loans of Premier Valley Bank are recorded at fair value, including adjustments for credit, and no allowance for loan losses is carried over to Heartland’s balance sheet. In addition, certain anticipated nonrecurring merger transaction costs associated with the merger, such as investment banking fees, change in control payments, accounting fees, legal and other professional fees, transfer agent fees, proxy solicitation costs and other related expenditures are reflected in the pro forma consolidated balance sheet, but are excluded from the pro forma consolidated statement of income.
While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma consolidated statement of income for the six months ended June 30, 2015 and for the year ended December 31, 2014 we assumed no adjustments to the historical amount of Premier Valley Bank’s provision for loan losses. If such adjustments were estimated, there could be a reduction, or increase which could be significant, to the historical amounts of Premier Valley Bank’s provision for loan losses presented.
The merger is expected to result in annual cost savings and revenue synergies to be achieved following the consummation of the merger. These expected savings have not been included in the pro forma combined consolidated balance sheet or the statement of income.
2. Preliminary Pro Forma Entries

A.
Adjustments to cash and due from banks represent the cash portion of the purchase price of $28.5 million and Heartland’s and Premier Valley Bank's net merger transaction costs of $2.5 million and $.9 million, respectively, and are assumed to be paid out at the closing date of the merger, see footnote J. Total cash payments are estimated at $3.4 million.

Cash Account Pro Forma Adjustment Schedule at June 30, 2015	(Dollars in thousands)
Net expense after tax - Heartland merger costs	$2,491
Net expense after tax - Premier Valley merger costs	923
Cash pro forma adjusting entry	$3,414

B.
The fair value of the loan portfolio being acquired from Premier Valley Bank is estimated by Heartland to be less than the net carrying value. Based on management’s judgment, Heartland applied an approximate discount of 3.75% to Premier Valley Bank’s gross loan portfolio to estimate the loan fair value adjustment at June 30, 2015. This adjustment reflects the estimates of both market rate differential and the potential credit adjustments. The total gross fair value loan adjustment is estimated at approximately $15.5 million. The credit portion of the loan fair value adjustment is estimated at approximately $14.5 million and the market rate fair value adjustment is estimated at approximately $1 million. See footnote I for the estimated accretion of the market rate and credit fair value adjustment. The actual loan fair value adjustment may be more or less than the amount estimated and used in these pro forma combined consolidated financial statements. The actual loan fair value will be calculated at the date of the merger, based on the most current financial information available.

C.
Because the acquired loans and unfunded loan commitments are recorded at fair value at the merger date, there is no carryover of Premier Valley Bank’s allowance for loan losses of $4.2 million, and reserve for unfunded loan commitments of $137,000 at June 30, 2015.

D.
Adjustments to deferred tax assets represent the tax effect of the pro forma adjustments using a combined federal and state tax rate of 42.1%. A federal and state effective tax rate of 42.1% was also utilized in calculating the provision for income tax expense as reflected in the pro forma entries in the consolidated statements of income for the six months ended June 30, 2015 and for the year ended December 31, 2014. The following table reflects the breakout of deferred tax assets reflected on the pro forma combined consolidated balance sheet.

Components of Deferred Tax Assets Schedule - June 30, 2015	Amount	Tax	Net

	(Dollars in thousands)
Certificates of deposit adjustment	(634)	267	(367)
Loan fair value adjustment	(15,498)	6,525	(8,973)
Allowance for loan loss adjustment	4,234	(1,783)	2,451
Reserve for unfunded loan commitments	137	(57)	80
Core deposit intangible	4,463	(1,879)	2,584
Deferred Tax Asset, net	$(7,298)	$3,073	$(4,225)

E.
The unaudited pro forma combined consolidated financial information for the merger includes the unaudited pro forma combined balance sheet as of June 30, 2015, assuming the merger was completed on June 30, 2015. The following is a summary of the preliminary purchase price allocation and the value of Goodwill.

	(Dollars in thousands)

Carrying value of Premier Valley's net assets at June 30, 2015			$71,691
Less fair value adjustments:
Loan fair value	$(15,498)	(B)
Allowance for loan loss	4,234	(C)
Loans, net	(11,264)
Eliminate existing Goodwill at Premier Valley	(13,339)
Certificates of deposit	(634)	(G)
Core deposit intangible	4,463	(F)
Deferred tax asset, net	4,225	(D)
Reserve for unfunded loan commitments	137	(C)
Total fair value adjustments			(16,412)
Fair value of net assets acquired attributable to common shareholders at June 30, 2015			55,279
Consideration paid to common shareholders			95,050
Goodwill (total consideration paid less fair value of net assets acquired)			$39,771

F.
A core deposit intangible of $4.45 million is estimated for the Premier Valley Bank core deposit portfolio. A core deposit intangible arises from a financial institution having a deposit base comprised of funds associated with stable customer relationships. Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method is based upon the principal of future benefits; economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future. In determining this value, Heartland has considered recently completed transactions and the overall value assigned to the non-interest bearing demand deposit accounts, savings accounts, money market and NOW deposit accounts. Based on this review Heartland has preliminarily estimated a 1.00% core deposit premium on the core deposits of Premier Valley Bank with an estimated useful life of seven years, using the straight line method of amortization. This premium is a result of the cost of these deposits being lower than the cost of comparable alternative funding sources. The amortization of core deposit intangibles is estimated at approximately $319,000 for the six months ended June 30, 2015 and is estimated at approximately $638,000 for the year ended December 31, 2014.

Estimated Core Deposit Intangible Amortization Schedule	(Dollars in thousands)
Year 1	$638
Year 2	638
Year 3	638
Year 4	638
Year 5	637
Year 6	637
Year 7	637
Total	$4,463

G.
Deposits were adjusted to reflect estimated current interest rates. Heartland has estimated premium of
$634,000 or 0.50% of the balance of time deposits to be amortized over three years, using the straight line method, which is the estimated remaining term. The amortization for the six months ended June 30, 2015 is estimated at $106,000 and $212,000 for the twelve months ended December 31, 2014. The following schedule reflects the projected amortization of the deposit rate adjustment over the estimated remaining three-year amortization period.

Estimated Deposit Fair Value Adjustment Amortization Schedule	(Dollars in thousands)

Year 1	$212
Year 2	212
Year 3	212
Total market rate loan fair value adjustment	$634

H.	The following is the summary of the transactions reflecting the equity account adjustments.

Equity Account Pro Forma Adjustment Schedule at June 30, 2015	(Dollars in thousands)
Common Stock of Premier Valley - Retired	$(50,963)
Common Stock of Heartland - issued in connection with merger	1,941
Common Stock pro forma adjustment	$(49,022)
Stock portion of purchase price	66,536
Less: Common Stock (above)	(1,941)
Surplus pro forma adjustment	64,595
Accumulated retained earnings of Premier Valley	$(20,782)
Heartland net merger transaction costs (see footnote J)	(2,491)
Premier Valley net merger transaction costs (see footnote J)	(923)
Net retained earnings pro forma adjustment	$(24,196)

I.
The market rate portion of the loan fair value adjustment of $1,033,000 will be amortized over three years, using the straight line method, which is the estimated remaining life of the loan portfolio. The accretion for the six months ended June 30, 2015 is estimated at $172,000, and $344,000 for the twelve months ended December 31, 2014. The following schedule reflects the projected amortization of the market rate portion of the loan fair value adjustment over the estimated three-year amortization period.

Estimated Market Rate Loan Fair Value Adjustment Amortization Schedule	(Dollars in thousands)

Year 1	$344
Year 2	344
Year 3	345
Total market rate loan fair value adjustment	$1,033

J.
The historical financial results of Premier Valley include tax deductible merger costs of $50,000 for the year ended December 31, 2014 and $27,000 for the six months ended June 30, 2015. The merger costs included in the historical balances consisted of professional fees. For purpose of the pro forma combined consolidated statement of income, total merger costs of $50,000 that are included in the historical financial results for the year ended December 31, 2014, and $27,000 that are included for the six month period ended June 30, 2015, are removed as a non-recurring charge directly related to the merger. The estimated merger transaction costs to be incurred after June 30, 2015 are approximately $3.4 million, net of tax. This cost is included as a pro forma adjustment in the combined consolidated balance sheet. See footnotes A and H.

Some of the merger transaction costs are not tax deductible. The deductibility of such costs is estimated in the table below, but will be finalized and determined subsequent to the completion of the merger. The following schedule reflects the breakout of the merger estimated transaction cost between Heartland and Premier Valley Bank using a federal and state effective tax rate of 42.1%. For purposes of the pro forma presentation, these costs are assumed to be paid out in cash at the date of the merger. However, several of these costs may not actually be paid out in cash but accrued for in the consolidated balance sheet.

Merger Transaction Costs Schedule	Heartland	Premier Valley	Combined

	(Dollars in thousands)
Salaries and employee benefits	$3,434	$—	$3,434
Professional fees	300	1,150	1,450
Other non-interest expense	350	—	350
Total non-interest expense	4,084	1,150	5,234
Tax benefit	(1,612)	(227)	(1,820)
Net expense after tax benefit	$2,491	$923	$3,414

K.
The amount of pro forma combined total shares outstanding at June 30, 2015, is calculated by adding
Heartland’s historical shares outstanding at June 30, 2015 and Heartland’s pro forma shares, which are common stock to be issued at the merger transaction date. For purposes of these calculations, the retirement of the Premier Valley Bank shares as well as the issuance of the new Heartland shares is recorded as if the transaction occurred January 1, 2014, with the newly issued shares outstanding for the full year. See “The Merger Agreement – Purchase Price and Election of Merger Consideration” for the calculation of shares to be issued in the merger transaction.

The amount of pro forma combined weighted average shares outstanding is calculated by adding Heartland’s historical weighted average shares outstanding for the six months ended June 30, 2015 and for the year ended
December 31, 2014, the Heartland common stock issued in connection with merger. For purposes of these calculations the issuance of the new Heartland shares is recorded as if the transaction occurred January 1, 2014, with the newly issued shares outstanding for the six months ended June 30, 2015 and for the twelve months ended
December 31, 2014.

Twelve Months Ended December 31, 2014
	Historical
(Dollars in thousands except share and per share data)	Heartland	Premier Valley	Exchange of Premier Valley Shares	Issue of Heartland Shares	Heartland (consolidated) Pro Forma Combined

Shares outstanding at December 31, 2014	18,511,125	12,298,223	(12,298,223)	1,941,494	20,452,619
Net Income	$41,900	$7,188	$49,088	$(19)	$49,069
Less: Dividends on preferred stock	(817)	—	(817)	—	(817)
Net income available to common shareholders	$41,083	$7,188	$48,271	$(19)	$48,252
Shares outstanding
Weighted average basic shares outstanding	18,462,232	12,413,384	(12,413,384)	1,941,494	20,403,726
Potential dilutive stock options	279,689	46,808	(46,808)	—	279,689
Weighted average dilutive shares	18,741,921	12,460,192	(12,460,192)	1,941,494	20,683,415
Earnings Per Share
Basic earnings per Share	$2.23	$0.58			$2.36
Diluted earnings per share	$2.19	$0.58			$2.33

Six Months Ended June 30, 2015
	Historical
(Dollars in thousands except share and per share data)	Heartland	Premier Valley	Exchange of Premier Valley Shares	Issue of Heartland Shares	Heartland (consolidated) Pro Forma Combined

Shares outstanding at June 30, 2015 (Net of Treasury)	20,614,325	12,304,025	(12,304,025)	1,941,494	22,555,819
Net Income	$30,869	$4,292	$35,161	$(8)	$35,153
Less: Dividends on preferred stock	(408)	—	(408)	—	(408)
Net income available to common shareholders	$30,461	$4,292	$34,753	$(8)	$34,745
Shares outstanding
Weighted average basic shares outstanding	20,681,800	12,206,182	(12,206,182)	1,941,494	22,349,219
Potential dilutive stock options	188,534	1,707	(1,707)	—	274,075
Weighted average dilutive shares	20,493,266	12,207,889	(12,207,889)	1,941,494	22,623,294
Earnings Per Share
Basic earnings per Share	$1.49	$0.35			$1.55
Diluted earnings per share	$1.47	$0.35			$1.54

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
Markets
Heartland files annual, quarterly and current reports, proxy statements and other information with the SEC and its common stock is quoted on the NASDAQ Global Select Market under the symbol “HTLF.”
Premier Valley Bank is not a “reporting company” under federal securities law, and does not file periodic reports with the Securities and Exchange Commission, or with the FDIC under equivalent rules that relate to state banks that would be reporting companies if subject to SEC regulation. Premier Valley Bank common stock is not listed on an exchange, but is thinly traded in the over the counter market, or OTCBB Pink, under the symbol “PVLY.” Trading in Premier Valley Bank common stock has been episodic, with no reported trades on 86 of 252 trading days immediately preceding announcement of the merger and with periods as long as two weeks during which no trades occurred.
Comparative Per Share Market Prices
The following table sets forth the closing sale prices per share of Heartland common stock, and the last reported sale price of Premier Valley Bank Common Stock, on May 14, 2015, the last trading day before we announced the merger, and on August [ ], 2015, the last practicable trading day before the distribution of this document, and the equivalent price per share of Heartland common stock giving effect to the merger.

	Closing Sale Price
	Heartland Common Stock	Premier Valley Common Stock	Equivalent Price per share of Heartland Common Stock
May 14, 2015	$34.35	$ 6.05	$7.725
August [ ], 2015	$[ ]	[ ]	[ ]
By voting to approve the merger agreement and the transactions it contemplates, those holders of Premier Valley Bank common stock who choose Heartland common stock will be choosing to invest in Heartland. An investment in Heartland’s common stock involves risk. In addition to the other information included or incorporated by reference in this proxy statement/prospectus, including the matters addressed in “Forwarding-Looking Statements” beginning on page [   ], Premier Valley Bank shareholders should carefully consider the matters described below in “Risk Factors” beginning on page [   ] when determining whether to approve the merger agreement and the transactions it contemplates.
Historical Market Prices and Dividend Information
The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of Heartland common stock as reported on the Nasdaq National Market System, and the high and low daily last sale price as reported by the OTCBB Pink for over-the-counter trading in Premier Valley Bank common stock, and the dividends per share of Heartland common stock and Premier Valley Bank Common Stock. Premier Valley Bank reported trades are between dealers, without mark-up, mark-down or commissions, and may not represent actual transactions.

	Heartland			Premier Valley
Calendar Quarter	High	Low	Dividends	High	Low	Dividends
2013:
First	$27.58	$23.13	$0.10	$6.75	$5.65	$0.07
Second	28.00	22.29	0.10	6.85	6.06	$0.07
Third	30.00	26.50	0.10	6.50	5.67	$0.07
Fourth	29.81	26.18	0.10	6.00	5.65	$0.07
2014
First	$28.10	$24.52	$0.10	$6.37	$5.76	$0.07
Second	28.02	23.34	0.10	6.17	5.95	$0.07
Third	25.28	23.37	0.10	6.05	5.92	$0.07
Fourth	27.77	23.46	0.10	6.24	5.90	$0.08
2015
First	$33.38	$25.95	$0.10	$7.15	$6.10	$0.08
Second	38.00	32.68	0.10	7.62	6.68	0.08
Third (Through August [ ], 2015)
The timing and amount of future dividends on shares of Heartland common stock will depend upon earnings, cash requirements, the financial condition of Heartland and its subsidiaries, applicable government regulations and other factors deemed relevant by Heartland’s Board of Directors.

RISK FACTORS
If you make an election to receive Heartland common stock, or otherwise receive common stock and vote in favor of the merger, you will be choosing to invest in Heartland common stock. Such an investment is subject to risks, including those described in the annual report on Form 10-K that Heartland has filed with the SEC, and that is incorporated by reference in this proxy statement/prospectus. In addition to the information contained elsewhere in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, as a shareholder Premier Valley Bank, you should carefully consider the following factors in making your decision as to how to vote on the merger.
Risks Relating to the Merger
The merger consideration is subject to changes in the tangible equity of Premier Valley Bank.
The payment that you will receive in the merger could be reduced if the tangible equity of Premier Valley Bank as of the last day of the month preceding the closing date of the merger, and projected for operations through the closing date, is less than $58,812,000. At June 30, 2015, Premier Valley Bank’s tangible equity was approximately $58.4 million, but if the merger is completed prior to October 1, 2015, Premier Valley Bank will be credited with a reasonable projection of operations through September 30, 2015 for purposes of this tangible equity calculation. This credit, if based on results of operations for the first six months of 2015 projected through September 30, 2015, would cause projected operations to exceed the tangible equity threshold. Nevertheless, if Premier Valley Bank incurs a loss, or fails to generate adequate income, prior to closing, the merger consideration, and the cash or shares of Heartland common stock you receive in the merger, will decline.
To the extent you elect to receive cash in the merger, or fail to elect and are allocated cash, you will recognize gain or loss for federal income tax purposes as a result of the merger, while the exchange of Premier Valley Bank common stock for Heartland common stock is intended to qualify as a tax free exchange.
The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and assuming the merger will so qualify, holders of Premier Valley Bank common stock who elect to receive in the merger, or receive because of the allocation provisions in the merger agreement, shares of Heartland common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Premier Valley Bank stock for Heartland common stock. Gain or loss will result from the receipt by Premier Valley Bank shareholders of cash in the merger, including cash issued for fractional shares of Heartland common stock. If you fail to make an election and receive cash, you may be required to recognize taxable gain.
Because the market price of Heartland common stock may fluctuate, a Premier Valley Bank shareholder cannot be sure of the number of shares of Heartland common stock that he or she will receive for each share of Premier Valley Bank common stock.
If you elect to receive shares of Heartland common stock in the merger, or if you are allocated such shares because you fail to make an election or too many Premier Valley Bank shareholders elect to receive cash, the number of shares of Heartland common stock you receive for each share of Premier Valley Bank common stock will depend upon the volume weighted average closing price of Heartland common stock, which will fluctuate prior to the closing. Changes in the closing price of Heartland common stock may result from a variety of factors, including, changes in Heartland’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Premier Valley Bank and Heartland. You will not know when you make an election to receive cash or common stock, when you vote or when you decide whether to exercise dissenter’s rights, the number of the shares of Heartland common stock that you will receive in the merger. You are urged to obtain current market quotations for Heartland common stock and to consult with your financial advisors before you make your election, vote or decide to exercise dissenters’ rights.
The interests of certain management officials of Premier Valley Bank may be different from those of other shareholders.
J. Mike McGowan, Michael W. Martinez, David H. Wogan, Marvell French, Steve E. Travers and Dorothy Thomas, officers of Premier Valley, have employment agreements providing the executive with the right to severance payments if their employment is terminated, regardless if voluntarily by the employee or involuntarily by Premier Valley Bank, within one year before or after the merger is completed. The amount of the severance payment varies for these officers from nine months base salary, to three years’ salary and estimated bonus. As part of the negotiation of the merger agreement, Heartland negotiated restated employment agreements with each of these officers that will provide that they each will receive, as a signing bonus, the full amount of severance they would have received had they terminated their agreements, and that they also will continue as employees. Each of these officers also holds restricted stock that is subject to vesting that would require them to remain employed for various terms of up to roughly three and a half years in order for the restricted stock to “vest” and not be forfeited when their employment is terminated. All of these restricted shares will become fully vested upon completion of the merger. These interests may cause Premier Valley Bank’s officers to view the merger proposal differently than you may view it. The Board of Directors of Premier Valley Bank was aware of these interests at the time it approved the merger. See “The Merger--Certain Executive Officers Have Financial Interests in the Merger.”
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Heartland common stock and Premier Valley Bank common stock to decline.
Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the Premier Valley Bank shareholders of the merger agreement and the approval of the Heartland shareholders of the issuance of Heartland common stock in connection with the merger. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Heartland and Premier Valley Bank may terminate the merger agreement under certain circumstances even if the merger agreement is approved by Premier Valley Bank shareholders, including if the merger has not been completed on or before March 31, 2016. If the merger is not completed, the respective trading prices of Heartland common stock on the NASDAQ Global Select Market and of Premier Valley Bank common stock on the OTCBB market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger-Conditions to the Merger" beginning on page [ ].
The shares of Heartland common stock to be received by Premier Valley Bank shareholders as a result of the merger will have different rights than shares of Premier Valley Bank common stock.
Upon completion of the merger, Premier Valley Bank shareholders will become Heartland shareholders and their rights as shareholders will be governed by the Heartland certificate of incorporation and bylaws. The rights associated with Premier Valley Bank common stock are different from the rights associated with Heartland common stock. See “Comparison of Shareholders’ Rights” beginning on page [ ].
Post-Merger Risks
Heartland has several other acquisitions pending that could impair its ability to integrate the operations of Premier Valley Bank.
Heartland has executed agreements to acquire two banks in addition to Premier Valley Bank: a bank with five offices in New Mexico and a bank with three offices in Arizona. Heartland anticipates completing these acquisitions, and the integration of operations of these two banks into its New Mexico and Arizona subsidiary banks, in the third quarter of 2015, prior to the acquisition of Premier Valley Bank. Nevertheless, the completion of these acquisitions could delay consummation of the merger with Premier Valley Bank and could cause distraction of management and technical personnel that could render the integration of operations of Premier Valley Bank less successful.
Difficulties in combining the operations of Premier Valley Bank and Heartland may prevent the combined company from achieving the expected benefits from its acquisition.
The combination of Premier Valley Bank into Heartland may cause Heartland difficulty achieving fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including Heartland’s ability to:

•	integrate the operations of Premier Valley Bank into Heartland;

•	maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing relationships with borrowers so as to limit unanticipated losses from loans of Premier Valley Bank;

•	control the incremental non-interest expense so as to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by Premier Valley Bank and in nearby communities.
These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.

Heartland and its shareholders, including former shareholders of Premier Valley Bank, will be subjected to special risks if it effects future acquisitions.
Heartland intends to continue to investigate strategic acquisitions of other banks after the merger. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

•	potential exposure to liabilities of any banks or other businesses acquired;

•	difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired;

•	possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

•	potential disruption to Heartland’s business;

•	potential diversion of the time and attention of Heartland’s management; and

•	impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by Heartland.
The unaudited condensed pro forma combined financial data included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.
The unaudited condensed pro forma combined financial data contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

FORWARD-LOOKING STATEMENTS
We have made forward-looking statements in this document (and in documents to which we refer in this document) that are subject to risks and uncertainties. These forward-looking statements include information about the possible or assumed future results of operations or performance of Heartland or Premier Valley Bank, or the combined organization after the merger is completed, or about the expected timing, completion and effects of the merger. When we use any of the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “may,” “will,” “would,” “could,” “should” or similar expressions, we are making forward-looking statements. Many events or factors could affect the future financial results and performance of Heartland after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These risks are described in detail in the Annual Report on Form 10-K of Heartland that is incorporated by reference into this proxy statement/prospectus. These risks include, but are not limited to, the following:

•
The strength of the U.S. economy in general and the strength of the local economies in which Heartland conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of our assets.

•	The economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks.

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayment of assets) and the policies of the Federal Reserve Board.

•	Heartland’s ability to compete with other financial institutions as effectively as it currently intends, due to increases in competitive pressures in the financial services sector.

•	Heartland’s ability to obtain new customers and to retain existing customers, including Premier Valley Bank customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the internet.

•
Technological changes implemented by Heartland and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to Heartland, Premier Valley Bank and their customers.

•	Heartland’s ability to develop and maintain secure and reliable electronic delivery systems.

•
Heartland’s ability to retain key executives and employees, including executives and employees of Premier Valley Bank, and the difficulty that it may experience in replacing in an effective manner key executives and employees.

•	Consumer spending and saving habits that may change in a manner that adversely affects Heartland’s business.

•	Business combinations and the integration of acquired businesses that may be more difficult or expensive than expected.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

•	That required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all.

•	Other factors discussed in, or incorporated by reference in, the “Risk Factors” section of this proxy statement/prospectus.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
The pro forma financial information and any forward-looking earnings estimates included in this proxy statement/prospectus have not been examined or compiled by independent public accountants, nor have independent accountants applied any procedures to the estimates. Accordingly, neither Heartland’s nor Premier Valley Bank’s accountants express any opinion or any other form of assurance on them. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus and we undertake no obligation to update any statement in light of new information or future events. Further information concerning Heartland and its business, including additional factors that could materially affect Heartland’s financial results, is included in Heartland’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page [ ].

THE PREMIER VALLEY BANK SPECIAL MEETING
Date, Time and Place
The Premier Valley Bank special meeting will be held [in the first floor Conference Room located at 265 East River Park Circle, Suite 160 (across from Premier Valley Bank’s headquarters located at 255 East River Park Circle, Suite 180), Fresno, California 93720] at [ ] local time, on September [ ], 2015. At the Premier Valley Bank special meeting, holders of Premier Valley Bank common stock will be asked:

•	to approve and adopt the merger agreement; and

•	to approve the adjournment of the Premier Valley Bank special meeting, if necessary or appropriate, to solicit additional proxies.
Proxies
You should complete and return the proxy form accompanying this document to ensure that your vote is counted at the Premier Valley Bank special meeting, regardless of whether you plan to attend the special meeting. Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. The required vote of Premier Valley Bank shareholders on the merger agreement and the proposal to adjourn the special meeting is based on the number of outstanding shares of Premier Valley Bank common stock and not on the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Premier Valley Bank special meeting, or the abstention from voting by a Premier Valley Bank shareholder, or the failure of any Premier Valley Bank shareholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker (thereby resulting in a “broker non-vote”), will have the same effect as a vote “AGAINST” the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to postpone or adjourn the Premier Valley Bank special meeting, if necessary, while shares not in attendance at the Premier Valley Bank special meeting and broker non-votes will have no effect on the outcome of any vote to postpone or adjourn the Premier Valley Bank special meeting.
A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine”. However, under the rules of the New York Stock Exchange, the merger agreement proposal and the adjournment proposal to be considered at the Premier Valley Bank special meeting are not considered routine matters and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owner of the shares. To avoid a broker non-vote of your shares on the merger agreement and adjournment, each of which is a non-routine matter, you must provide voting instructions to your broker or other nominee.
Submitting a proxy on the enclosed form of proxy does not preclude a Premier Valley Bank shareholder from voting in person at the Premier Valley Bank special meeting. A Premier Valley Bank shareholder may revoke a proxy at any time prior to the vote at the Premier Valley Bank special meeting by:

•
delivering to Michael W. Martinez, Premier Valley Bank’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, at 255 East River Park Circle, Suite 180, Fresno, California 93720, on or before the date of the Premier Valley Bank special meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	delivering to Premier Valley Bank at the Premier Valley Bank special meeting prior to the taking of the vote a later dated and signed proxy card or a written revocation;

•	attending the Premier Valley Bank special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change these instructions.
Revoking a proxy will not affect a vote once it has been taken. Attendance at the Premier Valley Bank special meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Premier Valley Bank special meeting if you wish to change a vote that you have previously made by submitting a signed proxy.
All shares of Premier Valley Bank common stock represented by valid proxies received through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy form. If you make no specification on your proxy form as to how you want your shares of Premier Valley Bank common stock voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Solicitation of Proxies
Premier Valley Bank will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Premier Valley Bank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Premier Valley Bank common stock and secure their voting instructions, if necessary. Premier Valley Bank will reimburse the record holders for their reasonable expenses in taking those actions.
Premier Valley Bank has engaged Georgeson Inc. to assist in the solicitation of proxies for the Premier Valley Bank special meeting. Premier Valley Bank estimates that it will pay Georgeson Inc. a fee of approximately $6,000, will reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify Georgeson Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses.
Record Date
The Premier Valley Bank Board of Directors has fixed the close of business on August [ ], 2015 as the record date for determining the holders of Premier Valley Bank common stock entitled to receive notice of and to vote at the Premier Valley Bank special meeting. At that time, 12,304,025 shares of Premier Valley Bank common stock were outstanding, held by approximately [ ] holders of record. As of the record date, directors, executive officers of Premier Valley Bank and their affiliates had the right to vote [ ] shares of Premier Valley Bank common stock as of the record date, representing approximately [ ]% of the shares entitled to vote at the Premier Valley Bank special meeting. Each of these directors and officers has executed a voting agreement with Heartland agreeing to vote their shares “FOR” the merger.
Quorum and Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Premier Valley Bank common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present.
Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Premier Valley Bank common stock. Approval of the proposal relating to the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires that the votes cast in favor of the proposal exceed the votes cast in opposition. You are entitled to one vote for each share of Premier Valley Bank common stock you held as of the record date.
Because the affirmative vote of the holders of a majority of the outstanding shares of Premier Valley Bank common stock is required to approve and adopt the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the Premier Valley Bank Board of Directors urges holders of Premier Valley Bank common stock to complete, date and sign the accompanying proxy form and return it promptly in the enclosed postage-paid envelope.
Abstentions, failures to vote and broker non-votes will have no effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Other Business
Premier Valley Bank is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this document.

THE MERGER
The following discussion contains material information pertaining to the merger. This discussion is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this document as Appendix A and is incorporated into this section by reference. We encourage you to read and review the merger agreement in its entirety as well as the discussion in this document.
Structure
The merger agreement provides that Premier Valley Bank will be merged with and into PV Acquisition Bank, a newly formed subsidiary of Heartland that will apply for authorization to conduct a banking business in the State of California. By virtue of the merger, Premier Valley Bank will become a subsidiary of Heartland. Simultaneous with the merger, PV Acquisition Bank, which has and will have no operations until the merger, will change its name to “Premier Valley Bank” and continue the operations of Premier Valley Bank without interruption.
By virtue of the merger, each share of Premier Valley Bank common stock outstanding prior to the merger will be converted, upon completion of the merger, and at the election of the holder but subject to certain proration procedures, into the right to receive Heartland common stock or cash, or a combination of Heartland common stock and cash. Shares of Premier Valley Bank common stock outstanding immediately prior to the merger will be cancelled and represent only the right to receive this consideration after the merger is effective.
Background of the Merger
Each of Heartland's and Premier Valley Bank's Board of Directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders. The strategic considerations have focused on, among other things, the business and regulatory environment facing financial institutions generally and each of Heartland and Premier Valley Bank, in particular, as well as conditions and ongoing consolidation in the financial services industry. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.
Heartland has considered acquisitions as a means of achieving growth and expanding its market. Consistent with this strategy, on January 16, 2015, Heartland acquired Community Banc-Corp of Sheboygan, Inc., the bank holding company for Community Bank & Trust, a bank headquartered in Sheboygan, Wisconsin with approximately $510 million of assets at the time of its acquisition. On April 16, 2015, Heartland announced its agreement to acquire Community Bancorporation of New Mexico, Inc., the holding company for Community Bank, a bank headquartered in Santa Fe, New Mexico with approximately $183 million in assets at March 31, 2015. On May 15, 2015, Heartland announced its agreement to acquire First Scottsdale Bank, National Association, a bank headquartered in Scottsdale, Arizona with approximately $106 million of assets at March 31, 2015.
In the context of its annual budgeting and planning process, the Premier Valley Bank Board of Directors has periodically discussed and evaluated strategic planning alternatives and whether they would be in the best interests of shareholders. Discussions have included the possibility of making acquisitions and whether to remain independent or to consider a combination with another financial institution. Discussion of these topics has typically involved a review of current and projected market conditions, the results of operations of Premier Valley Bank, certain peer group performance comparisons, reported merger and acquisition activity, and selected industry information and analyses provided to the Board of Directors by its financial advisors.
On February 4, 2013, Premier Valley Bank retained Sandler O’Neill to act as an independent financial advisor in connection with Premier Valley Bank’s ongoing strategic planning process and Premier Valley Bank’s Board of Directors’ consideration of alternative strategies to continue to enhance long-term shareholder value. With the assistance of Sandler O’Neill, the Premier Valley Bank Board of Directors discussed and evaluated various strategic planning alternatives and whether they would be in the best interests of shareholders. The Premier Valley Bank Board discussions were principally focused on the highly competitive banking market in which Premier Valley Bank currently operates (competition for deposits and loans, in particular), the current level of bank mergers in California, and the current and projected interest rate environment for commercial banks. These discussions also examined the importance of operational scale and financial resources in the current banking environment. Premier Valley Bank’s Board of Directors took notice of the possibility that a business combination with a larger financial institution, having more products and resources, higher lending limits, a more geographically diversified customer base, and with more liquidity in its common stock, could result in a stronger financial institution and increase value for Premier Valley Bank’s shareholders.
In May 2013, Premier Valley Bank authorized Sandler O’Neill to contact parties to determine whether they would have an interest in a potential business combination with Premier Valley Bank. Sandler O’Neill had discussions with 15 parties on Premier Valley Bank’s behalf.
On September 23, 2013, Premier Valley Bank received a non-binding preliminary term sheet from Company A outlining the principal terms for the potential acquisition of Premier Valley Bank by Company A. The term sheet outlined a purchase price of $6.36 per share of Premier Valley Bank, payable 75% in Company A common stock and 25% in cash. Subsequent to additional discussions with Premier Valley Bank, Company A submitted an updated term sheet on October 29, 2013 which outlined a purchase price of $6.75 per share of Premier Valley Bank, payable 75% in Company A common stock and 25% in cash. On November 1, 2013, the Premier Valley Bank Board of Directors met to discuss the updated term sheet from Company A. After discussion, the Premier Valley Bank Board authorized proceeding with mutual due diligence review. Between November 2013 and February 2014, Company A and Premier Valley Bank engaged in mutual due diligence review. During that same time period, the companies negotiated a definitive agreement which incorporated the principal terms of Company A’s term sheet. On February 27, 2014, Premier Valley Bank’s Board of Directors met to discuss the potential business combination with Company A. After discussion, the board elected not to proceed with a transaction with Company A. On March 2, 2014, Premier Valley Bank notified Company A that it would not proceed with a business combination with Company A and terminated discussions regarding a potential merger. Following this notification, Premier Valley Bank ceased all conversations and returned its focus to stand-alone operations.
On November 17, 2014, Premier Valley Bank received an unsolicited, non-binding indication of interest from Heartland relating to a possible business combination between Premier Valley Bank and Heartland. The indication outlined a purchase price of $86.0 million in the aggregate, or approximately $7.01 per share of Premier Valley Bank common stock, payable 75% in Heartland common stock and 25% in cash.
Around the same time, the Chief Executive Officer of Premier Valley Bank was contacted by the Chief Executive Officer of Company B who expressed an interest in having a meeting to, among other things, discuss a potential merger combination. On December 1, 2014, the Chief Executive Officer of Premier Valley Bank met with the Chief Executive Officer of Company B to discuss their respective companies, the general state of the banking industry and the merits of a potential combination between the two companies. On December 17, 2014, Company B provided a non-binding indication of interest describing a business combination of Premier Valley Bank and Company B. The indication outlined a purchase price of $86.0 million in the aggregate or approximately $7.00 per share of Premier Valley Bank common stock, payable 50% in Company B common stock and 50% in cash.
On December 18, 2014, the Premier Valley Bank Board of Directors met and discussed the indications of interest from Heartland and Company B. Sandler O’Neill attended the meeting and reviewed with the Premier Valley Bank Board of Directors the respective merits and features of the Heartland and Company B non-binding indications of interest. After discussion, the Premier Valley Bank Board of Directors instructed Sandler O’Neill to contact both Heartland and Company B to seek increased financial consideration for Premier Valley Bank shareholders and clarification of certain points addressed in the respective non-binding indications of interest.
On January 21, 2015, Heartland provided an updated non-binding indication of interest to Premier Valley Bank. The updated indication of interest outlined a purchase price of between $7.50 and $7.60 per share of Premier Valley Bank common stock, payable 70% in Heartland common stock and 30% in cash.
In early February 2015, Company B indicated verbally that the maximum price it was prepared to offer to Premier Valley Bank shareholders was approximately $7.25 per share.
On February 11-12, 2015, certain Premier Valley Bank representatives met with representatives of Heartland at Heartland’s headquarters office in Dubuque, Iowa to discuss both businesses and the strategic merits of a potential business combination.
On February 24, 2015, Heartland provided an updated non-binding indication of interest to Premier Valley Bank. The updated indication of interest outlined a purchase price of $7.64 per share of Premier Valley Bank common stock, payable 70% in Heartland common stock and 30% in cash.

On February 26, 2015, Premier Valley Bank’s Board of Directors met and discussed the updated non-binding indication of interest from Heartland and the most recent communication from Company B. Sandler O’Neill participated in the meeting telephonically and provided an update on the discussions with Heartland and Company B and the details of the consideration proposed by Heartland. The Premier Valley Bank Board elected to continue negotiations with Heartland in the interest of enhancing the proposed consideration to Premier Valley Bank shareholders.
On March 26, 2015, Heartland provided an updated non-binding indication of interest letter to Premier Valley Bank. The updated indication of interest outlined a purchase price of $7.73 per share of Premier Valley Bank common stock, payable 70% in Heartland common stock and 30% in cash. This non-binding indication of interest was executed by Premier Valley Bank on March 31, 2015, providing for exclusive discussions and negotiations with Heartland regarding a potential business combination until May 26, 2015.
During the months of April and May 2015, Heartland and Premier Valley Bank conducted mutual due diligence reviews of each other.
On May 26, 2015, Heartland’s Board of Directors met and approved the definitive agreement and other relevant documents and the contemplated transaction.
On May 28, 2015, Premier Valley Bank’s Board of Directors met and approved the definitive agreement and other relevant documents and the contemplated transaction. At the conclusion of Premier Valley Bank’s board meeting on May 28, 2015, and pursuant to the resolutions adopted by each of Heartland’s and Premier Valley Bank’s Board of Directors, Heartland and Premier Valley Bank entered into the definitive agreement, dated as of May 28, 2015.
Prior to the opening of the stock market on May 29, 2015, Heartland and Premier Valley Bank issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger.
Premier Valley Bank’s Reasons for the Merger
In reaching its conclusion to approve the merger and recommend adoption of the merger agreement to its shareholders, Premier Valley Bank’s Board of Directors consulted with Premier Valley Bank’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), with respect to the financial aspects of the proposed acquisition and with its legal counsel, Sheppard, Mullin, Richter, & Hampton LLP (“Sheppard Mullin”), as to its legal duties and the terms of the merger agreement and related agreements. In approving the merger agreement, the Board of Directors of Premier Valley Bank considered a number of factors, including the following:

•	its belief that the terms of the merger are fair to and in the best interests of the Premier Valley Bank shareholders;

•
the financial analyses of Sandler O’Neill and the written opinion of Sandler O’Neill dated as of May 28, 2015, delivered to Premier Valley Bank’s Board of Directors, to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration to be paid to the shareholders of Premier Valley Bank in connection with the merger was fair from a financial point of view;

•	the financial terms of the merger, including the basis for determining the merger consideration and the valuation of Heartland common stock;

•
the structure of the value of the aggregate merger consideration, with 30% of the aggregate merger consideration payable in cash and 70% of the aggregate merger consideration payable in shares of Heartland common stock, which will allow Premier Valley Bank’s shareholders to participate in the future performance of the combined company’s business and synergies resulting from the merger;

•
the likelihood of the merger receiving treatment as a tax-free reorganization for U.S. federal income tax purposes to the extent shares of Premier Valley Bank stock are exchanged for shares of Heartland common stock in the merger;

•
its review, with the assistance of Premier Valley Bank’s financial and legal advisers, of the preliminary discussions that Sandler O’Neill had with 15 different parties, with some of such parties subsequently gaining access to a due diligence data room and some of such parties communicating either verbally or in writing proposals that were inferior to Heartland’s proposal for a variety of reasons, including a lower value or uncertain value of the consideration, uncertain timing or a lower probability of success associated with the closing of a transaction;

•
its review, with the assistance of Premier Valley Bank’s financial and legal advisers, of strategic alternatives to the merger, including the prospects of a superior offer from another strategic bidder and the results that could be expected to be obtained by Premier Valley Bank if it continued to operate independently, and the likely benefits to Premier Valley Bank shareholders of such alternatives, as compared with the value of the aggregate merger consideration being offered by Heartland;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

•
the fact that Heartland’s common stock is registered under the Securities Exchange Act of 1934 and publicly traded on the NASDAQ Global Select Market and would provide greater liquidity than Premier Valley Bank common stock;

•	the cash dividends historically paid by Heartland on its common stock;

•	the opportunity for Premier Valley Bank’s shareholders to elect consideration of cash or Heartland common stock, subject to proration;

•
its knowledge of Premier Valley Bank’s business, operations, financial and regulatory condition, earnings and prospects and of Heartland’s business, operations, financial and regulatory condition, earnings and prospects, including the recent performance of Heartland’s common stock;

•
its knowledge of the current environment in the financial services industry, including economic conditions, regulatory conditions, evolving trends in technology, increasing competition and consolidation trends, and the likely effects of these factors on the potential growth of Premier Valley Bank and Heartland;

•
its belief that becoming part of a larger banking organization will improve Premier Valley Bank’s ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy shared by Premier Valley Bank and Heartland;

•	the overall greater scale that will be achieved by the merger, which should better position Heartland and the surviving bank for growth and profitability;

•	the complementary nature of the cultures and operating philosophies of Premier Valley Bank and Heartland, including with respect to strategic focus and client service;

•
the expanded possibilities, including organic growth and future acquisitions and other strategic transactions that would be available to Heartland and the surviving bank, given their larger size, asset base, capital, market capitalization and trading liquidity and footprint;

•	Premier Valley Bank’s right to terminate the merger agreement, under certain circumstances, if the average trading price of the Heartland common stock is less than $29.13;

•
the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner and without unacceptable conditions;

•
the continued participation of Premier Valley Bank’s Board of Directors and management team in the surviving bank, which enhances the likelihood that the strategic benefits that Premier Valley Bank expects to achieve as a result of the merger will be realized;

•
the effects of the merger on other Premier Valley Bank employees, including the retention of a significant majority of such employees which would increase the retention of Premier Valley Bank customers and the likelihood of success of the surviving bank;

•	Heartland’s stated intention to continue operating the surviving bank as a California state chartered bank under the name “Premier Valley Bank”;

•	the greater geographic and other diversification of Heartland as compared to Premier Valley Bank’s concentration in Central California;

•	the ability of the surviving bank to obtain additional capital to support growth and expansion, and to maintain the its competitive posture in the California market after the merger; and

•
its review with Sheppard Mullin of the material terms of the merger agreement, including its ability, under certain circumstances, to withdraw its recommendation to Premier Valley Bank’s shareholders and to consider an acquisition proposal in certain circumstances, subject to the potential payment by Premier Valley Bank of a termination fee of $3.0 million to Heartland and payment of certain expenses of Heartland, which it concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.
The Premier Valley Bank Board of Directors also considered the potential adverse consequences of the proposed merger, including:

•
the interests of Premier Valley Bank’s officers and directors with respect to the merger apart from their interests as holders of Premier Valley Bank common stock, and the risk that these interests might influence their decision with respect to the merger;

•
the possibility that the merger and the related integration process could disrupt Premier Valley Bank’s on-going business and result in the loss of customers and the fact that Premier Valley Bank’s officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from Premier Valley Bank’s business, and that Premier Valley Bank will incur substantial transaction costs even if the merger is not consummated;

•	the loss of autonomy associated with being an independent financial institution;

•	the costs already incurred by Premier Valley Bank in connection with the merger process;

•	the potential reaction of Premier Valley Bank’s customers to Heartland and the surviving bank operating as part of a larger banking organization;

•	employee attrition and the potential effect on business and customer relationships;

•	the fact that any cash portion of the merger consideration would be taxable to the holders of shares of Premier Valley Bank stock for U.S. federal income tax purposes;

•
that while the merger is pending, Premier Valley Bank will be subject to certain limited restrictions on how it conducts business that could delay or prevent Premier Valley Bank from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent;

•
the possible effects on Premier Valley Bank should the parties fail to complete the merger, including the possible effects on the price of Premier Valley Bank common stock and the associated business and opportunity costs;

•	the lower dividend yield of Heartland common stock compared to Premier Valley Bank common stock;

•
the fact that completion of the merger is subject to regulatory approvals from multiple regulatory agencies and there can be no assurance that these approvals will be received on a timely basis or prior to the termination date of the merger agreement, after which time either Premier Valley Bank or Heartland can terminate the merger agreement; and

•
the facts that: (i) the merger agreement includes a “force the vote” provision that would obligate Premier Valley Bank to hold a shareholders’ meeting to consider the merger agreement even if Premier Valley Bank’s Board of Directors withdraws its favorable recommendation of the merger agreement after determining in good faith that it would be inconsistent with its fiduciary duties to recommend the merger agreement; (ii) Premier Valley Bank would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (iii) Premier Valley Bank would be obligated to pay to Heartland a termination fee of $3.0 million plus Heartland’s expenses if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Premier Valley Bank from pursuing such a transaction.

After considering these factors, Premier Valley Bank’s Board of Directors believed that, in the aggregate, the potential benefits to the shareholders of Premier Valley Bank resulting from the merger outweigh the risks of the merger. Premier Valley Bank’s Board of Directors collectively reached the conclusion to approve the merger agreement after careful consideration of the factors described above and other factors that the members of Premier Valley Bank’s Board of Directors believed to be appropriate.
The foregoing discussion of the factors considered by Premier Valley Bank’s Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by Premier Valley Bank’s Board of Directors. In view of the variety of factors considered by Premier Valley Bank’s Board of Directors in connection with its evaluation of the proposed merger and the complexity of the negotiation of the merger agreement, Premier Valley Bank’s Board of Directors did not consider it practical, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction and reaching its recommendation. Rather, Premier Valley Bank’s Board of Directors made its decision to adopt and approve the merger agreement and make its recommendation that Premier Valley Bank’s shareholders approve the merger agreement based on the totality of information presented and the investigation conducted by Premier Valley Bank’s Board of Directors and its legal and financial advisers. In considering the factors discussed above, individual members of Premier Valley Bank’s Board of Directors applied their own judgment and may have given different weights to different factors.
Based on the reasons stated, Premier Valley Bank’s Board of Directors believes that the merger is in the best interest of Premier Valley Bank and its shareholders and unanimously recommends that the Premier Valley Bank shareholders vote “FOR” approval of the merger agreement.
Opinion of Financial Advisor to Premier Valley Bank
By letter, dated February 13, 2014, as amended on May 4, 2015, Premier Valley Bank retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), to act as financial advisor to Premier Valley Bank’s Board of Directors in connection with the Board’s consideration of a potential business combination with another party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as financial advisor to Premier Valley Bank’s Board of Directors in connection with the proposed transaction and participated in certain negotiations leading to the execution of the merger agreement with Heartland. At the May 28, 2015 meeting at which Premier Valley Bank’s Board of Directors considered and approved the merger agreement, Sandler O’Neill delivered to the Board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Premier Valley Bank common stock from a financial point of view. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s Fairness Opinion Committee. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Premier Valley Bank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Premier Valley Bank’s Board of Directors and is directed only to the fairness of the merger consideration to the holders of Premier Valley Bank common stock from a financial point of view. It does not address the underlying business decision of Premier Valley Bank to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Premier Valley Bank common stock as to how such holder of Premier Valley Bank common stock should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Premier Valley Bank’s officers, directors, or employees, or class of such persons, relative to the merger consideration to be received by Premier Valley Bank’s common shareholders.
In connection with rendering its opinion, dated May 28, 2015, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Premier Valley Bank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Heartland that Sandler O’Neill deemed relevant;

•
an internal financial forecast for Premier Valley Bank for the year ending December 31, 2015, a net income forecast for Premier Valley Bank for the year ending December 31, 2016, a long-term net income growth rate for Premier Valley Bank for the years thereafter and Premier Valley Bank’s share repurchase plan for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of Premier Valley Bank;

•
publicly available mean analyst earnings per share estimates for Heartland for the years ending December 31, 2015 and December 31, 2016 and a long-term earnings per share growth rate for Heartland for the years thereafter as provided by senior management of Heartland;

•	certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies as provided by the senior management of Heartland;

•
a comparison of certain financial and other information, including stock trading information, for Premier Valley Bank and Heartland with similar publicly available information for certain other publicly traded commercial banks;

•	the financial terms of certain other recent merger and acquisition transactions in the banking sector;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.
Sandler O’Neill also discussed with certain members of senior management of Premier Valley Bank the business, financial condition, results of operations and prospects of Premier Valley Bank and held similar discussions with the senior management of Heartland regarding the business, financial condition, results of operations and prospects of Heartland.
In performing Sandler O’Neill’s review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Premier Valley Bank and Heartland or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill further relied on the assurances of the respective managements of Premier Valley Bank and Heartland that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Premier Valley Bank and Heartland or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Premier Valley Bank, Heartland or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to Premier Valley Bank and Heartland. Sandler O’Neill assumed, with Premier Valley Bank’s consent, that the respective allowances for loan losses for both Premier Valley Bank and Heartland were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used an internal financial forecast for Premier Valley Bank for the year ending December 31, 2015, a net income forecast for Premier Valley Bank for the year ending December 31, 2016, a long-term net income growth rate for Premier Valley Bank for the years thereafter and Premier Valley Bank’s share repurchase plan for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of Premier Valley Bank. In addition, Sandler O’Neill used publicly available mean analyst earnings per share estimates for Heartland for the years ending December 31, 2015 and December 31, 2016 and a long-term earnings per share growth rate for Heartland for the years thereafter as provided by the senior management of Heartland. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by the senior management of Heartland. With respect to those forecasts, projections, estimates and judgments, the respective managements of Premier Valley Bank and Heartland confirmed to Sandler O'Neill that those forecasts, projections, estimates and judgments reflected the best currently available forecasts, projections, estimates and judgments of those respective managements of the future financial performance of Premier Valley Bank and Heartland, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such forecasts, projections, estimates or judgments or the assumptions on which they were based. Sandler O’Neill assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Premier Valley Bank or Heartland since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill also assumed in all respects material to its analysis that Premier Valley Bank and Heartland would remain as going concerns for all periods relevant to its analyses. Sandler O'Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.
Sandler O’Neill also assumed, with Premier Valley Bank’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Premier Valley Bank, Heartland or the merger and (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.
Sandler O’Neill’s analyses and opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Premier Valley Bank common stock or Heartland common stock after the date of its opinion or what the value of Heartland common stock will be once it is actually received by the holders of Premier Valley Bank common stock.
In rendering its opinion, dated May 28, 2015, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Premier Valley Bank or Heartland and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Premier Valley Bank and Heartland and the companies to which they are being compared.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Premier Valley Bank, Heartland and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Premier Valley Bank Board of Directors at the board of directors’ May 28, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Premier Valley Bank’s or Heartland’s common stock or the prices at which Premier Valley Bank’s or Heartland’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Premier Valley Bank’s Board of Directors in making its determination to approve of Premier Valley Bank’s entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision of Premier Valley Bank’s Board of Directors or management with respect to the fairness of the merger.
In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, pursuant to the terms of the merger, each share of common stock of Premier Valley Bank issued and outstanding immediately prior to the effective time shall be converted into the right to receive, at the election of the holder thereof, subject to the adjustments and limitations as set forth in merger agreement, either (i) for each share of Premier Valley Bank common stock with respect to which an election to receive stock has been made, the right to receive from Heartland the number of shares of Heartland common stock as is equal to the quotient of (a) the aggregate merger consideration, divided by (b) the product of (I) the number of shares of Premier Valley Bank common stock issued and outstanding immediately prior to the effective date, and (II) the average closing price for the twenty trading days ending five days prior to the effective date (the “Per Share Stock Consideration”), (ii) for each share of Premier Valley Bank common stock with respect to which an election to receive cash has been made, the right to receive from Heartland an amount in cash equal to (a) the aggregate merger consideration divided by (b) the number of shares of the Premier Valley Bank common stock issued and outstanding immediately prior to the effective time (the “Per Share Cash Consideration”), and (iii) for each share of Premier Valley Bank common stock other than shares as to which a cash election or a stock election has been made, the right to receive from Heartland such Per Share Stock Consideration and/or Per Share Cash Consideration as determined pursuant to the merger agreement. The aggregate merger consideration, assuming no adjustment, shall total $95.05 million or approximately $7.73 per Premier Valley Bank share as long as Heartland’s volume weighted average closing price for the 20 trading days ending five days prior to closing of the proposed transaction is greater than $29.13 and less than $39.41. 70% of Premier Valley Bank shares will receive Heartland common stock and 30% of Premier Valley Bank shares will receive cash. If Heartland’s volume weighted average closing price for the 20 trading days ending five days prior to closing of the proposed transaction is equal to or less than $29.13 or equal to or greater than $39.41, the value of the stock consideration received by Premier Valley Bank shareholders will fluctuate. Based upon financial information as of or for the twelve month period ended March 31, 2015, Sandler O’Neill calculated the following transaction ratios:

Price / LTM Earnings Per Share	12.5x
Price / LTM Core Earnings Per Share(1)	14.3x
Price / Tangible Book Value Per Share	164%
Tangible Book Premium / Core Deposits(2)	7.0%
Market Premium as of May 27, 2015	10.4%
(1) Excludes nonrecurring items and negative loan loss provision. (2) Core deposits defined as total deposits less time deposits over $100,000

Premier Valley Bank - Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Premier Valley Bank and a group of banks, as selected by Sandler O’Neill. The Premier Valley Bank peer group consisted of publicly-traded California banks with assets between $400 million and $800 million and NPAs/Assets less than 3.00%, excluding merger targets.

The comparable group was composed of the following companies:

1st Capital Bank	Plaza Bank
1st Century Bancshares, Inc.	Plumas Bancorp
American River Bankshares	Presidio Bank
Avidbank Holdings, Inc.	San Diego Private Bank
Bay Commercial Bank	Santa Cruz County Bank
California Bank of Commence	Seacoast Commerce Banc Holdings
CommerceWest Bank	Security California Bancorp
Commonwealth Business Bank	Summit State Bank
Community West Bancshares	Valley Commerce Bancorp
Mission Bancorp	Valley Republic Bank
Oak Valley Bancorp
The analysis compared publicly available financial information for Premier Valley Bank and the mean and median financial and market trading data for the Premier Valley Bank peer group as of, or for the period ended March 31, 2015, with pricing data as of May 27, 2015. The table below sets forth the data for Premier Valley Bank and the data for the Premier Valley Bank peer group.

Comparable Company Analysis
	Premier Valley	Comparable Group Mean	Comparable Group Median
Total Assets ($ millions)	647	535	527
Market Capitalization ($ millions)	86	60	58
Price / Tangible Book Value Per Share	149%	116%	112%
Price / LTM Earnings Per Share	12.9x	15.9x	16.5x
Dividend Yield	4.57%	0.52%	0.00%
LTM Price Change	16.7%	11.0%	7.7%
Leverage Ratio	9.2%	10.7%	10.4%
Total Risk Based Capital Ratio	13.1%	15.2%	14.6%
Tangible Common Equity / Tangible Assets	9.1%	10.0%	10.2%
NPAs / Assets	1.40%	0.81%	0.60%
Loans / Deposits	70.1%	78.6%	79.5%
Return on Average Assets	1.11%	0.79%	0.78%
Return on Average Equity	10.03%	7.62%	6.84%
Net Interest Margin	3.60%	3.93%	3.91%
Efficiency Ratio	55%	67%	68%

LTM EPS, ROAA and ROAE adjusted to exclude nonrecurring revenue, negative loan loss provision, nonrecurring expense and DTA allowance.

Heartland - Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Heartland and a group of banks, as selected by Sandler O’Neill. The Heartland peer group consisted of nationwide exchange-traded banks, with total assets between $5.5 billion and $7.5 billion, TCE / TA less than 9.0% and NPAs / Assets less than 2.00%, excluding merger targets.

Banc of California, Inc.	First Commonwealth Financial Corporation
BancFirst Corporation	Independent Bank Corp.
Berkshire Hills Bancorp, Inc.	Park National Corporation
Boston Private Financial Holdings, Inc.	Renasant Corporation
Brookline Bancorp, Inc.	S&T Bancorp, Inc.
Customers Bancorp, Inc.

The analysis compared publicly available financial information for Heartland and the mean and median financial and market trading data for the Heartland peer group as of or for the period ended March 31, 2015, with pricing data as of May 27, 2015. The table below sets forth the data for Heartland and the data for the Heartland peer group.

Comparable Company Analysis
	Heartland	Comparable Group Mean	Comparable Group Median

Total Assets ($ millions)	6,506	6,491	6,570
Market Capitalization ($ millions)	708	901	921
Price / Tangible Book Value Per Share	168%	180%	162%
Price / LTM Earnings Per Share	14.5x	15.0x	15.3x
Price / 2015E Earnings Per Share	12.8x	14.6x	14.7x
Price / 2016E Earnings Per Share	12.6x	13.3x	13.3x
Dividend Yield	1.16%	2.68%	2.76%
LTM Price Change	38.3%	14.6%	12.2%
Leverage Ratio	9.7%	8.9%	9.2%
Total Risk Based Capital Ratio	14.0%	13.0%	13.1%
Tangible Common Equity / Tangible Assets	6.5%	7.8%	7.7%
NPAs /Assets	0.87%	0.92%	0.84%
Loans / Deposits	80.6	91.7	95.1
Return on Average Assets	0.75%	0.96%	1.00%
Return on Average Equity	9.22%	9.41%	9.56%
Net Interest Margin	3.93%	3.38%	3.44%
Efficiency Ratio	72%	64%	63%
Note: LTM EPS, ROAA and ROAE adjusted to exclude nonrecurring revenue, negative loan loss provision, nonrecurring expense and DTA allowance.
Premier Valley Bank - Stock Price Performance. Sandler O’Neill reviewed the history of the publicly reported trading prices of Premier Valley Bank’s common stock for the one-year and three-year period ended May 27, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Premier Valley Bank’s common stock against the movements in the prices of Premier Valley Bank’s peer group (as described on page [*]), the S&P 500 Index and the Nasdaq Bank Index.

Premier Valley’s One-Year Stock Performance
	Beginning Index Value May 27, 2014	Ending Index Value May 27, 2015
Premier Valley	0.0%	16.7%
Premier Valley Peer Group	0.0%	11.1%
S&P 500 Index	0.0%	11.1%
Nasdaq Bank Index	0.0%	9.9%

Premier Valley’s Three-Year Stock Performance
	Beginning Index Value May 25, 2012	Ending Index Value May 25, 2015
Premier Valley	0.0%	16.7%
Premier Valley Peer Group	0.0%	50.6%
S&P 500 Index	0.0%	61.1%
Nasdaq Bank Index	0.0%	57.6%
Heartland - Stock Price Performance. Sandler O’Neill reviewed the history of the publicly reported trading prices of Heartland’s common stock for the one-year and three-year period ended May 27, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Heartland’s common stock against the movements in the prices of Heartland’s peer group (as described on page [*]), the S&P 500 Index and the Nasdaq Bank Index.

Heartland’s One-Year Stock Performance
	Beginning Index Value May 27, 2014	Ending Index Value May 27, 2015
Heartland	0.0%	38.3%
Heartland Peer Group	0.0%	12.6%
S&P 500 Index	0.0%	11.1%
Nasdaq Bank Index	0.0%	9.9%

Heartland’s Three-Year Stock Performance
	Beginning Index Value May 25, 2012	Ending Index Value May 25, 2015
Heartland	0.0%	79.8%
Heartland Peer Group	0.0%	48.0%
S&P 500 Index	0.0%	61.1%
Nasdaq Bank Index	0.0%	57.6%
Premier Valley Bank - Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of Premier Valley Bank common stock under various circumstances. The analysis assumed that Premier Valley Bank performed in accordance to an internal financial forecast for Premier Valley Bank for the year ending December 31, 2015, a net income forecast for Premier Valley Bank for the year ending December 31, 2016, a long-term net income growth rate for Premier Valley Bank for the years thereafter and Premier Valley Bank’s share repurchase plan for the years ending December 31, 2016 through December 31, 2019, all as provided by the senior management of Premier Valley Bank. To approximate the terminal value of Premier Valley Bank common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Premier Valley Bank common stock.
During the Premier Valley Bank Board of Directors meeting on May 28, 2015, Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of values per share of Premier Valley Bank common stock of $5.96 to $12.43 when applying multiples of earnings and $4.56 to $7.19 when applying multiples of tangible book value.

Discount Rate	Earnings Per Share Multiples
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
11.0%	6.94	8.04	9.14	10.24	11.34	12.43
12.0%	6.68	7.73	8.78	9.84	10.89	11.94
13.0%	6.43	7.44	8.44	9.45	10.46	11.47
14.0%	6.19	7.15	8.12	9.09	10.06	11.02
15.0%	5.96	6.89	7.81	8.74	9.67	10.60

Discount Rate	Tangible Book Value Multiples
	100%	110%	120%	130%	140%	150%
11.0%	5.28	5.67	6.05	6.43	6.81	7.19
12.0%	5.09	5.45	5.82	6.18	6.55	6.92
13.0%	4.90	5.25	5.60	5.95	6.30	6.65
14.0%	4.72	5.06	5.40	5.73	6.07	6.40
15.0%	4.56	4.88	5.20	5.52	5.85	6.17

Sandler O’Neill also considered and discussed with the Premier Valley Bank Board of Directors how this analysis would be affected by changes in the underlying performance assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a net present value analysis assuming Premier Valley Bank’s net income varied from 25% above projections to 25% below projections. This analysis indicates the following range of per share values for Premier Valley Bank common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 12.87%.

Annual Net Income Variance	Earnings Per Share Multiples
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
-25.0%	5.19	5.95	6.71	7.47	8.23	8.99
-15.0%	5.70	6.56	7.42	8.28	9.15	10.01
-5.0%	6.21	7.17	8.13	9.10	10.06	11.02
0.0%	6.46	7.47	8.49	9.50	10.52	11.53
5.0%	6.71	7.78	8.84	9.91	10.97	12.04
15.0%	7.22	8.39	9.55	10.72	11.88	13.05
25.0%	7.73	8.99	10.26	11.53	12.80	14.06

The following table describes the discount rate calculation for Premier Valley Bank common stock prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium and the size premium.

Risk Free Rate	4.00%	Based on Normalized 20yr US Treasury
Equity Risk Premium	5.00%	Per Duff & Phelps 2014 Valuation Handbook
Size Premium	3.87%	Per Duff & Phelps 2014 Valuation Handbook
Discount Rate	12.87%

Heartland - Net Present Value Analysis. Sandler O’Neill also performed an analysis that estimated the net present value per share of Heartland common stock under various circumstances. The analysis assumed that Heartland performed in accordance with publicly available mean analyst earnings per share estimates for Heartland for the years ending December 31, 2015 and December 31, 2016 and a long-term earnings per share growth rate for Heartland for the years thereafter as provided by senior management of Heartland.
To approximate the terminal value of Heartland common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 17.5x and multiples of tangible book value ranging from 125% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Heartland common stock.
At the May 28, 2015 Premier Valley Bank Board of Directors meeting, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis performed by Sandler O’Neill indicated an imputed range of values per share of Heartland common stock of $21.34 to $43.07 when applying multiples of earnings and $25.61 to $53.35 when applying multiples of tangible book value.

Discount Rate	Earnings Per Share Multiples
	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
8.0%	25.25	28.81	32.38	35.94	39.50	43.07
9.0%	24.20	27.61	31.02	34.43	37.84	41.25
10.0%	23.20	26.46	29.73	32.99	36.26	39.52
11.0%	22.25	25.37	28.50	31.63	34.76	37.89
12.0%	21.34	24.34	27.34	30.34	33.33	36.33

Discount Rate	Tangible Book Value Multiples
	125%	145%	165%	185%	205%	225%
8.0%	30.32	34.93	39.53	44.14	48.75	53.35
9.0%	29.05	33.46	37.87	42.28	46.69	51.10
10.0%	27.85	32.07	36.29	40.51	44.73	48.95
11.0%	26.70	30.74	34.79	38.83	42.88	46.92
12.0%	25.61	29.49	33.36	37.24	41.11	44.99

Sandler O’Neill also considered and discussed with the Premier Valley Bank Board of Directors how this analysis would be affected by changes in the underlying performance assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Heartland net income varied from 25% above projections to 25% below projections. This analysis indicates the following range of per share values for Heartland common stock, using the same price to earnings multiples of 10.0x to 17.5x and a discount rate of 8.07%:

Annual Net Income Variance	Earnings Per Share Multiples
	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
-25.0%	19.25	21.92	24.58	27.25	29.91	32.58
-15.0%	21.62	24.64	27.66	30.68	33.70	36.72
-5.0%	23.99	27.37	30.74	34.11	37.49	40.86
0.0%	25.18	28.73	32.28	35.83	39.38	42.94
5.0%	26.36	30.09	33.82	37.55	41.28	45.01
15.0%	28.73	32.81	36.90	40.98	45.07	49.15
25.0%	31.10	35.54	39.98	44.42	48.86	53.30

The following table describes the discount rate calculation for Heartland common stock prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the risk free rate plus the product of the two year beta of Heartland common stock and the equity risk premium.

Risk Free Rate	4.00%	Based on Normalized 20yr US Treasury
2 Year Beta of Heartland Common Stock	0.8140	Per Bloomberg
Equity Risk Premium	5.00%	Per Duff & Phelps 2014 Valuation Handbook
Discount Rate	8.07%

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of comparable merger and acquisition transactions. The first group, referred to as the Nationwide transaction group, includes 23 merger and acquisition transactions announced between January 1, 2014 and May 27, 2015 with target total assets between $400 million and $800 million and target NPAs / Assets less than 3.00%. The second group, referred to as the Western U.S. transaction group, included six transactions announced between January 1, 2014 and May 27, 2015 with target total assets between $400 million and $800 million with target NPAs / Assets less than 3.00%.

The Nationwide transaction group was composed of the following merger and acquisition transactions:

Acquirer / Target
Pinnacle Financial Partners, Inc. / Magna Bank
Ameris Bancorp / Merchants & Southern Banks of Florida, Inc.
Farmers National Banc Corp. / National Bancshares Corporation
United Community Banks, Inc. / MoneyTree Corporation
Cathay General Bancorp / Asia Bancshares, Inc.
Plaza Bank / Manhattan Bancorp
Stupp Bros., Inc. / Southern Bancshares Corp.
Heartland Financial USA, Inc. / Community Banc-Corp. of Sheboygan, Inc.
Pacific Premier Bancorp, Inc. / Independence Bank
First Horizon National Corporation / TrustAtlantic Financial Corporation
SKBHC Holdings LLC / Greater Sacramento Bancorp
IBERIABANK Corporation / Florida Bank Group, Inc.
Peoples Bancorp Inc. / NB&T Financial Group, Inc.
Old National Bancorp / Founders Financial Corporation
First Midwest Bancorp, Inc. / Great Lakes Financial Resources, Inc.
State Bank Financial Corporation / Georgia-Carolina Bancshares, Inc.
CU Bancorp / 1st Enterprise Bank
Bryn Mawr Bank Corporation / Continental Bank Holdings, Inc.
Seacoast Banking Corporation of Florida / BANKshares, Inc.
Simmons First National Corporation / Delta Trust & Banking Corporation
CVB Financial Corp. / American Security Bank
First Interstate BancSystem, Inc. / Mountain West Financial Corp.
BancorpSouth, Inc. / Ouachita Bancshares Corp.

	Nationwide Comparable Transactions Mean	Nationwide Comparable Transactions Median	Heartland/Premier Valley Valuation Multiples
Transaction Value Per Share / Tangible Book Value Per Share	155%	149%	164%
Transaction Value Per Share / Last Twelve Months Earnings Per Share	18.6x	19.1x	12.5x
Transaction Value Per Share / Tangible Book Premium to Core Deposits	8.0%	6.9%	7.0%
One-Day Market Premium	30.3%	26.7%	10.4%

The Western U.S. transaction group was composed of the following merger and acquisition transactions:

Acquirer / Target
Plaza Bank / Manhattan Bancorp
Pacific Premier Bancorp / Independence Bank
SKBHC Holdings LLC / Greater Sacramento Bancorp
CU Bancorp / 1st Enterprise Bank
CVB Financial Corp. / American Security Bank
First Interstate BancSystem, Inc. / Mountain West Financial Corp.

	Nationwide Comparable Transactions Mean	Nationwide Comparable Transactions Median	Heartland/Premier Valley Valuation Multiples
Transaction Value Per Share / Tangible Book Value Per Share	138%	138%	164%
Transaction Value Per Share / Last Twelve Months Earnings Per Share	21.5x	21.4x	12.5x
Transaction Value Per Share / Tangible Book Premium to Core Deposits	6.2%	6.7%	7.0%
One-Day Market Premium	20.4%	25.9%	10.4%

Pro Forma Results. Sandler O’Neill analyzed certain potential pro forma effects of the merger on Heartland, based on the following assumptions, as provided by the senior management of Heartland: (i) an aggregate merger consideration of $95.05 million, with 70% of Premier Valley Bank shares receiving 0.2246 shares of Heartland Stock, based on Heartland’s closing stock price on May 27, 2015 of $34.39, and 30% of Premier Valley Bank shares receiving approximately $7.73 in cash; (ii) the merger closes in the fourth quarter of 2015; (iii) unexercised options will be cancelled at closing; (iv) negative credit mark of $14.4 million; (v) a positive loan interest rate mark of $0.1 million; (vi) a positive time deposit mark of $0.25 million; (vii) a core deposit intangible of $5.1 million amortized straight-line over seven years; (viii) cost savings of 25% of Premier Valley Bank’s projected non-interest expense; (ix) pre-tax deal expenses and restructuring charges of $5 million; and (x) a pre-tax opportunity cost of cash of 2.0%. The analysis indicated that for the year ending December 31, 2016, the merger (excluding transaction expenses) would be accretive to Heartland’s projected earnings per share and, at closing the merger would be dilutive to Heartland’s tangible book value per share. The actual results achieved by the combined entity, however, may vary from projected results and the variations may be material.
Analysis of Trading Liquidity of Heartland Common Stock. Sandler O’Neill used publicly available information to review Heartland’s and Premier Valley Bank’s average daily common stock trading activity for the 5-day, 30-day and 90-day periods ending May 27, 2015. During those periods, Heartland’s daily average common stock trading activity ranged from approximately 39 thousand shares to approximately 61 thousand shares per day and Premier Valley Bank’s daily average common stock trading activity ranged from approximately 2.4 thousand shares to approximately 4.5 thousand shares per day. Based on an estimated 1.9 million Heartland common shares to be issued in aggregate to Premier Valley Bank’s common shareholders (based on Heartland’s May 27, 2015 common stock price of $34.39), the analysis indicated that it would take between approximately 34 and 49 trading days to trade all of the shares issued to Premier Valley Bank’s common shareholders in the proposed transaction.
Sandler O’Neill’s Relationship. Sandler O’Neill acted as the financial advisor to Premier Valley Bank’s Board of Directors in connection with the merger. Sandler O’Neill has received a retainer fee of $50,000 in connection with general advisory services provided to Premier Valley Bank and a fee associated with the delivery of its fairness opinion from Premier Valley Bank in the amount of $150,000. The sum of these amounts shall be credited towards an aggregate transaction fee of $950,000 that Sandler O’Neill will be entitled to receive at the closing of the proposed merger. Premier Valley Bank has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law. Except as described herein, Premier Valley Bank has paid Sandler O’Neill no other fees or commissions for services rendered during the last two years.
In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Premier Valley Bank and Heartland and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Premier Valley Bank and Heartland or their respective affiliates for its own account and for the accounts of its customers and, accordingly may at any time hold a long or short position in such securities. In addition, Sandler O’Neill advised Premier Valley Bank’s Board of Directors that Sandler O’Neill has in the past provided certain investment banking services to Heartland unrelated to the merger and has received compensation for such services and that Sandler O’Neill may provide, and receive compensation for, such services in the future.

Heartland’s Reasons for the Merger
Heartland believes that:

•	the acquisition will provide an opportunity to enter the California market, a substantial market for community banking, in communities that should be well placed geographically for further expansion;

•	Premier Valley Bank’s history of earnings and credit quality, and strong management, should reduce the risks inherent in entering a new market;

•	the acquisition represents a similar community banking business model to the model of Heartland’s nine current banking subsidiaries, with complementary emphasis on small business lending;

•
the acquisition offers the potential for Heartland to increase the services enjoyed by Premier Valley Bank customers by offering an increased range of services, including increased commercial and industrial lending, and enhanced wealth management, mortgage banking, and cash and treasury management services, while retaining the “high-touch” community banking service currently enjoyed by those customers;

•	the acquisition is consistent with Heartland’s objective of balancing its exposure to the economies in the Midwest with the economies in the West; and

•	the merger is expected to be accretive to Heartland’s GAAP earnings in the first year exclusive of merger-related charges.
Certain Officers of Premier Valley Bank Have Financial Interests in the Merger
In considering the recommendation of Premier Valley Bank’s Board of Directors with respect to the merger agreement, you should be aware that some Premier Valley Bank officers have interests in the merger and have arrangements that are different from, or in addition to, those of Premier Valley Bank shareholders generally. Premier Valley Bank’s Board of Directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Premier Valley Bank shareholders vote in favor of the merger agreement.
Premier Valley Bank has employment agreements with some of its officers, including J. Mike McGowan, its President and Chief Executive Officer; Michael W. Martinez, its Executive Vice President, Chief Operating Officer and Chief Financial Officer; David H. Wogan, its Executive Vice President and Chief Credit Officer; Marvell French, its Senior Vice President of Sales and Marketing; Steve E. Travers, its Senior Vice President/Lending Service Manager; and Dorothy Thomas, its SBA Lending Manager. Each of these employment agreements provides that the officer will be entitled to severance payments if their employment is terminated, regardless of whether this termination is voluntarily by the employee or involuntarily by the Company, within one year before or after the merger is completed. The amount of the severance payment varies for these officers from nine months base salary, to three years’ salary and estimated bonus. As part of the negotiation of the merger agreement, Heartland negotiated restated employment agreements with each of these officers that provide that they each, as a signing bonus at the time the merger is completed, will receive the full amount of severance they would have received had they terminated their agreements, and that they also will continue as employees. Further, each of these officers holds restricted stock that is subject to vesting that would require them to remain employed for various terms of up to roughly three and a half years in order for the restricted stock to “vest” and not be forfeited when their employment is terminated. All of these restricted shares will become fully vested upon completion of the merger. These interests may cause Premier Valley Bank’s officers to view the merger proposal differently than you may view it. The Board of Directors of Premier Valley Bank was aware of these interests at the time it approved the merger.

The following table sets forth the amount of signing bonus that Heartland has agreed to pay to each executive:

Name	Lump Sum Payment
J. Mike McGowan	$ 1,832,250
Michael W. Martinez	377,400
David H. Wogan	371,850
Marvell French	232,200
Steve E. Travers	232,200
Dorothy Thomas	138,375

The new employment agreements that Heartland has executed with the officers become effective when the merger is completed. Each agreement, except for Mr. McGowan’s, provides for terms similar to the existing employment agreements of the officers, and with salaries that are the same as, or slightly increased to reflect the increased scope of responsibility of the officer. Michael Martinez will be promoted to President simultaneous with completion of the merger with a 10% increase in salary, while Mike McGowan will reduce his responsibilities and agree to a substantial reduction in salary.

Regulatory Matters

Heartland and Premier Valley Bank have agreed to use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include an application under Section 3 of the Bank Holding Company Act to the Federal Reserve to acquire Premier Valley Bank, an application with the FDIC under the Bank Merger Act to merge Premier Valley Bank into PV Acquisition Bank, and an application under the California Financial Code to form PV Acquisition Bank and for it to merge with Premier Valley Bank. Heartland and Premier Valley Bank have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.
Heartland has filed an application with the Federal Reserve Bank of Chicago, which administers acquisitions by Heartland on behalf of the Federal Reserve under delegated authority, under Section 3 of the Bank Holding Company Act to acquire Premier Valley Bank, and has published notice of that filing in newspapers in Fresno and Dubuque. The Federal Reserve normally acts on such applications within five days after close of a thirty day comment period that begins with publication, but may comment on the application, request additional information or delay action because of supervisory concerns.
Heartland and Premier Valley Bank have also filed with the FDIC under the Bank Merger Act for approval of the merger of Premier Valley Bank into PV Acquisition Bank, and have published and will continue to publish notice of that filing in Fresno. Generally, the FDIC will act on such an application within 60 days, although this period may be extended if it has supervisory concerns.
Heartland and Premier Valley Bank have filed an application with the Division of Financial Institutions of the California Department of Business Oversight to form PV Acquisition Bank as an entity authorized to conduct a banking business and to complete the merger. Like the applications to the Federal Reserve and the FDIC, these applications are subject to comment by the Division, and can be delayed by the comments and response.
We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional government approvals or actions are required, those approvals or actions will be sought.
Timing. A transaction approved pursuant to the Bank Holding Company Act or the Bank Merger Act may not be completed until 30 days after approval is received, during which time the Antitrust Division of the U.S. Department of Justice may challenge the merger. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the consent of the Antitrust Division, the waiting period may be reduced to no less than 15 days.
Heartland and Premier Valley Bank believe that neither the formation of PV Acquisition Bank nor the merger raises significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that could reasonably be expected to have a material adverse effect on Premier Valley Bank or Heartland. However, we cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the material anticipated U.S. federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Premier Valley Bank common stock with respect to the exchange of Premier Valley Bank common stock for cash and Heartland common stock pursuant to the merger.
This discussion assumes that U.S. Holders hold their Premier Valley Bank common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to in this section as the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the

Internal Revenue Service (or the IRS), regarding the U.S. federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
This summary does not address any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this summary does not address all aspects of U.S. federal income taxation that may apply to U.S. Holders of Premier Valley Bank common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Premier Valley Bank common stock that are not U.S. Holders, holders that are partnerships or other pass-through entities (and persons holding their Premier Valley Bank common stock through a partnership or other pass-through entity), persons who acquired shares of Premier Valley Bank common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, expatriates and former long-term residents of the United States, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Premier Valley Bank common stock as part of a straddle, hedging, constructive sale or conversion transaction.
You are strongly urged to consult with your tax advisor with respect to the tax consequences to you of the merger in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the United States federal or other tax laws.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Premier Valley Bank common stock that is for U.S. federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) holds Premier Valley Bank common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor.
The Merger. The merger is intended to qualify as a reorganization under section 368(a) of the Code. Sheppard Mullin Richter & Hampton LLP, tax counsel to Premier Valley Bank, has rendered its opinion that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The opinion relies on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and the accuracy of representations and covenants made by Premier Valley Bank and Heartland, including those contained in representation letters of officers of Premier Valley Bank. In particular, Premier Valley Bank has represented that it will terminate the Merger and the Merger Agreement if the weighted average trading price of Heartland common stock used to compute the exchange ratio drops below $10 per share immediately prior to the consummation of the Merger on the basis that this decline represents a “Material Adverse Event” under the terms of the Merger Agreement, and Heartland has represented that, under such circumstances, it will not resist or contest such termination. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by Premier Valley Bank’s tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position.
Exchange of Premier Valley Bank common stock for Heartland common stock and cash. Assuming the merger qualifies as a reorganization within the meaning of section 368(a) of the Code, Premier Valley Bank and Heartland will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, and the U.S. federal income tax consequences of the merger to U.S. Holders of Premier Valley Bank common stock will be, in general, as follows:

•
a Premier Valley Bank shareholder generally will, for U.S. federal income tax purposes, recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the Heartland common stock and the amount of cash received by the shareholder over that shareholder’s adjusted tax basis in the Premier Valley Bank common stock exchanged in the merger or (2) the amount of cash received by the shareholder in the merger (excluding cash received in lieu of fractional shares, which will be taxed as discussed below);

•
the gain recognized by a Premier Valley Bank shareholder in the merger generally will constitute capital gain, unless, as discussed below, the shareholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder’s gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes;

•
any capital gain recognized by a Premier Valley Bank shareholder generally will constitute long-term capital gain if the shareholder’s holding period for the Premier Valley Bank common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•
the aggregate tax basis of the shares of Heartland common stock received by a Premier Valley Bank shareholder (including, for this purpose, any fractional share of Heartland common stock for which cash is received) in exchange for Premier Valley Bank common stock in the merger will be the same as the aggregate tax basis of the shareholder’s Premier Valley Bank common stock exchanged therefor, decreased by the amount of cash received by the shareholder in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share); and

•
the holding period of the shares of Heartland common stock received by a Premier Valley Bank shareholder in the merger will include the holding period of the shareholder’s Premier Valley Bank common stock exchanged in the merger.

Potential Treatment of Cash as a Dividend. In general, the determination of whether gain recognized by a Premier Valley Bank shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the Premier Valley Bank shareholder’s deemed percentage stock ownership interest in Heartland. For purposes of this determination, a Premier Valley Bank shareholder will be treated as if the shareholder first exchanged all of its Premier Valley Bank common stock solely for Heartland common stock (instead of a combination of Heartland common stock and cash as may be actually received) and then Heartland immediately redeemed a portion of that Heartland common stock in exchange for the cash the shareholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Premier Valley Bank shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”
In general, the deemed redemption will be “substantially disproportionate” with respect to a Premier Valley Bank shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Premier Valley Bank shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend;” the deemed redemption must result in a “meaningful reduction” in the Premier Valley Bank shareholder’s deemed stock ownership of Heartland common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of Heartland that the Premier Valley Bank shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by Heartland and (2) the percentage of the outstanding voting stock of Heartland actually and constructively owned by the shareholder immediately after the deemed redemption by Heartland. In applying the foregoing tests, a shareholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the shareholder, including stock owned by other persons and stock subject to an option held by such shareholder or by other persons. Because the constructive ownership rules are complex, each Premier Valley Bank shareholder should consult its own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.
Cash In Lieu of Fractional Shares. To the extent that a Premier Valley Bank shareholder receives cash in lieu of a fractional share of common stock of Heartland, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder tax basis in the shares of Premier Valley Bank common stock surrendered allocable to that fractional share. This gain or loss generally will be long-

term capital gain or loss if the holding period for those shares of Premier Valley Bank common stock is more than one year as of the date of the merger.
Backup Withholding. Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the merger, unless a Premier Valley Bank shareholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Premier Valley Bank shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the IRS.
Reporting Requirements. A Premier Valley Bank shareholder will be required to retain records pertaining to the merger and will be required to file with such Premier Valley Bank shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. In addition, each holder of Premier Valley Bank common stock who is a “significant holder” that receives Heartland common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Premier Valley Bank common stock surrendered and the fair market value of the Heartland common stock and cash, if any, received in the merger. A “significant holder” is a holder of Premier Valley Bank common stock who, immediately before the merger, owned at least five percent of the outstanding stock of Premier Valley Bank or owned Premier Valley Bank securities with an adjusted tax basis of $1,000,000 or more.
TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR PREMIER VALLEY BANK SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. PREMIER VALLEY BANK SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting by Heartland of Premier Valley Bank, as that term is used under GAAP, for accounting and financial reporting purposes. As a result, the historical financial statements of Heartland will continue to be the historical financial statements of Heartland following the completion of the merger. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Premier Valley Bank as of the effective time of the merger will be recorded at their respective fair values and added to those of Heartland. Any excess of purchase price over the net fair values of Premier Valley Bank assets and liabilities is recorded as goodwill (excess purchase price). Financial statements of Heartland issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Premier Valley Bank. The results of operations of Premier Valley Bank will be included in the results of operations of Heartland beginning on the effective date of the merger.
Board of Directors and Management of Heartland Following Completion of the Merger
The composition of Heartland’s Board of Directors and its senior management will not be changed as a result of the merger. Information about the current Heartland directors and executive officers can be found in Heartland’s proxy statement filed with the Securities and Exchange Commission on April 4, 2014, as supplemented on May 8, 2014. See “Where You Can Find More Information” on page [ ].
Public Trading Markets
Heartland common stock is quoted on the NASDAQ Global Select Market under the symbol “HTLF.” The shares of Heartland common stock to be issued in connection with the merger will be freely transferable under the applicable securities laws, except for shares issued to any shareholder who may be deemed to be an affiliate of Heartland.

Notice of Dissenters’ Rights
Sections 1300 to 1313 of the CGCL provide that any Premier Valley Bank shareholder may dissent from the merger and obtain payment of the “fair value” of his or her dissenting shares as determined in accordance with Section 1300 of the CGCL, provided that such shareholder complies with all of the provisions of Sections 1300 to 1313 of the CGCL. Fair value for such purposes will be measured as of the immediately prior to announcement of the merger.
The following is a brief summary of Sections 1300 to 1313 of the CGCL, which set forth the procedures for demanding statutory dissenters’ rights. The full text of Sections 1300 to 1313 is attached to this proxy statement/prospectus as Appendix B, and we incorporate that text into this proxy statement/prospectus by reference.
To be entitled to exercise dissenters’ rights, a Premier Valley Bank shareholder must not vote in favor of the merger agreement, must demand that Premier Valley Bank purchase his or her dissenting shares, and must deliver written notice to Premier Valley Bank of such shareholder’s intent to demand payment for his or her dissenting shares if the merger is effectuated. This demand must be submitted no later than the date of the shareholders’ meeting to vote upon the merger agreement. It should include the number and class of shares of record that the shareholder demands that Premier Valley Bank purchase and a statement of what the shareholder claims to be the fair market value of such shares.
Should the Premier Valley Bank shareholders approve the merger, within ten days of this approval, Premier Valley Bank must deliver a written dissenters’ notice to those shareholders who meet the above criteria. This notice will include Premier Valley Bank’s determination of fair market value of each share of common stock as of the date prior to the initial announcement of the merger, or May 28, 2015, as well as a brief description of the procedure to be followed by any shareholders wishing to exercise their dissenters’ rights. The Premier Valley Bank Board of Directors has determined that the fair market value of each share of common stock was $7.10 on May 28, 2015. A dissenting shareholder must send his or her certificates for shares of Premier Valley Bank capital stock to the principal office or the office of any transfer agent of Premier Valley Bank within 30 days of Premier Valley Bank mailing the written dissenters’ notice. A shareholder who does not demand payment or deposit his or her certificates by the time specified in the dissenters’ notice will not be entitled to payment for his or her shares under the dissenters’ rights sections of the CGCL and will instead be entitled to receive the merger consideration.
If both Premier Valley Bank and a dissenting shareholder agree (i) that the shares are dissenting shares, and (ii) upon the fair market value of the dissenting shares, the dissenting shareholder will be entitled to the agreed upon price with interest. Interest begins to accrue when Premier Valley Bank and the dissenting shareholder determine the fair market value.
If Premier Valley Bank and the dissenting shareholder disagree over whether the shares are dissenting shares or as to their fair market value, then the shareholder demanding purchase of shares may ask the court to settle one or both disputes. This must be done within six months of Premier Valley Bank mailing notice of shareholders’ approval of the merger agreement. The court may determine the status of the shares as dissenting shares, as well as their fair market value, or the court may appoint impartial appraisers to determine the fair market value of the shares.
Premier Valley Bank must pay the agreed upon or court imposed fair market value amount to the dissenting shareholders, subject to the surrender any stock certificates, within 30 days of the fair market value determination or within 30 days of completion of the merger, whichever is later.
Failure to comply strictly with all of the procedures set forth in Sections 1300 to 1313 of the CGCL will result in the loss of a shareholder’s dissenters’ rights. Consequently, any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights.
Shareholders considering the exercise of dissenters’ rights should be aware that the “fair value” of their shares as determined under Sections 1300 to 1313 could be more than, the same as or less than the merger consideration they would receive under the merger agreement if they did not dissent.
One condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares of Premier Valley Bank common stock cannot be more than 7.0% of the number of outstanding shares of Premier Valley Bank common stock.

THE MERGER AGREEMENT
The following describes material provisions of the merger agreement, which is attached as Appendix A to this document and which is incorporated by reference into this document. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. We urge you to read the merger agreement carefully and in its entirety.
General
Under the merger agreement, and upon acceptance and approval by the California Commissioner of the Department of Business Oversight of an agreement of merger as filed with the Secretary of State of California, Premier Valley Bank will merge with and into PV Acquisition Bank with PV Acquisition Bank as the surviving corporation. PV Acquisition Bank will simultaneously change its name to “Premier Valley Bank” and will continue its business with the same management without interruption. Upon the completion of the merger, each share of Premier Valley Bank common stock outstanding, other than shares held by either Heartland or Premier Valley Bank and shares held by Premier Valley Bank shareholders who properly assert their dissenters’ rights, will be automatically converted into the right to receive Heartland common stock, cash, or a combination of cash and shares of Heartland common stock.
Purchase Price and Election of Merger Consideration
Total Purchase Price. Under the merger agreement, Premier Valley Bank shareholders will be entitled to receive total consideration of $95,050,000, decreased by the amount by which Premier Valley Bank’s tangible equity as of the month-end immediately prior to the closing is less than $58,812,000. For these purposes, “tangible equity” of Premier Valley Bank will be equal to its tangible assets less liabilities, each as computed in accordance with GAAP, except that (i) Premier Valley Bank will be credited with any transaction expenses it incurs in connection with the merger (these expenses will be added back to tangible equity to the extent expensed), (ii) capitalized servicing rights will not be considered an intangible asset, (iii) accumulated comprehensive income (loss) will be deducted from tangible equity, and (iv) if the closing of the merger occurs prior to October 1, 2015, Premier Valley Bank will be credited with a reasonable projection of operations through October 1, 2015.
At June 30, 2015, Premier Valley Bank’s tangible equity was approximately $58.4 million. Nevertheless, Premier Valley Bank recorded net income of approximately $2.1 million during the quarter ended June 30, 2015, and if Premier Valley Bank were credited with income for the quarter ending September 30, 2015 at the same rate as it accumulated income in the first half of the year, it would exceed that $58,812,000 tangible equity threshold at September 30, 2015. Premier Valley Bank may nevertheless incur a loss or suffer other changes to tangible equity prior to the completion of the merger, and these losses or changes could cause Premier Valley Bank’s tangible equity to be less than $58,812,000, and result in a reduction of the total purchase price.
Stock Consideration and Cash Consideration. Shareholders of Premier Valley Bank may elect to receive their share of the merger consideration in up to 100% Heartland common stock or 100% cash, or a combination of Heartland common stock and cash. For these purposes, all Premier Valley Bank shareholders who assert dissenter rights will be deemed to have elected cash.
At the date of this proxy statement/prospectus, Premier Valley Bank had 12,304,025 shares of common stock outstanding. Assuming no reduction in the aggregate merger consideration, this would result in merger consideration of approximately $7.725 per share of Premier Valley Bank common stock, which would be paid in cash to shareholders of Premier Valley Bank who elect to receive, or are otherwise allocated, cash.
For Premier Valley Bank shareholders who elect to receive, or are otherwise allocated, shares of Heartland common stock in the merger, the number of shares of Heartland common stock that will be delivered for each share of Premier Valley Bank common stock will be equal to the cash merger value per share divided by the value assigned to a share of Heartland common stock. Heartland common stock will be valued at its volume weighted average closing price during the twenty trading days ending five days before the effective date of the merger. If this volume weighted average closing price is less than $29.13, however, the Heartland common stock will be valued at $29.13 and if this volume weighted average closing price is more than $39.41, the Heartland common stock will be valued at $39.41.
If the Heartland volume weighted average closing price is $29.13 or below and there is no reduction in the merger consideration, Heartland would issue 0.265 shares of Heartland common stock for each share of Premier Valley Bank. If the

Heartland volume weighted average closing price is $39.41 or above and there is no reduction in the merger consideration, Heartland would issue 0.196 shares of Heartland common stock for each share of Premier Valley Bank.
Share prices cannot be predicted, of course. If the average closing price of Heartland common stock moves between $29.13 and $39.41, the exchange ratio will change. The following table illustrates the effective exchange ratio as a function of several possible average closing prices, in each case calculated based on a total purchase price of $95,050,000 and 12,304,025 outstanding shares of Premier Valley Bank common stock outstanding:

Price of Heartland Common Stock	Number of shares of Heartland common stock to be received for each Premier Valley share
$29.13	0.2652
$32.00	0.2414
$34.00	0.2272
$36.00	0.2146
$38.00	0.2033
$39.41	0.1960
The actual number of shares to be received by a Premier Valley Bank shareholder for each share of Premier Valley Bank common stock will depend on the trading price of Heartland common stock for the twenty trading days ending five days prior to the merger, and is expected to differ from the amount set forth above.
Elections and Allocation of Merger Consideration. Despite the ability to make an election individually to receive all Heartland common stock or all cash, or a combination thereof, the merger agreement requires that, of the aggregate merger consideration, 70% will be paid by delivery of Heartland common stock and 30% will be paid in cash. If Premier Valley Bank shareholders elect to receive more than 70% of the aggregate consideration in Heartland common stock, then those electing shareholders will have the amount of Heartland common stock they receive reduced, pro rata in accordance with their Premier Valley Bank stock ownership, until 70% of the aggregate consideration is Heartland common stock, and the remainder of the consideration they receive will be paid in cash. If Premier Valley Bank shareholders elect to receive more than 30% of the aggregate consideration (including consideration paid to holders who assert dissenter rights) in cash, then those electing shareholders will have the amount of cash they receive reduced, pro rata in accordance with their Premier Valley Bank stock ownership, until 30% of the aggregate consideration is paid in cash (including dissenter shares), and the remainder of the consideration they receive will be paid in Heartland common stock. If, after the above allocations, the amount of cash that shareholders elect to receive is less than 30% of the total consideration, then all shareholders who fail to make an election (“non-electing shareholders”), will be allocated cash consideration, pro rata in accordance with the number of shares they each hold, until 30% of the total consideration (including consideration payable to holders of shares who assert dissenter rights) is paid in cash. If, after the above allocations, the amount of Heartland common stock that shareholders elect to receive is less than 70% of the total consideration, then all non-electing shareholders, will be allocated Heartland common stock, pro rata in accordance with the number of shares they each hold, until 70% of the total consideration (including consideration payable to holders of shares who assert dissenter rights) is paid in cash.
Example: If the aggregate amount of consideration in the form of Heartland common stock that Premier Valley Bank shareholders who file an election elect to receive is 80%, holders of 5% elect cash, and holders of 15% of Premier Valley Bank shares fail to make an election, then:

•	All Premier Valley Bank shareholders who elect to receive cash will receive solely cash for their shares;

•	Premier Valley Bank shareholders who fail to make an election will receive all of their consideration in cash; and

•	Premier Valley Bank shareholders who elect to receive Heartland common stock will receive 87.5% of their consideration in Heartland common stock and 12.5% of their consideration in cash.
Example: If the aggregate amount of consideration in the form of Heartland common stock that Premier Valley Bank shareholders who file an election elect to receive is 75%, holders of 15% elect cash and holders of 10% of Premier Valley Bank shares fail to make an election, then:

•	All Premier Valley Bank shareholders who elect to receive cash will receive cash for their shares;

•	Premier Valley Bank shareholders who fail to make an election will receive half of their consideration in Heartland common stock and half their consideration in cash; and

•	Premier Valley Bank shareholders who elect to receive Heartland common stock will receive 93.3% of their consideration in Heartland common stock and 6.7% of their consideration in cash
Example: If the aggregate amount of consideration in the form of cash that Premier Valley Bank shareholders who file an election elect to receive is 50%, holders of 35% of the Premier Valley Bank Shares elect to receive Heartland common stock and holders of 15% of Premier Valley Bank shares fail to make an election, then:

•	All Premier Valley Bank shareholders who elect to receive Heartland common stock will receive solely Heartland common stock for their shares;

•	Premier Valley Bank shareholders who fail to make an election will receive all of their consideration in shares of Heartland common stock; and

•	Premier Valley Bank shareholders who elect to receive cash will receive 60% of their consideration in cash and 40% of their consideration in shares of Heartland common stock.
Election Procedures; Surrender of Stock Certificates
You are not being asked to make a cash election or stock election through this proxy statement/prospectus, but instead will receive a separate communication through which you may make that election. If you are a Premier Valley Bank shareholder of record on the August [ ] record date for elections, you are being mailed an election form to permit you to make an election to receive cash, or Heartland common stock, for your shares of Premier Valley Bank common stock. If you hold your Premier Valley Bank shares in nominee or “street” name, your broker or nominee will receive this election form and will communicate with you as to how to make this election.
You, or the person or entity through which you hold shares of Premier Valley Bank common stock, will be mailed these election forms at least twenty days prior to [ ], 2015, which is the deadline for return of election forms.
If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the election form. If you hold your Premier Valley Bank shares in "street name" or through a bank, broker or other nominee, you should follow the instructions of the bank, broker or other nominee for making an election with respect to shares of Premier Valley Bank common stock. Shares of Premier Valley Bank common stock as to which the holder has not made a valid election prior to the election deadline will be treated as non-election shares.
To make an effective election, you, your bank, broker or other nominee must submit a properly completed election form, together with your Premier Valley Bank stock certificates duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Premier Valley Bank, to Computershare, which will be acting as the exchange agent, on or before 5:00 p.m., Pacific Time, on [ ], 2015. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger is not approved or the merger agreement is otherwise terminated. The determination of the exchange agent will be binding as to whether an election has been properly made or revoked. If it is determined by the exchange agent that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.
Once you have tendered your Premier Valley Bank stock certificates to the exchange agent, you will not be able to transfer your shares of Premier Valley Bank common stock represented by those stock certificates until the merger is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.
The exchange agent will make all computations as to the allocation and the proration contemplated by the merger agreement and any such computation will be conclusive and binding on the holders of Premier Valley Bank common stock.
Exchange of Certificates
Within three business days after the closing of the merger, the exchange agent will mail a letter of transmittal to only those persons who were Premier Valley Bank shareholders at the effective time of the merger and who have not previously submitted an election form and properly surrendered shares of Premier Valley Bank common stock to the exchange agent. This mailing will contain instructions on how to surrender certificates for Premier Valley Bank common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement. The letter of transmittal will include instructions for the surrender to the exchange agent of certificates representing Premier Valley Bank common stock for the merger consideration. A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates representing all shares of Premier Valley Bank common stock or an appropriate guarantee of delivery of the certificates.
If there has been a transfer of ownership of shares of Premier Valley Bank common stock that is not registered in the transfer or stock records of Premier Valley Bank, any merger consideration payable with respect to such shares of Premier Valley Bank common stock may be payable to the transferee if certificates are presented to the exchange agent, accompanied by all documents evidencing the transfer and payment of any related transfer taxes.
Until you surrender your Premier Valley Bank stock certificates to the exchange agent for exchange, you will not be paid dividends or other distributions declared after the merger with respect to any Heartland common stock into which your Premier Valley Bank shares have been converted. When you surrender your Premier Valley Bank stock certificates after the merger, Heartland will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Premier Valley Bank common stock. Premier Valley Bank stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.
No fractional shares of Heartland common stock will be issued to any holder of Premier Valley Bank common stock upon consummation of the merger. For each fractional share that would otherwise be issued, Heartland will pay cash in an amount equal to the holder’s fractional interest multiplied by the volume weighted average closing price used to compute the exchange ratio. No interest will be paid or accrued on cash payable to holders of Premier Valley Bank common stock in lieu of fractional shares. No shareholder of Premier Valley Bank will be entitled to dividends, voting rights or any other rights as a shareholder of Heartland Financial in respect of any fractional shares.
None of Heartland, Premier Valley Bank or any other person will be liable to any former holder of Premier Valley Bank common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
If a certificate for Premier Valley Bank common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of Premier Valley Bank common stock with the conditions reasonably imposed by the exchange agent. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the paying agent and Heartland.
From and after the effective time of the merger, all holders of certificates representing shares of Premier Valley Bank common stock will cease to have any rights as shareholders of Premier Valley Bank other than the right to receive the merger consideration and the stock transfer books of Premier Valley Bank will be closed.
Withholding
The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares, cash dividends or distributions payable to any Premier Valley Bank shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.
Completion of the Merger
Unless the parties agree otherwise, the completion of the merger will take place at a time and place to be agreed upon by the parties as soon as practicable after all closing conditions have been satisfied or waived.
The merger will be completed when Heartland files an agreement of merger with the California Secretary of State, and the Commissioner of the Department of Business Oversight approves and endorses the agreement, unless Heartland and Premier Valley Bank agree to a later time for the completion of the merger and specify that time in the articles of merger and agreement of merger. We currently expect to complete the merger in the fourth quarter of 2015, subject to receipt of required shareholder and regulatory approvals.

Conditions to Completion of the Merger
Premier Valley Bank’s and Heartland’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval and adoption of the merger agreement by holders of a majority of the common shares of Premier Valley Bank;

•	the receipt of governmental and regulatory approvals;

•	the receipt of certain consents and waivers from third parties;

•	the absence of any injunction or order, or any law or regulation, that would impair the merger;

•	the effectiveness of the registration statement pursuant to which the Heartland common stock will be registered;

•	the truth and correctness of the other party’s representations and warranties, subject to the standard of materiality in the merger agreement; and

•	the other party’s performance in all material respects of all the obligations required to be performed by it under the merger agreement.
Heartland’s obligation to complete the merger is subject to the requirement that the total number of dissenting shares of Premier Valley Bank common stock cannot be more than 7.0% of the number of outstanding shares of Premier Valley Bank common stock. Premier Valley Bank’s obligation to complete the merger is also subject to no change of control or sale of substantially all the assets of Heartland occurring prior to the date of the merger.
No Solicitation
Premier Valley Bank has agreed that it will not, and will use its best efforts to cause its officers, directors, employees, agents and authorized representatives not to:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiries or proposals with respect to any “acquisition proposal” (as defined below);

•	furnish any information regarding Premier Valley Bank to any person in connection with or in response to an acquisition proposal; or

•
engage in any discussions or negotiations regarding any acquisition proposal, enter into any agreement regarding an acquisition proposal or that could reasonably be expected to lead to any acquisition proposal or make any recommendation in support of any acquisition proposal.

However, prior to approval of the merger agreement by holders of a majority of Premier Valley Bank common stock, Premier Valley Bank may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal, and furnish information regarding Premier Valley Bank to a person proposing an acquisition proposal, but only if: (1) the Premier Valley Bank Board of Directors determines in good faith, after consultation with outside counsel, that such action is required in order to comply with its fiduciary obligations to Premier Valley Bank’s shareholders under applicable law; (2) the acquisition proposal did not result from any breach by Premier Valley Bank of its obligations under the merger agreement relating to non-solicitation; (3) Premier Valley Bank first enters into a confidentiality agreement with the party proposing the acquisition proposal; and (4) Premier Valley Bank provides prior written notice to Heartland of its decision to take such action.
Premier Valley Bank has also agreed:

•
to notify Heartland promptly (and in any event within 24 hours) of any request for information relating to an acquisition proposal and to provide Heartland with relevant information regarding the acquisition proposal or request;

•	to keep Heartland fully informed of the status of any such acquisition proposal (including any modifications or proposed modifications); and

•	to cease immediately and cause to be terminated any existing discussions with any persons regarding an acquisition proposal.

As used in the merger agreement, “acquisition proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to (i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Premier Valley Bank is involved, in which any person or group (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) acquires 15% or more of any voting securities of Premier Valley Bank, or in which Premier Valley Bank sells more than 20% of its voting securities, or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Premier Valley Bank, except transactions in the ordinary course of business.
Termination
Premier Valley Bank and Heartland may agree in writing to terminate the merger agreement before completing the merger, even after approval and adoption of the merger agreement by the holders of Premier Valley Bank common stock, if a majority of members of the Board of Directors of each of Premier Valley Bank and Heartland votes to do so.
In addition, either Heartland or Premier Valley Bank may decide to terminate the merger agreement in various circumstances, including the following:

•	if there is a law or governmental order that prohibits the merger;

•	if holders of shares representing a majority of the common stock of Premier Valley Bank fail to approve the merger at the special meeting

•	if any regulatory authority disapproves the merger;

•	if the merger has not been completed by March 31, 2016, unless the failure to complete the merger is due to the party seeking to terminate the agreement;

•	if the other party has or will have breached any representation, warranty or agreement in any material respect or if satisfaction of any closing condition by the other party is or becomes impossible;
Premier Valley Bank may terminate the merger agreement if, prior to the adoption of the agreement by the requisite vote of the Premier Valley Bank shareholders, the Premier Valley Bank Board of Directors determines to enter into an agreement providing for a "superior proposal" based on an acquisition proposal received by it and Premier Valley Bank complies with applicable provisions of the merger agreement (including providing Heartland with five business days' prior written notice and paying Heartland a $3 million termination fee). For such purposes, a “superior proposal” is an acquisition proposal that, among other things, the Premier Valley Bank Board of Directors has concluded, after advice from financial advisers, is more favorable from a financial point of view to shareholders, after taking into account likelihood of consummation and other factors.
Heartland may terminate the merger agreement if Premier Valley Bank. changes its recommendation to the Premier Valley Bank shareholders to approve the merger agreement, this proxy statement/prospectus has been available for at least 20 days and Premier Valley Bank fails to take a vote of its shareholders, or Premier Valley Bank intentionally and materially breaches the prohibition on solicitation contained in the merger agreement, in which case Premier Valley Bank will be obligated to reimburse Heartland for its expenses and pay the termination fee described below.
Termination Fee and Payment of Expenses
If the merger agreement is terminated and abandoned, it will become void and there will be no liability on the part of Heartland, Premier Valley Bank or their respective representatives, except that designated provisions of the merger agreement will survive the termination, including provisions relating to the payment of expenses and/or a termination fee in the circumstances described below.
If the merger agreement is terminated because the other party to the agreement has committed a willful or intentional material breach of the agreement, then the breaching party is obligated to pay the nonbreaching party’s expenses incurred in connection with the merger agreement.
Premier Valley Bank must pay a termination fee of $3,000,000 in cash if the merger agreement is terminated:

•	by Premier Valley Bank because it has determined to enter into an agreement for a superior proposal;

•	by Heartland, if the Premier Valley Bank Board of Directors changes its recommendation to the Premier Valley Bank shareholders;

•	by Heartland if this proxy statement has been available for at least 20 days, and Premier Valley Bank fails to take a vote of its shareholders; or

•	by Heartland if Premier Valley Bank has breached the prohibition against solicitation.
Other Covenants and Agreements
Premier Valley Bank has undertaken customary covenants that place restrictions on it and its subsidiaries until the completion of the merger. In general, Premier Valley Bank has agreed to, and to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, preserve intact in all material respects its business organization and the goodwill, keep available the services of its officers and employees and preserve intact its material agreements and credit facilities.
Premier Valley Bank has further agreed that, except with Heartland’s prior written consent, Premier Valley Bank will not, and will cause its subsidiaries to not, among other things, undertake any of the following actions:

•	amend its articles of incorporation or bylaws;

•
issue any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

•	redeem, purchase, acquire or offer to acquire or otherwise acquire any of its capital stock or any other ownership interest;

•	split, combine or reclassify any outstanding shares of its capital stock;

•
declare, set aside or pay any dividends or other distribution on any shares of its capital stock, except that it may pay quarterly dividends consistent with the time and amount of dividends paid in previous years;

•
sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets, except in the ordinary course of business, for current property taxes not yet due and payable or non-material liens and encumbrances;

•	cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business;

•
acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Premier Valley Bank, except in exchange for debt previously contracted;

•
except for certain limited exceptions, make any single or group of related capital expenditures or commitments therefor in excess of $100,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $150,000 for any individual lease or involves more than $200,000 for any group of related leases in the aggregate;

•	change its accounting methods, other than changes required by GAAP or regulatory accounting principles generally applicable to depository institutions;

•
allow its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

•
enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management, except in the ordinary course of business;

•
amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as and to the extent required by law or disclosed in schedules to the merger agreement; or

•	make any commitments to extend credit except in a manner consistent with past practice, and if for more than $2,000,000, after consultation with Heartland.

Representations and Warranties
The merger agreement contains representations and warranties by each of Premier Valley Bank and Heartland. Among others, Premier Valley Bank’s representations and warranties to Heartland cover the following:

•	corporate matters, including organization, standing and power;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
the fact that the approval of a majority of the shares of Premier Valley Bank common stock entitled to vote for the approval and adoption of the merger agreement is the only vote required of any holders of Premier Valley Bank capital stock with respect to the merger agreement;

•	capitalization;

•	financial statements and absence of liabilities not disclosed therein;

•	loans and loan documentation;

•	reports and filings with federal and state banking, bank holding company and other regulatory authorities;

•	the correctness of its books and records;

•	the absence of certain changes or events since March 31, 2015;

•	ownership and leases of real and personal property;

•	environmental liability;

•	taxes;

•	material contracts;

•	litigation;

•	brokers;

•	employee benefits and labor matters;

•	insurance matters;

•	transactions with affiliates;

•	permits and compliance with laws;

•	administration of fiduciary accounts;

•	facts that relate to obtaining regulatory approvals;

•	interest rate risk management instruments; and

•	the non-omission of material facts.
Heartland’s representations and warranties to Premier Valley Bank cover the following:

•	corporate matters, including organization, standing and power;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	validity of Heartland common stock to be issued pursuant to the merger;

•	capitalization;

•	accuracy of public filings;

•	the absence any material adverse change since March 31, 2015;

•	facts that relate to obtaining regulatory approvals;

•	facts relating to lack of ownership of Premier Valley Bank capital stock; and

•	its capacity to complete the transaction without additional financing.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that Heartland files with the SEC. See “Where You Can Find More Information” on page [ ].
Expenses and Fees
In general, except as described in “The Merger Agreement - Termination Fee and Payment of Expenses,” each party will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, Heartland will pay the filing fees and printing and mailing costs in connection with the preparation and distribution of this document.
Amendment or Waivers
The merger agreement may only be amended by written agreement, signed by both Heartland and Premier Valley Bank. The provisions of the merger agreement may be waived by the party benefited by those provisions.
INFORMATION ABOUT HEARTLAND
Heartland Financial USA, Inc. is a multi-bank, bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heartland has nine banking subsidiaries:

•	Dubuque Bank and Trust Company, located in Dubuque, Iowa;

•	Illinois Bank & Trust, located in Rockford, Illinois;

•	Wisconsin Bank & Trust, located in Madison, Wisconsin;

•	New Mexico Bank & Trust, located in Albuquerque, New Mexico;

•	Rocky Mountain Bank, located in Billings, Montana;

•	Arizona Bank & Trust, located in Phoenix, Arizona;

•	Summit Bank & Trust, located in Broomfield, Colorado;

•	Minnesota Bank & Trust located in Edina, Minnesota, and

•	Morrill & Janes Bank and Trust Company located in Merriam, Kansas.

Together, Heartland’s banking subsidiaries operate a total of 86 banking locations. All nine of Heartland’s banking subsidiaries are members of the Federal Deposit Insurance Corporation (FDIC). Heartland also has nine non-banking subsidiaries, including a consumer finance company with offices in Iowa, Illinois and Wisconsin, a subsidiary involved in property management, and seven special-purpose trust subsidiaries formed for the purpose of offering cumulative capital securities.
In addition to the merger described in this proxy statement/prospectus, Heartland executed a merger agreement on April 15, 2015 to acquire Community Bancorporation of New Mexico, Inc. and to merge its wholly owned subsidiary, Community Bank, Santa Fe, New Mexico, into Heartland’s New Mexico Bank & Trust subsidiary. Heartland anticipates that this acquisition, which is expected to close, subject to shareholder and regulatory approval, in the third quarter of 2015, will add three banking offices and approximately $175 million of assets to its operations.
Heartland also executed an agreement on May 14, 2015 to acquire First Scottsdale Bank, National Association, and to merge it into Heartland’s Arizona Bank & Trust subsidiary. Heartland anticipates that this acquisition, which is expected to close, subject to shareholder and regulatory approval, in the third quarter of 2015, will add one banking office and approximately $96 million of assets to its operations.
Heartland’s banking subsidiaries provide full-service retail banking in the communities in which they are located. The principal service of Heartland’s banking subsidiaries consists of making loans to and accepting deposits from businesses and individuals. These loans are made at the offices of each of Heartland’s banking subsidiaries. In addition, through its banking subsidiaries, Heartland engages in residential mortgage loan origination and sale in the markets of those subsidiaries and in the non-subsidiary markets of metro Reno, Nevada; Buffalo, Wyoming; Meridian, Idaho; Minot, North Dakota; Portland, Oregon; and Seattle, Washington. Heartland’s banking subsidiaries also engage in activities that are closely related to banking, including investment brokerage.
Dubuque Bank and Trust Company, Heartland’s lead banking subsidiary, was originally incorporated in Iowa in 1935, Heartland was formed to serve as its holding company in 1981, and Heartland reincorporated in Delaware on June 30, 1993. Heartland’s principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001 and its telephone number is (563) 589-2000. Heartland’s website address is www.htlf.com.
Additional information about Heartland and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

INFORMATION ABOUT PREMIER VALLEY BANK

Business
Premier Valley Bank is a California state chartered banking corporation headquartered in Fresno, California. Premier Valley Bank received its California bank charter and commenced banking operations in June 2001. It maintains its headquarters in Fresno, California, and operates four branches in Fresno, Groveland, Mariposa, and Oakhurst, California, and one loan production office in San Luis Obispo, California. Premier Valley Bank engages in general commercial banking with an emphasis on serving the needs of individuals and small and medium size businesses, professionals and the general public in the greater Fresno area and in its Yosemite Division in the Sierra Nevada.
Premier Valley Bank is licensed to operate as a commercial bank under the California Banking Law and is subject to supervision by the California Department of Financial Institutions. In accordance with the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation insures the deposits of Premier Valley Bank up to the maximum legal limit. Premier Valley Bank's primary source of revenue is from investment securities and also from providing loans to customers, who are predominately small and middle-market businesses and individuals.
Premier Valley Bank is a full-service financial institution. Premier Valley Bank meets its commercial and retail customers' banking needs with a range of financial services. Premier Valley Bank is an independent financial institution and is engaged in substantially all of the business operations (other than trust services) customarily conducted by independent financial institutions in California, including the acceptance of checking, savings and certificate deposits and the making of commercial and consumer loans, real estate loans, and other installment and term loans. Premier Valley Bank does a substantial amount of business with individuals, as well as with customers in commercial, industrial and professional businesses. Premier Valley Bank's services include cashier's checks, domestic and foreign wire transfers, account research, stop payments, telephone transfers between accounts, remote deposits, electronic and mobile banking, and photocopies.
At June 30, 2015, Premier Valley Bank had assets of approximately $655 million, which included total investment securities of $177.6 million and total net loans of $409.1 million, deposits of approximately $573 million and shareholders’ equity of approximately $71.7 million.
Employees
At June 30, 2015, Premier Valley Bank had 91 full-time equivalent employees. Management of Premier Valley Bank considers its relations with its employees to be good. Premier Valley Bank is not a party to any collective bargaining agreement.
Competition
The banking business in California, generally, and in Premier Valley Bank's service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. Premier Valley Bank competes for deposits and loans principally with these commercial banks, savings associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than Premier Valley Bank. Premier Valley Bank also competes with companies located outside of its market that provide financial services to persons within its market. Some of Premier Valley Bank's current and potential competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than Premier Valley Bank, and some of them are not subject to the same degree of regulation as Premier Valley Bank.
Premises
Premier Valley Bank owns a 4,815 square foot branch office from which it conducts business at 5171 Hwy 49, Mariposa, California, and a 12,859 square foot branch office space(a portion of which is subleased to unrelated businesses) from which it conducts business at 40061 California 49, Oakhurst, California. Premier Valley Bank leases approximately 17,800 square feet of office space for its headquarters located at 255 East River Park Circle, Suite 180, Fresno, California; approximately 2,457 square feet of office space for its branch office located at 18580 Main Street, Groveland, California; and approximately 1,612 square feet for its loan production office at 3211 Broad Street, Suite 109, San Luis Obispo, California. Premier Valley Bank believes these facilities are adequate for its operations as currently conducted.
Legal Proceedings
Premier Valley Bank is, from time to time, involved in legal proceedings arising in the normal course of business.
A lawsuit has been filed in tribal court against Premier Valley Bank by one of several factions claiming rightful governance authority over the underlying tribe and business operations. Premier Valley Bank has secured indemnification from one of the factions and has been reimbursed for approximately $10,000 in legal expenses to date. Premier Valley Bank’s bond/ director and officer insurance carrier has been given notice of these claims. As of June 30, 2015, Premier Valley Bank has had no direct involvement in this matter for an extended period of time, and the last legal invoice received by Premier Valley Bank was dated March 2014. Although the competing factions continue to disagree as to the rightful tribal council, Premier Valley Bank believes it has limited exposure, if any, in this matter.
Other than the foregoing described matter and proceedings incidental to Premier Valley Bank's business, it is not a party to, nor is any of its property the subject of, any material pending legal or administrative proceedings.
Effect of Existing or Probable Governmental Regulations on the Business of Premier Valley Bank
As a state-chartered bank with deposits insured by the FDIC, Premier Valley Bank is subject to extensive governmental regulations on its business. Federal, state and local laws and regulations regarding the discharge of harmful materials into the environment may also have an impact on Premier Valley Bank. Since Premier Valley Bank is not involved in any business that manufactures, uses or transports any material amount of chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, Premier Valley Bank's primary exposure to environmental laws is through its lending activities and through properties or businesses Premier Valley Bank may own, lease or acquire. Based on a general survey of Premier Valley Bank's loan portfolio, conversations with local appraisers and the type of lending currently and historically done by Premier Valley Bank, management is not aware of any potential liability for hazardous waste contamination that would be reasonably likely to have a material adverse effect on Premier Valley Bank.

Security Ownership of Certain Beneficial Owners and Management
The following table provides information, as of June 30, 2015, about the beneficial ownership of Premier Valley Bank common stock by: (i) each person who is known to Premier Valley Bank to be the beneficial owner of more than five percent of Premier Valley Bank common stock; (ii) each Director of Premier Valley Bank; (iii) each executive officer of Premier Valley Bank; and (iv) all directors and executive officers of Premier Valley Bank as a group. As used throughout this section, the term “executive officers” means Premier Valley Bank’s President / Chief Executive Officer; Executive Vice President / Chief Operating Officer / Chief Financial Officer; and Executive Vice President / Chief Credit Officer. The information in this table has been obtained from Premier Valley Bank’s records and from information furnished directly to Premier Valley Bank by each individual or entity. Applicable percentage ownership in the table is based on 12,304,025 shares of Premier Valley Bank common stock outstanding as of May 28, 2015. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of Premier Valley Bank common stock subject to options and warrants currently exercisable or exercisable within 60 days after the above referenced date are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount of Beneficial Ownership (# Shares)(1)		Exercisable Options(2)	Percent of Class(3)
Jerry E. Cook,	440,330	(4)		3.6
Mateo F. De Soto, M.D.	429,987	(5)		3.5
Surinder P. Dhillon, M.D.,	93,246			0.8
Linda F. East, Director	67,125			0.6
Richard H. Lehman	312,686			2.5
Michael W. Martinez	102,944	(6)		0.8
Michael S. Mathiesen	104,065			0.9
J. Mike McGowan	1,337,641	(7)	57,899	10.8
Thomas G. Richards	446,988			3.6
Joe Williams	352,047			2.9
David H. Wogan	98,838	(8)		0.8
Directors and Named Executive Officers as a group (11 persons)	3,785,897		57,899	30.6

(1) Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates. Includes any shares owned, whether jointly or as community property, with a spouse.

(2) Indicates number of shares subject to options currently exercisable or exercisable within 60 days of June 30, 2015.
(3) The applicable percentage ownership is based on shares of Premier Valley Bank common stock outstanding as of June 30, 2015, plus, on an individual basis, the right of that person to obtain shares of Premier Valley Bank common stock upon exercise of Premier Valley Bank options. Pursuant to the Commission’s rules, Premier Valley Bank did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

(4) Includes 95,784 shares held by TJC Partners of which Mr. Cook is a general partner
(5) Includes 111,032 shares held by Corral de Tierra, LLC, of which Dr. De Soto is President and majority owner.
(6) Includes 6,215 shares held in trust for Mr. Martinez’ children, shares owned as a participant in Premier Valley Bank’s Retirement Plan and 14,466 unvested restricted shares for which Mr. Martinez has voting rights. Does not include all 385,422 shares held by the Premier Valley Bank retirement plan, for which Mr. Martinez serves as a co-trustee.

(7) Includes shares owned as a participant in Premier Valley Bank’s Retirement Plan, 57,899 exercisable nonqualified stock options, and 40,174 unvested restricted shares for which Mr. McGowan has voting rights. Mr. McGowan’s address is 8335 North Fresno Street, Suite 180, Fresno, CA. Does not include all 385,922 shares held by the Premier Valley Bank retirement plan, for which Mr. McGowan serves as co-trustee.

(8) Includes shares owned as a participant in Premier Valley Bank’s Retirement Plan and 14,297 unvested restricted shares for which Mr. Wogan has voting rights.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Premier Valley Bank
This discussion presents Premier Valley Bank's management's analysis of the consolidated financial condition of Premier Valley Bank as of and for the years in the two year period ended December 31, 2014, and as of the six months ended June 30, 2015, and the consolidated results of operations of Premier Valley Bank as of and for the years in the two year period ended December 31, 2014, and for the six months ended June 30, 2015. This discussion is designed to provide a more comprehensive review of the consolidated financial position and operating results of Premier Valley Bank than could be obtained from an examination of the consolidated financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of Premier Valley Bank and the notes thereto which appear elsewhere in this joint proxy statement/prospectus. See “Index to Premier Valley Bank Consolidated Financial Statements” beginning on page F-1.
Statements contained in this joint proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including Premier Valley Bank's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to Premier Valley Bank as of the date of this joint proxy statement/prospectus, and Premier Valley Bank assumes no obligation to update any such forward-looking statements. It is important to note that Premier Valley Bank's actual results could materially differ from those in such forward-looking statements. Factors that could cause results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which Premier Valley Bank conducts its operations. See “Forward-Looking Statements” on page [___].
General
Premier Valley Bank is a California state chartered banking corporation headquartered in Fresno, California. Premier Valley Bank received its California bank charter and commenced banking operations in June, 2001. The Bank’s offices are all located in California. It maintains its headquarters in Fresno, three branches in Groveland, Mariposa and Oakhurst, and a loan production office in San Luis Obispo. Premier Valley Bank engages in general commercial banking with an emphasis on serving the needs of individuals and small and medium size businesses, professionals and the general public in the greater Fresno area and in its Yosemite Division in the Sierra Nevada.
Premier Valley Bank derives its income from four principal sources: (i) net interest income, which is the difference between interest income Premier Valley Bank receives on its interest earning assets and interest expense, which is the amount Premier Valley Bank pays on interest bearing liabilities; (ii) fee income, which includes fees earned on loans, deposit services and other banking services; (iii) earnings on investments; and (iv) gains on sales of SBA loans.
At June 30, 2015, Premier Valley Bank had $655.37 million in total assets, $177.62 million in securities available for sale, $409.06 million in net loans, $573.15 million in total deposits and $71.69 million in total shareholders' equity.
For the six months ended June 30, 2015, Premier Valley Bank's net income totaled $4.29 million ($.35 per share), compared to net income of $3.60 million ($0.28 per share) for the same period ended June 30, 2014. The increase in net income for the six months ended June 30, 2015 resulted from a $952,000 increase in net interest income, $254,000 in reduced noninterest expenses, offset by a modest decrease in non-interest income.
Premier Valley Bank's return on average total assets was 1.34% and 1.25% for the six months ended June 30, 2015 and June 30, 2014, respectively. Its return on average total tangible shareholders' equity was 12.09% and 10.62% for the six months ended June 30, 2015 and June 30, 2014, respectively.
Critical Accounting Policies
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires Premier Valley Bank’s management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in Premier Valley Bank’s consolidated financial statements and accompanying notes. Premier Valley Bank’s management believes that the judgments, estimates and assumptions used in preparation of Premier Valley Bank’s consolidated financial statements are appropriate given the factual circumstances as of June 30, 2015.
Various elements of Premier Valley Bank’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Critical accounting policies are those that involve the most complex and subjective decisions and assessments and have the greatest potential impact on the results of operations of

Premier Valley Bank. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair value of assets and liabilities, and the valuation of deferred tax assets. Premier Valley Bank’s management has identified the accounting policies related to these areas as critical to an understanding of the consolidated financial statements of Premier Valley Bank due to judgments, estimates and assumptions inherent in these policies, and the sensitivity of Premier Valley Bank’s consolidated financial statements to those judgments, estimates and assumptions.
Allowance for Loan Losses. The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb potential losses inherent in the portfolio at the date of the financial statements. The allowance for loan losses is established through a provision for loan losses charged to results of operations. Loan losses are charged against the allowance when management believes the collection of a loan balance will not occur. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans, after considering a number of factors, including historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions, among others. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general, and qualitative components. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. General reserves cover non-impaired loans and are based on loss rates developed by management for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s loss factors used. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements. Portfolio segments identified by Premier Valley Bank include commercial, real estate construction (including land development loans), commercial and residential real estate mortgages, and installment loans (principally home equity loans). Relevant risk characteristics for these portfolio segments generally include debt service coverage, and loan-to-value ratios.
Although management believes the level of the allowance at June 30, 2015 is adequate to absorb losses inherent in the loan portfolio, a further decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time. For further information regarding the allowance for loan losses and related methodology see the portion of this Management’s Discussion and Analysis captioned “Financial Condition at June 30, 2015 and December 31, 2014 - Allowance for Loan Losses.”
Loan Sales and Servicing of Financial Assets. Premier Valley Bank originates SBA loans and other government guaranteed loans that may be sold in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. Premier Valley Bank compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. Servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.
Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. For purposes of measuring impairment, Premier Valley Bank has identified each servicing asset with the underlying loan being serviced. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If Premier Valley Bank later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayments speeds and changes in the discount rates. Servicing fee income, which is reported on the income statement with service charges, fees and other income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.
Investment Securities. Premier Valley Bank currently classifies its investment securities as available-for-sale, with unrealized gains and losses excluded from results of operations and reported as a separate component of accumulated other comprehensive income included in shareholders’ equity. Under the available-for-sale classification, securities can be sold due to changing conditions. Premier Valley Bank does not have any investment securities classified as trading securities. All investment securities held at June 30, 2015 and December 31, 2014, were classified as available-for-sale. Investment transactions are recorded on the trade date. Gains and losses on investment securities are recognized at the time of sale based upon the specific identification method. Management performs regular impairment analyses on the securities portfolio. If it is probable that Premier Valley Bank will be unable to collect all amounts due according to the contractual terms of the debt security, an “other-than-temporary” impairment (“OTTI”) is considered to have occurred. When an “other-than-temporary” impairment occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write-down is accounted for as a realized loss if it is credit related. Management considers many factors in its assessment of the investment portfolio for other-than-temporary impairment of investment securities. In addition to internally applied measures, Premier Valley Bank also employs the services of an independent analytics provider to assess the financial strength of the issuers that comprise the municipal portion of the portfolio. In assessing whether impairment represents OTTI, Premier Valley Bank must consider whether it intends to sell a security or if it is likely that Premier Valley Bank would be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. If Premier Valley Bank intends to sell the security or it is likely that a sale of the security may be required before recovering the cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If Premier Valley Bank does not intend to sell the security and it is not likely the sale of the security is required by it, and Premier Valley Bank does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows to be expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to other factors, the difference between the present value of cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income (“OCI”). Impairment losses related to all other factors are presented as separate categories within OCI. Purchase premiums and discounts are recognized in interest income using the interest method over the expected life of the security. For certain securities such as mortgage-backed securities, the average life can fluctuate based on the amount of prepayments received on the collateral underlying the securities.
Comparison of Results of Operations: Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Summary of Performance. Premier Valley Bank recognized net income of $7.19 million ($0.58 per share) in 2014, compared to $6.54 million ($0.51 per share) in 2013. The $650,000 increase in net income in 2014, compared to 2013, was the net result of a $1.03 million, or 5.3%, increase in net interest income after provision for loan losses, plus a modest year over year increase in non-interest income of $142,000, or 3.5%, primarily due to gains on sales of securities, offset by a year over year increase in income taxes of $1.09 million from 2013 to 2014. The following are significant factors impacting Premier Valley Bank’s results of operations when comparing 2014 to 2013:

•	Net interest income increased by $1.03 million, or 5.3%, in 2014. The increase in net interest income was the result of growth in average earning assets of $37.5 million, or 7.3% over 2013.

•
Premier Valley Bank reversed previous provisions for loan losses by $500,000 in each of 2014 and 2013. The reversal in 2014 was the result of net loan recoveries of $99,000 and the continued improvement in Premier Valley Bank’s assessment of asset quality. The reversal in 2013 was the result of significant improvement in asset quality as loans internally graded special mention, substandard and impaired declined from $33.3 million at December 31, 2012 to $18.9 million at December 31, 2013.

•
Non-interest income increased by $142,000, or 3.5%, in 2014. While gains-on-sale of loans and service charges decreased by $316,000 and $76,000, respectively, in comparison to 2013, gains on sales of securities increased by $378,000 in 2014 compared with 2013 and other income was $156,000 higher in 2014 compared with 2013, primarily the result of net accretion in the Bank’s loan servicing asset of $34,000 in 2014 compared with net amortization expense of $105,000 in 2013.

•
Non-interest expenses decreased by $558,000, or 4.0%, in 2014. The decrease in operating expenses was mostly due to a decrease in expenses related to problem loans and other real estate owned of $701,000 and, to a lesser extent, a decrease of $165,000 in the Bank’s core deposit intangible in 2014 compared with 2013. These decreases were offset by higher salary and employee benefit costs of $329,000 in 2014 compared with 2013.

•
Income tax expense increased by $1.09 million or 36.6%, in 2014. Premier Valley Bank’s effective tax rate was 36.09% in 2014, compared to 31.20% in 2013. The increase was primarily due to the elimination of the California Enterprise Zone net interest deduction and a change in accounting related to low income housing tax credits whereby cumulative operating losses, previously accounted for as an operating expense, were reclassified as an expense on the Bank’s income tax line in 2014.

As of December 31, 2014, Premier Valley Bank had consolidated total assets of $650.28 million, compared to consolidated total assets at the end of 2013 of $576.33 million. Premier Valley Bank had a significant increase in available for sale investment securities from the end of 2013 to December 31, 2014 of $52.62 million, or a growth rate of 32.9%. The following are significant factors impacting the changes in Premier Valley Bank’s financial condition:

•
Total assets increased by $73.95 million, or 12.8%, in 2014. Net loans grew by $33.56 million, or 9.6%, and cash and cash equivalents decreased by $6.65 million, or 35.7%, at December 31, 2014, compared to the end of 2013.

•
Total deposits grew by $43.82 million, or 8.9%, in 2014. Interest bearing and time deposits grew by $16.37 million, or 5.1%, to $337.32 million in 2014 while noninterest bearing deposits increased by $27.5 million, or 15.9% in 2014.

•
Total shareholders’ equity increased by $1.86 million, or 2.8%, in 2014. Common stock declined by $3.33 million during 2014, due to the repurchase of approximately 5.11% of Premier Valley Bank’s outstanding common shares. Retained earnings grew by $2.9 million, as a result of $7.2 million in net income attributable to shareholders in 2014, offset by cash dividends declared of $3.6 million.

Net Interest Income and Net Interest Margin. Net interest income is the difference between Premier Valley Bank’s interest earned on loans, securities and other interest-earning assets and interest expense on deposits and borrowings. Net interest income was $19.88 million in 2014, compared to $18.85 million in 2013. Premier Valley Bank’s level of net interest income depends on several factors in combination, including growth in earning assets, the mix of earning assets by loan type and by security type, the cost of interest bearing liabilities and the mix of non-interest earning deposits to total deposits. The increase in net interest income in 2014 of $1.04 million was primarily due to the $852,000 increase in interest earned on Premier Valley Bank’s investment securities. The increase in interest earned on Premier Valley Bank’s investment securities was the result of an increase in the average balance of the securities portfolio of $29.5 million during 2014 compared with 2013. There was a modest increase in interest income from interest and fees earned on the Bank’s loan portfolio. Interest expense on deposits declined by approximately $31,000 in 2014, and while deposit totals increased by $43.8 million in 2014, the Bank’s average cost of deposits decreased from 0.14% in 2013 to 0.12% in 2014, and the percentage of noninterest bearing deposits increased to 37% of total deposits in 2014 from 35% in 2013.

The following table shows, for the past three years, the annual average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category. This table also shows the yields earned on each major component of Premier Valley Bank’s investment and loan portfolio, the average rates paid on each key segment of its interest bearing liabilities, and the net interest margin.

Distribution, Yield and Rate Analysis of Net Income
Years Ended December 31,
	2014			2013			2012
	Average Balance	Interest Income/ Expense	Average Rate/ Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield

	(Dollars in Thousands)
Assets:
Earning assets:
Loans(1)	$353,359	$16,161	4.57%	$342,541	$16,029	4.68%	$342,064	$16,963	4.96%
Investment Securities
U.S. agency	—	—	n/a	—	—	n/a	486	11	2.26%
Mortgage-backed	119,743	2,639	2.20%	85,022	1,501	1.77%	76,940	1,615	2.10%
Corporate	18,520	268	1.45%	17,321	294	1.70%	7,461	240	3.22%
Municipal	4,563	1,194	2.61%	52,106	1,455	2.79%	40,946	1,361	3.32%
Interest-bearing deposits in other banks	12,760	266	2.08%	15,522	241	1.55%	24,089	144	0.60%
Total interest-earning assets	$550,055	$20,528	3.73%	$512,512	$19,520	3.81%	$491,986	$20,335	4.13%
Non-interest earning assets:
Allowance for loan losses	(4,556)			(5,594)			(6,202)
Cash and due from banks	12,087			11,792			11,068
Premises and equipment, net	3,518			3,588			3,179
Accrued interest receivable and other assets	$39,222			$35,617			$36,926
Total assets	$600,326			$557,914			$536,957

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market accounts, savings, and NOW	$288,832	$447	0.15%	$237,667	$419	0.18%	$164,638	$345	0.21%
Time deposits	43,026	192	0.15%	48,119	251	0.52%	58,278	344	0.59%
Other indebtedness	1,129	8	0.67%	79	2	2.54%	30	1	3.39%
Total interest-bearing liabilities	$322,987	$647	0.19%	$285,864	$672	0.23%	$222,946	$690	0.31%
Non-interest-bearing liabilities:
Demand deposits	$186,478			$195,091			$236,159
Other liabilities	12,383			9,345			10,692
Total non-interest-bearing liabilities	$198,861			$204,436			$246,851
Shareholders’ equity	$68,478			$67,615			$67,121
Total liabilities and shareholders’ equity	$600,326			$557,914			$536,918
Net Interest Income		$19,881			$18,848			$19,645
Net interest spread(2)			3.54%			3.58%			3.82%
Net interest margin(3)			3.61%			3.68%			3.99%

(1) Loan fees have been included in the calculation of interest income. Loan fees were approximately $130,000, $(63,000), and $161,000 for the years ended December 31, 2014, 2013 and 2012, respectively. Loans are net of deferred fees and related direct costs.

(2) Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income (before provision for loan losses) as a percentage of average interest-earning assets.
The table below sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted period, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate multiplied by prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the rate and volume variances.

	Rate/Volume Analysis of Net Interest Income
	Years Ended December 31,
	2014 vs. 2013			2013 vs 2012
	Due to Change in Volume	Due to Change in Rate	Total	Due to Change in Volume	Due to Changed in Rate	Total

	(Dollars in Thousands)
Increase (Decrease) in Earning Assets:
Interest income:
Loans	$506	$(374)	$132	$24	$(958)	$(934)
U. S. agency securities	—	—	—	(11)	—	(11)
Mortgage-backed securities	613	525	1,138	170	(284)	(114)
Corporate securities	20	(46)	(26)	317	(263)	(54)
Municipal securities	(180)	(81)	(261)	371	(277)	94
Interest-bearing deposits in other banks	(43)	68	25	(51)	148	97
Total	$916	$92	$1,008	$820	$(1,634)	$(814)
Deposits and borrowed funds:
Interest expense:
Money market accounts, savings, and Now	$(97)	$69	$(28)	$(157)	$83	$(74)
Time deposits	27	32	59	60	33	93
Other indebtedness	(27)	21	(6)	(2)	1	(1)
Total	$(97)	$122	$25	$(99)	$117	$18
Change in net interest income	$819	$214	$1,033	$721	$(1,517)	$(796)

Interest income increased by $916,000 in 2014 due to volume growth associated with both loan growth and net growth in investment securities. In addition to the increase from greater volume of loans and investment securities in 2014, interest income increased by $92,000, primarily as a result of higher yields in the mortgage-backed securities segment of the investment portfolio. Interest expense on interest-bearing deposits decreased by $31,000 in 2014 due to a decrease in the weighted average cost of deposits from 0.23% to 0.19%, offset by an increase in the average balance of such deposits.
Provision for Loan Losses. In 2014 and 2013, improving asset quality metrics led to the reversal of previous provisions for loan losses in the amount of $500,000 in each of those two years. At December 31, 2014 and 2013, the allowance for loan loss as a percentage of outstanding loans was 1.08% and 1.30%, respectively and reflective of the trend in asset quality over that period of time. Premier Valley Bank’s provisions for loan losses have been sufficient to maintain an allowance for loan losses at a level that, in management’s judgment, is sufficient to absorb probable losses related to specifically-identified impaired loans, as well as the probable losses incurred on the remaining loan portfolio.
The process to establish an appropriate allowance for loan loss is discussed further below under “Allowance for Loan Losses.”

Non-interest Income. The following table sets forth the various components of Premier Valley Bank’s non-interest income for the periods indicated:

	Non-interest Income
	Years Ended December 31,
	2014		2013
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Gain on sale of loans	$ 681	16%	$ 997	25%
Gain on sale of securities	741	18%	363	9%
Service charges	1,307	32%	1,383	35%
Other income	1,420	34%	1,264	31%
Total non‑interest income	$4,149	100%	$4,007	100%
As a percentage of average earning assets	0.75%		0.78%

The increase in non-interest income in 2014 was the result of a $378,000 increase in gains on sales of securities and $156,000 increase in other income attributable primarily to servicing income related to growth in the Bank’s portfolio of serviced SBA loans in comparison to 2013, which was offset by declines in the gains on sale of loans and service charges compared to 2013. In 2014, Premier Valley Bank generated gains of $681,000 on the sale of approximately $5.7 million in SBA loans, compared to gains on sales of $997,000 in 2013 on the sale of approximately $9.4 million in SBA loans.
Non-interest Expense. The following table sets forth Premier Valley Bank’s non-interest expenses for the periods indicated:

	Non-interest Expense
	Years Ended December 31,
	2014		2013
	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in thousands)

Salaries and employee benefits	$ 7,733	58%	$ 7,404	54%
Occupancy and equipment expense	1,436	11%	1,468	11%
Data processing	1,148	9%	1,179	9%
Expenses related to loan collection and other real estate owned	54	-%	755	6%
Regulatory assessments	472	4%	535	4%
Amortization of core deposit intangible	0	-%	165	1%
Professional fees	529	4%	482	3%
Courier, telephone and postage	337	3%	333	2%
Advertising, marketing and business development	316	2%	295	2%
Correspondent bank charges	61	-%	58	-%
Other expenses	1,197	9%	1,167	8%
	$13,283	100%	$13,841	100%
As a percentage of average earning assets	2.41%		2.70%
Efficiency ratio	55%		61%

Non-interest expense decreased by $558,000 in 2014, compared to 2013. The largest component of non-interest expense is salaries and benefit expense, which increased by approximately $329,000 or 4% in 2014. While the average number of full-time equivalent staff declined from 97 in 2013 to 95 in 2014, various other related items including payroll taxes, group insurance, profit sharing plan contribution and employee recruiting expenses increased year over year. Also, deferred loan costs, which have the effect of lowering current employee compensation expenses, decreased year over year. While the changes in these items are not individually significant, combined, they account for $241,000 of the $329,000 year over year increase. Expenses related to problem assets and other real estate owned decreased by $701,000 or 93% from 2013 to 2014, reflecting significant improvement in the level of problem assets and other real estate owned.

Provision for Income Taxes. Income tax expense was $4.1 million for the year ending December 31, 2014, an increase of $1.1 million over the tax provision for 2013. Premier Valley Bank’s effective tax rates were 36.1% in 2014 and 31.2% in 2013.
Net Income. Premier Valley Bank reported net income of $7.19 million for the year ending December 31, 2014, compared to net income of $6.54 million for 2013. The increase in net income primarily resulted from a $1.03 million increase in net interest income over comparable periods and a 142,000 increase in non-interest income over comparable periods.
Comparison of Results of Operations: Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014
Net Interest Income and Net Interest Spread. Net interest income was $10.79 million for the six months ended June 30, 2015, compared to $9.84 million for the same period in 2014. The increase in net interest income in 2015 was primarily due to the $865,000 increase in interest earned on Premier Valley Bank’s loan portfolio and a $142,000 increase in dividends received on the Bank’s holdings of stock of Federal Home Loan Bank and Pacific Coast Bankers’ Bancshares, offset by a $157,000 decrease in interest income on the securities portfolio. During the period, net outstanding loan totals increased from $354 million to $413 million and the average yield on the loan portfolio decreased from 4.61% to 4.60%. Interest-bearing deposits increased from $327 million to $353 million period over period, and interest expense for the six months ended June 2015 increased by approximately $8,000 from the same period in 2014.
Premier Valley Bank's net interest spread (the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities) was 3.63% for the six month period ended June 30, 2015, compared to 3.73% for the six month period ended June 30, 2014. The decrease in net interest spread was the result of a continuation of downward pressure on asset pricing. Period over period, average total interest earning assets increased from $531 million during the first half of 2014 to $594 million during the first half of 2015, thereby offsetting the decline in the related yield on average earning assets. Over the same period, the rate on average total interest-bearing liabilities decreased from 0.20% to 0.19%.
The following table shows the average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category for the referenced time period. This table also shows the yields earned on each major component of Premier Valley Bank’s investment and loan portfolio, the average rates paid on each key segment of its interest bearing liabilities, and the net interest margin.

Distribution, Yield and Rate Analysis of Net Income

	Six months ended June 30, 2015 vs. Six months ended June 30, 2014
	2015			2014
	Average Balance	Interest Income/ Expense	Average Rate/Yield	Average Balance	Interest Income/ Expense	Average Rate/Yield

	(Dollars in Thousands)
Assets:
Earning assets:
Loans(1)	$395,763	$9,027	4.60%	$356,777	$8,162	4.61%
Investment Securities
Taxable securities	147,355	1,436	1.97%	116,848	1,262	2.18%
Nontaxable securities	31,344	474	3.05%	45,536	773	3.42%
Interest-bearing deposits in other banks	19,073	298	3.15%	11,637	146	2.53%
Total interest-earning assets	$593,535	$11,235	3.82%	$530,798	$10,343	3.93%
Non-interest-earning assets:
Allowance for loan losses	(4,236)			(4,645)
Cash and due from banks	12,342			12,092
Premises and equipment, net	3,291			3,584
Accrued interest receivable and other assets	39,199			39,307
Total non-interest-earning assets	50,596			50,338
Total assets	$644,131			$581,136

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market accounts, savings, and NOW	$301,449	$226	0.15%	$281,181	$228	0.16%
Time deposits	50,204	104	0.42%	44,798	101	0.45%
Other indebtedness	1,666	10	1.21%	1,128	3	0.54%
Total interest-bearing liabilities	$353,319	$340	0.19%	$327,107	$332	0.20%
Non-interest-bearing liabilities:
Demand deposits	204,278			174,426
Other liabilities	14,964			11,319
Total non-interest-bearing liabilities	219,242			185,745
Shareholders’ equity	71,570			68,284
Total liabilities and shareholders’ equity	$644,131			$581,136
Net Interest income		$10,895			$10,011
Net interest spread(2)			3.63%			3.73%
Net interest margin(3)			3.70%			3.68%

(1) Loan fees have been included in the calculation of interest income. Loan fees were approximately $227,000 and $55,000 for the six months ended June 30, 2015, and 2014, respectively. Average loan balances are net of deferred fees and related direct costs.

(2) Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income (before provision for loan losses) as a percentage of average interest-earning assets.

The table below sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted period, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate times prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the rate and volume variances.

Six months ended June 30, 2015 vs. Six months ended June 30, 2014
	Increase (Decrease) Due to Change in
	Volume	Rate
Earning Assets:	(Dollars in Thousands)
Interest income:
Loans	$892	$(27)
Investment securities:
Taxable	329	(155)
Nontaxable	(241)	(58)
Interest-bearing deposits in other banks	93	59
Total	$1,074	$(182)

Deposits and borrowed funds:
Interest expense:
Money market accounts, savings and NOW	$(18)	$19
Time deposits	(12)	10
Other indebtedness	(1)	(6)
Total	$(31)	$23

Change in net interest income	$1,043	$(159)
Interest income was $11.24 million for the six month period ending June 30, 2015, compared to $10.34 million for the same period in 2014. The increase was primarily due to volume growth associated with loans and investment securities. Interest expense on interest-bearing deposits was $340,000 for the six month period ending June 30, 2015, compared to $332,000 for the same period in 2014, as the weighted average cost of deposits dropped from 0.20% to 0.19%, or a (5%) decline.
Provision for Loan Losses. No provision for loan losses was made in the first half of 2015 or 2014 as the Bank’s assessment of asset quality led to the conclusion that current loss reserves are sufficient to absorb potential losses related to specifically-identified impaired loans, as well as the potential losses that may be incurred on the remaining loan portfolio. The process to establish an appropriate allowance for loan loss is discussed further below under “Allowance for Loan Losses.”
Non-interest Income. The following table sets forth the various components of Premier Valley Bank’s non-interest income for the periods indicated:

	Non-interest Income
	Six Months Ended June 30,
	2015		2014
	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in thousands)

Gain on sale of securities	$ 651	28%	$ 741	32%
Gain on sale of loans	267	12%	319	14%
Service charges	670	29%	672	28%
Other income	717	31%	623	26%
Total non‑interest income	$2,305	100%	$2,355	100%
As a percentage of average earning assets (annualized)	0.78%		0.89%

The decrease in non-interest income in the first six months of 2015 compared to the same period in 2014 was the result of a $90,000 decrease in gain-on-sale of securities and a $52,000 decrease in gains on the sale of loans, offset by an increase in other income of $94,000.
Non-interest Expense. The following table sets forth Premier Valley Bank’s non-interest expenses for the periods indicated:

	Non-interest Expense
	Six Months Ended June 30,
	2015		2014
	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in thousands)

Salaries and employee benefits	$3,791	59.1%	$3,624	54.3%
Occupancy and equipment expense	721	11.2%	735	11.0%
Data processing	556	8.7%	581	8.7%
Expenses related to loan collection and other real estate owned	19	0.3%	45	0.7%
Regulatory assessments	224	3.5%	236	3.5%

Professional fees	194	2.3%	325	4.3%
Courier, telephone and postage	157	2.4%	172	2.6%
Advertising, marketing and business development	170	2.6%	158	2.4%
Correspondent bank charges	29	0.5%	28	0.4%
Other expenses	555	9.4%	766	12.1%
	$6,416	100%	$6,670	100%

As a percentage of average earning assets (annualized)	2.18%		2.53%
Efficiency ratio	49%		55%

Non-interest expenses totaled $6.42 million for the six month period ended June 30, 2015, compared to $6.67 million for the six month period ended June 30, 2014. The largest component of non-interest expense is salaries and benefit expense, which increased by approximately $167,000, or 4.6%, in the first half of 2015, compared to the first half of 2014. Premier Valley Bank continues to invest in staff to support new business acquisition and service Premier Valley Bank’s larger customer base. The average number of full-time equivalent staff grew from an average of 93 during the first half of 2014 to an average of 99 during the same period in 2015. Professional expenses decreased by $137,000, due to a decrease in legal expense. Other expenses decreased by $204,000 in the first half of 2015 compared with the same period in 2014. The decrease occurred over a number of areas, the most significant of which is operating expenses associated with the Bank’s investment in low income housing tax credits. During the first half of 2014 the Bank recorded $133,000 in such expenses compared with none in 2015. Late in 2014 a change in generally accepted accounting principles allowed for the reclassification of this expense into the income tax section of the income statement in connection with the related tax credits associated with these investments.
Provision for Income Taxes. Income tax expense was $2.4 million for the six months ending June 30, 2015, an increase of $459,000 over the same period of 2014. Premier Valley Bank’s effective tax rates were 35.7% and 34.9%, for the six months ending June 30, 2015 and June 30, 2014, respectively.
Net Income. Premier Valley Bank reported net income of $4.29 million for the six month period ended June 30, 2015, compared to net income of $3.60 million for the same period in 2014. The increase in net income resulted primarily from a $952,000 increase in net interest income over comparable periods and a $294,000 decrease in non-interest expenses over comparable periods, which were partially offset by a $64,000 decrease in non-interest income over comparable periods.

Financial Condition at June 30, 2015 and December 31, 2014
Summary. Premier Valley Bank reported total assets of $655.37 million at June 30, 2015, compared to $650.28 million as of December 31, 2014. The increase in assets was primarily due to an increase in deposits of $35.9 million, offset by a decrease in borrowed funds of $27.9 million. During the first quarter of 2015 investment securities sales and deposit growth were used to pay down $27.9 million in borrowed funds that existed at December 31, 2014. Loans net of allowance for loan losses grew by $26.13 million or 6.8%. Interest-bearing deposits grew by $25.02 million or 7.4% as of June 30, 2015, compared to December 31, 2014. The Bank’s capital grew by $2.2 million in the six month period ending June 30, 2015, as retained earnings grew by $2.32 million compared to December 31, 2014. Retained earnings grew due to net income retained during the quarter, offset by dividends declared in the first half of 2015 of $1.97 million.
Loan Portfolio. Premier Valley Bank’s loan portfolio consists primarily of loans to borrowers within Central California and the Sierra Nevada. The largest percentage of the loan portfolio is represented by commercial real estate loans, which were 56% and 58% of outstanding loans as of June 30, 2015 and December 31, 2014, respectively. As of June 30, 2015 and December 31, 2014, the Bank had $4.2 million in the loss reserve account. While a significant percentage of the commercial real estate portfolio is owner occupied (37% of all commercial real estate loans are owner occupied at both June 30, 2015 and December 31, 2014), a majority of the loans are related to investor properties. The second largest category of loans is commercial and industrial that comprises about 17% and 16% of total loans as of June 30, 2015 and December 31, 2014, respectively.
The following table sets forth the composition of Premier Valley Bank’s loan portfolio as of the dates indicated:

	Loan Portfolio Composition
	As of June 30, 2015		As of December 31, 2014
	Amount	% of Total	Amount	% of Total

	(Dollars in Thousands)

Commercial	$71,290	17.2%	$63,169	16.3%
Real estate-residential	65,026	15.7%	60,102	15.5%
Real estate-commercial	239,673	57.9%	226,345	58.3%
Real estate-construction	36,950	8.9%	35,938	9.3%
Installment	1,156	0.3%	2,432	0.6%
Total	$414,095	100.0%	$387,986	100.0%

Allowance for loan losses	(4,234)		(4,194)
Deferred loan costs, net	(804)		(869)

Total net loans	$409,057		$389,923
Loan Maturities. The following table shows the maturity distribution for total loans outstanding as of December 31, 2014. The maturity distribution is grouped by remaining scheduled principal payments that are due within one year, after one but within five years, or after five years. The principal balance of loans due after one year is indicated by both fixed and floating rate categories.

	Loan Maturities and Re-pricing Schedule
	One Year or Less	After One But Within Five Years	After Five Years	Total	Floating rate	Fixed rate

	(Dollars in Thousands)
Commercial	$32,703	$15,198	$23,389	$71,290	$52,673	$18,617
Real estate-residential	1,299	15,223	48,504	65,026	32,350	32,676
Real estate-commercial	15,859	66,198	157,616	239,673	126,154	113,519
Real estate-construction	31,294	5,150	506	36,950	18,784	18,166
Installment	696	412	48	1,156	658	498
Total	$81,851	$102,181	$230,063	$414,095	$230,619	$183,476

Off-Balance Sheet Arrangements. In the normal course of business, Premier Valley Bank makes commitments to extend credit to Premier Valley Bank’s customers as long as there are no violations of any conditions established in contractual arrangements. These commitments are obligations that represent a potential credit risk to Premier Valley Bank, and a $137 reserve for unfunded commitments is reflected as a liability in Premier Valley Bank’s consolidated balance sheet as of June 30, 2015 and December 31, 2014. Total unused commitments to extend credit were $59.38 million at June 30, 2015, as compared to $74.985million at December 31, 2014.
The effect on Premier Valley Bank’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted, because there is no certainty that lines of credit will ever be fully utilized. For more information regarding Premier Valley Bank’s off-balance sheet arrangements, see Note 11 to the accompanying Consolidated Financial Statements.
Non-accrual and Restructured Loans. A loan is placed in non-accrual status if there is concern that principal and interest may not be fully collected or if the loan has been past due for a period of 90 days or more, unless the obligation is both well secured and in process of collection. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are returned to accrual status when they are brought current with respect to principal and interest payments and future payments are reasonably assured. Loans in which the borrower is encountering financial difficulties and Premier Valley Bank has modified the terms of the original loan are evaluated for impairment and classified as troubled debt restructured loans (“TDR”). Premier Valley Bank does not have any other real estate owned. The following table presents information concerning Premier Valley Bank’s nonperforming and restructured loans as of the dates indicated:

	Non-performing Assets
	June 30,		December 31,
	2015	2014	2014	2013

	(Dollars in Thousands)

Nonaccrual loans	$9,991	$8,439	$8,412	$8,651
Loans and leases past due 90 days or more, still accruing	255	—	—	—
Total non‑performing loans	10,246	8,439	8,412	8,651
Other real estate owned	—	—	—	19
Total nonperforming assets	$10,246	$8,439	$8,412	$8,670
Performing TDRs	$618	$3,175	$2,229	$3,017
Non‑performing loans as a % of total gross loans	2.48%	2.39%	2.17%	2.44%
Non-performing loans and performing TDRs as a % of total gross loans	2.63%	3.28%	2.75%	3.3%
Allowance for Loan Losses. Premier Valley Bank has established an allowance for loan losses, through a provision for loan losses, for both specific losses on impaired loans and the inherent risk of probable loss for non-impaired loans based on loan grades, loan characteristics, and economic trends. The allowance consists of specific, general, and qualitative components. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Premier Valley Bank did not have a provision for loan losses for the six months ended June 30, 2015. There was a reversal of $500,000 of prior provisions for loan losses in each of the years ended December 31, 2014 and December 31, 2013, as a result of improved asset quality. A loan is considered impaired when, based on current information and events, that it is probable that Premier Valley Bank will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments. Measurement of impairment is based on the present value of expected future cash flows of the impaired loan, which are discounted at the loan’s effective interest rate. For collateral-dependent loans, Premier Valley Bank uses the fair value of the collateral for the impaired loan to measure impairment. An impairment allowance is established to record the difference between the carrying amount of the loan and the present value, or in the case of a collateral-dependent loan, the fair value of the collateral. Impaired loans, including performing TDRs, totaled $14.84 million as of June 30, 2015, compared to $14.39 million at December 31, 2014 and $14.48 million at the end of 2013. Pass rated loans went from 93% of the portfolio as of December 31, 2013 to 94% at December 31, 2014 and 96% at June 30, 2015. The allowance for loan losses is maintained at a level that management believes is adequate to provide for loan losses based on currently available information. A comprehensive discussion concerning Premier Valley Bank’s allowance for loan losses is included in Note 4 of the accompanying Consolidated Financial Statements. The following table summarizes the activity in the allowance for loan losses for the periods indicated:

	Allowance for Loan Losses
	Six Months Ended June 30		Year Ended December 31, 2014
	2015	2014

	(Dollars in Thousands)

Balance at beginning of period	$4,194	$4,595	$4,595
Provision for (reversal of) loan losses	—	—	(500)
Recoveries of loans previously charged off	40	222	288
Charge offs of loans	—	(104)	(189)
Balance at end of period	$4,234	$4,713	$4,194
Annualized ratio of net loan recoveries (charge-offs) to average total loans	0.02%	0.07%	(0.03)%
Allocation of Allowance for Loan Losses. Provided below is a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be viewed as an indication that charges to the allowance will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

	June 30, 2015		December 31, 2014
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans

Balances at End of Period Applicable to:	(Dollars in Thousands)

Commercial	920	22%	887	21%
Real estate -residential	176	4%	176	4%
Real estate - commercial	2,155	51%	2,149	51%
Real estate - construction	967	23%	967	23%
Installment	16	—%	15	1%
Total	4,234	100%	4,194	100%
Investment Portfolio. All investment securities held by Premier Valley Bank are classified as available-for-sale. At December 31, 2014 and 2013, Premier Valley Bank’s investments totaled $212.76 million, and $160.14 million, respectively. As of June 30, 2015, Premier Valley Bank’s investments totaled $177.62 million. Premier Valley Bank may also maintain surplus liquidity in federal funds sold, interest earning accounts at other banks and at the Federal Reserve Bank of San Francisco. As of December 31, 2014 and 2013, such short term investments totaled approximately $175,000 and $5.09 million, respectively. As of June 30, 2015, short term investments totaled approximately $16.09 million. Premier Valley Bank’s investment portfolio is comprised of U.S. government agency issued mortgage-backed securities, corporate securities and securities issued by U.S. municipalities. The investment portfolio increased substantially from 2013 to 2014, mirroring strong deposit growth and an increase in borrowing over the same period. At June 30, 2015, investment securities totals were down (relative to December 31, 2014) as securities were sold at a gain to pay down amounts borrowed at December 31, 2014 and to fund loan growth. The unrealized loss, before income taxes, was $91,000 at June 30, 2015, compared to a pretax gain of $717,000 at December 31, 2014 and a pretax loss of $3.2 million at the end of 2013.

The following table reflects the amortized cost and estimated fair market values for the total portfolio for each category of investments for the past six years compared to June 30, 2015:

	Investment Portfolio
	June 30,				December 31,
	2015		2014		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(Dollars in Thousands)
Available for Sale:
Municipal securities	$30,248	$30,126	$46,188	$45,906	$45,382	$45,843
Mortgage-backed securities	129,000	129,014	115,622	114,982	148,206	148,398
Corporate securities	18,465	18,482	18,442	18,546	18,453	18,517
Total	$177,713	$177,622	$180,252	$179,434	$212,041	$212,758

The table below summarizes contractual maturities for Premier Valley Bank’s investment securities and their weighted average yields at June 30, 2015. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to repay certain obligations with or without penalties.

	Investment Maturities and Re-pricing Schedule as of June 30, 2015

Securities available-for sale (at fair value)	Within One Year or Less		After One Year and Within Five Years		After Five Years and Within Ten Years		Over Ten Years		Securities Not Due at a Single Maturity Date		Total

	(Dollars in Thousands)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Municipals(1)	$497	5.24%	$3,198	3.71%	$12,541	2.71%	$13,890	3.69%			$30,126	3.32%
CMO/MBS									$129,014	2.01%	$129,014	2.01%
Corporate	$5,490	1.08%	$12,992	1.64%							$18,482	1.47%
Total	$5,987	1.42%	$16,190	2.03%	$12,541	2.71%	$13,890	3.69%	$129,014	2.01%	$177,622	2.18%

(1) Yields on municipal securities are not computed on a tax equivalent basis

Deposits. Premier Valley Bank’s deposits are generated through core customer relationships, related predominantly to business relationships. As of June 30, 2015, Premier Valley Bank had $210.80 million in non-interest bearing deposits, representing 37% of total deposits, compared to $199.90 million, or 37% of total deposits as of December 31, 2014. Interest bearing deposits totals $362.3 at June 30, 2015, an increase of $25 million since December 31, 2014.
As of June 30, 2015, Premier Valley Bank had $235.52 million in interest-bearing deposits held in NOW, savings, and money market accounts, representing 41% of total deposits. As of December 31, 2014 and 2013, interest-bearing deposits held in NOW, savings, and money market accounts represented 55% and 56% of total deposits, respectively.
Included in interest bearing deposits, time deposits totaled $126.83 million at June 30, 2015, compared to $39.93 million at December 31, 2014. As of June 30, 2015, 16% of the time deposits equaled or exceeded the FDIC insurance limit, compared to 14% at December 31, 2014. Information concerning average balances and rates paid on deposits by deposit type for the past two fiscal years is contained in the Rate/Volume Analysis of Net Income table located above.

The scheduled maturity distribution of Premier Valley Bank’s time deposits with balances of more than $100,000 as of June 30, 2015 and December 31, 2014 was as follows:

Maturities of Time Deposits

	June 30, 2015	December 31, 2014

	(Dollars in thousands)

Due in 3 months or less	$8,737	$10,076
Due in 3 through 6 months	4,614	2,190
Over 6 through 12 months	95,354	5,646
Over 12 months	2,901	6,566
Total	$ 111,606	$ 24,478

Capital Resources. As of June 30, 2015, Premier Valley Bank had total shareholders’ equity of $71.69 million. Premier Valley Bank had total shareholders’ equity of $69.47 million as of December 31, 2014, compared to $67.61 million at the end of 2013.
Premier Valley Bank uses a variety of measures to evaluate capital adequacy. Management reviews various capital measurements on a quarterly basis and takes appropriate action to ensure that such measurements are within established internal and external guidelines. The external guidelines, which are issued by the FDIC, establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are two categories of capital under the FDIC guidelines: Tier 1 and Total Risk Based Capital. Tier 1 Capital includes common shareholders’ equity less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on investment securities available for sale, which are carried at fair market value. Total Risk Based Capital, includes Tier 1 Capital and adds another tier, or Tier 2 Capital, which for Premier Valley Bank includes the allowance for loan losses, subject to certain limitations. Premier Valley Bank had Tier 1 capital of $58.12 million as of June 30, 2014, compared to $54.99 million as of December 31, 2014, and Total Risk Based capital of $62.49 million as of June 30, 2014, compared to $59.32 million as of December 31, 2014.
Bank regulatory agencies have adopted capital standards by which all banks will be evaluated, including requirements to maintain certain core capital amounts included as Tier 1 capital at minimum levels relative to total assets (the “Tier 1 Leverage Capital Ratio”) and at minimum levels relative to “risk-weighted assets” which is calculated by assigning value to assets, and off balance sheet commitments, based on their risk characteristics (the “Tier 1 Risk-Based Capital Ratio”), and to maintain total capital at minimum levels relative to risk-weighted assets (the “Total Risk-Based Capital Ratio”). Starting in 2015, banks are subject to a new Common Tier 1 Capital Ratio, an increased Tier 1 Leverage Capital Ratio and an increased Tier 1 Risk-Based Capital Ratio under the Basel III rules and are required to include in Common Tier 1 capital the effects of other comprehensive income adjustments, such as gains and losses on investment securities held to maturity, that are currently excluded from the definition of Tier 1 capital, but are allowed to make a one-time election not to include those effects. Premier Valley Bank has been, and will continue to be, managed so it meets the well-capitalized requirements under the regulatory framework for prompt corrective action and has made the one-time election to exclude the effects of other comprehensive income adjustments on Tier 1 capital. Under the Basel III rules, the requirements to be categorized as well-capitalized changed from 4% to 5% for the Tier 1 Leverage Capital Ratio, from 6% to 8% for the Tier 1 Risk-Based Capital Ratio and remained at 10% for the Total Risk-Based Capital Ratio. The most recent notification from the FDIC categorized Premier Valley Bank as well capitalized under the regulatory framework for prompt corrective action.
Premier Valley Bank’s current capital position exceeds all current guidelines established by the FDIC. By the current regulatory definitions, Premier Valley Bank was “well capitalized” (the highest rating of the five capital categories defined under FDIC regulations) as of June 30, 2015 and each of December 31, 2014 and 2013. At June 30, 2015, Premier Valley Bank had both a Common Equity Tier 1 and Tier 1 risk based capital ratio of 11.92%, a total capital to risk-weighted assets ratio of 12.82%, and a leverage ratio of 9.04%. This compares to a Tier 1 risk based capital ratio of 12.4%, a total capital to risk-weighted assets ratio of 13.4%, and a leverage ratio of 8.9% at December 31, 2014.

DESCRIPTION OF HEARTLAND COMMON STOCK
This section summarizes the terms of the common stock that will be issued upon consummation of the merger. You should read our certificate of incorporation and bylaws of Heartland, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, to fully understand the rights associated with our common stock. See “Where You Can Find More Information” for information on how to obtain copies.
General
The Heartland certificate of incorporation currently authorizes the issuance of 30,000,000 shares of common stock, par value $1.00 per share. Heartland common stock is not entitled to any conversion or redemption rights and holders of the common stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue. The rights, preferences and privileges of holders of Heartland common stock are subject to the rights of the holders of shares of any series of preferred stock which Heartland may issue.
Transfer Agent
Continental Stock Transfer & Trust, 17 Battery Place, New York, NY  10004, acts as transfer agent for Heartland’s common stock.
Dividend Rights
Subject to the prior dividend rights of the holders of any preferred stock, including the Series C preferred stock, dividends may be declared by Heartland’s Board of Directors and paid from time to time on outstanding shares of Heartland common stock from any funds legally available for dividends. Nevertheless, Heartland is prohibited from paying dividends on its common stock if full dividends on all outstanding shares of Heartland’s Series C preferred stock for the most recent quarter were not paid and any such dividends paid Heartland’s common stock are subject to certain Tier 1 capital requirements of the Federal Reserve Board. Further, the agreements pursuant to which Heartland borrows money and the regulations to which Heartland is subject as a bank holding company may limit Heartland’s ability to pay dividends or other distributions with respect to the common stock or to repurchase common stock. These restrictions are discussed in Heartland’s annual report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated by reference into this proxy statement/prospectus.
Voting Rights
Subject to the rights of the holders of Heartland’s preferred stock, including the Series C preferred stock, only the holders of Heartland’s common stock have voting rights and are entitled to one vote for each share held. There are no cumulative voting rights.
Liquidation Rights
Upon any liquidation, dissolution or winding up of Heartland, after the payment of all liabilities and of the liquidation preferences with respect to its preferred stock, including the Series C preferred stock, the holders of Heartland common stock are entitled to share in our assets remaining.
Preferred Share Purchase Rights
On June 7, 2002, Heartland entered into a Rights Agreement with Dubuque Bank and Trust Company, which agreement was amended on January 17, 2012. Under the Rights Agreement, all stockholders receive, along with each share of common stock owned, a preferred stock purchase right entitling them to purchase from Heartland one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $75.00 per one one-thousandth of a share, subject to certain adjustments, once these preferred share purchase rights become exercisable.
The preferred share purchase rights are not exercisable or transferable apart from Heartland’s common stock until the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of Heartland’s outstanding common stock or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership of 15% or more of

Heartland’s outstanding common stock, even if no shares are purchased pursuant to such offer. The definition of “Acquiring Person” under the Rights Agreement is subject to certain exceptions, including acquisitions by Heartland Partnership, L.P. and acquisitions that Heartland’s Board of Directors determines are inadvertent and without any intention of changing or influencing control of Heartland. Subject to this exception and other conditions, if any person or group of affiliated or associated persons becomes an Acquiring Person, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive, upon exercise, Heartland common stock having a market value of two times the exercise price of the right. If after the time that a person or group becomes an Acquiring Person, Heartland is acquired in a merger or other business combination transaction or 50% or more of Heartland’s consolidated assets or earning power are sold, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive, upon exercise, Heartland common stock or common stock of the acquiring company (or the acquiring company’s parent) having a market value of two times the exercise price of the preferred share purchase right.
Each one one-thousandth of a share of our Series A Preferred Stock, if issued, (i) will not be redeemable, (ii) will entitle holders to a minimum preferential quarterly dividend payment (if declared) of the greater of $0.10 per one one-thousandth of a share or an amount equal to 1,000 times the dividend declared per share of common stock, (iii) will have the same voting power as one share of Heartland common stock and (iv) will entitle holders, upon liquidation of Heartland, to receive the greater of $0.01 per one one-thousandth of a share (plus any accrued but unpaid dividends) or an amount equal to 1,000 times the payment made on one share of Heartland common stock. In the event of any merger, consolidation or other transaction in which Heartland common stock is converted or exchanged, each one one-thousandth of a share of Series A Preferred Stock will be entitled to receive the same amount received per one share of Heartland common stock.
Heartland may redeem the preferred share purchase rights for $0.01 per preferred share purchase right at any time before a person has become an Acquiring Person. If Heartland redeems any of the preferred share purchase rights, it must redeem all of the preferred share purchase rights. For as long as the preferred share purchase rights are redeemable, Heartland may amend the preferred share purchase rights to extend the time period in which the preferred share purchase rights may be redeemed, but not to change the redemption price or date of expiration of the preferred share purchase rights. The Rights Agreement also grants Heartland’s Board of Directors the option, at any time after any person or group becomes an Acquiring Person but prior to an acquisition at the 50% level, to exchange preferred share purchase rights (other than preferred share purchase rights owned by such Acquiring Person) for shares of Heartland common stock or Series A Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or fractional share of Series A Preferred Stock (or other preferred stock equivalent in value to one share of our common stock), per preferred share purchase right. The preferred share purchase rights will expire on January 17, 2022, unless earlier redeemed.
The preferred share purchase rights make a hostile contest for control without communication with the Heartland Board of Directors impractical. The preferred share purchase rights would cause substantial dilution to a potential acquirer that attempts to acquire Heartland in a transaction that is not approved by the Heartland Board of Directors.
The above description of the preferred share purchase rights is only a summary and does not purport to be complete. You must look at the Rights Agreement for a full understanding of the terms of the preferred share purchase rights. The Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
Certain Provisions of Heartland’s Certificate of Incorporation and Bylaws
Some provisions of Heartland’s certificate of incorporation and bylaws could make the acquisition of control of Heartland and/or the removal of its existing management more difficult, including those that provide as follows:

•	the certificate of incorporation does not provide for cumulative voting for our directors;

•	Heartland has a classified board of directors with each class serving a staggered three-year term;

•	a vote of 70% of the outstanding shares of Heartland’s voting stock is required to remove directors, and such directors may only be removed for cause;

•	a vote of 70% of the outstanding shares of Heartland’s voting stock is required to amend, alter or repeal Heartland’s bylaws and certain sections of our certificate of incorporation;

•
a vote of 70% of the outstanding shares of Heartland’s voting stock is required to effect any merger or consolidation of Heartland or any of its subsidiaries with or into another corporation (unless the merger does not require stockholder approval); effect any sale, lease, exchange or other disposition by us or any of

Heartland’s subsidiaries of all or substantially all of our assets in a single transaction or series of related transactions; or effect any issuance or transfer by us or any of Heartland’s subsidiaries of any of our voting securities (except as issued pursuant to a stock option, purchase or bonus plan), except if approved by two-thirds of Heartland’s board of directors;

•
Heartland’s Board of Directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created and may fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	Heartland’s Board of Directors may issue preferred stock without any vote or further action by the stockholders;

•	Heartland’s Board of Directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each class;

•	all stockholder actions of Heartland must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•
Heartland’s bylaws include advance notice procedures which generally require that stockholder proposals and nominations be provided to Heartland not less than 30 days and not more than 75 days before the date of the originally scheduled annual meeting in order to be properly brought before the meeting.

Section 203 of the Delaware General Corporation Law
Section 203 of the Delaware General Corporation Law regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with a holder of 15% or more of its voting stock (an interested stockholder) for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved in advance the transaction in which the stockholder became an interested stockholder;

•	the stockholder owns at least 85% of the voting stock, excluding shares owned by directors, officers and employee stock plans after the transaction in which it became an interested stockholder; and

•
the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.

This prohibition on business combination transactions with an interested stockholder may be removed, however, if Heartland’s continuing board of directors proposes business combinations with another party, or our stockholders, by majority vote, determine to opt out of Section 203 of the Delaware General Corporation Law and one year has elapsed since the vote.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Premier Valley Bank shareholders are governed by the California General Corporation Law, or CGCL, and Premier Valley Bank’s articles of incorporation and bylaws. The rights of Heartland stockholders are governed by the Delaware General Corporation Law, or DGCL, and Heartland’s certificate of incorporation and bylaws. After the merger, the rights of Heartland’s stockholders and Premier Valley Bank’s former shareholders will be governed by the DGCL and Heartland’s certificate of incorporation and bylaws. The following discussion summarizes the material differences between the rights of Premier Valley Bank shareholders and the rights of Heartland stockholders. You should read Heartland’s certificate of incorporation and bylaws, and Premier Valley Bank’s articles of incorporation and bylaws carefully and in their entirety and also “Description of Heartland Common Stock” on page [ ].

Authorized Capital Stock
Heartland	Premier Valley Bank
Authorized:	Authorized:
• 30,000,000 shares of common stock	• 30,000,000 shares of common stock
• 200,000 shares of preferred stock	• 10,000,000 shares of preferred stock
• 16,000 shares of Series A Junior Participating Preferred
• 81,698 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B
• 81,698 shares of Non-Cumulative Perpetual Preferred Stock, Series C
Outstanding as of March 31, 2015:	Outstanding as of March 31, 2015:
• 20,585,072 shares of common stock	• 12,304,025 shares of common stock
• Preferred stock:	• No shares of preferred stock:
• No shares of Series A Junior Participating Preferred
• No shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B
• 81,698 shares of Non-Cumulative Perpetual Preferred Stock, Series C

Size of Board of Directors
Heartland	Premier Valley Bank
The DGCL provides that the board of directors of a business corporation shall consist of one or more members, each of whom shall be a natural person, and that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change shall be made only by amendment. Heartland’s certificate of incorporation provides that the number of directors shall not be less than three nor more than nine.
Further, the certificate of designations for Heartland’s Non-Cumulative Perpetual Preferred Stock, Series C provides the U.S. Department of Treasury the right to visit Heartland Board meetings if dividends on the preferred stock are not paid for five dividend periods and if dividends are not paid for six dividend periods provides that the Board will automatically be increased by two and the Department of Treasury will have the right, but not the obligation, to elect two directors until dividends have been paid for four dividend periods.

The CGCL provides that the number of directors on the board of directors of a business corporation shall be specified or fixed in accordance with the articles of incorporation or bylaws. The California Financial Code, however, provides that a California corporation authorized to engage in banking must have a board of no fewer than five and no more than twenty-five members.
Premier Valley Bank’s bylaws provide that the number of directors may not be less than six nor more than eleven, and provides that a majority of the full board, or a majority of the shareholders, may fix the number within this range.

Qualifications of Directors
Heartland	Premier Valley Bank
The DGCL provides that directors need not be stockholders unless otherwise required by the certificate of incorporation or the bylaws, and that other qualifications of directors may be prescribed in the certificate of incorporation or the bylaws.
The Heartland bylaws provide that directors need not be residents of Delaware or the United States or stockholders of the corporation. Heartland’s certificate of incorporation and bylaws provide that a person shall not be eligible for election to the board of directors if such person is seventy (70) years of age or older on the date of such election, provided, however, that such restriction does not apply to any incumbent directors who attained the age of sixty-five (65) years prior to January 1, 1993.

Under the CGCL, a director is not required to be a resident of the state of California or a shareholder of the corporation unless otherwise required by the articles of incorporation or bylaws.
The Premier Valley Bank bylaws prohibit any person (i) who is a director, officer, employee, agent, nomine, analyst accountant, attorney or policy maker for another financial institution, (ii) who has a contract or arrangement with another institution that would require disclosure of confidential information, or (iii) who holds fewer than 10,000 shares of Premier Valley Bank Common Stock, from serving on its board, unless the Premier Valley Bank Board of Directors determines that service will not compromise its business plan or strategic focus.

Filling Vacancies on the Board
Heartland	Premier Valley Bank
The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on the board of directors including newly created directorships resulting from an increase in the number of directors.
Heartland’s bylaws provide that vacancies may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, by the nominating and compensation committee, or by the sole remaining director.

The CGCL provides that a vacancy on the board may be filled by approval of the board (although less than a quorum). If the directors do not fill a vacancy on the board, the shareholders may elect a director at any time to fill such a vacancy. Unless the articles of incorporation or a bylaw adopted by the shareholders provide that the board may fill vacancies occurring in the board due to removal of directors, such vacancies shall be filled by approval of the shareholders.
Premier Valley Bank’s bylaws are consistent with the CGCL and allow vacancies resulting from removal to be filled by the board.

Removal of Directors
Heartland	Premier Valley Bank
Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote on their election; however, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause unless the certificate of incorporation otherwise provides.
Heartland’s certificate of incorporation provides that a director may only be removed for cause and by an affirmative vote of 70% of the outstanding shares entitled to vote generally in the election of directors at an annual meeting of stockholders or a meeting of the stockholders called for that purpose.

Under the CGCL, shareholders of a corporation may remove a director with or without cause, if removal is approved by the outstanding shares. No director may be removed when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.
Premier Valley Bank’s bylaws are consistent with the CGCL and also provide that the board may remove a director convicted of a felony or declared to be of unsound mind.

Nomination of Directors for Election
Heartland	Premier Valley Bank
If a stockholder wishes to nominate a person for election as director, the stockholder must give timely notice in proper written form to the Secretary of Heartland. To be timely, such stockholder notice must be received by the Secretary at Heartland’s principal executive offices (1)  not later than the close of business on the 30th day nor earlier than the opening of business on the 75th day before the meeting; provided, however, that in the event the notice of the meeting is given less than 40 days before the meeting, notice must be received not later than 10 days after the date that notice of the meeting was given. To be in proper written form, such stockholder’s notice must be in writing and contain information regarding the nominee to the board of directors and the stockholder bringing the nomination and other information specified in Heartland’s bylaws.

Premier Valley Bank’s bylaws provide that nominations for election to the board by shareholders may be made by any shareholder entitled to vote at election of directors by notice not more than 60 nor less than 21 days before the meeting. The notice must include (i) the name and residence address of, and number of Premier Valley Bank shares held by, the proposing shareholder, (ii) the name, address, and principal occupation of, and number of Premier Valley Bank shares and shares of other financial institutions held by, the nominee, (iii) whether the nominee has been convicted of a criminal offense involving dishonesty or a breach of trust, or been declared or filed for bankruptcy, and (iv) confirmation that the nominee meets the director qualifications described above.

Fiduciary Duty of Directors
Heartland	Premier Valley Bank
Directors of Delaware have fiduciary obligations to act in accordance with the so-called duties of “due care” and “loyalty.” The duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires the directors to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation.

Under the CGCL, directors have fiduciary obligations to serve in a manner that they believe to be in the best interests of the corporation and its shareholders. This standard requires reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

Anti-Takeover Provisions
Heartland	Premier Valley Bank
The DGCL generally prohibits certain Delaware corporations from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:
•    the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the stockholder becoming an interested stockholder;
• the interested stockholder acquires at least 85% of the voting stock (excluding shares held by officers, directors and certain employee stock plans) of the corporation in the transaction that causes the stockholder to become an interested stockholder; or
• the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock (excluding stock owned by the interested stockholder).
The DGCL generally defines “business combination” to include merger; sale or other disposition to the interested stockholder of 10% or more of the assets of the corporation; subject to specified exceptions, a transaction by the corporation that results in an increase in the stock of the corporation owned by the interested stockholder; and other financial benefits provided to the interested stockholder by or through the corporation.
Generally, the DGCL defines an “interested stockholder” as (i) any person owning 15% or more of the outstanding voting stock of the corporation, or (i) any affiliate or associate of the corporation that owned 15% or more of the voting stock of the corporation during the past three years.

The CGCL has no express anti-takeover provisions. Nevertheless, the California Financial Code and the Change in Bank Control Act would impose significant restrictions, and would require prior application to the California Department of Business Supervision as well as the FDIC.

Shareholder Meeting
Heartland	Premier Valley Bank
Annual Meetings. Under Heartland’s bylaws an annual meeting of the stockholders must be held on the Wednesday following the third Tuesday of May each year or on such other date as the board of directors may determine.
Special Meetings. Under the DGCL, a special meeting may be called by the board of directors or by other persons authorized by the certificate of incorporation or the bylaws. Heartland’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the vice chairman of the board, the president, the board, or at the written request of stockholders representing a majority of outstanding voting shares.

Annual Meetings. Under Premier Valley Bank’s bylaws an annual meeting of shareholders must be held at its main office at 3:00 p.m. on the fourth Thursday of May of each year, or at such other time and date as the board of directors may determine.
Special Meeting. Under the CGCL, the board of directors, the chairperson of the board and holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, may call a special meeting of shareholders. Premier Valley Bank’s bylaws are consistent with the CGCL.

Submission of Shareholder Proposals
Heartland	Premier Valley Bank
Heartland’s bylaws provide that a stockholder must give notice to the secretary of Heartland not less than 30 days nor more than 75 days prior to the date of the originally scheduled meeting in order to bring business before an annual meeting. The notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of the proposal and the reasons for the proposal; (ii) the name and address of the proposing stockholder; (iii) the number of shares of Heartland’s common stock beneficially owned by the stockholder; and (iv) any interest of the stockholder in the proposal.
Premier Valley Bank’s bylaws do not specify procedures with respect to business that may be brought by a shareholder at a meeting of shareholders.

Notice of Shareholder Meetings
Heartland	Premier Valley Bank
Heartland’s bylaws provide that it shall notify stockholders of the place, date, and time of a meeting not less than 10 nor more than 60 days before the date of the meeting or in the case of a merger or consolidation of Heartland requiring stockholder approval or a sale, lease or exchange of all or substantially all of Heartland’s property and assets, not less than 20 nor more than 60 days before the date of meeting. If the notice is for a meeting other than the annual meeting, the notice shall also specify the purpose or purposes for which the meeting is called.

Premier Valley Bank’s bylaws provide that it shall notify those shareholders entitled to vote of the date, time and place of each shareholders meeting not less than 10 nor more than 60 days before the meeting date.

Shareholder Vote Required for Mergers and Sales
Heartland	Premier Valley Bank
The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; or (iii) either no shares of common stock of the surviving corporation are to be issued in the merger, or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.
In addition, the DGCL permits the merger of one corporation, of which at least 90% of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without shareholder approval of either corporation.
Heartland’s certificate of incorporation provides that a merger or consolidation or a sale, lease or exchange of all or substantially all of Heartland’s property and assets requires the affirmative vote of 70% of Heartland’s voting shares unless such transaction (i) is approved by resolution adopted by not less than 66-2/3% of Heartland’s board of directors, (ii) is with a corporation of which the majority of the outstanding shares are owned by Heartland, or (iii) does not require stockholder approval pursuant to the DGCL.

The CGCL requires an agreement of merger to be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote. Neither Premier Valley Bank’s Articles of Bylaws provide for any special voting requirements for mergers or sales.

Distributions
Heartland	Premier Valley Bank
The DGCL allows the board of directors to declare and pay dividends and other distributions to stockholders either out of surplus, or out of net profits for the current or preceding fiscal year in which the dividend is declared. A distribution out of net profits is not permitted if a corporation’s capital is less than the accumulated preference of preference shares, until the deficiency has been repaired.
In addition to the restrictions discussed above, Heartland’s ability to pay dividends to its stockholders may be affected by rules, regulations and policies of the Federal Reserve applicable to bank holding companies.
Under the certificate of designations of the Non-Cumulative Perpetual Preferred Stock, Series C, Heartland is prohibited from paying dividends or redeeming shares (i) if it has failed to pay dividends on such series C preferred stock, or (ii) if the dividend would cause its tier 1 capital to be less than the difference between (x) 90% of its tier 1 capital on September 15, 2011 ($281.2 million), and (y) net charge-offs and any redemptions of the Series C Preferred Stock (subject to reduction in certain instances).

The provisions of the CGCL do not apply to distributions paid by a Bank, but instead a California corporation authorized to conduct business as a bank may pay dividends and distributions without the permission of Commissioner of the Department of Business Oversight only to the extent of the lesser of (i) its retained earnings, or (ii) its net income during the preceding three years less any other distributions made during such period.

In addition to the restrictions discussed above, Premier Valley Bank’s ability to pay dividends to its shareholders is limited by regulations of the FDIC.

Dissenters’ Rights of Appraisal
Heartland	Premier Valley Bank
Under the DGCL, stockholders have appraisal rights in connection with mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series of stock if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote:
• the shares are listed on a national securities exchange; or
• the shares are held of record by more than 2,000 stockholders.
Further no appraisal rights are available for shares of stock of a constituent corporation surviving a merger if the merger does not require a vote of the stockholders of the surviving corporation.
Regardless of the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than:
• shares of stock of the corporation surviving or resulting from the merger or consolidation;
• shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders;
• cash in lieu of fractional shares of the corporations described in either of the above; or
• any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

Under the CGCL, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of reorganizations requiring shareholder approval.  However, this right to dissent does not apply to: (i) the holders of shares of any class or series if the shares of the class or series are registered on a national securities; (ii) the holders of any shares to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and (iii) the holders of any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except shares of any other corporation listed on the national securities exchange, cash in lieu of shares or any combination of shares and cash in lieu of shares.
Premier Valley Bank’s shareholders are entitled to dissenters’ rights in the merger.

Shareholder Class Voting Rights
Heartland	Premier Valley Bank
The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Heartland’s certificate of incorporation provides that the Series A Junior Participating Preferred Stock shall have the right to vote with the common stock and shall have no other special voting rights unless Heartland fails to pay 6 consecutive quarterly dividends, in which case, the Series A may elect 2 additional directors to the board of directors which directors will hold office until Heartland pays such dividends. The Series B and Series C preferred stock have no voting rights except (i) on failure of Heartland to pay 6 quarterly dividends (in which case such holders may elect 2 additional directors to the board of directors which directors will hold office until Heartland pays such dividends), and (ii) a 66 2-3% affirmative class vote shall be required for authorization of any senior preferred stock, amendment to the terms of the preferred stock, any share exchange or reclassification involving the preferred stock or merger or consolidation of Heartland with another entity unless such preferred shares remain outstanding or converted into equivalent securities.

Under the CGCL, except as may be otherwise provided in the articles, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote of shareholders. All shares of any one class have the same voting rights, preferences, privileges and restrictions, unless the class is divided into series. If a class is divided into series, all the shares of any one series shall have the same voting rights and other rights, preferences, privileges and restrictions.

Although the Premier Valley Bank’s articles of incorporation authorize preferred stock, Premier Valley Bank has not established the voting rights, terms or preferences of any class of preferred stock and no shares are outstanding.

Indemnification
Heartland	Premier Valley Bank
A Delaware corporation is required to indemnify a present or former director or officer against expenses actually and reasonably incurred in an action that such person successfully defends on the merits or otherwise.
A corporation may indemnify any director, officer, employee or agent who is or is threatened to be made a party to a non-derivative proceeding against expenses, judgments and settlements incurred in connection with the proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A director, officer, employee or agent made or threatened to be made a party to a derivative action can be indemnified to the same extent, except that indemnification is not permitted with respect to claims in which the person has been adjudged liable to the corporation unless the court determines to allow indemnity for expenses.
Any permissive indemnification of a present or former director, officer, employee or agent, unless ordered by a court, shall be made by the corporation upon a determination by: (i) a majority vote of the disinterested directors even though less than a quorum; (ii) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (iii) independent legal counsel in a written opinion; or (iv) the stockholders. The statutory rights regarding indemnification are not exclusive.
Heartland’s bylaws provide that Heartland shall indemnify a director or officer made party to a proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses, judgments, fines and settlements in the circumstances that the Delaware statute allows, and under the authority of one of the groups specified above, excluding independent legal counsel.

The CGCL allows a corporation to indemnify any agent of the corporation against expenses and other amounts actually and reasonably incurred in a proceeding if the agent acted in good faith and in a manner the agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, provided that indemnification may not can be made: (i) in a derivative claim against the agent, unless the court shall determine that the person is fairly and reasonably entitled to indemnity for expenses; (ii) of amounts and expenses paid in settling or otherwise disposing of a pending action without court approval.
Any indemnification can be made only after a determination that indemnification of the agent is by: (i) a majority vote of disinterested directors (provided they constitute a quorum); (ii) by independent legal counsel in a written opinion; (iii) by shareholders (with the shares owned by the person to be indemnified not being entitled to vote); or (iv) by the court.
Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified.
The Premier Valley Bank articles and bylaws generally provide for indemnity of agents to the maximum extent permitted by California law.

Limitations on Directors’ Liability
Heartland	Premier Valley Bank
Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except: (i) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (ii) a breach of the duty of loyalty; (iii) improper personal benefits; or (iv) certain unlawful distributions. Heartland’s certificate of incorporation contains such an exculpatory provision.

Under the CGCL, director liability for monetary damages may be eliminated or limited in the articles of incorporation, except for certain enumerated actions such as actions and omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or actions taken in the absence of good faith. Both Premier Valley Bank’s articles of incorporation and bylaws contain such an exculpatory provision.

Amendment of Certificate or Articles of Incorporation
Heartland	Premier Valley Bank
Under the DGCL and unless the certificate requires a greater value, amendment to the Certificate of Incorporation may be adopted by holders of a majority of the voting shares at a meeting at which a quorum is present, provided that, a class of stockholders has the right to vote separately on an amendment if it would: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) increase or decrease the par value of the shares of the class; or (iii) adversely change the powers, preferences, or special rights of the shares of the class.
The Heartland certificate of incorporation provides that the provisions regarding (i) amendment to bylaws and certificate of incorporation, (ii) the size, qualifications and classes of the board of directors, (iii) additional voting requirements, (iv) business combinations with interested stockholders, and (v) stockholder action by written consent, shall not be amended, changed or repealed unless approved by the affirmative vote of the holders of shares having at least 70% of the voting power of all outstanding stock entitled to vote thereon, unless such amendment, change or repeal was approved by at least 66-2/3% of the directors.

Under the CGCL, and subject certain provisions relating to class voting rights if there are multiple classes of shares outstanding, amendments may be adopted if approved by the board and approved by the affirmative vote of a majority of the outstanding voting shares.

Amendment of Bylaws
Heartland	Premier Valley Bank
Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. However, the stockholders always retain the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated such power.
Heartland’s certificate of incorporation and bylaws provide that the bylaws also may be amended, altered or repealed by (i) the stockholders, provided such amendment, alteration or repeal is approved by the affirmative vote of holders of not less than 70% of the outstanding shares of stock entitled to vote at an election of directors, or (ii) the affirmative vote of not less than 66 2/3% of the directors.

Under the CGCL, bylaws may be amended by approval of the outstanding shares or by the approval of the board. The articles or bylaws may restrict or eliminate the power of the board to amend the bylaws.

Shareholder Inspection Rights
Heartland	Premier Valley Bank
Under the DGCL, every stockholder of record has the right to inspect, upon written demand under oath stating the stockholder’s purpose for inspection, in person or by agent or attorney, the corporation’s stock ledger, stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation.

Under the CGCL, a shareholder holding at least 5% in the aggregate of the outstanding voting shares of a corporation, shall have the absolute right to inspect and copy the record of shareholders’ names and addresses and shareholdings or obtain from a transfer agent a list of the shareholders’ names, addresses, and shareholdings, who are entitled to vote for the election of directors.

CERTAIN OPINIONS

The validity of the securities offered by this proxy statement/prospectus will be passed upon for Heartland by Dorsey & Whitney LLP.

Sheppard Mullin Richter & Hampton LLP has delivered an opinion concerning material federal income tax consequences of the merger. See “Description of Merger-Material Federal Income Tax Consequences of the Merger” on page ____.

EXPERTS

The consolidated financial statements of Heartland Financial USA, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Premier Valley Bank as of December 31, 2014 and 2013, and for the years then ended have been audited by Crowe Horwath LLP, an independent auditor, as set forth in their report included in this proxy statement/prospectus. Such financial statements have been included herein and this proxy statement/prospectus in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Heartland files annual, quarterly and current reports, proxy statements and other information with the SEC. Heartland’s SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document Heartland files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of Heartland’s public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.
The SEC allows Heartland to incorporate by reference into this proxy statement/prospectus the information it files with the SEC. This allows Heartland to disclose important information to you by referencing those filed documents. Heartland has previously filed the following documents with the SEC and is incorporating them by reference into this proxy statement/prospectus:

•	Heartland’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Heartland’s definitive proxy statement for its annual meeting of stockholders held May 20, 2015, filed on April 6, 2015;

•	Heartland’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•
Heartland’s Current Reports on Form 8-K filed on January 6, 2015 January 20, 2015, April 16, 2015, May 5, 2015, May 21, 2015, and May 29, 2015 and filed on July 27, 2015 relating to retirement of Ken Erickson; and

•
the description of Heartland’s common stock and preferred share purchase rights included in its registration statements on Form 8-A filed with the SEC, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Heartland is also incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this proxy statement/prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that Heartland files with the SEC automatically updates and supersedes more dated information.
You can obtain a copy of any documents which are incorporated by reference in this proxy statement/prospectus or any supplement at no cost by writing or telephoning us at:
Investor Relations
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100

This document contains a description of the representations and warranties that each of Premier Valley Bank and Heartland made to the other in the merger agreement. Representations and warranties made by Premier Valley Bank, Heartland and other applicable parties are also set forth in contracts and other documents (including the merger agreement)

that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document, including the periodic and current reports and statements that Heartland files with the SEC.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus or any supplement relating to the offered securities. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INDEX

TO

PREMIER VALLEY BANK
Fresno, California

CONSOLIDATED FINANCIAL STATEMENTS

PREMIER VALLEY BANK
Fresno, California

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

INDEPENDENT AUDITOR’S REPORT

The Shareholders and Board of Directors
Premier Valley Bank
Fresno, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Premier Valley Bank (the "Bank"), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Valley Bank as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Sacramento, California
April 20, 2015

PREMIER VALLEY BANK CONSOLIDATED BALANCE SHEETS December 31, 2014 and 2013 (In thousands)
	2014	2013
ASSETS
Cash and due from banks	$11,793	$13,524
Federal funds sold and deposits in banks	175	5,095
Total cash and cash equivalents	11,968	18,619
Available-for-sale investment securities (Note 2)	212,758	160,136
Loans, less allowance for loan losses of $4,194 in 2014 and $4,595 in 2013 (Notes 3, 4, and 11)	382,923	349,364
Premises and equipment, net (Note 5)	3,348	3,591
Goodwill and other intangible assets (Note 6)	14,053	14,248
Accrued interest receivable and other assets (Notes 17)	25,231	30,373
	$650,281	$576,331
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest bearing	$199,904	$172,453
Interest bearing (Note 8)	337,322	320,955
Total deposits	537,226	493,408

Borrowings (Note 10)	27,920	2,610
Accrued interest payable and other liabilities (Note 17)	15,667	12,707
Total liabilities	580,813	508,725
Commitments and contingencies (Note 11)	—	—
Shareholders' equity (Notes 12 and 13):	—	—
Preferred stock - no par value; 10,000 shares authorized; none issued	—	—
Common stock - no par value; 30,000 shares authorized; issued - 12,298 shares in 2014 and 12,924 shares in 2013	50,586	53,920
Retained earnings	18,460	15,530
Accumulated other comprehensive income (loss), net of taxes (Note 2)	422	(1,844)
Total shareholders' equity	69,468	67,606
	$650,281	$576,331

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF INCOME For the Years Ended December 31, 2014 and 2013 (In thousands)
	2014	2013
Interest Income
Loans	$16,161	$16,029
Investment securities	4,101	3,249
Federal funds sold and deposits in banks	266	241
Total interest income	20,528	19,519
Interest expense on deposits (Note 8)	641	672
Interest expense on borrowings	6	—
Net interest income	19,881	18,847
provisions for loan losses (Note 4)	(500)	(500)
Net interest income after provision for loan losses	20,381	19,347
Noninterest income:
Service charges	1,307	1,383
Gain on sale of loans	681	997
Gain on sale of securities	741	363
Other	1,420	1,264
Total noninterest income	4,149	4,007
Noninterest expense:
Salaries and employee benefits (Note 16)	7,733	7,404
Occupancy and equipment (Notes 5 and 11)	1,436	1,468
Other (Note 14)	4,114	4,969
Total noninterest expense	13,283	13,841
Income before income taxes	11,247	9,513
Income taxes (Note 9)	4,059	2,972
Net income	$7,188	$6,541
Basic earnings per share (Note 12)	$0.58	$0.51
Diluted earnings per share (Note 12)	$0.58	$0.51

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME For the Years Ended December 31, 2014 and 2013 (In thousands)
	2014	2013

Net income	$7,188	$6,541
Other comprehensive income (loss):
Unrealized gains/(losses) on available-for-sale investment securities	4,852	(6,358)
Less: reclassification adjustment for realized gains included in net income	741	363
Other comprehensive income (loss), before income taxes	3,841	(6,721)
Income taxes	(1,575)	2,756
Other comprehensive income (loss)	2,266	(3,965)
Comprehensive income	$9,454	$2,576

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the Years Ended December 31, 2014 and 2013 (In thousands)
	Common Stock		Retained Earnings	Accumulated Other Comprehensive (loss) Income (Net of Taxes)	Total Shareholders' Equity
	Shares	Amount
Balance, January 1, 2013	12,867	$53,970	$12,687	$2,121	$68,778
Net income	—	—	6,541	—	6,541
Other comprehensive loss	—	—	—	(3,965)	(3,965)
Proceeds from exercise of stock options and related tax benefit, net	106	200	(45)	—	155
Restricted stock awarded	57	—	—	—	—
Restricted stock compensation expense	—	311	—	—	311
Restricted shares forfeited in lieu of tax expense	(25)	(145)	—	—	(145)
Cash dividend declared	—	—	(3,598)	—	(3,598)
Repurchase of common stock	(81)	(416)	(55)	—	(471)
Balance, December 31, 2013	12,294	$53,920	$15,530	$(1,844)	$67,606
Net income			7,188		7,188
Other comprehensive income				2,266	2,266
Proceeds from exercise of stock options and related tax benefit, net	19	36	—	—	36
Restricted stock awarded	47	—	—	—	—
Restricted stock compensation expense		312			312
Restricted shares forfeited in lieu of tax expense	(31)	(282)			(282)
Cash dividend declared			(3,637)		(3,637)
Repurchase of common stock	(661)	(3,400)	(621)	—	(4,021)
Balance, December 31, 2014	12,298	$50,586	$18,460	$422	$69,468

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2014 and 2013 (In thousands)
	2014	2013
Cash flows from operating activities:	$7,188	$6,541
Net income
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Increase in unamortized deferred fees, net	152	262
Amortization of investment securities premiums, net	972	1,305
Reversal of previous provisions for loan losses	(500)	(500)
Depreciation and amortization	799	1,263
Gain on sale of available-for-sale investment securities	(741)	(363)
Gain on sale of loans	(681)	(997)
Other real estate devaluation	19	550
Loans originated for sale	(5,653)	(9,448)
Proceeds from loan sales	6,334	10,445
Share-based compensation expense	30	166
Net change in accrued interest receivable and other assets	3,411	(8,371)
Net change in accrued interest payable and other liabilities	2,960	(1,841)
Net cash provided by (used in) operating activities	14,290	(988)
Cash flows from investing activities:
Activity in available-for-sale investment securities:
Proceeds from calls	55	1,467
Proceeds from sales	1,242	18,663
Proceeds from maturities and principal repayments	17,758	28,250
Purchases	(68,063)	(52,114)
Increase in loans	(33,211)	(16,713)
Purchase of premises and equipment	(228)	(806)
Proceeds from sale of other real estate	—	1,976
Net cash used in investing activities	(82,447)	(19,277)
Cash flows from financing activities:
Net increase in demand, interest bearing checking and savings deposits	50,189	25,764
Net decrease in time deposits	(6,371)	(3,455)
Proceeds from exercise of stock options, including tax benefit	36	155
Net change in FHLB advances	25,310	2,610
Repurchase of common stock	(4,021)	(471)
Cash dividends	(3,637)	(3,598)
Net cash provided by financing activities	61,506	21,005
Net (decrease) increase in cash and cash equivalents	(6,651)	740
Cash and cash equivalents at beginning of year	18,619	17,879
Cash and cash equivalents at end of year	$11,968	$18,619

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: Premier Valley Bank (the "Bank") is a California state chartered bank with its deposits insured to the fullest extent allowable by the FDIC. The Bank's four branches and one loan production office engage in general commercial banking business with an emphasis on serving the needs of individuals and small and medium size businesses, professionals and the general public in the greater Fresno area and in its Yosemite Division in the Sierra. The Bank's wholly owned subsidiary, YB Real Estate, Inc. (YBRE), formerly engaged in real estate investment and development activities in Merced County, California, is inactive.

The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. All amounts included in these notes to the consolidated financial statements are in thousands except per share and contractual life data.

Management reviewed all events occurring from December 31, 2014 to August 24, 2015, the date the consolidated financial statements were available to be issued, and no subsequent events occurred requiring accrual or disclosure.

Principles of Consolidation: The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, YBRE. All significant intercompany balances and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The allowance for loan losses, deferred tax assets and fair value of assets and liabilities are particularly subject to change.

Reclassifications: Certain items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders' equity.

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, cash and due from banks, Federal funds sold and deposits in banks are considered to be cash equivalents. Generally, Federal funds are sold for a one day period.

Investment Securities: Investment securities are classified into one of the following categories:

•	Available-for-sale securities reported at fair value, with unrealized gains and losses excluded from net income and reported, net of income taxes, as other comprehensive income (loss).

•	Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

All investment securities held at December 31, 2014 and 2013 were classified as available-for-sale.

Management determines the appropriate classification of investment securities at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

Gains or losses on the sale of investment securities are computed using the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

An investment security is impaired when its carrying value is greater than its fair value. Investment securities that are impaired are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether such a decline in their fair value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Bank to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, and management does not intend to sell the security or it is more likely than not that the Bank will not be required to sell the security before recovery, only the portion of the impairment loss representing credit exposure is recognized as a charge to earnings, with the balance recognized as a charge to other comprehensive income. If management intends to sell the security or it is more likely than not that the Bank will be required to sell the security before recovering its forecasted cost, the entire impairment loss is recognized as a charge to earnings.

Investments in Bank Stock: The Bank has invested in the capital stock of the Federal Home Loan Bank of San Francisco (FHLB) and Pacific Coast Bankers' Bancshares. These investments are carried at cost. At December 31, 2014 and 2013, these investments totaled $3,983 and $3,809, respectively, and are carried on the balance sheet in accrued interest receivable and other assets.

Loans: Loans are stated at principal balances outstanding. Interest is accrued daily based upon outstanding loan balances. For all loans past due ninety days or more, interest is discontinued, unless the loan is well secured and in the process of collection. However, when, in the opinion of management, loans are considered to be impaired and the future collectability of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended prior to ninety days. Past due status is based on the contractual term of the loan. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectability of principal is not in doubt, are applied first to earned but unpaid interest and then to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current or otherwise resolved and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement. An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent.

Substantially all loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized against interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans. Salaries and employee benefits totaling $913 and $993 were deferred as loan origination costs for the years ended December 31, 2014 and 2013, respectively.

Loan Sales and Servicing Rights: The Bank accounts for the transfer and servicing of financial assets based on the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Government Guaranteed Loans: Included in the loan portfolio are loans which are 75% to 90% conditionally guaranteed by the Small Business Administration (SBA) and the United States Department of Agriculture (USDA). The guaranteed portion of these loans may be sold to a third party, with the Bank retaining the unguaranteed portion. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Bank's investment in the loan is allocated between the retained portion of the loan and the sold portion of the loan based on their relative fair values on the date the loan is sold. The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan. The servicing asset is recorded at fair value. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets and an adjustment to the carrying value. The servicing assets carrying values totaled $714 and $909 as of December 31, 2014 and 2013, respectively. The amount of loans being serviced for others at December 31, 2014 and 2013 totaled $38,117 and $29,411, respectively.

Allowance for Loan Losses: The allowance for loan losses is an estimate of probable credit losses in the Bank's loan portfolio that have been incurred as of the balance sheet date. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. Credit exposures are charged against the allowance when management makes the determination that the loan balance is not collectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance. The overall allowance consists of two primary components, specific reserves related to impaired loans and general reserves for inherent losses related to loans that are not impaired.

Commercial and real estate loans are considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the original agreement. Loans determined to be impaired are individually evaluated for impairment. Large groups of smaller balance homogeneous loans, such as installment loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. When a loan is impaired, the Bank measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, it may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral.

A restructuring of a debt constitutes a troubled debt restructuring (TDR) if the Bank for economic or legal reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Restructured workout loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above.

The determination of the general reserve for loans that are not impaired is based on a historical loss history adjusted for current factors. The historical loss history is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent three years. This actual loss history is supplemented with other economic factors based on risk present for each portfolio segment, to include, but not limited to, consideration of historical losses by portfolio segment, internal asset classifications, and qualitative factors to include economic trends in the Bank's service areas, industry experience and trends, geographic concentrations, trends in delinquencies, estimated collateral values, the Bank's underwriting policies, the character of the loan portfolio, and probable losses inherent in the portfolio taken as a whole. As of December 31, 2014 and 2013, the Bank assessed its loan loss experience over the prior three years and applied the losses to loan segments based on collateral type.

The Bank maintains a separate allowance for each portfolio segment (loan type). These portfolio segments include commercial, real estate construction (including land and development loans), commercial and residential real estate mortgages and installment loans (principally home equity loans). The allowance for loan losses attributable to each portfolio segment, which includes both impaired loans and loans that are not impaired, is combined to determine the Bank's overall allowance, which is included on the consolidated balance sheets.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Bank assigns a risk rating to all loans except pools of homogeneous loans and periodically performs detailed reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by independent specialists engaged by the Bank and the Bank's regulators. During these internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing these loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

Pass - A pass loan is a strong credit with no existing or known potential weaknesses deserving of management's close attention.

Special Mention - A special mention loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank's credit position at some future date. Special Mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard - A substandard loan is not adequately protected by the current sound worth and paying capacity of the borrower or the value of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Well defined weaknesses include a project's lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time or the project's failure to fulfill economic expectations. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful - Loans classified doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

Loss - Loans classified as loss are considered uncollectible and charged off immediately.

The general reserve component of the allowance for loan losses also consists of reserve factors that are based on management's assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. These reserve factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment described below.

Commercial - Commercial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Real estate-residential - The degree of risk in residential real estate lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower's ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic conditions could cause a borrower's capacity to repay their obligation to deteriorate.

Real estate-commercial - Real estate-commercial loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and construction loans. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for properties to produce sufficient cash flow to service debt obligations.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real estate-construction - Real estate-construction loans generally possess a higher inherent risk of loss than other real estate portfolio segments. A major risk arises from the necessity to complete projects within specified cost and time lines. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

Individual loans and receivables in homogeneous loan portfolio segments are not evaluated for specific impairment. Rather, the sole component of the allowance for these loan types is determined by collectively measuring impairment reserve factors based on management's assessment of the following for each homogeneous loan portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. These reserve factors are described in further detail below for the Bank’s only homogeneous loan portfolio segment.

Installment - An installment loan portfolio is usually comprised of a large number of small loans scheduled to be amortized over a specific period. Most installment loans are made directly for consumer purchases, but business loans granted for the purchase of heavy equipment or industrial vehicles may also be included. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the Board of Directors reviews the adequacy of the allowance, including consideration of the relative risks in the portfolio, current economic conditions and other factors. If the Board of Directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Bank's primary regulators, the FDIC and the California Department of Financial Institutions, as an integral part of their examination process, review the adequacy of the allowance. These regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

Allowance for Losses Related to Undisbursed Loan Commitments: The Bank maintains a separate allowance for losses related to undisbursed loan commitments. Management estimates the amount of probable losses by applying the loss factors used in the allowance for loan loss methodology to an estimate of the expected usage and applies the factor to the unused portion of undisbursed lines of credit. This allowance totaled $137 at both December 31, 2014 and 2013 and is included in accrued interest payable and other liabilities on the consolidated balance sheets.

Premises and Equipment: Premises and equipment are carried at cost. Depreciation is determined using the straight line method over the estimated useful lives of the related assets. The useful lives of premises are estimated to be forty years. The useful lives of furniture, fixtures and equipment are estimated to be two to ten years. Leasehold improvements are amortized over the estimated life of the asset or the life of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred. The Bank evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amounts of such assets may not be fully recoverable.

Other Real Estate Owned: Other real estate owned is comprised of properties acquired through foreclosures in full or partial satisfaction of indebtedness. Upon acquisition of these properties, the assets are recorded at fair value less estimated selling costs. Revised estimates to the fair value less cost to sell are reported as adjustments to the carrying amount of the asset, provided that such adjusted value is not in excess of the carrying amount at acquisition. Initial losses on properties acquired through full or partial satisfaction of debt are treated as credit losses and charged to the allowance for loan losses at the time of acquisition. Subsequent declines in value from the recorded amounts, routine holding costs and gains or losses upon disposition, if any, are included in noninterest expense as incurred.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Core Deposit Intangible: The core deposit intangible represents the estimated fair value of the deposit relationships acquired in the acquisition of Yosemite Bank (YB) and has been amortized by the straight line method over an estimated life of eight years. Management evaluates the recoverability and remaining useful life annually to determine whether events or circumstances warrant a revision to the intangible asset or the remaining period of amortization. There were no such events or circumstances in 2013. The core deposit intangible was fully amortized at December 31, 2013.

Goodwill: Business combinations involving the Bank's acquisition of the equity interests or net assets of another enterprise give rise to goodwill. Goodwill represents the excess of the cost of YB over the net of the amounts assigned to assets acquired and liabilities assumed in the acquisition of YB. The value of goodwill is ultimately derived from the Bank's ability to generate earnings after the acquisition. A decline in net earnings could be indicative of a decline in the fair value of goodwill and result in impairment. For that reason, goodwill is assessed at least annually for impairment. There was no impairment resulting from management's assessment during 2014 or 2013.

Derivative Instruments: The Bank uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various loans for asset/liability management purposes. These derivative instruments are recognized on the balance sheet at their estimated fair value. On the date the derivative contract is originated, the Bank designates the derivative as a hedge of fair value of a recognized asset or liability or of an unrecognized firm commitment "fair value" hedge. Changes in the fair value of a derivative instrument that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings.

The Bank formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the balance sheet. The Bank also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Bank discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value of a hedged item; (2) the derivative expires or is sold, terminated or exercised; (3) a hedged firm commitment no longer meets the definition of a firm commitment; or (4) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current period earnings.

Income Taxes: Deferred tax assets and liabilities are recognized for the income tax consequences of temporary differences between the financial statement and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. On the consolidated balance sheets, net deferred tax assets are included in accrued interest receivable and other assets.

The Bank uses a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on its tax returns. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share: Basic earnings per share (EPS) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. All outstanding nonvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options and restricted stock, result in the issuance of common stock which shares in the earnings of the Bank. The treasury stock method is applied to determine the dilutive effect of stock options and nonvested restricted stock in computing diluted earnings per share.

Share-Based Compensation: The Bank has two share-based compensation plans: 1) the Premier Valley Bank Amended and Restated 2001 Equity Incentive Plan (the "2001 Plan"), which, although expired in 2011, was shareholder approved and, among other things, permitted the grant of stock options and restricted stock of up to 2,229 shares of the Bank's common stock; and 2) the Premier Valley Bank 2011 Equity Incentive Plan (the "2011 Plan"), which has also been approved by the shareholders and permits the grant of up to 1,800 shares of the Bank's common stock. The plans are designed primarily to attract and retain employees and directors. The amount, frequency and terms of share-based awards may vary based on competitive practices, the Bank's operating results and government regulations. New shares are issued upon stock option exercise or reserved and treated as outstanding shares in the case of restricted share grants. The plans do not provide for the settlement of awards in cash. Under the 2011 Plan, 1,553 shares of common stock are reserved for future issuance to employees and directors under various types of awards including stock options, restricted stock, stock awards and qualified performance-based awards. The plans require that the option or share price may not be less than the fair market value of the stock at the date the option or share award is granted, and that the stock must be paid in full at the time the option is exercised. All options expire on a date determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is determined by the Board of Directors and is generally over a three to four year period.

Restricted stock awards are grants of shares of common stock that are subject to forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving specified performance goals. During the period of restriction, participants holding restricted stock have full voting and dividend rights. The restrictions lapse in accordance with a schedule or with other conditions determined by the Board of Directors. There were 47 and 57 restricted shares granted under the 2011 Plan in 2014 and 2013, respectively.

The Bank measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Management estimates the fair value of each option award as of the date of grant using a Black-Scholes-Merton option pricing model. Expected volatility is based on historical volatility of the Bank's common stock. The Bank uses the "simplified" method to determine the expected term of the Bank's options due to the lack of sufficient historical data. The risk free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. In addition to these assumptions, management makes estimates regarding pre-vesting forfeitures that will impact total compensation expense recognized under the plans. There were no stock options granted in 2014 or 2013.

Comprehensive Income: Comprehensive income is reported in addition to net income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income items that historically have not been recognized in the calculation of net income. Unrealized gains or losses on the Bank's available-for-sale investment securities are included in other comprehensive income or loss. Total comprehensive income and the components of other comprehensive income are presented in the consolidated statements of comprehensive income.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Financial Accounting Standards: In January 2014, the FASB issued ASU No. 2014-1, Investments-Equity Method and Joint Ventures-Accounting for Investments in Qualified Affordable Housing Projects. This guidance represents a consensus of the Emerging Issues Task Force and sets forth new accounting for qualifying investments in flow-through limited liability entities that invest in affordable housing projects. The new guidance allows a limited liability investor that meets certain conditions to amortize the cost of its investment in proportion to the tax credits and other tax benefits it receives. The new accounting method, referred to as the proportional amortization method, allows amortization of the tax credit investment to be reflected along with the primary benefits, the tax credits and other tax benefits, on a net basis in the income statement within the income tax expense line. For public business entities, the guidance is effective for interim and annual periods beginning after December 15, 2014. For all other entities, the guidance is effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. If elected, the proportional amortization method is required to be applied retrospectively. Early adoption is permitted in the annual period for which financial statements have not been issued.

The Bank made investments in low income housing totaling $6,500 and $3,500 at December 31, 2014 and 2013, respectively. Amounts funded totaled $2,248 and $875 at December 31, 2014 and 2013, respectively. The Bank adopted the proportional amortization method of accounting for its low income housing investments in the fourth quarter of 2014. The Company quantified the impact of adopting the proportional amortization method compared to the equity method to its current year and prior period financial statements. The Company determined that the adoption of the proportional amortization method did not have a material impact on its financial statements. The low income housing investment losses, net of the tax benefits received, totaling $265 and $37 for 2014 and 2013, respectively, are included in income tax expense on the consolidated income statement for both 2014 and 2013. Low income housing tax credits received totaled $198 and $0, for 2014 and 2013, respectively.

In January 2014, the FASB issued ASU No. 2014 - 04, Receivables - Troubled Debt Restructurings by Creditors. With these changes, the FASB amended existing guidance to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014, and can be applied using a modified retrospective or prospective transition method. The adoption of this standard is not expected to have a material effect on the Bank’s financial position or operating results.

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. These amendments are effective for annual reporting periods beginning after December 31, 2016, including interim periods within that reporting period. The Bank is currently in the process of evaluating the impact of the adoption of this new accounting standard on the consolidated financial statements.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 2 - AVAILABLE-FOR-SALE INVESTMENT SECURITIES

The amortized cost and fair value of available-for-sale investment securities consisted of the following:
	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligations of states and political subdivisions	$45,382	$882	$(421)	$45,843
Mortgage-backed securities - residential	148,206	1,013	(821)	148,398
Corporate obligations	18,453	96	(32)	18,517
	$212,041	$1,991	$(1,274)	$212,758

Net unrealized gains on available-for-sale investment securities totaling $717 were recorded, net of $295 in tax obligations, as accumulated other comprehensive income, a separate component of shareholders' equity at December 31, 2014. Gross proceeds totaling $1,241 and gains totaling $741 were realized on the sale of available-for-sale investment securities for the year ended December 31, 2014.

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligations of states and political subdivisions	$46,416	$356	$(1,462)	$45,310
Mortgage-backed securities - residential	97,916	404	(2,032)	96,288
Corporate obligations	18,930	152	(544)	18,538
	$163,262	$912	$(4,038)	$160,136

Net unrealized losses on available-for-sale investment securities totaling $3,126 were recorded, net of $1,282 in tax benefits, as accumulated other comprehensive loss, a separate component of shareholders' equity at December 31,
2013. Gross proceeds totaling $18,663 and gains totaling $363 were realized on the sale of available-for-sale investment securities for the year ended December 31, 2013.

The amortized cost and fair value of available-for-sale investment securities at December 31, 2014 by contractual maturity is shown below. Expected maturities may differ from contractual maturities because the issuers of certain securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Within one year	$3,964	$3,994
After one year through five years	11,908	11,991
After five years through ten years	17,087	17,028
After ten years	30,876	31,347
Investment securities not maturing at a specified date:	63,835	64,360
Mortgage-backed securities - residential	148,206	148,398
	$212,041	$212,758

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 2 - AVAILABLE-FOR-SALE INVESTMENT SECURITIES (Continued)

Investment securities with amortized costs totaling $444 and $842 and fair values totaling $475 and $895 were pledged to secure various borrowing arrangements at December 31, 2014 and 2013, respectively.

The following table shows gross unrealized losses and estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013:

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
December 31, 2014

Obligations of states and political subdivisions	$3,864	$(22)	$12,864	$(399)	$16,728	$(421)
Mortgage-backed securities-residential	29,284	(88)	26,904	(733)	56,188	(821)
Corporate obligations	3,989	(11)	2,979	(21)	6,968	(32)
	$37,137	$(121)	$42,747	$(1,153)	$79,884	$(1,274)

December 31, 2013

Obligations of states and political subdivisions	$22,037	$(870)	$9,231	$(592)	$31,268	$(1,462)
Mortgage-backed securities-residential	53,211	(993)	19,432	(1,039)	72,643	(2,032)
Corporate obligations	4,916	(84)	4,039	(460)	8,955	(544)
	$80,164	$(1,947)	$32,702	$(2,091)	$112,866	$(4,038)

Other-Than-Temporary Impairment: Management considers many factors in its assessment of the investment portfolio for other-than-temporary impairment of investment securities. In addition to internally applied measures, the Bank also employs the services of an independent analytics provider to assess the financial strength of the issuers that comprise the municipal portion of the portfolio.

Obligations of States and Political Subdivisions: Management believes the unrealized losses on the Bank’s investments in obligations of states and political subdivisions are a result of changes in interest rate spreads or in interest rates themselves relative to the time of purchase of the securities in a market loss position. The Bank generally invests in bond issuances that are considered general obligations of the municipality or less commonly, bonds that are supported by a specific revenue source of the issuer. The Bank also endeavors to invest in those issuances that are supported by independent bond insurance or for which the state in which the issuer resides has provided a fund supporting repayment of the securities (in lieu of insurance). The Bank has the ability and intent to hold these securities to maturity. Management does not consider any securities in this segment of the investment portfolio to be other-than-temporarily impaired at December 31, 2014.

Mortgage-Backed Securities - Residential: Management believes that the unrealized losses on the Bank’s investments in mortgage-backed securities issued by U.S. Government sponsored entities are due to changes in current market rates of interest relative to the time of purchase of the securities. The Bank has the intent and ability to hold these securities to maturity. Management does not consider these securities to be other-than-temporarily impaired at December 31, 2014.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 2 - AVAILABLE-FOR-SALE INVESTMENT SECURITIES (Continued)

Corporate Obligations: The Bank holds one security that, as of December 31, 2014, has been in a loss position for longer than twelve months. Management has reviewed the earnings performance of the underlying company and notes that earnings have trended positively year over year. The Bank has also identified two independent companies that have rated the issuing company as a “strong buy” or as “outperform”. At December 31, 2014, this security is within less than one percentage point of par value. The Bank has the intent and the ability to hold this security to maturity. Management does not consider this security to be other-than-temporarily impaired at December 31, 2014.

NOTE 3 - LOANS

Outstanding loans at December 31, 2014 and 2013 are summarized as follows:
	2014	2013

Commercial	$63,169	$42,654
Real estate-residential	60,102	59,493
Real estate-commercial	226,345	221,820
Real estate-construction	35,938	25,329
Installment	2,432	5,378
	387,986	354,674
Deferred loan fees, net	(869)	(715)
Allowance for loan losses	(4,194)	(4,595)
	$382,923	$349,364

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following tables show the allocation of the allowance for loan losses by portfolio segment and by impairment methodology:

December 31, 2014	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Installment	Total
Allowance for Loan Losses:
Beginning Balance	$996	$600	$2,164	$754	$81	$4,595
(Reversal of) provision for loan losses	(237)	(424)	18	203	(60)	(500)
Loans charged off	(104)	—	(72)	—	(13)	(189)
Recoveries	232	—	39	10	7	288
Ending balance allocated to portfolio segments	$887	$176	$2,149	$967	$15	$4,194
Ending balance: individually evaluated for impairment	$237	$18	$479	$73	$—	$807
Ending balance: collectively evaluated for impairment	$650	$158	$1,670	$894	$15	$3,387
Loans
Ending balance	$63,047	$59,871	$225,829	$35,938	$2,432	$387,117
Ending balance: individually evaluated for impairment	$2,128	$200	$3,027	$9,036	$—	$14,391
Ending balance: collectively evaluated for impairment	$60,919	$59,671	$222,802	$26,902	$2,432	$372,726

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables show the allocation of the allowance for loan losses by portfolio segment and by impairment methodology:
December 31, 2013	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Installment	Total
Allowance for Loan Losses:
Beginning Balance	$1,121	$1,067	$2,150	$773	$166	$5,277
(Reversal of) provision for loan losses	(111)	(428)	152	(19)	(94)	(500)
Loans charged off	(127)	(68)	(157)	—	(2)	(354)
Recoveries	113	29	19	—	11	172
Ending balance allocated to portfolio segments	$996	$600	$2,164	$754	$81	$4,595
Ending balance: individually evaluated for impairment	$49	$—	$372	$—	$—	$421
Ending balance: collectively evaluated for impairment	$947	$600	$1,792	$754	$81	$4,174
Loans
Ending balance	$42,254	$59,162	$221,835	$25,329	$5,379	$353,959
Ending balance: individually evaluated for impairment	$1,820	$200	$3,420	$9,038	$—	$14,478
Ending balance: collectively evaluated for impairment	$40,434	$58,962	$218,415	$16,291	$5,379	$339,481

The following tables show the loan portfolio allocated by management's internal risk ratings:
December 31, 2014	Commercial and Real Estate Credit Exposure Credit Risk Profile by Internally Assigned Grade
	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Total
Grade:
Pass	$55,532	$59,576	$222,802	$25,879	$363,789
Special mention	—	—	—	—	—
Substandard	5,387	95	—	1,023	6,505
Impaired	2,128	200	3,027	9,036	14,391
Total	$63,047	$59,871	$225,829	$35,938	$384,685

	Installment Credit Exposure Credit Risk Profile Based on Payment Activity
	Auto	Other	Total
Grade:
Performing	$11	$2,421	$2,432
Non-performing	—	—	—
Total	$11	$2,421	$2,432

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2013	Commercial and Real Estate Credit Exposure Credit Risk Profile by Internally Assigned Grade
	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Total
Grade:
Pass	$37,257	$58,962	$217,164	$16,291	$329,674
Special mention	119	—	675	—	794
Substandard	3,058	—	576	—	3,634
Impaired	1,820	200	3,420	9,038	14,478
Total	$42,254	$59,162	$221,835	$25,329	$348,580

	Installment Credit Exposure Credit Risk Profile Based on Payment Activity
	Auto	Other	Total
Grade:
Performing	$25	$5,354	$5,379
Non-performing	—	—	—
Total	$25	$5,354	$5,379

The following tables show an aging analysis of the loan portfolio by the time past due:
December 31, 2014	30-89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total
Commercial:
Commercial	$319	$—	$—	$319	$62,728	$63,047
Real estate-residential	141	—	—	141	59,730	59,871
Real estate-commercial	1,081	—	348	1,429	224,400	225,829
Real estate-construction	—	—	8,064	8,064	27,874	35,938
Installment
Auto	—	—	—	—	11	11
Other	—	—	—	—	2,421	2,421
Total	$1,541	$—	$8,412	$9,953	$377,164	$387,117

December 31, 2013	30-89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total
Commercial:
Commercial	$441	$—	$214	$655	$41,599	$42,254
Real estate-residential	108	—	—	1	59,054	59,162
Real estate-commercial	803	—	393	1,196	220,639	221,835
Real estate-construction	—	—	8,044	8,044	17,285	25,329
Installment
Auto	10	—	—	10	15	25
Other	2	—	—	2	5,352	5,354
Total	$1,364	$—	$8,651	$10,015	$343,944	$353,959

Interest forgone on nonaccrual loans totaled $691 and $740 for the years ended December 31, 2014 and 2013, respectively

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables show information related to impaired loans at and for the year ended:
December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$—	$—	$—	$—	$—
Real estate-residential	$—	$—	$—	$—	$—
Real estate-commercial	$157	$279	$—	$284	$—
Real estate-construction	$8,064	$9,527	$—	$9,473	$—
With an allowance recorded:
Commercial	$2,128	$2,128	$237	$4,430	$325
Real estate-residential	$200	$200	$18	$200	$8
Real estate-commercial	$2,871	$3,071	$479	$3,719	$244
Real estate-construction	$972	$972	$73	$980	$55
Total:
Commercial	$2,128	$2,128	$237	$4,430	$325
Real estate-residential	$200	$200	$18	$200	$8
Real estate-commercial	$3	$3,350	$479	$4,003	$244
Real estate-construction	$9,036	$10,499	$73	$10,452	$55

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$1,302	$1,346	$—	$1,293	$6
Real estate-residential	$200	$200	$—	$200	$—
Real estate-commercial	$1,411	$1,472	$—	$1,516	$64
Real estate-construction	$9,038	$10,551	$—	$10,179	$60

With an allowance recorded:
Commercial	$518	$518	$49	$620	$34
Real estate-residential	$—	$—	$—	$—	$—
Real estate-commercial	$2,009	$2,224	$372	$2,153	$129
Real estate-construction	$—	$—	$—	$—	$—

Total:
Commercial	$1,820	$1,864	$49	$3,466	$—
Real estate-residential	$200	$200	$—	$200	$—
Real estate-commercial	$3,420	$3,696	$372	$4,957	$—
Real estate-construction	$9,038	$10,551	$—	$10,179	$—

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The recorded investment in loans includes accrued interest receivable and loan origination fees, net. As the amounts are not material, the recorded investment in loans excludes accrued interest receivable and loan origination fees. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs. There was no cash basis interest income recognized on impaired loans for the years ended December 31, 2014 and 2013.

Troubled Debt Restructurings: The Bank has allocated $262 and $214 of specific reserves in the allowance for loan losses to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2014 and 2013, respectively. There was no commitment to lend additional amounts to these customers as of December 31, 2014 or 2013.

During the years ended December 31, 2014 and 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: modification in the payment schedule of the loan to a payment lower than the original contractual payment for a period of time or an extension of the maturity date by which the loan is to be paid in full. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Bank's internal underwriting policy.

The following tables present loans by class modified as troubled debt restructurings that occurred during the years ended December 31, 2014 and 2013:
December 31, 2014	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Real estate - construction	3	$10,293	$10,293

December 31, 2013	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Real estate - construction	5	$3,380	$3,380

The troubled debt restructurings described above increased the allowance for loan losses by $262 and $214 during the years ended December 31, 2014 and 2013, respectively. There were no troubled debt restructurings that subsequently defaulted.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2014 and 2013 consisted of the following:
	2014	2013
Land	$270	$270
Building and improvements	3,933	3,931
Furniture and equipment	2,920	2,806
Leasehold improvements	1,212	1,158
	8,335	8,165
Less accumulated depreciation	(4,987)	(4,574)
	$3,348	$3,591
Depreciation and amortization included in occupancy and equipment expense totaled $470 and $475 for the years ended December 31, 2014 and 2013, respectively.

NOTE 6 - GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets consisted of the following:
	2014	2013
Goodwill	$13,339	$13,339
Servicing assets	714	909
	$14,053	$14,248

Goodwill: The Bank applies a qualitative analysis of conditions that might indicate that impairment of goodwill is more likely than not of having occurred. In the event that the qualitative analysis suggests that an impairment may have occurred, the Bank, with the assistance of an independent third party valuation firm, uses several quantitative valuation methodologies in evaluating goodwill for impairment. The current year's review of qualitative factors did not indicate that impairment might have occurred; as such, no quantitative analysis was performed at December 31, 2014 or 2013.

Servicing assets: Originated servicing assets totaling $132 and $260 were recognized during the years ended December 31, 2014 and 2013, respectively. Amortization of servicing assets totaled $327 and $79 for the years ended December 31, 2014 and 2013, respectively. There was no impairment of servicing assets for the years ended December 31, 2014 or 2013.

NOTE 7 - INTEREST RATE SWAPS

The Bank has entered into interest rate swap agreements to convert interest being earned on certain fixed rate loans to a variable rate in accordance with its asset/liability management objectives to mitigate interest rate risk. At December 31, 2014 and 2013, the aggregate notional amount of the interest rate swap agreements was $45,835 and $57,779, respectively. The fair value of the hedged asset and the fair value of the liability associated with the interest rate swap agreements was $3,563 and $3,167 at December 31, 2014 and 2013, respectively, and is included in accrued interest payable and other liabilities on the consolidated balance sheets. As part of each swap agreement, the Bank may be required to pledge collateral, either in the form of cash or investment securities, as a credit enhancement. At December 31, 2014, cash and securities of $3,811 and $390, respectively, were pledged against interest rate swaps, and at December 31, 2013, cash and securities of $3,811 and $499, respectively, were pledged. The Bank recognized a net payment of $1,802 and $1,815 for the years ended December 31, 2014 and 2013, respectively, which represents the net monthly cash settlement of all fair value hedges and which was recorded as a reduction in loan interest income on the consolidated statements of income. Because of the nature of the terms of the interest rate swap agreements, there was no hedge ineffectiveness and therefore no gains or losses recognized for the years ended December 31, 2014 or 2013.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 8 - INTEREST BEARING DEPOSITS

Interest bearing deposits at December 31, 2014 and 2013 consisted of the following:
	2014	2013
Savings	$37,130	$33,204
NOW accounts	36,046	37,368
Money market	224,180	204,086
Time, $250,000 or more	5,551	6,909
Other time	34,375	39,388
	$337,322	$320,955

Aggregate annual maturities of time deposits are as follows:
Year Ending December 31,
2015	$31,081
2016	6,801
2017	1,231
2018	189
2019	525
Thereafter	99
$39,926

Interest expense on interest bearing deposits for the years ended December 31, 2014 and 2013 consisted of the following:

Interest bearing deposits at December 31, 2014 and 2013 consisted of the following:
	2014	2013
Savings and NOW accounts	$53	$76
Money market	396	345
Time, $250,000 or more	22	33
Other time	170	218
	$641	$672

The Bank has obtained a letter of credit from the Federal Home Loan Bank in the amount of $2,000 to secure public deposits at December 31, 2014 and 2013.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 9 - INCOME TAXES

Income taxes for the years ended December 31, 2014 and 2013 consisted of the following:

	Federal	State	Total
2014
Current	$2,444	$(20)	$2,424
Deferred	912	723	1,635
Income taxes	$3,356	$703	$4,059

2013
Current	$2,404	$182	$2,586
Deferred	282	104	386
Income taxes	$2,686	$286	$2,972

Deferred tax assets (liabilities) at December 31, 2014 and 2013 consisted of the following:

	2014	2013
Deferred tax assets
Allowance for loan losses	$1,642	$1,595
Deferred compensation	867	1,077
Impairment loss on securities	—	1,121
Other real estate owned	—	14
Tax credits	27	342
Future benefit of state tax deduction	109	71
Unrealized loss on available -for-sale investment securities	—	617
Other	243	397
Total deferred tax assets	2,888	5,234
Deferred tax liabilities:
Premises and equipment	(372)	(338)
Future liability of state deferred tax assets	(161)	(407)
Deferred loan fees and costs	(838)	(720)
Federal Home Loan Bank stock dividends	(170)	(170)
Unrealized gain on available-for-sale investment securities	(295)	—
total deferred tax liabilities	(1,836)	(1,635)
Net deferred tax assets	$1,052	$3,599

As of December 31, 2013 and 2014, the Bank had Enterprise Zone tax credit carry forwards of $318 and $27, respectively.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 9 - INCOME TAXES (Continued)

Income taxes differ from amounts computed by applying the statutory federal income tax rate to income before income taxes. The items comprising these differences consisted of the following for the years ended December 31, 2014 and 2013:

	2014		2013
	Amount	Rate	Amount	Rate

Federal income tax expense, at statutory rate	$3,824	34.00%	$3,235	34.0%
State franchise tax, net of federal tax effect	805	7.15	375	3.9
Tax exempt income from investment securities	(396)	(3.52)	(463)	(4.9)
Tax exempt income from life insurance policies	(139)	(1.24)	(138)	(1.5)
Other	(35)	(0.31)	(37)	(0.3)
	$4,059	36.09%	$2,972	31.2%

The Bank files income tax returns in the U.S. federal and California jurisdictions. The Bank conducts all of its business activities in the State of California. The Bank is no longer subject to tax examinations by U.S. Federal taxing authorities for years ended before December 31, 2011, and by state and local taxing authorities for years ended before December 31, 2010. The Bank is under examination by the Franchise Tax Board (FTB) for the year ended December 31, 2010 and does not expect the results of this examination to have a material impact on the financial statements. The Bank has unrecognized tax benefits and does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013

Balance at January 1,	$80	$300
Reduction for tax positions of prior years	—	(120)
Settlements	—	(100)
Balance at December 31,	$80	$80

The Bank has made a payment to the FTB for the amount in question, thus no amounts for interest and/or penalties is included in the unrecognized tax benefit.

NOTE 10 - BORROWINGS

Advances: At December 31, 2014, the Bank could borrow up to $115,353 from the Federal Home Loan Bank and up to $86 from the Federal Reserve Discount Window on either a short term or long term basis. An overnight advance of $20,000 was outstanding as of December 31, 2014 and was secured by loans totaling $250,064. No advances were outstanding at December 31, 2013 and loans totaling $253,850 were pledged as security for potential borrowing.

Other Borrowing Arrangements: The Bank has available up to $12,000 under a Federal funds line of credit from one of its correspondent banks. There were $7,920 and $2,610 in overnight borrowings outstanding under this arrangement at December 31, 2014 and 2013, respectively.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Leases: The Bank leases certain branch facilities under noncancelable operating leases. Rental expense, net of sublease income, included in occupancy and equipment expense totaled $477 and $481 for the years ended December 31, 2014 and 2013, respectively. The leases expire on various dates through 2018 and have various renewal options ranging from one to five years. Rental payments include minimum rentals plus adjustments for changing price indices.

Future minimum lease payments are as follows:
Year Ending December 31,
2015	$351
2016	343
2017	319
2018	327
$1,340

Federal Reserve Requirements: Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The Bank's vault cash fulfilled its reserve requirement at December 31, 2014 and 2013.

Financial Instruments With Off Balance Sheet Risk: The Bank is a party to financial instruments with off balance sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by counterparties for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans.

As part of its lending activities, the Bank offers lines of credit. Such commitments are offered at floating rate terms and represent off balance sheet credit risk. Amounts undisbursed on lines of credit totaled $74,852 and $62,266 at December 31, 2014 and 2013, respectively.

On occasion, the Bank issues standby letters of credit on behalf of certain customers. The contractual amount of these commitments represent off balance sheet risk and totaled $5,084 and $2,460 at December 31, 2014 and 2013, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. Standby letters of credit are generally secured and are issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2014 or 2013. The Bank recognizes these fees as revenue over the term of the commitment or when the commitment is used. Collateral held varies, but includes cash, accounts receivable, inventory and deeds of trust on residential real estate and income producing properties.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

At December 31, 2014, 31% of total undisbursed loan commitments are secured by real estate. Commercial loan commitments represent approximately 66% of the total loan commitments, which may be either unsecured or secured by business assets such as cash, inventory and accounts receivable, and personal loan commitments represent approximately 3%. The Bank's total undisbursed commitments include both variable and fixed interest rates.

Significant Concentrations of Credit Risk: The Bank grants real estate mortgage, real estate construction, commercial and installment loans to customers primarily in Central California.

In management's judgment, a concentration exists in real estate related loans which represented approximately 82% of the Bank's loan portfolio at both December 31, 2014 and 2013. Although management believes such concentrations to have no more than the normal risk of collectibility, a continued substantial decline in the economy in general, or a continued decline in real estate values in the Bank's primary market areas in particular, could have an adverse impact on collectibility of these loans. Personal and business income represents the primary sources of repayment for a majority of these loans.

NOTE 12 - SHAREHOLDERS' EQUITY

During 2014, the Board of Directors declared cash dividends as follows:
Declaration Date	Record Date	Payable Date	Dividend/ Share	Dividend Amount

February 27, 2014	March 10, 2014	March 14, 2014	$0.07	$908
May 22, 2014	June 2, 2014	June 13, 2014	0.07	878
August 19, 2014	August 29, 2014	September 12, 2014	0.07	867
December 18, 2014	December 29, 2014	January 8, 2015	0.07	984

During 2013, the Board of Directors declared cash dividends as follows:
Declaration Date	Record Date	Payable Date	Dividend/ Share	Dividend Amount

February 28, 2013	March 15, 2013	March 27, 2013	$0.07	$897
May 16, 2013	May 31, 2013	June 14, 2013	0.07	901
August 22, 2013	September 3, 2013	September 16, 2013	0.07	900
December 19, 2013	December 30, 2013	January 10, 2014	0.07	900

Common Stock Repurchase Programs: In March 2014, the Board of Directors authorized the repurchase of approximately 4% of the Bank’s outstanding common shares in an aggregate amount not to exceed $3,000. Share repurchases may be made from time to time on the open market or through privately negotiated transactions. The timing of purchases and the exact number of shares purchased is dependent on market and other conditions. The share repurchase program does not include specific price targets or timetables and could be suspended at any time. During 2014, 291 shares were repurchased for $1,771 at an average price of $6.08 under this program and, at December 31, 2014, $1,200 remains available for repurchases.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 12 - SHAREHOLDERS' EQUITY (Continued)

In April 2013, the Board of Directors authorized the repurchase of approximately 2.5% of the Bank’s outstanding common shares in an aggregate amount not to exceed $2,250. Share repurchases may be made from time to time on the open market or through privately negotiated transactions. The timing of purchases and the exact number of shares purchased is dependent on market and other conditions. The share repurchase program does not include specific price targets or timetables and could be suspended at any time. During 2014, 370 shares were repurchased for $2,250 at an average price of $6.07. During 2013 no shares were repurchased under this program.

Share-Based Compensation

Stock Option Awards - Stock option activity for the years ended December 31, 2013 and 2014 is summarized as follows:

	Number of Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2013	282	$5.16
Exercised	(106)	$3.25
Forfeited in lieu of cash	(47)	$3.25
Canceled or expired	(11)	$8.91

Outstanding at December 31, 2013	118	$7.29
Exercised	(19)	$4.68
Forfeited in lieu of cash	—	$—
Canceled or expired	—	—

Outstanding at December 31, 2014	99	$7.80	2.03	$15
Exercisable at December 31, 2014	99	$7.80	2.03	$15

No options were granted during 2013 or 2014. The total intrinsic value of options exercised during the years ended December 31, 2014 and 2013 was $27 and $504, respectively. There were no charges against income for stock options in either 2014 or 2013. Income tax benefits recognized for the year ended December 31, 2014 and 2013 was not material. At December 31, 2014, there were no unvested stock options to employees and Directors under the Bank's equity incentive plans.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 12 - SHAREHOLDERS' EQUITY (Continued)

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as cash flows from financing activities in the consolidated statements of cash flows. There were no excess tax benefits for the years ended December 31, 2014 or 2013.

Restricted Common Stock Awards - A summary of the status of the Bank's restricted stock awards is presented below:
	Number of Shares	Weighted Average Price at Date of Grant
Outstanding at January 1, 2013	272	$4.34
Granted	57	$5.73
Vested	(133)	$4.71
Outstanding at December 31, 2013	196	$5.20
Granted	47	$6.05
Vested	(96)	$4.91
Outstanding at December 31, 2013	147	$5.66
Shares expected to vest	147	$5.66

Restricted common stock awards vest ratably over three or four years. The cost charged against income for restricted stock awards was $312 for each of the years ended December 31, 2014 and 2013. The tax benefit recognized in the consolidated statements of income for restricted stock awards for the years ended December 31, 2014 and 2013 totaled $128 and $128, respectively. At December 31, 2014 and 2013, the total compensation cost related to nonvested restricted common stock but not yet recognized was $581 and $662, respectively. Restricted stock compensation expense is recognized on a straight line basis over the vesting period. This cost is expected to be recognized over a weighted average remaining period of approximately 3 years and will be adjusted for subsequent changes in estimated forfeitures. The intrinsic value of restricted common stock outstanding was $907 and $1,142 as of December 31, 2014 and 2013, respectively.

Earnings Per Share: A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2014 and 2013 is as follows:

December 31, 2014	Net Income	Weighted Average Number of Shares Outstanding	Per Share Amount

Basic earnings per share	$7,188	12,413	$0.58
Effect of potentially dilutive shares	—	47
Diluted earnings per share	$7,188	12,460	$0.58

December 31, 2013	Net Income	Weighted Average Number of Shares Outstanding	Per Share Amount

Basic earnings per share	$6,541	12,766	$0.51
Effect of potentially dilutive shares	—	74
Diluted earnings per share	$6,541	12,840	$0.51

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 13 - REGULATORY MATTERS

Dividend Restrictions: Distributions by the Bank to its shareholders, except for stock dividends and stock splits, are restricted under California law to the lesser of the Bank's retained earnings or net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the Department of Business Oversight (“DBO”), to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year. At December 31, 2014, the Bank had $9,194 in retained earnings available for dividend payments, without having to seek DBO approval.

Regulatory Capital: The Bank is subject to certain regulatory capital requirements administered by the FDIC. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial position or results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Bank met all of its capital adequacy requirements as of December 31, 2014 and 2013.

In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

	2014		2013
	Amount	Ratio	Amount	Ratio

Leverage Ratio
Premier Valley Bank	$54,993	8.9%	$55,202	9.9%
Minimum requirement for "well capitalized" institution	$30,731	5.0%	$27,889	5.0%
Minimum regulatory requirement	$24,584	4.0%	$22,311	4.0%
Tier 1 Risk Based Capital Ratio
Premier Valley Bank	$54,993	12.4%	$55,202	13.4%
Minimum requirement for "well capitalized" institution	$26,607	6.0%	$33,466	6.0%
Minimum regulatory requirement	$17,738	4.0%	$22,311	4.0%
Total Risk Based Capital Ratio
Premier Valley Bank	$59,324	13.4%	$59,934	14.5%
Minimum requirement for "well capitalized" institution	$44,344	10.0%	$41,274	10.0%
Minimum regulatory requirement	$35,476	8.0%	$33,019	8.0%

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 14 - OTHER NONINTEREST EXPENSES

Other noninterest expenses for the years ended December 31, 2014 and 2013 consisted of the following:
	2014	2013
Data processing	$1,148	$1,179
Expenses related to loan collection and other real estate owned	54	755
Regulatory assessments	472	535
Amortization of core deposit intangible	—	165
Professional fees	529	482
Courier, telephone and postage	337	333
Advertising, marketing and business development	316	295
Correspondent bank charges	61	58
Other	1,197	1,167
	$4,114	$4,969

NOTE 15 - SUPPLEMENTAL DISCLOSURE OF CONSOLIDATED STATEMENT OF CASH FLOWS

The following table discloses supplemental cash flow information and noncash investing and financing activities for the years ended December 31, 2014 and 2013:
	2014	2013
Cash paid during the period for:
Income taxes	$3,053	$2,089
Interest expense	$651	$680
Noncash financing activities:
Cash dividends declared but not paid	$984	$900

NOTE 16 - EMPLOYEE BENEFIT PLANS

Premier Valley Bank 401(k) Plan: The Bank has established an employee retirement plan (Retirement Plan) under Section 401(k) of the Internal Revenue Code (the "IRC"). The purpose of the Retirement Plan is to provide all eligible employees with supplemental income upon retirement and increase their proprietary interest in the Bank. Eligible employees may make contributions to the Retirement Plan subject to the limitations of Section 401(k) of the IRC. Matching contributions may be made by the Bank at the discretion of the Board of Directors. During 2014 and 2013, the Bank made contributions totaling $66 and $40, respectively.

Premier Valley Bank Employee Stock Ownership Plan: The Bank has established an employee stock ownership plan (ESOP) under Section 414(c) of the IRC. The purpose of the ESOP is to provide all eligible employees with supplemental income upon retirement and increase their proprietary interest in the Bank. Contributions to the ESOP are at the discretion of the Board of Directors. During 2014 and 2013, the Bank made contributions totaling $66 and $40, respectively.

Supplemental Executive and Directors' Retirement Plans: As part of the Agreement and Plan of Merger with YB, the Bank assumed the liabilities associated with the benefits to be paid under the YB Supplemental Executive Retirement Plan (SERP) and the YB Directors' Retirement Plan (DRP). The liability accrued under the plans is included in accrued interest payable and other liabilities on the consolidated balance sheets and is equal to the estimated present value of benefits to be paid under the plans of $1,270 and $1,477 at December 31, 2014 and 2013, respectively.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 16 - EMPLOYEE BENEFIT PLANS (Continued)

In connection with its SERP and DRP plans, YB invested in single premium life insurance policies with cash surrender values totaling $4,827 and $4,630 at December 31, 2014 and 2013, respectively. On the consolidated balance sheets, the cash surrender value of life insurance policies is included in accrued interest receivable and other assets. Income on these policies, net of related expenses, totaled $197 and $191 for the years ended December 31, 2014 and 2013, respectively, and is included in other noninterest income in the consolidated statements of income.

On August 1, 2006, the Bank entered into a salary continuation agreement with the Bank's President and Chief Executive Officer which provides for certain benefits if the executive works until normal retirement age. In the event of early retirement, involuntary termination or full disability, the agreement provides for benefits of a lesser amount which equals the accrued liability as of the month end preceding the separation from service. The liability accrued under this agreement is included in accrued interest payable and other liabilities on the consolidated balance sheets and is equal to the estimated present value of benefits to be paid under the agreement of $992 and $1,099 at December 31, 2014 and 2013, respectively.

In connection with the salary continuation agreement, the Bank invested in single premium life insurance policies with cash surrender values totaling $5,064 and $4,923 at December 31, 2014 and 2013, respectively. On the consolidated balance sheets, the cash surrender value of the policies is included in accrued interest receivable and other assets. Income on these policies, net of related expenses, totaled $141 and $145 for the years ended December 31, 2014 and 2013, respectively, and is included in other noninterest income in the consolidated statements of income.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 17 - FAIR VALUE MEASUREMENTS

The estimated fair values of the Bank's financial instruments are as follows:
		Fair Value Measurements at December 31, 2014 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and due from banks	$11,793	$11,793	$—	$—	$11,793
Fed funds sold and deposits in banks	175	175	—	—	175
Investment securities	212,758	—	212,758	—	212,758
Loans, net	382,923	—	—	343,644	343,644
Other investments	3,983	N/A	N/A	N/A	N/A
Accrued interest receivable	1,816	—	788	1,028	18
Financial liabilities
Deposits	$537,226	$497,320	$39,906	$—	$537,226
Borrowings	27,920	—	27,920	—	27,920
Derivative instruments	3,563	—	3,563	—	3,563
Accrued interest payable	18	—	—	18	18

		Fair Value Measurements at December 31, 2013 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and due from banks	$13,524	$13,524	$—	$—	$13,524
Fed funds sold and deposits in banks	5,095	5,095	—	—	5,095
Investment securities	160,136	—	160,036	100	160,136
Loans, net	349,364	—	—	328,267	328,267
Other investments	3,809	N/A	N/A	N/A	N/A
Accrued interest receivable	1,729	—	675	1,054	1,729
Financial liabilities
Deposits	$493,408	$447,111	$46,118	$—	$493,229
Derivative instruments	3,167	—	3,167	—	3,167
Accrued interest payable	22	—	—	22	22

These estimates do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

The following methods and assumptions were used by the Bank to estimate the fair value of its financial instruments.

Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments, including Fed funds sold and deposits in banks, approximate fair values and are classified as Level 1.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 17 - FAIR VALUE MEASUREMENTS (Continued)

Investment Securities - Fair values for available-for-sale investment securities are based on quoted market prices for similar securities. The securities in Level 3 are not actively traded, therefore the pricing is calculated using third party valuation experts.

Other Investments - It is not practical to determine the fair value of other investments due to restrictions placed on their transferability.

Loans - Fair values of loans, excluding impaired loans, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.

Impaired Loans - The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical experience, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the customer and customer’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned - Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the Loan Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.

Accrued Interest Receivable/Payable - The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification.

Deposits - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in a Level 1 classification. The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in either a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

Borrowings - The fair values of borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Derivative Instruments - The fair values of derivative instruments are based on valuation models using observable market data as of the measurement date resulting in Level 2 classification.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 17 - FAIR VALUE MEASUREMENTS (Continued)

Commitments and contingencies - The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, are not significant and, therefore, are not included in the above table.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 - Quoted market prices for identical instruments traded in active exchange markets.

Level 2 - Quoted prices of similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

Level 3 - Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the Bank's estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques included management judgment and estimation which may be significant.

Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

Recurring Basis - The following tables present information about the Bank's assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013:

2014	Fair Value	Level 1	Level 2	Level 3
Available-for-sale investment securities:
Obligations of state and political subdivisions	$45,843	$—	$45,843	$—
Mortgage-backed securities - residential	148,398	—	148,398	—
Corporate obligations	18,517	—	18,517	—
Total assets measured at fair value	$212,758	$—	$212,758	$—
Derivative instruments - liability	$3,563	$—	$3,563	$—

2013
Available-for-sale investment securities:
Obligations of state and political subdivisions	$45,310	$—	$45,310	$—
Mortgage-backed securities - residential	96,288	—	96,288	—
Corporate obligations	18,538	—	18,538	100
Total assets measured at fair value	$160,136	$—	$160,136	$100
Derivative instruments - liability	$3,167	$—	$3,167	$—

During the year ended December 31, 2014, there were no transfers in or out of Levels 1 and 2.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 17 - FAIR VALUE MEASUREMENTS (Continued)

During the year ended December 31, 2014, the Bank sold its only Level 3 asset that it recorded at fair value on a recurring basis for a gain of $741.

Nonrecurring Basis - Assets measured at fair value on a nonrecurring basis are summarized below:
		Fair Value Measurements at December 31, 2014, Using
Description	Fair Value December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Real estate- commercial	$119	$—	$—	$119
Total assets measured at fair value on a nonrecurring basis	$119	$—	$—	$119

		Fair Value Measurements at December 31, 2013, Using
Description	Fair Value December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Real estate- residential	$108	$—	$—	$108
Real estate-construction	$746	$—	$—	$746
Other real estate owned-real estate commercial	$19	$—	$—	$19
Total assets measured at fair value on a nonrecurring basis	$873	$—	$—	$873

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $120, with a valuation allowance of $1 at December 31, 2014, resulting in an additional provision for loan losses of $1 for the year ended December 31, 2014. Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $884, with a valuation allowance of $30 at December 31, 2013, resulting in an additional provision for loan losses of $123 for the year ended December 31, 2013.

At December 31, 2014, the carrying amount of other real estate owned was $0 and at December 31, 2013, other real estate owned measured at fair value less costs to sell had a net carrying amount of $19, which is made up of the outstanding balance of $19, net of a valuation allowance of $0 at December 31, 2013, resulting in a write-down of $0 for the year ended December 31, 2013.

PREMIER VALLEY BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 17 - FAIR VALUE MEASUREMENTS (Continued)

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2014. There were no quantitative adjustments for other real estate owned:

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Adjustments
Impaired loans:
Real estate-commercial	$119	Sales comparison approach	Adjustment for differences between the comparable sales	0%-33%

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013. There were no quantitative adjustments for other real estate owned:

	Fair Value	Valuation Technique(s)	Unobservable Input(s)	Adjustments
Impaired loans:
Real estate-residential	$108	Sales comparison approach	Adjustment for differences between the comparable sales	9%-12%
Real estate-residential	$746	Sales comparison approach	Adjustment for differences between the comparable sales	(12.5%)-25%

NOTE 18 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates at year end 2014 and 2013 were $21,547 and $20,923, respectively.

Loans to principal officers, directors, and their affiliates during 2014 were as follows:
Beginning balance	$20,923
New loans	3,951
Repayments	(3,327)
Ending balance	$21,547

Deposits from principal officers, directors, and their affiliates at year end 2014 and 2013 were $28,200 and $18,600, respectively.

.

PREMIER VALLEY BANK
Fresno, California

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
June 30, 2015

PREMIER VALLEY BANK CONSOLIDATED BALANCE SHEETS (Unaudited) June 30, 2015 and December 31, 2014 (In thousands)

	June 30, 2015	December 31, 2014
ASSETS
Cash and due from banks	$10,707	$11,793
Federal funds sold and deposits in banks	16,091	175
Total cash and cash equivalents	26,798	11,968
Available-for-sale investment securities (Note 2)	177,622	212,758
Loans, less allowance for loan losses of $4,194 in 2014 and $4,595 in 2013 (Notes 3, 4, and 11)	409,057	382,923
Premises and equipment, net (Note 5)	3,193	3,348
Goodwill and other intangible assets (Note 6)	14,053	14,053
Accrued interest receivable and other assets (Notes 17)	24,651	25,231
	$655,374	$650,281
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest bearing	$210,799	$199,904
Interest bearing (Note 8)	362,346	337,322
Total deposits	573,145	537,226

Borrowings (Note 10)	—	27,920
Accrued interest payable and other liabilities (Note 17)	10,538	15,667
Total liabilities	583,683	580,813
Commitments and contingencies (Note 11)	—	—
Shareholders' equity (Notes 12 and 13):
Preferred stock - no par value; 10,000 shares authorized; none issued	—	—
Common stock - no par value; 30,000 shares authorized; issued - 12,298 shares in 2014 and 12,924 shares in 2013	50,963	50,586
Retained earnings	20,782	18,460
Accumulated other comprehensive income (loss), net of taxes (Note 2)	(54)	422
Total shareholders' equity	71,691	69,468
	$655,374	$650,281
The accompanying notes are an integral part of these interim consolidated financial statements.

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (In thousands)

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Interest Income
Loans	$9,027	$8,162
Investment securities	1,802	1,859
Federal funds sold and deposits in banks	298	146
Total interest income	11,127	10,167
Interest expense on deposits (Note 8)	330	329
Interest expense on borrowings	10	3
Net interest income	10,787	9,835
Provision for loan losses (Note 4)	—	—
Net interest income after provision for loan losses	10,787	9,835
Noninterest income:
Service charges	670	672
Gain on sale of loans	267	319
Gain on sale of securities	651	741
Other	717	623
Total noninterest income	2,305	2,355
Noninterest expense:
Salaries and employee benefits (Note 16)	3,791	3,624
Occupancy and equipment (Notes 5 and 11)	721	735
Other (Note 14)	1,904	2,311
Total noninterest expense	6,416	6,670
Income before income taxes	6,676	5,520
Income taxes (Note 9)	2,384	1,925
Net income	$4,292	$3,595
Basic earnings per share (Note 12)	$0.35	$0.28
Diluted earnings per share (Note 12)	$0.35	$0.28
The accompanying notes are an integral part of these interim consolidated financial statements.

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (In thousands)

	For the Six Months Ended
	June 30, 2015	June 30, 2014

Net income	$4,292	$3,595
Other comprehensive income (loss):
Unrealized gains/(losses) on available-for-sale investment securities	(156)	2,946
Less: reclassification adjustment for realized gains included in net income	651	741
Other comprehensive income (loss), before income taxes	(807)	2,205
Income taxes	331	(904)
Other comprehensive income (loss)	(476)	1,301
Comprehensive income	$4,782	$4,896
The accompanying notes are an integral part of these interim consolidated financial statements.

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Unaudited) June 30, 2015 (In thousands)

	Common Stock		Retained Earnings	Accumulated Other Comprehensive (loss) Income (Net of Taxes)	Total Shareholders' Equity
	Shares	Amount
Balance, January 1, 2015	12,298	$50,586	$18,460	$422	$69,468
Net income	—	—	4,292	—	4,292
Other comprehensive loss	—	—	—	(476)	(476)
Proceeds from exercise of stock options and related tax benefit, net	10	50		—	50
Restricted stock awarded	—	—	—	—	—
Restricted stock compensation expense	—	339	—	—	339
Restricted shares forfeited in lieu of tax expense	(2)	—	—	—	—
Cash dividend declared	—	—	(1,969)	—	(1,969)
Repurchase of common stock	(2)	(12)	(1)	—	(13)
Balance, June 30, 2015	12,304	$50,963	$20,782	$(54)	$71,691
The accompanying notes are an integral part of these interim consolidated financial statements.

PREMIER VALLEY BANK CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Cash flows from operating activities:
Net income	$4,292	$3,595
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in unamortized deferred fees, net	(64)	(176)
Amortization of investment securities premiums, net	534	399
Depreciation and amortization	231	229
Gain on sale of available-for-sale investment securities	(651)	(741)
Gain on sale of loans	(267)	(319)
Other real estate devaluation	—	19
Loans originated for sale	(2,239)	(2,980)
Proceeds from loan sales	2,506	3,299
Share-based compensation expense	339	27
Net change in accrued interest receivable and other assets	909	5,692
Net change in accrued interest payable and other liabilities	(5,129)	(1,965)
Net cash provided by operating activities	461	7,079
Cash flows from investing activities:
Activity in available-for-sale investment securities:
Proceeds from calls	55	55
Proceeds from sales	41,529	1,241
Proceeds from maturities and principal repayments	11,565	6,384
Purchases	(18,702)	(24,327)
Net decrease (increase) in loans	(26,070)	589
Purchase of premises and equipment	(76)	(187)
Net cash provided by (used in) investing activities	8,301	(16,245)
Cash flows from financing activities:
Net increase in demand, interest bearing checking and savings deposits	(50,983)	26,348
Net decrease in time deposits	86,902	(3,975)
Proceeds from exercise of stock options, including tax benefit	50	57
Net change in bank advances	(27,920)	(2,610)
Repurchase of common stock	(13)	(2,934)
Cash dividends	(1,969)	(1,801)
Net cash provided by financing activities	6,067	15,085
Net increase in cash and cash equivalents	14,829	5,919
Cash and cash equivalents at beginning of year	11,968	18,619
Cash and cash equivalents at end of year	$26,797	$24,538
The accompanying notes are an integral part of these interim consolidated financial statements.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: Premier Valley Bank (the "Bank") is a California state chartered bank with its deposits insured to the fullest extent allowable by the FDIC. The Bank's four branches and one loan production office engage in general commercial banking business with an emphasis on serving the needs of individuals and small and medium size businesses, professionals and the general public in the greater Fresno area and in its Yosemite Division in the Sierra. The Bank's wholly owned subsidiary, YB Real Estate, Inc. (YBRE), formerly engaged in real estate investment and development activities in Merced County, California, is inactive.

The interim consolidated financial statements of Premier Valley Bank (the “Bank”) have been prepared pursuant to the rules and regulations for interim financial reporting. Accordingly, certain information and notes required by accounting principles generally accepted in the United States of America (“GAAP”) for annual financial statements are not included herein. The interim statements should be read in conjunction with the audited financial statements and notes that are included elsewhere in this joint proxy statement/prospectus. The accounting and reporting policies of the Bank confirm with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. In management’s opinion, all adjustments necessary for a fair presentation of these consolidated financial statements have been included and are of a normal and recurring nature.

All information as of June 30, 2015 and 2014 is unaudited. All dollar amounts, except per share data are presented in thousands.

Management reviewed all events occurring from June 30, 2015 to August 24, 2015, the date the consolidated financial statements were available to be issued, and no subsequent events occurred requiring accrual or disclosure.

Principles of Consolidation: The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, YBRE. All significant intercompany balances and transactions have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The allowance for loan losses, deferred tax assets, sales and servicing of government guaranteed loans and fair value of assets and liabilities are particularly subject to change.

Recent Accounting Guidance Adopted: In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-14 Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40), Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. This update addresses classification of government-guaranteed mortgage loans, including those where guarantees are offered by the Federal Housing Administration (“FHA”), the U.S. Department of Housing and Urban Development (“HUD”), and the U.S. Department of Veterans Affairs (“VA”). Although current accounting guidance stipulates proper measurement and classification in situations where a creditor obtains from a debtor, assets in satisfaction of a receivable (such as through foreclosure), current guidance does not specify how to measure and classify foreclosed mortgage loans that are government-guaranteed. Under the provisions of this update, a creditor would derecognize a mortgage loan that has been foreclosed upon, and recognize a separate receivable if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. The amendments within this update are effective for interim and annual periods, beginning after December 15, 2014. The adoption of this Update did not have a material impact on the Bank’s consolidated financial statements.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On January 17, 2014, the FASB issued ASU No. 2014-04, Receivables - Troubled Debt Restructurings by Creditors. This ASU provides clarification that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for interim and annual periods, beginning after December 15, 2014. The adoption of this Update did not have a material impact on the Bank’s consolidated financial statements.

Recent Accounting Guidance Not Yet Effective: In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This Update requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. The amendments within this update are effective for the quarter ending March 31, 2018. The Bank is currently in the process of evaluating the impact of the adoption of this Update, but does not expect a material impact on the Bank’s consolidated financial statements.

NOTE 2 - AVAILABLE-FOR-SALE INVESTMENT SECURITIES

The amortized cost and fair value of available-for-sale investment securities consisted of the following:
	June 30, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligations of states and political subdivisions	$30,248	$263	$(385)	$30,126
Mortgage-backed securities - residential	129,000	775	(761)	129,014
Corporate obligations	18,465	83	(66)	18,482
	$177,713	$1,121	$(1,212)	$177,622

Net unrealized losses on available-for-sale investment securities totaling $91 were recorded, net of $37 in tax credits, as accumulated other comprehensive income, a separate component of shareholders' equity at June 30, 2015. Gross proceeds totaling $41,743 and gains totaling $651 were realized on the sale of available-for-sale investment securities for the period ended June 30, 2015.

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Obligations of states and political subdivisions	$45,382	$882	$(421)	$45,843
Mortgage-backed securities - residential	148,206	1,013	(821)	148,398
Corporate obligations	18,453	96	(32)	18,517
	$212,041	$1,991	$(1,274)	$212,758

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 2 - AVAILABLE-FOR-SALE INVESTMENT SECURITIES (Continued)

Net unrealized gains on available-for-sale investment securities totaling $717 were recorded, net of $295 in tax obligations, as accumulated other comprehensive income, a separate component of shareholders' equity at December 31, 2014. Gross proceeds totaling $1,241 and gains totaling $741 were realized on the sale of available-for-sale investment securities for the year ended December 31, 2014.

The amortized cost and fair value of available-for-sale investment securities at June 30, 2015 by contractual maturity is shown below. Expected maturities may differ from contractual maturities because the issuers of certain securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Within one year	$5,971	$5,987
After one year through five years	16,137	16,190
After five years through ten years	12,614	12,541
After ten years	13,991	13,890
	48,713	48,608
Investment securities not maturing at a specified date:
Mortgage-backed securities - residential	129,000	129,014
	$177,713	$177,622

Investment securities with amortized costs totaling $2,170 and $444 and fair values totaling $2,208 and $475 were pledged to secure various borrowing arrangements at June 30, 2015 and December 31, 2014, respectively.

The following table shows gross unrealized losses and estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2015 and December 31, 2014:

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
June 30, 2014
Obligations of states and political subdivisions	$8,124	$(72)	$7,649	$(314)	$15,773	$(386)
Mortgage-backed securities-residential	36,420	(357)	18,249	(403)	54,669	(760)
Corporate obligations	4,934	(66)	—	—	4,934	(66)
	$49,478	$(495)	$25,898	$(717)	$75,376	$(1,212)
December 31, 2014
Obligations of states and political subdivisions	$3,864	$(22)	$12,864	$(399)	$16,728	$(421)
Mortgage-backed securities-residential	29,284	(88)	26,904	(733)	56,188	(821)
Corporate obligations	3,989	(11)	2,979	(21)	6,968	(32)
	$37,137	$(121)	$42,747	$(1,153)	$79,884	$(1,274)

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 2 - AVAILABLE-FOR-SALE INVESTMENT SECURITIES (Continued)

Other-Than-Temporary Impairment: Management considers many factors in its assessment of the investment portfolio for other-than-temporary impairment of investment securities. In addition to internally applied measures, the Bank also employs the services of an independent analytics provider to assess the financial strength of the issuers that comprise the municipal portion of the portfolio.

Obligations of States and Political Subdivisions: Management believes the unrealized losses on the Bank’s investments in obligations of states and political subdivisions are a result of changes in interest rate spreads or in interest rates themselves relative to the time of purchase of the securities in a market loss position. The Bank generally invests in bond issuances that are considered general obligations of the municipality or less commonly, bonds that are supported by a specific revenue source of the issuer. The Bank also endeavors to invest in those issuances that are supported by independent bond insurance or for which the state in which the issuer resides has provided a fund supporting repayment of the securities (in lieu of insurance). The Bank has the ability and intent to hold these securities to maturity. Management does not consider any securities in this segment of the investment portfolio to be other-than-temporarily impaired at June 30, 2015.

Mortgage-Backed Securities - Residential: Management believes that the unrealized losses on the Bank’s investments in mortgage-backed securities issued by U.S. Government sponsored entities are due to changes in current market rates of interest relative to the time of purchase of the securities. The Bank has the intent and ability to hold these securities to maturity. Management does not consider these securities to be other-than-temporarily impaired at June 30, 2015.

Corporate Obligations: Management believes the unrealized losses on the Bank's investments in corporate obligations are due to market volatility. The Bank has the intent and the ability to hold these securities to maturity. Management does not consider these securities to be other-than-temporarily impaired at June 30, 2015.

NOTE 3 - LOANS

Outstanding loans at June 30, 2015 and December 31, 2014 are summarized as follows:
	June 30, 2015	December 31, 2014

Commercial	$71,290	$63,169
Real estate-residential	65,026	60,102
Real estate-commercial	239,673	226,345
Real estate-construction	36,950	35,938
Installment	1,156	2,432
	414,095	387,986
Deferred loan fees, net	(804)	(869)
Allowance for loan losses	(4,234)	(4,194)
	$409,057	$382,923

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following tables show the allocation of the allowance for loan losses by portfolio segment and by impairment methodology:
June 30, 2015	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Installment	Total

Allowance for Loan Losses:
Beginning Balance	$887	$176	$2,149	$967	$15	$4,194
(Reversal of) provision for loan losses	—	—	—	—	—	—
Loans charged off	—	—	—	—	—	—
Recoveries	33	—	6	—	1	40
Ending balance allocated to portfolio segments	$920	$176	$2,155	$967	$16	$4,234
Ending balance: individually evaluated for impairment	$267	$15	$396	$—	$—	$678
Ending balance: collectively evaluated for impairment	$653	$161	$1,759	$967	$16	$3,556
Loans
Ending balance	$71,173	$64,745	$239,267	$36,950	$1,156	$413,291
Ending balance: individually evaluated for impairment	$3,109	$200	$3,488	$8,039	$—	$14,836
Ending balance: collectively evaluated for impairment	$68,064	$64,545	$235,779	$28,911	$1,156	$398,455

December 31, 2014

Allowance for Loan Losses:
Beginning Balance	$996	$600	$2,164	$754	$81	$4,595
(Reversal of) provision for loan losses	(237)	(424)	18	203	(60)	(500)
Loans charged off	(104)	—	(72)	—	(13)	(189)
Recoveries	232	—	39	10	7	288
Ending balance allocated to portfolio segments	$887	$176	$2,149	$967	$15	$4,194
Ending balance: individually evaluated for impairment	$237	$18	$479	$73	$—	$807
Ending balance: collectively evaluated for impairment	$650	$158	$1,670	$894	$15	$3,387
Loans
Ending balance	$63,047	$59,871	$225,829	$35,938	$2,432	$387,117
Ending balance: individually evaluated for impairment	$2,128	$200	$3,027	$9,036	$—	$14,391
Ending balance: collectively evaluated for impairment	$60,919	$59,671	$222,802	$26,902	$2,432	$372,726

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

June 30, 2014	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Installment	Total

Allowance for Loan Losses:
Beginning Balance	$996	$600	$2,164	$754	$81	$4,595
(Reversal of) provision for loan losses	—	—	—	—	—	—
Loans charged off	(104)	—	—	—	(1)	(105)
Recoveries	187	—	34	—	2	223
Ending balance allocated to portfolio segments	$1,079	$60	$2,198	$754	$82	$4,713
Ending balance: individually evaluated for impairment	$69	$—	$199	$—	$—	$268
Ending balance: collectively evaluated for impairment	$1,010	$600	$1,999	$754	$82	$4,445

The following tables show the loan portfolio allocated by management's internal risk ratings:
June 30, 2015	Commercial and Real Estate Credit Exposure Credit Risk Profile by Internally Assigned Grade
	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Total

Grade:
Pass	$67,730	$64,212	$235,779	$28,911	$396,632
Special mention	—	—	—	—	—
Substandard	334	333	—	—	667
Impaired	3,109	200	3,488	8,039	14,836
Total	$71,173	$64,745	$239,267	$36,950	$412,135

	Installment Credit Exposure Credit Risk Profile Based on Payment Activity

	Auto	Other	Total
Grade:
Performing	$6	$1,150	$1,156
Non-performing	—	—	—
Total	$6	$1,150	$1,156

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2014	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Total
Grade:
Pass	$55,532	$59,576	$222,802	$25,879	$363,789
Special mention	—	—	—	—	—
Substandard	5,387	95	—	1,023	6,505
Impaired	2,128	200	3,027	9,036	14,391
Total	$63,047	$59,871	$225,829	$35,938	$384,685

	Installment Credit Exposure Credit Risk Profile Based on Payment Activity
	Auto	Other	Total
Grade:
Performing	$11	$2,421	$2,432
Non-performing	—	—	—
Total	$11	$2,421	$2,432

The following tables show an aging analysis of the loan portfolio by the time past due:
June 30, 2015	30-89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total

Commercial:
Commercial	$44	$—	$1,397	$1,441	$69,732	$71,173
Real estate-residential	255	255	—	510	64,235	64,745
Real estate-commercial	700	—	555	1,255	238,012	239,267
Real estate-construction	—	—	8,039	8,039	28,911	36,950
Installment
Auto	—	—	—	—	6	6
Other	—	—	—	—	1,150	1,150
Total	$999	$255	$9,991	$11,245	$402,046	$413,291

December 31, 2014	30-89 Days Past Due	90 Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total

Commercial:
Commercial	$319	$—	$—	$319	$62,728	$63,047
Real estate-residential	141	—	—	141	59,730	59,871
Real estate-commercial	1,081	—	348	1,429	224,400	225,829
Real estate-construction	—	—	8,064	8,064	27,874	35,938
Installment
Auto	—	—	—	—	11	11
Other	—	—	—	—	2,421	2,421
Total	$1,541	$—	$8,412	$9,953	$377,164	$387,117

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)
The recorded investment in loans includes accrued interest receivable and loan origination fees, net. As the amounts are not material, the recorded investment in loans excludes accrued interest receivable and loan origination fees. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs. There was no cash basis interest income recognized on impaired loans for the periods ended June 30, 2015 and December 31, 2014.

Troubled Debt Restructurings: The Bank has allocated $245 and $262 of specific reserves in the allowance for loan losses to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2015 and December 31, 2014, respectively. There was no commitment to lend additional amounts to these customers as of June 30, 2015 or December 31, 2014.

During the periods ended June 30, 2015 and December 31, 2014, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: modification in the payment schedule of the loan to a payment lower than the original contractual payment for a period of time or an extension of the maturity date by which the loan is to be paid in full. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Bank's internal underwriting policy.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present loans by class modified as troubled debt restructurings that occurred during the periods ended June 30, 2015 and December 31, 2014:
June 30, 2015	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial	1	$355	$355
Real estate-commercial	5	3,218	3,107
Real estate-construction	1	8,064	8,064
Total	7	$11,637	$11,526

June 30, 2014	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Real estate-commercial	4	$2,613	$2,613
Real estate-construction	2	9,046	9,046
Total	6	$11,659	$11,659

The troubled debt restructurings described above increased the allowance for loan losses by $245 and $188 during the periods ended June 30, 2015 and June 30, 2014, respectively. The ending balances of these troubled debt restructurings were $10,252 and $10,293 at June 30, 2015 and December 31, 2014, respectively. The total of gross interest income that would have been recorded in the period that ended if the loans had been current in accordance with their original terms and the amount of interest income included in net income for the period was $422 and $895 for the periods ended June 30, 2015 and December 31, 2014, respectively.

NOTE 5 - INTEREST RATE SWAPS

The Bank has entered into interest rate swap agreements to convert interest being earned on certain fixed rate loans to a variable rate in accordance with its asset/liability management objectives to mitigate interest rate risk. At June 30, 2015 and December 31, 2014, the aggregate notional amount of the interest rate swap agreements was $51,936 and $45,835, respectively. The fair value of the hedged asset and the fair value of the liability associated with the interest rate swap agreements was $3,216 and $3,563 at June 30, 2015 and December 31, 2013, respectively, and is included in accrued interest payable and other liabilities on the consolidated balance sheets. As part of each swap agreement, the Bank may be required to pledge collateral, either in the form of cash or investment securities, as a credit enhancement. At June 30, 2015, cash and securities of $3,811 and $356, respectively, were pledged against interest rate swaps, and at December 31, 2014, cash and securities of $3,811 and $390, respectively, were pledged. The Bank recognized a net payment of $777 and $1,802 for the periods ended June 30, 2015 and December 31, 2013, respectively, which represents the net monthly cash settlement of all fair value hedges and which was recorded as a reduction in loan interest income on the consolidated statements of income. Because of the nature of the terms of the interest rate swap agreements, there was no hedge ineffectiveness and therefore no gains or losses recognized for the periods ended June 30, 2015 or December 31, 2014.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 6 - INTEREST BEARING DEPOSITS

Interest bearing deposits consisted of the following:
	June 30, 2015	December 31, 2014
Savings	$38,692	$37,170
NOW accounts	35,341	36,046
Money market	161,485	224,180
Time, $250,000 or more	91,243	5,551
Other time	35,585	34,375
	$362,346	$337,322

NOTE 7 - BORROWINGS

Advances: At June 30, 2015, the Bank could borrow up to $139,159 from the Federal Home Loan Bank and up to $78 from the Federal Reserve Discount Window on either a short term or long term basis. No overnight advances were outstanding as of June 30, 2015 and loans totaling $271,705 were pledged as security for potential borrowing. An overnight advance of $20,000 was outstanding as of December 31, 2014 and was secured by loans totaling $250,064.

Other Borrowing Arrangements: The Bank has available up to $12,000 under a Federal funds line of credit from one of its correspondent banks. There were $0 and $7,920 in overnight borrowings outstanding under this arrangement at June 30, 2015 and December 31, 2014, respectively.

All amounts borrowed under both the Federal Home Loan and Correspondent bank lines were retired during the first quarter of 2015.

NOTE 8 - SHAREHOLDERS' EQUITY

During 2014, the Board of Directors declared cash dividends as follows:
Declaration Date	Record Date	Payable Date	Dividend/ Share	Dividend Amount

February 27, 2014	March 10, 2014	March 14, 2014	$0.07	$908
May 22, 2014	June 2, 2014	June 13, 2014	0.07	878
August 19, 2014	August 29, 2014	September 12, 2014	0.07	867
December 18, 2014	December 29, 2014	January 8, 2015	0.08	984

During 2015, the Board of Directors declared cash dividends as follows:
Declaration Date	Record Date	Payable Date	Dividend/ Share	Dividend Amount

February 26, 2015	March 9, 2015	March 13, 2015	$0.08	$984
May 28, 2015	June 8, 2015	June 12, 2015	0.08	984

Common Stock Repurchase Programs: In March 2014, the Board of Directors authorized the repurchase of approximately 4% of the Bank’s outstanding common shares in an aggregate amount not to exceed $3,000. Share repurchases may be made from time to time on the open market or through privately negotiated transactions. The timing of purchases and the exact number of shares purchased is dependent on market and other conditions. The share repurchase program does not include specific price targets or timetables and could be suspended at any time. During 2014, 291 shares were repurchased for $1,771 at an average price of $6.08 under this program and, at December 31, 2014, $1,200 remains available for repurchases. During 2015 2 shares were purchased for $13 under this program.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 8 - SHAREHOLDERS' EQUITY (Continued)

In April 2013, the Board of Directors authorized the repurchase of approximately 2.5% of the Bank’s outstanding common shares in an aggregate amount not to exceed $2,250. Share repurchases may be made from time to time on the open market or through privately negotiated transactions. The timing of purchases and the exact number of shares purchased is dependent on market and other conditions. The share repurchase program does not include specific price targets or timetables and could be suspended at any time. During 2014, 370 shares were repurchased for $2,250 at an average price of $6.07.

Share-Based Compensation
Stock Option Awards - Stock option activity for the period ended June 30, 2015 is summarized as follows:

	Number of Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2015	99	$7.80
Exercised	(11)	6.20
Forfeited in lieu of cash	—	—
Canceled or expired	(11)	8.75

Outstanding at June 30, 2015	77	$8.10	1.57	$—

There were no charges against income for stock options in 2015.

Restricted Common Stock Awards - A summary of the status of the Bank's restricted stock awards is presented below:
	Number of Shares	Weighted Average Price at Date of Grant
Outstanding at January 1, 2015	147	$5.66
Vested	(22)	5.30
Outstanding at June 30, 2015	125	$5.73
Shares expected to vest	125	$5.73

Restricted common stock awards vest ratably over three or four years. The cost charged against income for restricted stock awards was $196 for the period ended June 30, 2015. At June 30, 2015 the total compensation cost related to nonvested restricted common stock but not yet recognized was $385. Restricted stock compensation expense is recognized on a straight line basis over the vesting period. This cost is expected to be recognized over a weighted average remaining period of approximately 3 years and will be adjusted for subsequent changes in estimated forfeitures.

NOTE 9 - REGULATORY MATTERS

Dividend Restrictions: Distributions by the Bank to its shareholders, except for stock dividends and stock splits, are restricted under California law to the lesser of the Bank's retained earnings or net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the Department of Business Oversight (“DBO”), to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year. At June 30, 2015, the Bank had $9,386 in retained earnings available for dividend payments, without having to seek DBO approval.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 9 - REGULATORY MATTERS (Continued)

Regulatory Capital: The Bank is subject to certain regulatory capital requirements administered by the FDIC. Failure to meet these minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial position or results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Bank met all of its capital adequacy requirements as of June 30, 2015 and December 31, 2014.

In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

	June 30, 2015		December 31, 2014
	Amount	Ratio	Amount	Ratio

Leverage Ratio
Premier Valley Bank	$58,120	9.0%	$54,993	8.9%
Minimum requirement for "well capitalized" institution	32,152	5.0	30,731	5.0
Minimum regulatory requirement	25,722	4.0	24,584	4.0
Common Equity Tier 1 Capital Ratio
Premier Valley Bank	58,120	11.9	n/a	n/a
Minimum requirement for "well capitalized" institution	31,690	6.5	n/a	n/a
Minimum regulatory requirement	21,940	4.5	n/a	n/a
Tier 1 Risk Based Capital Ratio
Premier Valley Bank	58,120	11.9	54,993	12.4
Minimum requirement for "well capitalized" institution	39,004	8.0	26,607	6.0
Minimum regulatory requirement	29,253	6.0	17,738	4.0
Total Risk Based Capital Ratio
Premier Valley Bank	62,491	12.8	59,324	13.4
Minimum requirement for "well capitalized" institution	48,755	10.0	44,344	10.0
Minimum regulatory requirement	39,004	8.0	35,476	8.0

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 10 - OTHER NONINTEREST EXPENSES

Other noninterest expenses for the periods ended June 30, 2015 and 2014 consisted of the following:
	For the Six Months Ended June 30,
	2015	2014
Data processing	$556	$581
Expenses related to loan collection and other real estate owned	19	45
Regulatory assessments	224	236
Amortization of core deposit intangible	—	—
Professional fees	194	325
Courier, telephone and postage	157	172
Advertising, marketing and business development	170	158
Correspondent bank charges	29	28
Other	555	766
	$1,904	$2,311

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 11 - FAIR VALUE MEASUREMENTS

The estimated fair values of the Bank's financial instruments are as follows:
		Fair Value Measurements at June 30, 2015 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and due from banks	$10,707	$10,707	$—	$—	$10,707
Fed funds sold and deposits in banks	16,091	16,091	—	—	16,091
Investment securities	177,622	—	177,622	—	177,622
Loans, net	409,057	—	—	420,763	420,763
Other investments	4,554	N/A	N/A	N/A	N/A
Accrued interest receivable	1,696	—	577	1,119	1,696
Financial liabilities
Deposits	$57,314	$446,317	$127,235	$—	$573,552
Derivative instruments	53,216	—	3,216	—	3,216
Accrued interest payable	18	—	—	18	18

		Fair Value Measurements at December 31, 2014 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and due from banks	$11,793	$11,793	$—	$—	$11,793
Fed funds sold and deposits in banks	175	175	—	—	175
Investment securities	212,758	—	212,758	—	212,758
Loans, net	382,923	—	—	343,644	343,644
Other investments	3,983	N/A	N/A	N/A	N/A
Accrued interest receivable	1,816	—	788	1,028	1,816
Financial liabilities
Deposits	$537,226	$497,320	$39,906	$—	$537,226
Borrowings	27,920	—	27,920	—	27,920
Derivative instruments	3,563	—	3,563	—	3,563
Accrued interest payable	18	—	—	18	18

These estimates do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

The following methods and assumptions were used by the Bank to estimate the fair value of its financial instruments.

Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments, including Fed funds sold and deposits in banks, approximate fair values and are classified as Level 1.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 11 - FAIR VALUE MEASUREMENTS (Continued)

Investment Securities - Fair values for available-for-sale investment securities are based on quoted market prices for similar securities. The securities in Level 3 are not actively traded, therefore the pricing is calculated using third party valuation experts.

Other Investments - It is not practical to determine the fair value of other investments due to restrictions placed on their transferability.

Loans - Fair values of loans, excluding impaired loans, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.

Impaired Loans - The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical experience, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the customer and customer’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned - Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the Loan Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.

Accrued Interest Receivable/Payable - The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification.

Deposits - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) resulting in a Level 1 classification. The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in either a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

Borrowings - The fair values of borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Derivative Instruments - The fair values of derivative instruments are based on valuation models using observable market data as of the measurement date resulting in Level 2 classification.

PREMIER VALLEY BANK
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2015 and December 31, 2014

NOTE 11 - FAIR VALUE MEASUREMENTS (Continued)

Commitments and contingencies - The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, are not significant and, therefore, are not included in the above table.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 - Quoted market prices for identical instruments traded in active exchange markets.

Level 2 - Quoted prices of similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

Level 3 - Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the Bank's estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques included management judgment and estimation which may be significant.

Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

Recurring Basis - The following tables present information about the Bank's assets and liabilities measured at fair value on a recurring basis as of June 30, 2015 and December 31, 2014:

June 30, 2015	Fair Value	Level 1	Level 2	Level 3
Available-for-sale investment securities:
Obligations of state and political subdivisions	$30,126	$—	$30,126	$—
Mortgage-backed securities - residential	129,014	—	129,014	—
Corporate obligations	18,482	—	18,482	—
Total assets measured at fair value	$177,622	$—	$177,622	$—
Derivative instruments - liability	$3,216	$—	$3,216	$—

December 31, 2014
Available-for-sale investment securities:
Obligations of state and political subdivisions	$45,843	$—	$45,843	$—
Mortgage-backed securities - residential	148,398	—	148,398	—
Corporate obligations	18,517	—	18,517	—
Total assets measured at fair value	$212,758	$—	$212,758	$—
Derivative instruments - liability	$33,563	$—	$3,563	$—

During the periods ended June 30, 2015 and December 31, 2014, there were no transfers in or out of Levels 1 and 2.

Nonrecurring Basis - The Bank had no significant assets measured at fair value on a nonrecurring basis at June 30, 2015 or December 31, 2014

APPENDIX A

AGREEMENT AND PLAN OF MERGER
AMONG
HEARTLAND FINANCIAL USA, INC.,
PREMIER VALLEY BANK,
AND
FOLLOWING ITS ORGANIZATION,
PV ACQUISITION BANK
DATED
May 28, 2015*

*Reflects amendments, which were purely administrative in nature, to comply with a comment from the Division of Financial Institutions of the California Department of Business Oversight regarding the Effective Time, and to change the identity of the Exchange and Paying Agent, completed by Amendment No. 1 dated August 17, 2015 to the Agreement and Plan of Merger.

TABLE OF CONTENTS
		Page

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 MERGER		7

2.1	The Merger	7
2.2	Effect of Merger	7
2.3	Effect on Capital Stock	7
2.4	Election Procedures	8
2.5	Rights of Holders of Premier Valley Common Stock	10
2.6	Payment/Exchange of Certificates	10
2.7	Dissenting Shares	11
2.8	The Closing	11
2.9	Tax-Free Reorganization	12

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF HEARTLAND		12

3.1	Organization and Qualification	12
3.2	Authority Relative to this Agreement; Non-Contravention	13
3.3	Validity of Heartland Common Stock	13
3.4	Capital Stock	13
3.5	Exchange Act Reports	13
3.6	No Material Adverse Changes	14
3.7	Regulatory Approvals	14
3.8	Certain Tax Matters	14
3.9	Ownership of Premier Valley Common Stock	14
3.10	Financial Ability	14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		14

4.1	Organization and Qualification	14
4.2	Authority Relative to this Agreement; Non-Contravention	14
4.3	Capitalization	15
4.4	Financial Statements	15
4.5	Absence of Undisclosed Liabilities	15
4.6	Loans	16
4.7	Reports and Filings	16
4.8	Books and Records	16
4.9	No Material Adverse Changes	16
4.10	Absence of Certain Developments	16
4.11	Properties	17
4.12	Environmental Matters	18
4.13	Tax Matters	20
4.14	Contracts and Commitments	22
4.15	Litigation	22

4.16	No Brokers or Finders	11
4.17	Employees	22
4.18	Employee Benefit Plans	24
4.19	Insurance	26
4.20	Affiliate Transactions	26
4.21	Compliance with Laws; Permits	26
4.22	Administration of Fiduciary Accounts	27
4.23	Regulatory Approvals	27
4.24	Interest Rate Risk Management Instruments	27
4.25	Disclosure	27
4.26	Fairness Opinion	27

ARTICLE 5 CONDUCT OF PREMIER VALLEY BUSINESS PENDING THE MERGER		27

5.1	Conduct of Business	27
5.2	Access to Information; Confidentiality	29
5.3	Notice of Developments	29
5.4	Certain Loans and Related Matters	30
5.5	Monthly Financial Statements and Employment Changes	30
5.6	Consents and Authorizations	30
5.7	Filing of Tax Returns and Adjustments	30
5.8	No Solicitation	31

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		32

6.1	Filings and Regulatory Approvals	32
6.2	Shareholder Approval; Registration Statement; NASDAQ Listing	32
6.3	Establishment of Accruals	33
6.4	Employee Matters	33
6.5	Tax Treatment	34
6.6	Updated Schedules	34
6.7	280G Approval	34
6.8	Formation of Merger Sub	34
6.9	Determination of Tangible Equity	34
6.10	Indemnification; Directors and Officers Insurance	34

ARTICLE 7 CONDITIONS		35

7.1	Conditions to Obligations of Each Party	35
7.2	Additional Conditions to Obligation of Premier Valley	36
7.3	Additional Conditions to Obligation of Heartland	36

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		37

8.1	Reasons for Termination	37
8.2	Effect of Termination	38
8.3	Expenses	38
8.4	Premier Valley Termination Payments	39

8.5	Amendment	39
8.6	Waiver	39

ARTICLE 9 GENERAL PROVISIONS		39

9.1	Press Releases and Announcements	39
9.2	Notices	39
9.3	Assignment	40
9.4	No Third Party Beneficiaries	40
9.5	Schedules	40
9.6	Interpretation	40
9.7	Severability	40
9.8	Complete Agreement	41
9.9	Governing Law	41
9.10	Specific Performance	41
9.11	Waiver of Jury Trial	41
9.12	Investigation of Representations, Warranties and Covenants	41
9.13	No Survival of Representations	41

SIGNATURES		42

Exhibit A	Voting Agreement

Exhibit B	Certificate of Approval and Agreement of Merger

Exhibit C	Articles of Incorporation of PV Acquisition Bank

Exhibit D	Bylaws of PV Acquisition Bank

Exhibit E	Employment Agreement with J. Mike McGowan

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated May 28, 2015, is made and entered into by and among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), Premier Valley Bank, a California corporation authorized to transact business in California as a bank (“Premier Valley”), and following its organization, PV Acquisition Bank, a California corporation and wholly-owned subsidiary of Heartland (“Merger Sub”).
WHEREAS, the respective Boards of Directors of Heartland and Premier Valley have determined that it is advisable and in the best interests of Heartland and Premier Valley and their respective shareholders to consummate the merger (the “Merger”) of Premier Valley with and into Merger Sub;
WHEREAS, as an inducement to Heartland to enter into this Agreement, all of the directors and executive officers of Premier Valley who are also significant shareholders of Premier Valley have entered into a Shareholder Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby each such shareholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement; and
WHEREAS, Heartland and Premier Valley desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland or Merger Sub) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which Premier Valley is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Premier Valley, or (iii) in which Premier Valley issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of Premier Valley; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that

1

constitute or account for 20% or more of the consolidated net revenues, net income or assets of Premier Valley.
“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Merger Consideration” means $95,050,000, (a) plus the amount, if any, of the Option Exercise Proceeds, but (b) less the amount, if any, by which the Tangible Equity is less than the sum of (i) $58,812,000 plus (ii) the Option Exercise Proceeds, if any.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Average Closing Price” means (a) the sum, for each of the twenty (20) trading days ending five (5) calendar days prior to the Closing Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the Nasdaq Global Select Market for such trading day multiplied by, (ii) the trading volume reported on the Nasdaq Global Select Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period; provided, however, that if such calculation would cause the Average Closing Price to be (x) greater than $39.41, the Average Closing Price shall be fixed at $39.41, or (y) less than the Minimum Closing Price, the Average Closing Price shall be fixed at the Minimum Closing Price. If, during the calculation of the Average Closing Price, or otherwise prior to the Effective Time, shares of Heartland Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the Average Closing Price will be appropriately and proportionately adjusted.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under California Law.
“Charter” means (x) with respect to any corporation or banking association, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (y) with respect to any partnership, those agreements and instruments that at that time constitute the partnership agreement as filed or recorded under the partnership or other applicable Law of the jurisdiction of organization, or executed by the partners of such partnership, including any amendments thereto.
“Closing Financial Statements” means Premier Valley’s financial statements (including a balance sheet) as of the Determination Date, accompanied by a certificate of Premier Valley’s chief financial officer as to the accuracy of such financial statements and confirming that they have been prepared in accordance with GAAP, subject to year-end adjustments (none of which, to the knowledge of such officer, will be material).
“Code” has the meaning set forth in the recitals of this Agreement.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“Determination Date” shall mean the last day of the month immediately preceding the month in which the Effective Time occurs.
“Disclosure Schedule” means the schedules delivered by Premier Valley to Heartland on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

2

“General Effects” means (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally; (c) changes in global, national or regional political conditions affecting other companies in the financial services industry; (d) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (e) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby; or (f) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring changes, in each case taken by a party with the prior written approval or at the written direction of the other party to this Agreement; except to the extent that the effects of such changes in the foregoing (a) through (d) disproportionately affect the subject party as compared to other companies in the banking industry; or (ii) prevents or materially impairs a party from consummating the Merger, or any of the transactions contemplated by this Agreement.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Heartland” has the meaning set forth in the first paragraph of this Agreement.
“Heartland Common Stock” means the common stock, $1.00 par value per share, of Heartland.
“Intercompany Shares” means shares of Premier Valley capital stock held as treasury stock, or held directly or indirectly by Heartland or Merger Sub, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted.
“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on (i) the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of Premier Valley and the Bank Subsidiaries, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be, or (ii) the consummation of the transactions contemplated hereby.
“Merger” has the meaning set forth in the recitals of this Agreement.
“Merger Consideration” means the number of whole shares of Heartland Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of Premier Valley Common Stock shall be converted, pursuant to the provisions of Article 2.
“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.
“Minimum Closing Price” means $29.13 per share.
“Option Exercise Proceeds” means the aggregate exercise proceeds actually received, if any, by Premier Valley upon exercise between the date of this Agreement and the Closing Date, of Premier Valley stock options that are outstanding as of the date of this Agreement (as disclosed in Schedule 4.3)

3

“Ordinary Course of Business” means the ordinary course of business of Premier Valley and the Bank Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency).
“Outstanding Premier Valley Shares” shall mean the number of shares of Premier Valley Common Stock issued and outstanding immediately prior to the Effective Time.
“Per Share Cash Consideration” means an amount of cash equal to (a) the Aggregate Merger Consideration divided by (b) the number of Outstanding Premier Valley Shares.
“Per Share Stock Consideration” means the number of shares of Heartland Common Stock as is equal to the quotient of (a) the Aggregate Merger Consideration, divided by (b) the product of (i) the Outstanding Premier Valley Shares, and (ii) the Average Closing Price.
“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or Heartland’s proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to Premier Valley or any Bank Subsidiary, (v) Encumbrances reflected in the Premier Valley Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by Premier Valley or any entity under common control with Premier Valley within the meaning of Section 414(b), (c), (m), (o), or (t) of the Code (a “Commonly Controlled Entity”), (x) that Premier Valley or any other Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (y) for which Premier Valley or any other Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with Premier Valley, its Subsidiaries or Premier Valley’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by Premier Valley or any other Commonly Controlled Entity for the benefit of its employees or former employees) or (z) for or with respect to which Premier Valley or any other Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. A “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither Premier Valley nor any other Commonly Controlled Entity has any present or potential Liability.
“Premier Valley” has the meaning set forth in the first paragraph of this Agreement.
“Premier Valley Common Stock” means the common stock, no par value per share, of Premier Valley.
“Proxy Statement” means the proxy statement-prospectus to be used by Premier Valley in connection with the solicitation by its Board of Directors of proxies for use at the meeting of its shareholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to Section 6.2(b).
“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

4

“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of Premier Valley determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, the likelihood of consummation of any such proposal and any other relevant factors permitted under applicable Law, after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of Premier Valley has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Heartland.
“Tangible Equity” means Premier Valley’s consolidated shareholders’ equity as of the Determination Date, plus (A) the Transaction Costs, and less (B) the sum of (i) intangible assets (except that capitalized servicing rights shall be considered a tangible asset for such purpose) and (ii) accumulated comprehensive income (loss), each as determined in accordance with GAAP and adjusted to reflect a reasonable projection of operations through Closing, and for any actions contemplated by this Agreement to be completed prior to Closing (including, without limitation, any dividend payable in accordance with Section 5.1(c)(v)); provided, however, that if the Effective Date occurs prior to October 1, 2015, then such adjustment shall reflect a reasonable projection of operations through September 30, 2015. For such purposes, a “reasonable projection of operations” shall be based upon the average monthly operations of Premier Valley for the period from January 1 through the Determination Date, but adjusted to reflect trends, including any trends caused by General Conditions, as of the Determination Date.
“Targeted Cash Consideration” means 30% of the Aggregate Merger Consideration (an amount equal to the Aggregate Merger Consideration multiplied by 0.30).
“Tax Affiliate” means each of Premier Valley and any other Subsidiaries and any other Person that is or was a member of an affiliated, combined or unitary group of which Premier Valley or any Bank Subsidiary is or was a member.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon Premier Valley or any Tax Affiliate.
“Transaction Costs” shall mean any and all amounts incurred by Premier Valley or any Bank Subsidiary, whether or not paid by Premier Valley and whether incurred before or after the date of this Agreement, that arise out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including Premier Valley’s legal and accounting fees, brokerage commissions, finder’s fees or similar fees or commissions (including any fees payable to Sandler pursuant to the letter described in Section 4.16), any income, sales or other Liability for Taxes for income or gain arising out of such transactions, and any termination fees, assignment fees, or other transfer costs associated with the transfer, assignment or termination of any contracts, including data processing contracts, resulting from transactions.
“Voting Agreement” has the meaning set forth in the recitals of this Agreement.
The following terms not defined above are defined in the sections indicated below:

Definition	Defined
1933 Act	3.2
Annual Financial Statements	4.4
Bank Holding Company Act	2.1
Bank Regulators	3.7
Bank Subsidiaries	4.1
Blue Sky Laws	3.2
Board Recommendation	6.2(a)

5

Cash Allocated No Election Shares	2.4(d)(i)(2)
Cash Election	2.4(a)
Cash Election Shares	2.4(a)
CDFI	2.1
CFC	2.1
CGCL	2.1
Change of Board Recommendation	6.2(a)
Closing	2.8
Closing Date	2.8
Dissenting Shares	2.7(b)
Dissenting Shareholder	2.7(a)
Effective Date	2.2(d)
Effective Time	2.2(d)
Election Deadline	2.4(b)
Election Form	2.4(a)
Exchange Act	3.2
Exchange Agent	2.4(c)
Exchange Fund	2.6(a)
FDIA	2.1
FDIC	2.1
Fractional Share Amount	2.3(f)
FRB	2.1
Indemnified Parties	6.9(a)
Latest Balance Sheet	4.4
Leased Real Property	4.11(c)
Material Contracts	4.14(a)
Merger Certificate	2.2(d)
NASDAQ	3.2
No Election Shares	2.4(a)
Operating Real Property	4.11(c)
Owned Real Property	4.11(b)
Premier Valley Financial Statements	4.4
Proxy Statement	6.2(b)
Real Property	4.11(c)
Reallocated Cash Shares	2.4(d)
Reallocated Stock Shares	2.4(d)
Registration Statement	6.2(b)
Regulatory Approvals	2.1
Release	4.12(a)
Required Consents	5.6
Required Premier Valley Shareholder Vote	4.2
Sandler	4.16
SEC	3.5(a)
Shareholder Meeting	6.2(a)
Stock Election	2.4(a)
Stock Election Shares	2.4(a)
Surviving Corporation	2.1
Unaudited Statements	4.4

6

ARTICLE 2
MERGER

2.1    The Merger. Subject to the satisfaction or waiver of the conditions set forth in article 7, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary regulatory approvals of (a) the Board of Governors of the Federal Reserve System (“FRB”) under Section 3 of the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”); (b) the Federal Deposit Insurance Corporation (the “FDIC”) (i) under the Bank Merger Act, and (ii) for interim insurance for Merger Sub under the Federal Deposit Insurance Act, as amended (the “FDIA”); (c) the Division of Financial Institutions of the California Department of Business Oversight (the “CDFI”) for (i) the chartering of Merger Sub, (ii) the acquisition of control of Merger Sub and Premier Valley under the California Banking Law, and (iii) the Merger under Chapter 4 of the California Depository Corporation Sale, Merger, and Conversion Law (such approvals in clauses (a), (b) and (c) being referred to herein as the “Regulatory Approvals”), Premier Valley shall be merged with and into Merger Sub. Merger Sub, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of Chapter 11 and Chapter 12 of the California General Corporation Law (the “CGCL”), and with the effect set forth in Section 1107 of the CGCL and in Sections 4888 and 4889 of the California Financial Code (the “CFC”).

2.2    Effect of Merger.

(a)    At the Effective Time, Premier Valley shall be merged with and into Merger Sub, and the separate existence of Premier Valley shall cease. The Charter and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law, except that such Charter and Bylaws shall be amended at the Effective Time to change the name of the Surviving Corporation to “Premier Valley Bank.” The directors and officers of Premier Valley immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation, except that at the Effective Time, the Board of Directors of the Surviving Corporation shall take all actions legally necessary to add Lynn B. Fuller to the Board of Directors of the Surviving Corporation.

(b)    At the Effective Time and thereafter, the Surviving Corporation shall be responsible and liable for all the liabilities, debts, obligations and penalties of each of Merger Sub and Premier Valley.

(c)    At the Effective Time and thereafter, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and Premier Valley; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of Merger Sub and Premier Valley, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Merger Sub or Premier Valley, shall not revert or be in any way impaired by reason of the Merger.

(d)    To effect the Merger, the parties hereto (i) shall cause the Certificate of Approval of Agreement of Merger relating to the Merger in the form of the attached Exhibit B (the “Merger Certificate”) to be submitted to the Commissioner of the California Department of Business Oversight (the "Commissioner") for approval, (ii) after such approval, and on or about the Closing Date shall file the Merger Certificate with the Secretary of State of the State of California and (iii) after such filing, shall file a copy of the Merger Certificate certified by the California Secretary of State with the Commissioner. The Merger shall become effective at the time such certified Merger Certificate is filed with and accepted by the Commissioner. As used herein, the term “Effective Date” shall mean the date on which the Merger shall become effective as provided in the preceding sentence and the term “Effective Time” shall mean the time on the Effective Date when the Merger shall become effective. The Effective Date and the Effective Time shall take place on the Closing Date (as defined below).

2.3    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Premier Valley Common Stock, Heartland Common Stock or the common stock of Merger Sub:

(a)    Heartland Common Stock. Each share of Heartland Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)    Merger Sub Common Stock. Each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(c)    Premier Valley Common Stock. Subject to Sections 2.4 and 2.7, each share of Premier Valley

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Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof as provided in this Article 2, either the Per Share Cash Consideration or the Per Share Stock Consideration.

(d)    Other Premier Valley Securities. All shares of any other class of capital stock of Premier Valley, including, without limitation, any shares of preferred stock (none of which are issued and outstanding), will cease to exist on the Closing Date. All warrants, options, or other rights to purchase, or any other securities convertible or exchangeable for, or representing a right to acquire, capital stock of Premier Valley, shall be exercised, converted or exchanged prior to the Closing Date, or shall cease to exist on the Closing Date.

(e)    Intercompany Shares. Each Intercompany Share shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

(f)    Fractional Shares. No fractional shares of Heartland Common Stock shall be issued for Premier Valley Common Stock, and in lieu of any fractional share, Heartland shall pay to each holder of Premier Valley Common Stock who otherwise would be entitled to receive a fractional share of Heartland Common Stock, an amount of cash (without interest) equal to the product of (a) the Average Closing Price multiplied by (b) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

2.4    Election Procedures.

(a)    Election Form. An election form (an “Election Form”) shall be mailed to each holder of record of shares of Premier Valley Common Stock as of the record date for the Shareholder Meeting simultaneous with, or as soon as practical after, mailing of the Proxy Statement, and in any event at least twenty (20) business days prior to the date on which such Election Forms must be returned. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), subject to the conditions set forth in Section 2.4(c) and 2.4(d), (i) to elect to receive Heartland Common Stock with respect to all of such holder’s Premier Valley Common Stock (a “Stock Election”), (ii) to elect to receive cash with respect to all of such holder’s Premier Valley Common Stock (a “Cash Election”), (iii) to elect to receive cash with respect to some of such holder’s shares and shares of Heartland Common Stock with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) to indicate that such holder makes no such election with respect to such holder’s shares of Premier Valley Common Stock. Shares of Premier Valley Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Premier Valley Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Premier Valley Common Stock as to which no election has been made are referred to herein as “No Election Shares.” Nominee record holders who hold Premier Valley Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion, (ii) revokes an Election Form prior to the Election Deadline (as defined herein) and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable Law, the shares of Premier Valley Common Stock held by such shareholder shall be designated No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

(b)    Election Deadline. The term “Election Deadline” shall mean 5:00 p.m., Pacific Time, on the Business Day that Heartland and Premier Valley mutually agree is approximately ten (10) Business Days prior to the Closing Date, or such other date as Heartland and Premier Valley shall mutually agree upon.

(c)    Effective Election. Any election to receive Heartland Common Stock and/or cash shall have been properly made only if Computershare, Inc. (the “Exchange Agent”) shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of Premier Valley Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Heartland nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

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(d)    Allocation. The Exchange Agent shall effect the allocation among holders of Premier Valley Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration in the Merger in accordance with the Election Forms as follows:

(i)Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Targeted Cash Consideration, then:

(1)	each Cash Election Share (subject to Section 2.7 with respect to Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(2)
No Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration equal the Targeted Cash Consideration. If less than all of the No Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.4(e), a sufficient number of No Election Shares into Cash Election Shares (“Cash Allocated No Election Shares”) such that the product of (A) the sum of the number of Cash Election Shares plus the number of Cash Allocated No Election Shares, multiplied by (B) the Per Share Cash Consideration equals the Targeted Cash Consideration, and all remaining No Election Shares shall thereafter be treated as Stock Election Shares;

(3)
if all of the No Election Shares are treated as Cash Allocated No Election Shares and the product of (x) the sum of the number of Cash Election Shares and No Election Shares, multiplied by (y) the Per Share Cash Consideration, is less than the Targeted Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.4(e), a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the product of (A) the sum of the number of Cash Election Shares plus the number of No Election Shares plus the number of Reallocated Cash Shares, multiplied by (B) the Per Share Cash Consideration equals the Targeted Cash Consideration, and each No Election Share and each Reallocated Cash Share will be converted into the right to receive the Per Share Cash Consideration; and

(4)	each Stock Election Share that is not a Reallocated Cash Share shall be converted into the right to receive the Per Share Stock Consideration.

(ii)Cash Consideration Oversubscribed. If the product of the number of Cash Election Shares multiplied by the Per Share Cash Consideration is greater than the Targeted Cash Consideration, then:

(1)	each Stock Election Share and each No Election Share shall be converted into the right to receive the Per Share Stock Consideration;

(2)
the Exchange Agent shall convert on a pro rata basis as described below in Section 2.4(e), a sufficient number of Cash Election Shares (excluding any Dissenting Shares) (“Reallocated Stock Shares”) such that product of (x) the number of remaining Cash Election Shares (including Dissenting Shares) multiplied by (y) the Per Share Cash Consideration equals the Targeted Cash Consideration, and each Reallocated Stock Share shall be converted into the right to receive the Per Share Stock Consideration; and

(3)
each Cash Election Share (subject to Section 2.7 with respect to Dissenting Shares) which is not a Reallocated Stock Share shall be converted into the right to receive the Per Share Cash Consideration.

(iii)Cash Consideration Satisfied. If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is equal to the Targeted Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and each Cash Election Share (subject to Section 2.7 with respect to Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration and each No Election

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Share and each Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration.

(e)    Pro Rata Reallocations. In the event that the Exchange Agent is required (x) pursuant to Section 2.4(d)(i)(2), to convert some, but not all, No Election Shares into Cash Reallocated No Election Shares, (y) pursuant to 2.4(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, or (z) pursuant to Section 2.4(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of such shares being converted shall be allocated a pro rata portion of the total Reallocated Shares.

2.5    Rights of Holders of Premier Valley Common Stock. At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the Premier Valley Common Stock (other than certificates representing Intercompany Shares and Dissenting Shares) shall be deemed for all purposes to evidence the right to receive the Merger Consideration, and the record holder of such outstanding stock certificate shall, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of Premier Valley Common Stock shall have been converted (if any) on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by Premier Valley containing the names and addresses of the holders of record of Premier Valley Common Stock at the Effective Time. No dividends which have been declared will be remitted to any Person entitled to receive shares of Heartland Common Stock under Section 2.4 until such Person surrenders the certificate representing Premier Valley Common Stock, at which time such dividends shall be remitted to such Person, without interest.

2.6    Payment/Exchange of Certificates.

(a)    Exchange Fund. On the Closing Date, Heartland shall deposit with Computershare, Inc. (the “Paying Agent”) for the benefit of holders of Premier Valley Common Stock (other than Dissenting Shares and Intercompany Shares): (i) cash or immediately available funds equal to the cash portion of the Merger Consideration less the product of the number of Dissenting Shares and the Per Share Cash Consideration; and (ii) certificates or book-entry securities representing the shares of Heartland Common Stock to be issued to the holders of Premier Valley Common Stock as part of the Merger Consideration, adjusted by the Stock Elections and Cash Elections received by the Exchange Agent prior to the Closing Date and adjusted for anticipated payments of the Fractional Share Amount (the “Exchange Fund”). The Exchange Fund shall be held by the Paying Agent for the benefit of holders of Premier Valley Common Stock (other than Dissenting Shares and Intercompany Shares). After the Closing Date, Heartland shall make additional deposits to the Exchange Fund, and the Paying Agent may return certificates or funds held by the Paying Agent, as may be necessary for the completion of the exchange of certificates representing Premier Valley Common Stock for the Merger Consideration in accordance with this Article. All fees, costs and expenses of the Paying Agent shall be borne by Heartland.

(b)    Paying Agent Deliveries. After completion of the allocation referred to in Section 2.4(d) and upon the Closing, Heartland will cause the Exchange Agent to deliver to the Paying Agent records showing the amount of Merger Consideration to be delivered to each holder of Premier Valley Common Stock (other than holders of Dissenting Shares or Intercompany Shares) as of the record date for the Shareholder Meeting in the form of cash and in the form of Heartland Common Stock, as computed in accordance with Section 2.4(d). Heartland shall cause Paying Agent to distribute to each former holder of a Premier Valley Common Stock (other than holders of Dissenting Shares or Intercompany Shares), letters of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares for the Merger Consideration. Each holder (other than a Dissenting Shareholder or holder of Intercompany Shares) of an outstanding certificate representing shares of Premier Valley Common Stock who has surrendered such certificate to the Paying Agent will, upon acceptance thereof by the Paying Agent, be entitled to (x) cash (without interest) to the extent such shares are converted into cash in accordance with Section 2.4(d), or (y) evidence of issuance in book entry form (if requested in writing of such holder), or a certificate or certificates representing, the number of whole shares of Heartland Common Stock, to the extent such shares are converted into Heartland Common Stock in accordance with Section 2.4(d), or both. If such holder’s shares of Premier Valley Common Stock have been converted into Heartland Common Stock, and Heartland has paid any distribution on Heartland Common Stock with a record date after the Effective Time and before the delivery of such evidence of book entry or certificates, the Paying Agent shall also deliver such distribution, without interest. The Paying Agent shall accept such stock certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to affect an orderly exchange thereof in accordance with normal exchange practices.

(c)    Failure to Surrender Certificates. If outstanding certificates formerly representing Premier Valley Common Stock (other than Dissenting Shares and Intercompany Shares) are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or

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become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and to the extent not in Heartland’s possession shall be paid over to Heartland), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Heartland nor any other Person shall be liable to any former holder of Premier Valley Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(d)    Lost Certificates. In the event that any certificate representing Premier Valley Common Stock shall have been lost, stolen or destroyed, Heartland shall pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to Heartland, the Merger Consideration; provided, however, that Heartland may, in its sole discretion and as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Heartland, Premier Valley or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(e)    Full Satisfaction. All Merger Consideration issued and paid upon the surrender for exchange of Premier Valley Common Stock in accordance with the terms and conditions of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Premier Valley Common Stock.

(f)    Withholding. Each of Heartland and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Premier Valley Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Heartland or the Paying Agent, such withheld amounts (i) shall be timely remitted by Heartland to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Premier Valley Common Stock in respect of which such deduction and withholding was made by Heartland or Premier Valley, as the case may be.

2.7    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Premier Valley Common Stock held by a holder (a “Dissenting Shareholder”) who has demanded and perfected such holder’s demand for purchase of his shares at fair market value in accordance with Chapter 13 of the CGCL, and as of the Effective Time has neither effectively withdrawn nor lost such holder’s right to such demand, shall not represent a right to receive Merger Consideration pursuant to Section 2.3 above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by Chapter 13 of the CGCL. Heartland shall make any and all payments to holders of shares of Premier Valley Common Stock with respect to such demands.

(b)    Notwithstanding the provisions of Section 2.7(a) above, if any Dissenting Shareholder demanding purchase of such Dissenting Shareholder’s shares of Premier Valley Common Stock (“Dissenting Shares”) under Chapter 13 of the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such shareholder’s right to demand purchase, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.3.

(c)    Premier Valley shall give Heartland prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by Premier Valley under Chapter 13 of the CGCL, and Heartland shall have the right to participate in all negotiations and proceedings with respect to such demands. Premier Valley shall not, except with the prior written consent of Heartland (which will not be unreasonably withheld or delayed) or as otherwise required by Law, make any payment with respect to, or settle, or offer to settle, any such demands.

2.8    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland or at a location otherwise agreed upon by Premier Valley and Heartland. The Closing will take place as soon as practicable once the conditions in Article 7 have been satisfied but in any event within ten (10) Business Days after the date on which all such conditions have been satisfied, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)    Subject to the conditions set forth in this Agreement, on the Closing Date, Premier Valley will deliver to Heartland:

(i)    the certificate of Premier Valley, dated the Closing Date, required by Section 7.3(c);

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(ii)    the certificate of Premier Valley, dated the Closing Date, required by Section 7.3(d);

(iii)    a certificate of Premier Valley dated the Closing Date (A) stating the number of Outstanding Premier Valley Shares, (B) stating that there are no other shares of Premier Valley capital stock, or options, warrants, rights to acquire, or securities convertible into or exchangeable for Premier Valley capital stock, outstanding as of the Closing Date, and (C) stating the number of Dissenting Shares;

(iv)duly executed copies of all Required Consents;

(v)the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of Premier Valley and any Subsidiary;

(vi)certificates dated as of a date not earlier than fifth (5th) Business Day prior to the Closing as to the good standing of Premier Valley executed by the appropriate officials of the State of California; and

(vii)such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of Premier Valley’s representations and warranties, (2) evidencing the performance and compliance by Premier Valley with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3(c) or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)    Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to Premier Valley:

(i)    the certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)    the certificate of Heartland, dated the Closing Date, required by Section 7.2(d);

(iii)    the certificate of Merger Sub, dated the Closing Date, required by Section 7.2(e);

(iv)    certificates, dated as of a date not earlier than the third Business Day prior to the Closing, as to the good standing of Merger Sub executed by the appropriate officials of the State of California;

(v)    such other certificates, documents and instruments that Premier Valley reasonably requests for the purpose of (1) evidencing the accuracy of Heartland’s representations and warranties, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.9    Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Code and this
Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to Premier Valley as follows:

3.1    Organization and Qualification. Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under the Bank Holding Company Act. Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a

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Material Adverse Effect on Heartland.

3.2    Authority Relative to this Agreement; Non-Contravention. Heartland has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Heartland and the consummation by Heartland of the transactions contemplated hereby have been duly authorized by the Board of Directors of Heartland, and no other corporate proceedings on the part of Heartland are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any Law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any Encumbrance on any of its or any of its subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Heartland, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining the Regulatory Approvals; approvals to issue the Heartland Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”), under state securities or blue sky Laws, and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the Nasdaq Stock Market, Inc. (the “NASDAQ”); filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); the filing with respect to the formation of Merger Sub of its Charter with the CDFI and with the Secretary of State of the State of California; and the filing with respect to the Merger of the Merger Certificate with the Secretary of State of the State of California, no authorization, consent or pproval of, or filing with, any public body, court or authority is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Heartland or the consummation of the transactions contemplated hereby.

3.3    Validity of Heartland Common Stock. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance.

3.4    Capital Stock. The authorized capital stock of Heartland consists of 30,000,000 shares of Heartland Common Stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock, 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock, and 81,698 shares have been designated Series C Fixed Rate Cumulative Perpetual Preferred Stock. As of March 31, 2015, (a) 20,586,477 shares of Heartland Common Stock were issued and outstanding (including 1,405 shares of Heartland Common Stock held in treasury), and 626,261 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s employee stock option, incentive, and employee stock purchase plans; (b) no shares of Series A Junior Participating Preferred Stock were issued and outstanding; (c) no shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock were issued and outstanding and (d) 81,698 shares of Series C Fixed Rate Cumulative Perpetual Preferred Stock were issued and outstanding.

3.5    Exchange Act Reports.

(a)    Prior to the execution of this Agreement, Heartland has made available to Premier Valley complete and accurate copies of (i) Heartland’s Annual Reports on Form 10-K for the years ended December 31, 2012, 2013 and 2014, as amended (the “Heartland 10-K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2012, and (iii) Heartland’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “Heartland 10-Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (y) complied as to form in all material respects with the applicable Laws and rules and regulations of the SEC. Since January 1, 2012, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)    The financial statements (including any footnotes thereto) contained in the Heartland 10-K Reports and the Heartland 10-Q Report were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Heartland and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

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3.6    No Material Adverse Changes. Since March 31, 2015, and except as otherwise disclosed in reports filed with the SEC, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its subsidiaries, taken as a whole, that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of General Effects.

3.7    Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact that would likely result in the Regulatory Approvals not being obtained, and neither Heartland nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the “Bank Regulators”) that would, or could reasonably be expected to, impair the ability of Heartland or Merger Sub to obtain the Regulatory Approvals or to operate the Surviving Bank in the ordinary course of its business after the Merger.

3.8    Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

3.9    Ownership of Premier Valley Common Stock. To its knowledge, neither Heartland nor any of its affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Premier Valley Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

3.10    Financial Ability. Heartland will require no additional financing in connection with the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Premier Valley hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1    Organization and Qualification. Premier Valley is a California corporation duly organized, validly existing and in good standing under the Laws of the state of California and authorized to transact business as a bank under the CFC. Premier Valley has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated, and to enter into and to carry on the business and activities now conducted by it. Premier Valley is an insured bank as defined in the FDIA. Except for those subsidiaries set forth on Schedule 4.1 (the “Bank Subsidiaries”), Premier Valley does not own or control any Affiliate or Subsidiary. The nature of the business of Premier Valley does not require it to be qualified to do business in any jurisdiction other than the State of California. Except for the specific ownership interests in the entities set forth on Schedule 4.1, for securities held for investment or sale in Premier Valley’s securities portfolio, and for securities acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, Premier Valley has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity. Each Bank Subsidiary is a corporation or limited liability company duly organized and validly existing under the Laws of its jurisdiction of formation and in good standing under all Laws, rules, and regulations of any other jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each Bank Subsidiary has all requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Premier Valley is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of each Bank Subsidiary, free and clear of any liens, claims, Encumbrances, security interests or restrictions of any kind (other than transfer restrictions imposed by applicable federal and state securities Laws). The copies of the Charter and Bylaws, if applicable, of each of Premier and each Bank Subsidiary which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof.

4.2    Authority Relative to this Agreement; Non-Contravention. Premier Valley has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement

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by Premier Valley and the consummation by Premier Valley of the transactions contemplated hereby have been duly authorized by the Board of Directors of Premier Valley and, other than the approval of the Merger by holders of a majority of the Premier Valley Common Stock (the “Required Premier Valley Shareholder Vote”), no other corporate proceedings on the part of Premier Valley are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by Premier Valley and constitutes a valid and binding obligation of Premier Valley, enforceable in accordance with its terms, subject to the Remedies Exception. Except as disclosed on Schedule 4.2, neither Premier Valley nor any Bank Subsidiary is subject to, or obligated under, any provision of (i) its Charter or Bylaws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any Law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any Encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Premier Valley, or the consummation of the transactions contemplated hereby. Other than the Regulatory Approvals and the filing of the Merger Certificate, no Governmental Authorization is necessary on the part of Premier Valley or any Bank Subsidiary for the consummation by Premier Valley of the transactions contemplated by this Agreement, except for such Governmental Authorizations as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Premier Valley, or the consummation of the transactions contemplated hereby.

4.3    Capitalization. The authorized, issued and outstanding capital stock of Premier Valley consists of (a) 30,000,000 shares of Premier Valley Common Stock, of which 12,304,025 shares are issued and outstanding, and (b) 10,000,000 shares of preferred stock, issuable in series, of which Premier Valley has not designated the rights, preferences, privileges and restrictions of any series and of which no shares are issued and outstanding. Except as set forth on Schedule 4.3, all of the issued and outstanding shares of capital stock of each of the Bank Subsidiaries are owned by Premier Valley, free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than Encumbrances arising as a result of requisite regulatory approvals for transfer. The issued and outstanding shares of capital stock of each of Premier Valley and the Bank Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as set forth in Schedule 4.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Premier Valley or any Bank Subsidiary to issue, sell, purchase or redeem any shares of their capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of their capital stock or of any of their subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of Premier Valley or any Bank Subsidiary, or the earnings or other attributes of Premier Valley or any Bank Subsidiary.

4.4    Financial Statements. Premier Valley has furnished Heartland with copies of its audited consolidated balance sheets as of December 31, 2012, 2013 and 2014 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “Annual Financial Statements”). Premier Valley has furnished Heartland with copies of its unaudited consolidated balance sheets as of March 31, 2015 (the “Latest Balance Sheet”) and March 31, 2014, and the related statements of operations for the three-month periods then ended (including the Latest Balance Sheet, the “Unaudited Statements,” and together with the Annual Financial Statements, the “Premier Valley Financial Statements”). The Premier Valley Financial Statements are based upon the books and records of Premier Valley and the Bank Subsidiaries, and have been prepared in accordance with GAAP (except that the Unaudited Statements may not contain all notes and are subject to year-end adjustments none of which, except as disclosed on Schedule 4.4, are material). The Premier Valley Financial Statements fairly present the consolidated financial position of Premier Valley and Subsidiaries as of the dates thereof and the consolidated results of operations and, as applicable, changes in shareholders’ equity and cash flows for the periods then ended.

4.5    Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheet, neither Premier Valley nor any Bank Subsidiary has any Liability, and there is no basis for any present or future Litigation, charge, complaint, claim or demand against any of them giving rise to any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law) or (b) obligations under any Contract listed on a Disclosure Schedule to this Agreement or under a Contract (including a credit commitment) not required to be listed on such a Disclosure Schedule. As of the date of this
Agreement, and except as set forth in Schedule 4.5, there are no agreements or commitments binding upon Premier Valley or any Bank Subsidiary to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in CFC Section 1480), of $500,000 or more.

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4.6    Loans.

(a)    The documentation relating to each loan made by Premier Valley and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws, rules and regulations (including, without limitation, Laws, rules and regulations relating to the extension of credit).

(b)    Except as shown on the books and records of Premier Valley as provided to Heartland on or prior to the date hereof, there are no loans, leases, other extensions of credit or commitments to extend credit of Premier Valley or any Bank Subsidiary that have been or, to the knowledge of Premier Valley, should have been classified by Premier Valley or any Bank Subsidiary as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Premier Valley has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of Premier Valley on the internal watch list of Premier Valley, a copy of which as of March 31, 2015, has been provided to Heartland. In response to a request for information by Heartland, Premier Valley has provided to Heartland other written information concerning the loan portfolios of Premier Valley that is true, correct and complete in all material respects, and no material information with respect to the loan portfolios of Premier Valley has been withheld from Heartland.

4.7    Reports and Filings. Since January 1, 2012, each of Premier Valley and the Bank Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Entity having jurisdiction over it, including the FDIC and the CDFI (together with all exhibits thereto, the “Premier Valley Regulatory Reports”). Premier Valley has provided or made available to Heartland copies of all of Premier Valley Regulatory Reports that that it may provide under applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of Premier Valley Regulatory Reports was true and correct and complied in all material respects with applicable Law.

4.8    Books and Records. The books of account of Premier Valley and the Bank Subsidiaries are complete and correct and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of Premier Valley, and each document upon which entries in Premier Valley’s books and records are based is complete and accurate in all respects. Premier Valley and each Bank Subsidiary maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Premier Valley Financial Statements. The minute books and stock or equity records of each of Premier Valley and the Bank Subsidiaries, all of which have been made available to Heartland, are complete and correct, and contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of each of Premier Valley and the Bank Subsidiaries, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of Premier Valley.

4.9    No Material Adverse Changes. Except as set forth on Schedule 4.9, since the date of the Latest Balance Sheet, there has been no material adverse change in, and no event, occurrence or development in the business of Premier Valley that, taken together with other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on Premier Valley, or the ability of Premier Valley to consummate the transactions contemplated hereby; provided, however, that solely for purposes of this Section 4.9, a material adverse change or Material Adverse Effect shall not be deemed to include the impact of General Effects..

4.10    Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheet, the Unaudited Statements or on Schedule 4.10, since March 31, 2015, neither Premier Valley nor any Bank Subsidiary has:

(a)    issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations and investment securities in the ordinary course of business, and except common stock issued and sold upon exercise of options outstanding at March 31, 2015;

(b)    redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital

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stock or other securities;

(c)    split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock or other securities;

(d)    incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and consistent with safe and sound banking practices;

(e)    discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and consistent safe and sound banking practices;

(f)    mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, (ii) for pledges of assets to secure public funds deposits, and (iii) for those assets and properties disposed of for fair value in the Ordinary Course of Business since March 31, 2015;

(g)    sold, transferred or otherwise disposed of any of its assets or canceled any material debts or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with prudent banking practices;

(h)    suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect;

(i)    made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than as has been disclosed to Heartland;

(j)    made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;

(k)    made any single or group of related capital expenditures or commitment therefor in excess of $100,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $200,000 for any group of related leases in the aggregate;

(l)    acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Premier Valley;

(m)    taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)    made any change in its accounting methods or practices, other than changes required by Law or regulation made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as Premier Valley, as the case may be; or

(o)    agreed to do any of the foregoing.

4.11    Properties.

(a)    The real properties owned by, or demised by the leases or subleases to, Premier Valley and the Bank Subsidiaries are listed on Schedule 4.11(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which Premier Valley remains liable), used or occupied by Premier Valley or any Bank Subsidiary. Schedule 4.11(a) also lists the real properties that are leased by Premier Valley to others.

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(b)    Premier Valley owns good and marketable title to each parcel of real property identified on Schedule 4.11(b) as being owned by Premier Valley (the “Owned Real Property”), free and clear of any Encumbrance, except for Permitted Encumbrances.

(c)    The leases of real property listed on Schedule 4.11(c) as being leased by Premier Valley or any Bank Subsidiary (the “Leased Real Property” and together with the Owned Real Property is hereafter referred to as the “Real Property,” and the Real Property occupied by Premier Valley or any Bank Subsidiary in the conduct of their respective businesses is hereafter referred to as the “Operating Real Property”) are in full force and effect, and Premier Valley or a Bank Subsidiary holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.11(c). The Leased Real Property is subject to no Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d)    Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by Premier Valley or a Bank Subsidiary on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, telephone, fiberoptic, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. Neither Premier Valley nor any Bank Subsidiary is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and neither Premier Valley nor any Bank Subsidiary has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property and do not encroach over applicable setback lines. There are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property

(e)    Each of Premier Valley and the Bank Subsidiaries has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(f)    Except as set forth in Schedule 4.11(f), all of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Premier Valley are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Premier Valley owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

4.12    Environmental Matters.

(a)    As used in this Section 4.12, the following terms have the following meanings:

(i)    “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)    “Environmental Law” means any Law, governmental authorization or governmental order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)    “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Environmental Costs or Liability under any Environmental Law.

(iv)    “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any governmental entity with respect to sites from which there has been a Release of Hazardous

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Materials.

(v)    “Regulatory Action” means any Litigation with respect to Premier Valley or any Subsidiary brought or instigated by any governmental entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)    “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)    “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)    No Third-Party Environmental Claim or Regulatory Action is pending or, to the knowledge of Premier Valley, threatened against Premier Valley or any Bank Subsidiary.

(c)    The Owned Real Property is not, and to Premier Valley’s knowledge the Leased Real Property is not, listed on a List.

(d)    All transfer, transportation or disposal of Hazardous Materials by Premier Valley or any Bank Subsidiary to properties not owned, leased or operated by Premier Valley or a Bank Subsidiary has been in compliance with applicable Environmental Law. Premier Valley has not transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)    To Premier Valley’s knowledge, no Owned Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)    There has not been any Release of any Hazardous Material by Premier Valley or any Bank Subsidiary, or any Person under their respective control, or to the knowledge of Premier Valley by any other Person, on, under, about, from or in connection with the Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location.

(g)    The Operating Real Property has been so used and operated in compliance with all applicable Environmental Law.

(h)    Each of Premier Valley and the other Subsidiaries has obtained all Governmental Authorizations relating to the Environmental Law necessary for the operations of Premier Valley and the Bank Subsidiaries and all such Governmental Authorizations relating to the Environmental Law are listed on Schedule 4.12(h). To Premier Valley’s knowledge, the Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of Premier Valley and the Bank Subsidiaries has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

(i)    No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Owned Real Property by Premier Valley or any Bank Subsidiary, or to Premier Valley’s knowledge, any other Person. The Owned Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. No aboveground or underground storage tanks are located on, under or about the Owned Real Property, or have been located on, under or about the Owned Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Owned Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Law.

(j)    To Premier Valley’s knowledge, no expenditure will be required in order for Heartland, Premier Valley or any Bank Subsidiary to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Owned Real Property in a manner consistent with the present operation thereof.

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(k)    To Premier Valley’s knowledge, no Encumbrance has been attached or filed against Premier Valley or any Bank Subsidiary in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.13    Tax Matters.

(a)    Except as disclosed on Schedule 4.13(a), each of Premier Valley and each Tax Affiliate, (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any Liability for Taxes of Premier Valley and any Tax Affiliate covered by such Return, (ii) has timely and properly paid (or had paid on its behalf) all Taxes actually due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) has established on Premier Valley’ books of account, in accordance with GAAP, adequate reserves for the payment of any Taxes not then due and payable and (iv) has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)    Each of Premier Valley and any Tax Affiliate has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c)    There are no Encumbrances for Taxes upon any assets of Premier Valley or any Tax Affiliate, except Encumbrances for Taxes not yet due.

(d)    Other than Returns relating to the 2014 tax year, neither Premier Valley nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)    No deficiency for any Taxes has been proposed, asserted or assessed against Premier Valley or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by Premier Valley or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. Except as set forth on Schedule 4.13(e), there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2010, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Premier Valley or any Tax Affiliate by any Governmental Entity regarding any such Tax audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of Premier Valley or any Tax Affiliate. Neither Premier Valley nor any Tax Affiliate has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)    Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in the Premier Valley Financial Statements or any Tax Affiliate, and are properly reflected in such financial statements.

(g)    Schedule 4.13(g) lists all federal, state, local and foreign income Returns filed with respect to Premier Valley or any Tax Affiliate for taxable periods ended on or after December 31, 2010, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of Premier Valley and all Tax Affiliates, as filed with the IRS and all state tax jurisdictions for the years ended December 31, 2010, 2011, 2012 and 2013 have been delivered to Heartland.

(h)    Neither Premier Valley nor any Tax Affiliate has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has Premier Valley or any Tax Affiliate received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)    Neither Premier Valley nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Premier Valley or any Tax Affiliate that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)    No property of Premier Valley or any Tax Affiliate is (i) property that Premier Valley or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code

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(as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k)    Neither Premier Valley nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(l)    All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by Premier Valley and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(m)    Neither Premier Valley nor any Tax Affiliate is a party to any Tax allocation or sharing agreement with any entity that is not a Tax Affiliate.

(n)    Neither Premier Valley nor any Bank Subsidiary (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was Premier Valley) or (ii) has any Liability for the Taxes of any Person (other than Premier Valley or any Bank Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)    Neither Premier Valley nor any Bank Subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(p)    None of the indebtedness of Premier Valley or any Tax Affiliate constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q)    Neither Premier Valley nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(r)    There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of Premier Valley or any Bank Subsidiary would be entitled to receive any payment from Premier Valley or any Bank Subsidiary as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s)    Neither Premier Valley nor any Tax Affiliate has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t)    Neither Premier Valley nor any Tax Affiliate is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(u)    Neither Premier Valley nor any Tax Affiliate has a permanent establishment or otherwise has an office or fixed place of business outside the United States of America.

(v)    Neither Premier Valley nor any Tax Affiliate has participated in any confidential corporate tax shelter (within the meaning of Treasury Regulation §301.6111-2(a)(2)) or a potentially abusive tax shelter (within the meaning of Treasury Regulation §301.6112-1(b)).

(w)    Neither Premier Valley nor any Affiliate has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this
Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

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4.14    Contracts and Commitments.

(a)    Schedule 4.14(a) lists the following Contracts to which Premier Valley or any Bank Subsidiary is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 4.14(a), the “Material Contracts”):

(i)    any employment, agency, collective bargaining Contract or consulting Contract;

(ii)    any written or oral contract relating to any severance pay for any Person;

(iii)    any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(iv)    any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $100,000 for any individual contract or $200,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts,

(v)    any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit Premier Valley or any Bank Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vi)    any stock purchase, stock option or stock incentive plan;

(vii)    any Contract for capital expenditures in excess of $100,000;

(viii)    any other Contract material to the business of Premier Valley which is not entered into in the Ordinary Course of Business.

(b)    Except as disclosed on Schedule 4.14(b), (i) each of Premier Valley and the Bank Subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts set forth on Schedule 4.14(a), and neither Premier Valley nor any Bank Subsidiary is in receipt of any claim of default under any Contract set forth on Schedule 4.14(a), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Premier Valley; (iii) neither Premier Valley nor any Bank Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any Contract set forth on Schedule 4.14(a); and (iv) to the best knowledge of Premier Valley, there has been no cancellation, breach or anticipated breach by any other party to any Contract set forth on Schedule 4.14(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on Premier Valley.

4.15    Litigation. Schedule 4.15 lists all Litigation pending or, to the Knowledge of Premier Valley, threatened against Premier Valley or any Bank Subsidiary and each Governmental Order to which Premier Valley or any Bank Subsidiary is subject. None of the matters set forth on Schedule 4.15, individually or in the aggregate, will have or could reasonably be expected to have a Material Adverse Effect on the business, operations or financial condition of Premier Valley and the Subsidiaries.

4.16    No Brokers or Finders. Except as provided in the letter agreement dated February 13, 2014, as amended on May 4, 2015, between Premier Valley and Sandler O’Neill & Partners, L.P. (“Sandler”), there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Premier Valley or any Subsidiary.

4.17    Employees.

(a)    Schedule 4.17(a) lists each employee of Premier Valley or any Bank Subsidiary as of the date of this

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Agreement, and indicates for each such employee, and in the aggregate, (i) whether such employee is full-time, part-time or on temporary status, (ii) whether such employee is a salaried employee, (iii) the employee’s annual salary, wages and any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), (iv) the date of commencement of the employee’s employment, and (v) the employee’s position. To Premier Valley’s knowledge, and except as set forth in Schedule 4.17(a), no executive employee of Premier Valley or any Bank Subsidiary and no group of employees of Premier Valley or any Bank Subsidiary has any plans to terminate his, her or their employment. Each of Premier Valley and the other Subsidiaries has complied in all material respects with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state Law. Neither Premier Valley nor any Bank Subsidiary has any labor relations problem pending or, to the knowledge of Premier Valley, threatened and its labor relations are satisfactory. There are no workers’ compensation claims pending against Premier Valley or any Bank Subsidiary or, to the knowledge of Premier Valley, any facts that would give rise to such a claim. To Premier Valley’s knowledge, no employee of Premier Valley or any Bank Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Premier Valley.

(b)    Schedule 4.17(b) lists each employee of Premier Valley or any Bank Subsidiary as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that Premier Valley or any Bank Subsidiary provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete in all material respects. Premier Valley or a Bank Subsidiary received the appropriate notice of approval from the Department with respect to each such Work Permit. Neither Premier Valley nor any Bank Subsidiary has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the knowledge of Premier Valley, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth in Schedule 4.17(b), no employee of Premier Valley or any Bank Subsidiary is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of Premier Valley or any Bank Subsidiary hired after November 6, 1986, Premier Valley or such Bank Subsidiary has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(c)    With respect to the employment of all terminated former employees of Premier Valley since January 1, 2012, the employment of all terminated former employees of Premier Valley and all Bank Subsidiaries has been terminated in accordance with any applicable contract terms and applicable Law, and neither Premier Valley nor any Bank Subsidiary has any Liability under any Contract or applicable Law toward any such terminated employee. Except as set forth in Schedule 4.17(c), the transactions contemplated by this Agreement will not cause Premier Valley or any Bank Subsidiary to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(d)    All loans that Premier Valley or any Bank Subsidiary have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with Premier Valley, and all such loans with a principal balance exceeding $500,000, or that are nonaccrual or on a watch list, are set forth in Schedule 4.17(d).

(e)    Within the last five years, neither Premier Valley nor any Bank Subsidiary has experienced and, to the knowledge of Premier Valley, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the knowledge of Premier Valley, threatened. No Litigation is pending or, to the knowledge of Premier Valley, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i)    the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

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(ii)    the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii)    the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv)    the Office of Federal Contract Compliance or any corresponding state agency; and

(v)    the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation, and there is no reasonable basis for any such Litigation.

(f)    No employee of Premier Valley or any Bank Subsidiary is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated with Premier Valley or any Bank Subsidiary.

(g)    Each of Premier Valley and the Bank Subsidiaries has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(h)    In the past two (2) years there has been no “mass layoff” or “plant closing” by Premier Valley or any Bank Subsidiary as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state Law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state Law equivalent, and no such program has been adopted by Premier Valley any Bank Subsidiary or publicly announced.

4.18    Employee Benefit Plans.

(a)    Schedule 4.18 sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any Premier Valley or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of Premier Valley, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)    Schedule 4.18(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with Premier Valley or any Bank Subsidiary within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with Premier Valley or any Bank Subsidiary within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of persons providing services to Premier Valley or any Bank Subsidiary as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which Premier Valley or any Bank Subsidiary is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)    Premier Valley has furnished Heartland with true and complete copies of: (i) the most recent determination letter, if any, received by Premier Valley or any Bank Subsidiary from the Internal Revenue Service regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including but not limited to

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reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)    Schedule 4.18(d) identifies each employee of Premier Valley or any Bank Subsidiary who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)    With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.18(e) identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)    (i) All Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been administered materially in accordance with the documents and instruments governing the Plans; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects; and (vii) each of Premier Valley and the Subsidiaries, including Premier Valley, has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)    (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of Premier Valley for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, Premier Valley is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(h)    Absence of certain claims. Except as disclosed on Schedule 4.18(h):

(i)    no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)    the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)    the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of Premier Valley or any Bank Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)    Premier Valley has not been notified that any Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC;

(v)    to Premier Valley’s knowledge, neither Premier Valley nor any Bank Subsidiary has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating;

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(vi)    to Premier Valley’s knowledge, neither Premier Valley nor any Bank Subsidiary any has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

(vii)    with respect to the Plans, to Premier Valley’s knowledge, neither Premier Valley nor any Bank Subsidiary has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(i)    Except as disclosed on Schedule 4.18(i):

(i)    all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of Premier Valley and any Bank Subsidiary;

(ii)    no condition, agreement or Plan provision limits the right of Premier Valley or any Subsidiary to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)    neither Premier Valley nor any Bank Subsidiary has any Liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans identified on Schedule 4.18(a), or (B) health care continuation benefits described in Section 4980B of the Code.

(j)    Each Plan, or other nonqualified deferred compensation plan, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder

4.19    Insurance. Each of Premier Valley and the Bank Subsidiaries has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which Premier Valley or any Bank Subsidiary is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of each of Premier Valley and the Bank Subsidiaries. Schedule 4.19 hereto lists each insurance policy maintained by Premier Valley or any Bank Subsidiary with respect to its properties and assets.

4.20    Affiliate Transactions. Except as set forth on Schedule 4.17(d) or Schedule 4.20, neither Premier Valley nor any Bank Subsidiary, nor any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement or any other agreement with Premier Valley or any Bank Subsidiary (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Premier Valley or any Bank Subsidiary.

4.21    Compliance with Laws; Permits. Each of Premier Valley and the Bank Subsidiaries has complied in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including, without limitation, the Bank Holding Company Act, the FDIA, the CFC, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting banks and banking; and no claims have been filed by any Governmental Entity against Premier Valley or the Bank Subsidiaries alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity; and no claims have been filed by any such governments or agencies against Premier Valley or any Bank Subsidiary alleging such a violation of any such Law or regulation which have not been resolved to the satisfaction of such governments or agencies. Each of Premier Valley and the Bank Subsidiaries holds all of Governmental Authorizations required for the conduct of its business. Neither Premier Valley nor any Bank Subsidiary is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment

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letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, any Bank Regulators, nor have any of Premier Valley or any Bank Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

4.22    Administration of Fiduciary Accounts. Premier Valley has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable state and federal Law and regulation and common law. None of Premier Valley, the Bank Subsidiaries or any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Premier Valley or the Bank Subsidiaries and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

4.23    Regulatory Approvals. As of the date hereof, Premier Valley is not aware of any fact that would likely result in the regulatory approvals specified in Section 6.1 not being obtained.

4.24    Interest Rate Risk Management Instruments.

(a)    Schedule 4.24(a) sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Premier Valley is a party or by which any of their properties or assets may be bound. Premier Valley has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Premier Valley is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of Premier Valley, in accordance with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Each of Premier Valley and the Bank Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to the knowledge of Premier Valley, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.25    Disclosure. The representations and warranties of Premier Valley contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Premier Valley which has not been disclosed to Heartland pursuant to this Agreement and the Schedules hereto which would have or would reasonably be expected to have a Material Adverse Effect on Premier Valley or the consummation of the transactions contemplated hereby.

4.26    Fairness Opinion. The Board of Directors of Premier Valley has received the opinion of Sandler, financial advisor to the Board of Directors of Premier Valley, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair to the shareholders of Premier Valley from a financial point of view, and such opinion is in a form and substance reasonably satisfactory to the Board of Directors of Premier Valley.

ARTICLE 5
CONDUCT OF PREMIER VALLEY BUSINESS PENDING THE MERGER

5.1    Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1, or disclosed in the Disclosure Schedules:

(a)    the business of Premier Valley and the Bank Subsidiaries shall be conducted only in, and neither Premier Valley nor any Bank Subsidiary shall take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)    each of Premier Valley and the Bank Subsidiaries will (i) preserve its business organization and

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goodwill, and will use reasonable commercial efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as requested by Heartland and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Premier Valley in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)    neither Premier Valley nor any Bank Subsidiary shall, directly or indirectly,

(i)    amend or propose to amend its Charter or Bylaws;

(ii)    issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the Ordinary Course of Business, and except for Premier Valley Common Stock issued upon exercise of options outstanding as of the date hereof;

(iii)    redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in Premier Valley or any Bank Subsidiary;

(iv)    split, combine or reclassify any outstanding shares of capital stock of Premier Valley or any Bank Subsidiary;

(v)    declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of Premier Valley; provided that Premier Valley shall be permitted to pay dividends on the Premier Valley Common Stock on a quarterly basis in an amount per share not greater than the amount paid in the quarter ended March 31, 2015, and at times during each quarter that are consistent with its declaration and payment of dividends in previous years;

(vi)    borrow any amount or incur or become subject to any material Liability, except in the Ordinary Course of Business;

(vii)    discharge or satisfy any material Encumbrance on its properties or assets or pay any material Liability, except in the Ordinary Course of Business;

(viii)    sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property shall not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(ix)    cancel any material debt or claims or waive any rights of material value, except in the Ordinary Course of Business;

(x)    acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or any Real Property or assets or deposits that are material to Premier Valley, except in exchange for debt previously contracted, including OREO;

(xi)    other than as set forth on Schedule 4.10, make any single or group of related capital expenditures or commitments therefor in excess of $100,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $150,000 for any individual lease or involves more than $200,000 for any group of related leases in the aggregate; or

(xii)    change any of its methods of accounting in effect on the date of the Latest Balance Sheet date, other than changes required by GAAP;

(xiii)    cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing

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coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiv)    enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the case of compensation increases only, in the Ordinary Course of Business; provided that any increase in compensation to any director, officer or management employee individually, or to employees as a group, that, when combined with all previous increases in compensation for the current calendar year, other than as disclosed on Schedule 5.1(c), would exceed five percent (5%), shall not be considered in the Ordinary Course of Business and shall require consultation with Heartland;

(xv)    amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law or as disclosed on Schedule 4.18(a);

(xvi)    enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(c); or

(xvii)    make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with Premier Valley’s lending policies as disclosed to Heartland, and Premier Valley shall not make any agreements or commitments binding it to extend credit in an amount in excess of $2,000,000 without providing Heartland with a copy of the loan underwriting analysis and credit memo of Premier Valley with respect to the proposed loan, and consulting with Heartland respecting such credit and the basis of Premier Valley’s credit decision.

5.2    Access to Information; Confidentiality.

(a)    Premier Valley shall permit, and shall cause the Bank Subsidiaries to permit, Heartland full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Premier Valley and the Bank Subsidiaries including, without limitation, all books of account (including, without limitation, the general ledgers), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of Premier Valley and the Bank Subsidiaries; provided, however, that the foregoing rights granted to Heartland shall in no way affect the nature or scope of the representations, warranties and covenants of Premier Valley set forth herein. In addition, Premier Valley shall cause Premier Valley and the Bank Subsidiaries to instruct their officers, employees, counsel and accountants to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the business of Premier Valley and the other Subsidiaries with the business of Heartland and its affiliates. Premier Valley shall permit Heartland and its employees or agents access to its data processing network at reasonable times prior to Closing in order to enable Heartland to prepare for data conversion and integration, including, without limitation, the ability to conduct a network security assessment, all at the sole cost of Heartland.

(b)    Any confidential information or trade secrets of Premier Valley or any Bank Subsidiary received by Heartland, its employees or agents in the course of the consummation of the Merger shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Heartland or, at Premier Valley’s request, returned to Premier Valley if this Agreement is terminated as provided in Article 8. Such information shall not be used by Heartland or its agents to the detriment of Premier Valley or any Bank Subsidiary.

5.3    Notice of Developments. Premier Valley will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of Premier Valley or any Bank Subsidiary or the commencement or threat of any material Litigation. Premier Valley will promptly notify Heartland in writing if it should discover that any representation or warranty

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made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4    Certain Loans and Related Matters. Premier Valley will furnish to Heartland a complete and accurate list as of the end of each calendar month following the date of this Agreement, within twenty (20) Business Days after the end of each such calendar month, of (a) all of Premier Valley’s periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Premier Valley classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $100,000; (e) any current repurchase obligations of Premier Valley with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (f) any standby letters of credit issued by Premier Valley. With respect to any loans or agreements or commitments to extend credit to one borrower that aggregate, with other loans to the same borrower, more than $500,000, Premier Valley shall deliver to Heartland, or make accessible to Heartland through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such loan or extension of credit.

5.5    Monthly Financial Statements and Employment Changes. Premier Valley shall furnish Heartland with Premier Valley’s balance sheets as of the end of each calendar month following the date of this Agreement and the related statements of income, within twenty (20) Business Days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Unaudited Statements and on a consistent basis during the periods involved and shall fairly present the financial position of Premier Valley as of the dates thereof and the results of operations of Premier Valley for the periods then ended. Premier Valley shall also provide to Heartland, promptly and in any event within twenty (20) days of the end of each month after the date of this Agreement, a listing of any increases in compensation granted to employees generally and to any management employee specifically, and a list of any employment terminations or new hires.

5.6    Consents and Authorizations. Premier Valley will use commercially reasonable efforts to obtain (at no cost or burden to Heartland), prior to Closing, all Consents listed on Schedule 5.6 (the “Required Consents”). Premier Valley will keep Heartland reasonably advised of the status of obtaining the Required Consents and Heartland will reasonably cooperate with Premier Valley to obtain the Required Consents.

5.7    Filing of Tax Returns and Adjustments

(a)    Premier Valley and the Bank Subsidiaries shall file (or cause to be filed) at their own expense, on or prior to the due date, all Returns, including all Plan Returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such Returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; provided, however, that neither Premier Valley nor any Bank Subsidiary shall file any such Returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Heartland; provided, further, that neither Premier Valley nor any Bank Subsidiary shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Heartland. In the event the granting or withholding of such approval by Heartland results in additional Taxes owing for any Tax period ending on or before the Effective Time, Liability for such additional Taxes shall not cause any representation of Premier Valley relating to Taxes to be untrue, and to the extent such Liability would otherwise result in a reduction in the Tangible Equity at Closing, such Liability shall be ignored for purposes of Section 6.9. Premier Valley shall provide Heartland with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of Premier Valley and the Subsidiaries (including returns of all Plans) at least ten (10) days before filing such return or election and shall reasonably cooperate with any request by Heartland in connection therewith.

(b)    Heartland, in its sole and absolute discretion and at its sole expense, will file (or cause to be filed) all Returns of Premier Valley and the other Subsidiaries due after the
Effective Time. After the Effective Time, Heartland, in its sole and absolute discretion and to the extent permitted by Law, shall have the right to amend, modify or otherwise change all Returns of Premier Valley and the other Subsidiaries for all Tax periods. To the extent Heartland amends any such Returns, other than an amendment at the request of the applicable federal, state, local or foreign Tax authority, and such amendment results in additional Taxes owing for any Tax period ending on or before the Effective Time, such additional Taxes shall not cause any representation of Premier Valley relating to Taxes to be untrue.

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5.8    No Solicitation.

(a)    Neither Premier Valley nor any Bank Subsidiary will, and they will each use their best efforts to cause its representatives not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding Premier Valley or any Bank Subsidiary to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Premier Valley Shareholder Vote, this Section 5.8(a) will not prohibit Premier Valley from furnishing nonpublic information regarding Premier Valley to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to Premier Valley by such Person (and not withdrawn) if (1) neither Premier Valley nor any Bank Subsidiary nor any of their respective representatives have violated any of the restrictions set forth in this Section 5.8, (2) the Board of Directors of Premier Valley concludes in good faith, after having consulted with and considered the advice of outside counsel to Premier Valley, that such action is required in order for the Board of Directors of Premier Valley to comply with its fiduciary obligations to Premier Valley’s shareholders under applicable Law, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Premier Valley gives Heartland written notice of the identity of such Person and of Premier Valley’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Premier Valley receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Premier Valley and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, Premier Valley furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by Premier Valley to Heartland). Without limiting the generality of the foregoing, Premier Valley acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of Premier Valley or any Bank Subsidiary, whether or not such representative is purporting to act on behalf of Premier Valley, will be deemed to constitute a breach of this Section 5.8 by Premier Valley.

(b)    Premier Valley will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Premier Valley or any Bank Subsidiary (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. Premier Valley will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. Premier Valley shall promptly notify Heartland in writing upon determination by Premier Valley’s Board of Directors that an Acquisition Proposal is a Superior Proposal (such notice, a “Superior Proposal Notice”). If requested by Heartland, Premier Valley shall engage in good faith negotiations with Heartland during the five (5) Business Day period commencing upon Premier Valley’s delivery of the Superior Proposal Notice (the “Negotiation Period”) with respect to any counterproposal Heartland may make in response to such Acquisition Proposal (“Counterproposal”) (it being understood and agreed that Heartland is not obligated to make any Counterproposal). Premier Valley agrees that if, during the Negotiation Period the third party making the Acquisition Proposal that is the subject of the Superior Proposal Notice modifies a material term of its Acquisition Proposal, such modification shall require a new notice and the Negotiation Period shall recommence. If, at the end of the Negotiation Period, the Board of Directors of Premier Valley determines in good faith, after taking into account any Counterproposal by Heartland and all amendments or revisions proposed by Heartland and after consultation with Premier Valley’s financial advisor, that such Acquisition Proposal remains a Superior Proposal, it shall promptly notify Heartland in writing and may exercise its right to terminate this Agreement pursuant to Section 8.1(c)(ii) or change its Board Recommendation pursuant to Section 6.2(a).

(c)    Subject to Sections 5.8(a) and (b) above, Premier Valley and each Bank Subsidiary will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)    Premier Valley will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Premier Valley or any Bank Subsidiary is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland. Premier Valley will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all
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confidential information heretofore furnished to such Person by or on behalf of Premier Valley.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1    Filings and Regulatory Approvals. Heartland and Premier Valley will use commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, as soon as practicable after the date of this Agreement, all applications or other documents required to obtain Regulatory Approvals and consents from the FDIC and the CDFI for the Merger under the Bank Merger Act and the CFC, and from the FRB under the Bank Holding Company Act, and any other applicable regulatory authorities, and provide copies of the non-confidential portions of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement shall be designated as confidential portions of such applications. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.2    Shareholder Approval; Registration Statement; NASDAQ Listing.

(a)    Premier Valley shall call a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement (as defined in Section 6.2(b)) is declared effective. The Board of Directors of Premier Valley shall recommend that the shareholders approve this Agreement and the Merger (the “Board Recommendation”), and shall use its best efforts (including, without limitation, soliciting proxies for such approval) to obtain the Required Premier Valley Shareholder Vote. The Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of Premier Valley or any committee thereof to withdraw or modify the Board Recommendation in a manner adverse to Heartland may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required Premier Valley Shareholder Vote, the Premier Valley Board of Directors may withdraw, qualify or modify the Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8 of this Agreement, if the Premier Valley Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of Board Recommendation”). In determining whether to make a Change of Board Recommendation in response to a Superior Proposal or otherwise, the Premier Valley Board of Directors shall take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)    For the purposes of (i) holding the Shareholder Meeting and (ii) registering Heartland Common Stock to be issued to holders of Premier Valley Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, Heartland shall prepare, with the cooperation of Premier Valley, a registration statement on Form S-4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which shall include a prospectus/proxy statement satisfying all applicable requirements of the 1933 Act, the Exchange Act and applicable Blue Sky Laws (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement”).

(c)    Heartland shall furnish such information concerning Heartland and Merger Sub as is necessary in order to cause the Proxy Statement and the Registration Statement, insofar as they relate to Heartland or Merger Sub, to be prepared in accordance with Section 6.2(b). Heartland agrees promptly to notify Premier Valley if at any time prior to the Shareholder Meeting any information provided by Heartland in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)    Premier Valley shall furnish Heartland with such information concerning Premier Valley and the Bank Subsidiaries as is necessary in order to cause the Proxy Statement and the Registration Statement, insofar as it relates to Premier Valley and the Subsidiaries, to be prepared in accordance with Section 6.2(b), including, without limitation, the opinion of counsel as to tax matters required to be filed as an exhibit thereto. Premier Valley agrees promptly to notify Heartland if at any time prior to the Shareholder Meeting any information provided by Premier Valley in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such

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inaccuracy or omission.

(e)    Heartland shall promptly, and in any event within twenty (20) days of receipt from Premier Valley pursuant to Section 6.2(d) of all portions of such Registration Statement requiring information relating to Premier Valley and the other Subsidiaries, file the Registration Statement with the SEC and applicable state securities agencies. Heartland shall use commercially reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable Blue Sky Laws at the earliest practicable date. Premier Valley hereby authorizes Heartland to utilize in the Registration Statement the information concerning Premier Valley and the Bank Subsidiaries provided to Heartland for the purpose of inclusion in the Proxy Statement. Heartland shall advise Premier Valley promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland shall furnish Premier Valley with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Proxy Statement) that might constitute a “prospectus” relating to the Merger within the meaning of the 1933 Act.

(f)    Heartland shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary. Heartland shall bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement to Premier Valley shareholders. Heartland and Premier Valley shall each bear their own legal and accounting expenses in connection with the Proxy Statement and the Registration Statement.

(g)    Heartland shall cause the shares of Heartland Common Stock issuable in connection with the Merger to be authorized for listing on the NASDAQ Global Select Market as of the Effective Time.

6.3    Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Closing Date, Premier Valley shall, consistent with GAAP, establish such additional accruals and reserves as Heartland indicates are necessary to conform Premier Valley’s accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to Premier Valley from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of Premier Valley’s business following the Merger and to provide for the costs and expenses relating to the consummation by Premier Valley of the transactions contemplated by this Agreement; provided, however, that any such additional accruals and reserves shall not affect the determination of the Tangible Equity pursuant to Section 6.9.

6.4    Employee Matters.

(a)    General. Subject to the following agreements, after the Effective Time, Heartland shall have the right to continue, amend, merge or terminate any of the Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including tax qualification requirements. Premier Valley agrees to terminate Premier Valley’s 401(k) Retirement Plan (KSOP) immediately prior to of the Effective Time on terms reasonably acceptable to Heartland.  In addition, Premier Valley, upon the written request of Heartland, agrees to take such actions as may be necessary to terminate any other Plans as of the Effective Time on terms reasonably acceptable to Heartland.  Until Heartland shall take such action, however, other Plans shall continue in force for the benefit of present and former employees of Premier Valley or any Subsidiary who have any present or future entitlement to benefits under any of the Plans (“Premier Valley Employees”).

(b)    Benefit Plans. Subject to limitations under California Law and to the eligibility requirements of such plans, Heartland will use reasonable commercial efforts to cause the health, vacation and other non-equity based employee benefit plans that it or its Subsidiaries make available to its employees and the employees of its Subsidiaries on a system-wide basis (the “Heartland Plans”) to become available to Premier Valley Employees after the Effective Time; provided, however, that nothing in this Section 6.4(b) or elsewhere in this Agreement will limit the right of Heartland, or any of its Subsidiaries, to amend or terminate any such Heartland Plan at any time. With respect to Heartland Plans in which Premier Valley Employees become eligible to participate after the Closing Date, Heartland or its Subsidiaries will: (i) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable Premier Valley Employee would have been entitled to coverage under the corresponding Premier Valley Plan in which such Premier Valley Employee was an active participant immediately prior to his or her transfer to Heartland Plan; and (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Plan in which such Premier Valley Employee was an active participant immediately prior to his or her transfer to the Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (ii) recognize service of the Premier Valley Employees with Premier Valley (or its predecessors) for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the Premier Valley Employees are eligible to participate after the Effective Time, to the extent that such service was recognized for that

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purpose under the analogous Premier Valley Plan prior to such transfer; provided, however, that the foregoing will not apply to the extent it would result in duplication of benefits.

(c)    Terminated Premier Valley Employees. To the extent that Heartland, or Premier Valley at Heartland’s direction, terminates any Premier Valley Employee at, or within six months after, the Effective Time, and such Premier Valley is not entitled to severance benefits under a separate contractual obligation with Premier Valley, Heartland will provide such Premier Valley Employee with severance benefits equivalent to those contained in the Premier Valley Employee Manual (as provided to Heartland prior to the date of this Agreement) for a Reduction in Force.

(d)    Limitation on Enforcement. This Section 6.4 is an agreement solely between Premier Valley and Heartland. Nothing in this Section 6.4, whether express or implied, confers upon any employee of Premier Valley, any Subsidiary or Heartland or any other Person, any rights or remedies, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment for any specified period or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 6.4.

6.5    Tax Treatment. None of Premier Valley, the Bank Subsidiaries nor Heartland shall take any action which would disqualify the Merger as a “reorganization” that would be tax-free to the shareholders of Premier Valley with respect to the Per Share Stock Consideration pursuant to Section 368(a) of the Code.

6.6    Updated Schedules. On a date fifteen (15) Business Days prior to the Effective Date and on the Effective Date, Premier Valley shall modify any Schedule to this Agreement or add any Schedule or Schedules hereto for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by Premier Valley subsequent to the date any Schedule was previously delivered by Premier Valley to Heartland. Notwithstanding the foregoing, any updated Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a) hereof.

6.7    280G Approval. Premier Valley shall make no payments that separately or in the aggregate could or would result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

6.8    Formation of Merger Sub. Without limiting the generality of Section 6.1, the parties acknowledge and agree that Heartland will be required to organize Merger Sub as a corporation under the Laws of the State of California to consummate the transactions contemplated hereby. Promptly following the receipt of all necessary regulatory approvals, Heartland shall organize Merger Sub and shall submit to the Commissioner of Business Oversight (the “Commissioner”) for his or her approval, Articles of Incorporation and Bylaws for Merger Sub in the form of the attached Exhibit C and Exhibit D, respectively, and shall file such Articles of Incorporation with the California Secretary of State as soon as practicable after approval of the Commissioner consistent. The parties further acknowledge and agree that following the organization of Merger Sub, Heartland shall cause Merger Sub to enter into this Agreement. Promptly following the organization of Merger Sub, Heartland shall cause (i) the Board of Directors of Merger Sub to adopt and approve this Agreement and (ii) Merger Sub to execute and deliver to Premier Valley a counterpart signature page to this Agreement.

6.9    Determination of Tangible Equity. At least five (5) Business Days prior to the Closing Date, Premier Valley shall prepare and deliver to Heartland its Closing Financial Statements, prepared in accordance with GAAP consistently applied with Premier Valley historical accounting practices, and its corresponding calculation of Tangible Equity. If Premier Valley and Heartland agree to such calculation and to the Tangible Equity, such amounts shall be final and conclusive. If Heartland believes that Tangible Equity is less than $58,812,000 and Heartland and Premier Valley disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, the Closing Date shall be postponed and, unless otherwise agreed upon by the parties, the items in dispute shall be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations shall be deemed adjusted in accordance with the determination of the independent accounting firm and shall become binding, final and conclusive upon all of the parties hereto. The independent accounting firm shall consider only the items in dispute and shall be instructed to act within five (5) Business Days (or such longer period as Premier Valley and Heartland may agree) to resolve all items in dispute. Premier Valley and Heartland shall share equally the payment of reasonable fees and expenses of the independent accounting firm.

6.10    Indemnification; Directors and Officers Insurance.

(a)    Heartland and Merger Sub agree that all rights of a director, officer or employee of Premier Valley (“Indemnified Parties”) to indemnification provided for in Premier Valley’s articles of incorporation or bylaws or similar

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governing documents, as applicable in the particular case and as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), shall survive the Merger and continue in full force and effect until expiration of the applicable statute of limitations. Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer or employee of Premier Valley at or prior to the Effective Time to the fullest extent provided in, and shall advance expenses in accordance with, Article IV of the Bylaws of Premier Valley in the form provided to Heartland, in each case subject to all the limitations set forth in such Bylaws and applicable Law. Notwithstanding anything to the contrary contained in this subsection, nothing contained in this Agreement shall require the Surviving Corporation to indemnify, defend or hold harmless any person to a greater extent than Premier Valley is, as of the date of this Agreement, required to indemnify, defend and hold harmless such person and any such indemnification provided pursuant to this Section 6.10 shall be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)    Prior to the Effective Time, Premier Valley shall or, if Premier Valley is unable to, Heartland or the Surviving Corporation as of the Effective Time shall, obtain and fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for Premier Valley) with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as Premier Valley’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Premier Valley expend for “tail” insurance policies a premium amount in excess of $40,000 (the “Maximum Amount”). If Premier Valley and Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Surviving Corporation shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in Premier Valley’s existing policies as of the date of this Agreement, or Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in Premier Valley’s existing policies as of the date of this Agreement; provided, however, that in no event shall Premier Valley or Surviving Corporation be required to expend for such policies an annual premium amount in excess of the Maximum Amount; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she were a party to this Agreement.

ARTICLE 7
CONDITIONS

7.1    Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)    Regulatory Approvals. The Regulatory Approvals shall have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that Heartland reasonably believes will materially restrict or limit the business or activities of Heartland, Premier Valley or the Bank Subsidiaries or have a Material Adverse Effect on, or would be reasonably likely to have a Material Adverse Effect on Heartland on the one hand, or Premier Valley on the other hand.

(b)    No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

(c)    No Prohibitive Change of Law. There shall have been no Law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

(d)    No Termination. No party hereto shall have terminated this Agreement as permitted herein.

(e)    Shareholder Approval. The Merger shall have been approved by the Required Premier Valley Shareholder Vote.

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(f)    Registration Statement. The Registration Statement shall have been declared and shall remain effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

7.2    Additional Conditions to Obligation of Premier Valley. The obligation of Premier Valley to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)    Representations and Warranties. The representations and warranties set forth in Article 3 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by Heartland or the discovery of information by Premier Valley).

(b)    Agreements. Heartland shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officer’s Certificate. Heartland shall have furnished to Premier Valley a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer shall certify that such officer has no reason to believe that the conditions set forth in Sections 7.2(a) and (b) have not been fulfilled.

(d)    Heartland Secretary’s Certificate. Heartland shall have furnished to Premier Valley (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to Premier Valley that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Merger Sub’s Secretary’s Certificate. Merger Sub shall have furnished to Premier Valley (i) copies of the text of the resolutions by which the corporate action on the part of Merger Sub necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Merger Sub by its corporate secretary or one of its assistant corporate secretaries certifying to Premier Valley that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(f)    Change in Control of Heartland. Heartland shall not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(g)    No Material Adverse Effect. If the Average Closing Price is less than the Minimum Closing Price, there shall not have occurred since the date of this Agreement any material adverse change in, or any event, occurrence or development in the business of Heartland or its subsidiaries, taken as a whole, that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of General Effects.

(h)    NASDAQ Listing of Heartland Common Stock. The shares of Heartland Common Stock to be issued in connection with the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(i)    Other Materials. Premier Valley shall have received the materials set forth in Section 2.8(b).

7.3    Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

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(a)    Representations and Compliance. The representations and warranties set forth in Article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by Premier Valley or the discovery of information by Heartland).

(b)    Agreements. Premier Valley shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officers’ Certificate of Premier Valley. Premier Valley shall have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of Premier Valley, dated as of the Effective Time, in which such officers shall certify to the conditions set forth in Section 7.3(a).

(d)    Premier Valley Secretary’s Certificate. Premier Valley shall have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of Premier Valley necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Premier Valley by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Dissenting Shares. The total number of Dissenting Shares shall be no greater than seven percent (7%) of the number of outstanding shares of Premier Valley Common Stock.

(f)    Required Consents. Each Required Consent will have been obtained and be in full force and effect and such actions as Heartland’s counsel may reasonably require will have been taken in connection therewith, except where the failure to obtain such consents would not have a Material Adverse Effect on Premier Valley or Heartland.

(g)    Employment Agreement. Merger Sub, as the Surviving Corporation, shall have entered into an employment agreement with J. Mike McGowan substantially on the terms set forth in the attached Exhibit E.

(h)    Other Materials. Heartland shall have received the materials set forth in Section 2.8(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1    Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)    by mutual consent of the boards of directors of Heartland and Premier Valley;

(b)    by either party if:

(i)    a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(ii)    at the Premier Valley Shareholders’ Meeting, this Agreement shall not have been duly adopted by the Required Premier Valley Shareholder Vote;

(iii)    the Merger is disapproved (or suggested or recommended to be withdrawn) by any Regulatory Authority; or

(iv)    the Effective Time has not occurred by March 31, 2016; provided, however, that the right to

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terminate under this Section 8.1(b)(iv) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such date.

(c)    by Premier Valley if:

(i)    Heartland or Merger Sub shall fail to comply in any material respect with any of their respective covenants or agreements contained in this Agreement or if any of the representations and warranties of Heartland contained herein shall be inaccurate in any material respect. If the Board of Directors of Premier Valley desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 8.1(c)(i), the Board of Directors must notify Heartland in writing of its intent to terminate stating the reason. Heartland shall have 5 days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured;

(ii)    (A) Premier Valley will have delivered to Heartland a written notice of the intent of Premier Valley to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five Business Days have elapsed following delivery to Heartland of such written notice by Premier Valley, (C) during such five Business Day period Premier Valley has fully cooperated with Heartland, including, without limitation, informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (D) at the end of such five Business Day period the Board of Directors of Premier Valley will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal; or

(iii)    any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy.

(d)    by Heartland if:

(i)    Premier Valley or any party to the Voting Agreement shall fail to comply in any material respect with any of their respective covenants or agreements contained in this Agreement or in the Voting Agreement or if any of the representations and warranties of Premier Valley contained herein or of the parties to the Voting Agreement contained therein shall be inaccurate in any material respect. If the Board of Directors of Heartland desires to terminate this
Agreement because of an alleged breach or inaccuracy as provided in this Section 8.1(d)(i), the Board of Directors must notify Premier Valley in writing of its intent to terminate stating the reason therefore. Premier Valley shall have five (5) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured;

(ii)    the Board of Directors of Premier Valley shall make a Change of Board Recommendation;

(iii)    Premier Valley shall have failed to take a vote of shareholders as a result of an intentional breach of the first sentence of Section 6.2(a), 6.2(a)and at least 20 days shall have passed since the Registration Statement containing the proxy statement/prospectus relating to the shareholder meeting shall have been declared effective and remained available for use in connection with the Shareholder Meeting (in each case, other than as a result of Heartland’s failure to comply fully with its obligations under this Agreement);

(iv)    any of the conditions set forth in Sections 7.1 or 7.3 will have become impossible to satisfy.

8.2    Effect of Termination. Except as provided in Sections 5.2, 8.3, 8.4 and 8.5, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no Liability under this Agreement on the part of Heartland, Merger Sub, Premier Valley or any of their respective representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 8.3 and 8.4, nothing herein shall relieve any party from Liability for any willful or intentional material breach of this Agreement.

8.3    Expenses. Unless a party has committed a willful or intentional material breach of this Agreement (in which case the party not committing such breach shall be entitled to recoupment of expenses, in addition to any other damages available at law), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be

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paid by the party incurring such expenses, whether or not the Merger is consummated.

8.4    Premier Valley Termination Payments. If this Agreement is terminated by Premier Valley pursuant to 8.1(c)(ii), or by Heartland pursuant to Sections 8.1(d)(ii) or 8.1(d)(iii), or pursuant to Section 8.1(d)(i) because of a breach of any portion of Section 5.8 or Section 6.2(a), then Premier Valley shall pay to Heartland (in addition to any payment that may be due under Section 8.3), a termination fee of $3,000,000 as the sole and exclusive remedy of Heartland (excepting remedies for fraud, which are not waived by receipt of such payment, but including any remedy for specific performance which is so waived), as agreed upon liquidated damages.

8.5    Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties.

8.6    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1    Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with Premier Valley or any Bank Subsidiary, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland and Premier Valley mutually determine and approve, or as required by Law. For the avoidance of doubt, Heartland and Premier Valley agree that a press release announcing the execution of this Agreement in a form prepared by Heartland and reviewed by Premier Valley may be made on the day after execution of this Agreement, or as soon thereafter as is practicable. Heartland will have the right to be present for any in-Person announcement by Premier Valley.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

if to Heartland:
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Telephone: (563) 589-1994
Fax:	(563) 589-1951
Attention:	David Horstmann, Executive Vice President; and
Michael Coyle, General Counsel
e-mail:	davidhorstmann@htlf.com
mcoyle@htlf.com

with a copy to:
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, Minnesota 55402
Attention:	Thomas Martin
Fax:	(612) 340-7800
e-mail:	martin.tom@dorsey.com

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if to Premier Valley:
Premier Valley Bank
8355 North Fresno Street, Suite 180
Fresno, CA 93720
Attention:	J. Mike McGowan
President and Chief Executive Officer
Fax:	(559) 432-0572
e-mail:	jmmcgowan@premiervalleybank.com

with a copy to:
Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive
Fourth Floor
Costa Mesa, CA 92626
Attention:	Joshua A. Dean
Fax:	(714) 428-5991
e-mail:	jdean@sheppardmullin.com

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.

9.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5    Schedules. The Schedules correspond to the specific sections contained in Article 4. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies in the corresponding schedule the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. Each Schedule relates only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in this Agreement and statements in a Schedule, the statements in this Agreement will control and the statements in the Schedule will be disregarded.

9.6    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

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9.8    Complete Agreement. This Agreement contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral. Each party hereto acknowledges that the other party has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

9.9    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF CALIFORNIA WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of Premier Valley and the Bank Subsidiaries, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that such party provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation shall constitute a waiver of any representation, warranty or covenant of any other party.

9.13    No Survival of Representations. The representations, warranties and covenants made by Premier Valley and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on, and shall have no further force or effect after, the Effective Time, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time.

[The remainder of this page is intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly elected and authorized officers.
HEARTLAND FINANCIAL USA, INC.

By: /s/ LYNN B. FULLER
Name: Lynn B. Fuller
Title: Chairman and Chief Executive Officer

PREMIER VALLEY BANK

By:/s/ J. MIKE MCGOWAN
Name: J. Mike McGowan
Title: President and Chief Executive Officer

Following its organization:

PV ACQUISITION BANK

By:___________________
Name:
Title:

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APPENDIX B
CGCL
Chapter 13
DISSENTERS’ RIGHTS

1300.    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.
(b) As used in this chapter, "dissenting shares" means shares to which all of the following apply:
(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).
(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.
1301.    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.
1302.    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
1303.    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
1304.    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
1305.    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
1306.    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
1307.    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
1308.    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
1309.     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.
1310.     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
1311.     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
1312.     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
1313.     A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

May 28, 2015

Board of Directors
Premier Valley Bank
255 E. River Park Circle Drive, Suite 180
Fresno, CA 93720

Ladies and Gentlemen:

Premier Valley Bank (the ‘‘Company’’), Heartland Financial USA, Inc. (‘‘Heartland’’) and following its organization, PV Acquisition Bank, a wholly-owned subsidiary of Heartland (the “Merger Sub”) have entered into an agreement and plan of merger, dated May 28, 2015 (the ‘‘Agreement’’) pursuant to which the Company will merge with and into the Merger Sub, with the Merger Sub as the surviving entity (the ‘‘Merger’’). Pursuant to the terms of the Merger, upon the effective date of the Merger, each share of the common stock of the Company issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof, subject to the adjustments and limitations as set forth in Agreement, either (i) for each share of Company common stock with respect to which an election to receive stock has been made, the right to receive from Heartland the number of shares of Heartland common stock as is equal to the quotient of (a) the Aggregate Merger Consideration, divided by (b) the product of (I) the number of shares of Company common stock issued and outstanding immediately prior to the Effective Date, and (II) the Average Closing Price (the “Per Share Stock Consideration”), (ii) for each share of Company common stock with respect to which an election to receive cash has been made, the right to receive from Heartland an amount in cash equal to (a) the Aggregate Merger Consideration divided by (b) the number of shares of the Company common stock issued and outstanding immediately prior to the Effective Time (the “Per Share Cash Consideration”), and (iii) for each share of Company common stock other than shares as to which a cash election or a stock election has been made, the right to receive from Heartland such Per Share Stock Consideration and/or Per Share Cash Consideration as determined pursuant to the Agreement. The Aggregate Merger Consideration means $95,050,000, (A) plus the amount, if any, of the Option Exercise Proceeds, but (B) less the amount, if any, by which the Tangible Equity is less than the sum of (i) $58,812,000 plus (ii) the Option Exercise Proceeds, if any. The Per Share Stock Consideration, the Per Share Cash Consideration and any cash in lieu of fractional shares paid pursuant to the Agreement are referred to herein collectively as the Merger Consideration. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company common stock.

SANDLER O'NEILL + PARTNERS, L.P. 1251 Avenue of the Americas, 6th Floor, New York, NY 10020 T: (212) 466-7800 / (800) 635-6851 www.sandleroneill.com

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Heartland that we deemed relevant; (iv) an internal financial forecast for the Company for the year ending December 31, 2015, a net income forecast for the Company for the year ending December 31, 2016, a long-term net income growth rate for the Company for the years thereafter and the Company’s share repurchase plan for the years ending December 31, 2016 through December 31, 2019 as provided by the senior management of the Company; (v) publicly available mean analyst earnings per share estimates for Heartland for the years ending December 31, 2015 and December 31, 2016 and a long-term earnings per share growth rate for Heartland for the years thereafter as provided by senior management of Heartland; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies as provided by the senior management of Heartland; (vii) a comparison of certain financial and other information, including stock trading information, for the Company and Heartland with similar publicly available information for certain other publicly traded commercial banks; (viii) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with the senior management of Heartland regarding the business, financial condition, results of operations and prospects of Heartland.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Heartland or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective managements of the Company and Heartland that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company and Heartland or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, Heartland or the combined entity after the Merger and we have we not reviewed any individual credit files relating to the Company and Heartland. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Heartland are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used an internal financial forecast for the Company for the year ending December 31, 2015, a net income forecast for the Company for the year ending December 31, 2016, a long-term net income growth rate for the Company for the years thereafter and the Company’s share repurchase plan for the years ending December 31, 2016 through December 31, 2019 as provided by the senior management of the Company. In addition, Sandler O’Neill used publicly available mean analyst earnings per share estimates for Heartland for the years ending December 31, 2015 and December 31, 2016 and a long-term earnings per share growth rate for Heartland for the years thereafter as provided by the senior management of Heartland. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by the senior management of Heartland. With respect to those forecasts, projections, estimates and judgments, the respective management of the Company and Heartland confirmed to us that those forecasts, projections, estimates and judgments reflected the best currently available forecasts, projections, estimates and judgments of those respective managements of the future financial performance of the Company and Heartland, respectively, and we assumed that such performance would be achieved. We express no opinion as to such forecasts, projections, estimates or judgments or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Heartland since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and Heartland would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Heartland or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of the Company common stock or Heartland common stock after the date of this opinion or what the value of Heartland common stock will be once it is actually received by the holders of the Company Common Stock.

We have acted as the Company’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from the Company as a result of our rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and Heartland and their affiliates. We may also actively trade the equity and debt securities of the Company and Heartland or their affiliates for our own account and for the accounts of our customers. In the past, as we have previously advised you, we have provided certain other investment banking services to Heartland and have received compensation for such services and may provide, and receive compensation for, such services in the future.

This letter is directed to the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of the Company common stock and does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in required regulatory filings (including the proxy statement to be sent to shareholders of the Company) to be completed in connection with the Merger. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of the Company common stock from a financial point of view.

Very truly yours,

/s/ Sandler O'Neill & Partners, L.P.
Sandler O'Neill & Partners, L.P.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Heartland is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
As permitted by Delaware law, Heartland has included in its certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, Heartland’s certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and Heartland may advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
Item 21. Exhibits and Financial Statement Schedules.
Number        Description

2.1
Agreement and Plan of Merger, dated as of May 28, 2015, between Heartland Financial USA, Inc. and Premier Valley Bank (included as Annex A to the proxy statement/prospectus contained in this registration statement).

3.1		Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 7, 2008).
3.2		Amendment to Certificate of Incorporation of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 6, 2015).
3.4
Certificate of Designations Of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 15, 2011).

3.5		Bylaws of Heartland Financial USA, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2004).
5.1	*	Opinion of Dorsey & Whitney LLP with respect to legality.
8.1	*	Opinion of Sheppard Mullin Richter & Hampton LLP with respect to tax matters.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Crowe Horwath LLP
23.3	*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
23.4	*	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 8.1).
23.5	*	Consent of Sandler O'Neill & Partners, L.P.
24.1	*	Power of Attorney
99.1	*	Form of Proxy
*	Filed herewith

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Item 22. Undertakings.

The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities

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Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on the 24th day of August, 2015.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of August, 2015.

Signature	Title
/s/ Lynn B. Fuller	Chief Executive Officer, Chairman and Director (principal executive officer)
Lynn B. Fuller
/s/ Bryan R. McKeag	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
Bryan McKeag
/s/ James F. Conlan*	Director
James F. Conlan
/s/ John W. Cox, Jr.*	Director
John W. Cox, Jr.
/s/ Mark C. Falb*	Director
Mark C. Falb
/s/ Thomas L. Flynn*	Director
Thomas L. Flynn
/s/ R. Michael McCoy*	Director
R. Michael McCoy
/s/ Kurt M. Saylor*	Director
Kurt M. Saylor
/s/ John K. Schmidt*	Director
John K. Schmidt
/s/ Duane E. White*	Director
Duane E. White

* By /s/ Bryan R. McKeag
Bryan R. McKeag, attorney in fact

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